Form 10-K, Exhibit 13
period 1995-12-31
SUN BANCORP INC
filed 1996-03-25
CIK 713975

                                   Consolidated Balance Sheets
                                    December 31, 1995 and 1994
(In Thousands, Except Share Data)

ASSETS						    		    	                          	    1995	    	    1994
Cash and due from banks							                    	$   6,055	  	$   7,123
Interest-bearing deposits in banks							                416          177

   Total cash and cash equivalents                     6,471        7,300

Investment securities:
	Obligations of U.S. government agencies		    	   	   73,358   	   72,882
 Obligations of states and political subdivisions		   26,523 		    19,340
 0ther securities				              		            	     7,244        7,780

    Total investment securities				               		 107,125  		  100,002

Loans (net of unearned income and fees of
       $5,542 and $5,179 in 1995 and 1994,
        respectively)					                        	  201,635     	186,956
 	Less:  Allowance for possible loan losses		   	     (2,191)      (1,999)

   Net loans						                                	  199,444	     184,957

Bank premises and equipment, net				    	    	  	      4,247  		    3,538
Accrued interest and other assets							               2,339		      3,964


  Total assets                                    		$319,626     $299,761

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
	Noninterest-bearing					              	         		$  20,247    $  22,354
	Interest-bearing                                		  176,345		    160,806

   Total deposits                                    196,592      183,160

Short-term borrowings			           			            	   15,526       34,702
Other borrowed funds						                        	   68,613       50,972
Accrued interest and other liabilities			       		     2,875        2,173

   Total liabilities				                          		 283,606	     271,007

Stockholders' equity:
	Common stock, par value $1.25 per share;
 authorized 20,000,000 shares, issued 3,241,757
 in 1995 and 2,811,858 in 1994	                  	     4,053        3,515
    	Additional paid-in capital	   				          		   25,563   		  15,212
    	Retained earnings			 	                      	     6,417       13,932
    	Unrealized gains (losses) on investment
       securities, net                           	     1,396	      (2,496)
     Less:  Treasury stock at cost, 47,509 shares
       in 1995 and 1994         	                	    (1,409)      (1,409)

   Total stockholders' equity                         36,020       28,754

  	Total liabilities and stockholders' equity     		$319,626     $299,761

See accompanying notes to consolidated financial statements.

                         Consolidated Statements of Income
                   Years Ended December 31, 1995, 1994, and 1993

(In Thousands, Except Net Income Per Share)				      1995		    1994		    1993
Interest income:
     	Interest and fees on loans					             	$17,890    $14,724  	$13,655
     	Interest on federal funds sold					    	        	-         -            1
      Interest and dividends on investments:
      		U.S. government and agency obligations			    4,649      4,383     4,641
       	Obligations of states and political
          subdivisions		                             1,360 	    1,105	    1,062
     	 	Other securities	                   				       418        449	      641
        Interest on deposits in banks and
          other financial institutions	                122          5	       13

            			Total interest income			          	  24,439     20,666	   20,013

Interest expense:
     	Interest on deposits							                    7,376	     5,709	    6,239
     	Interest on short-term borrowings			    		       978	     1,060	      413
     	Interest on other borrowed funds					          3,733	     2,198	    2,318

              	Total interest expense		        			  12,087	     8,967	    8,970

Net interest income	            						              12,352	     11,699   11,043
Provision for possible loan losses					        	       360         360      540

            			Net interest income after
                provision for possible loan
                losses			                         	 11,992	     11,339 	 10,503

Other operating income:
	     Service charges on deposit accounts		   			      515	        467	     418
      Trust income							  	                           252         216      216
	     Other income			                          		      644         480      617
	     Net securities gains                             130	         65	     131
      Income from insurance subsidiary	         	      255 	       341       -

               Total other operating income	      	  1,796       1,569    1,382

Other operating expenses:
     	Salaries and employee benefits              	  3,251	      3,137    3,166
     	Net occupancy expenses					                      373		       368		    387
    		Furniture and equipment expenses		       			     387	        428      580
      Other expenses					          	                 1,739		     1,885		  1,911
      Expenses of insurance subsidiary		               234 	       306      -

               Total other operating expenses        5,984       6,124     6,044

            			Income before income tax provision 	  7,804		     6,784     5,841
               Income tax provision                  2,154       1,870     1,590

     		       	Net income                        $   5,650    $ 4,914   $ 4,251

            			Net income per share				          $    1.77     $  1.54   $  1.32

See accompanying notes to consolidated financial statements.

                 Consolidated Statements of Changes in Stockholders' Equity
                       Years Ended December 31, 1995, 1994, and 1993

(In Thousands, Except Per Share Data)
                                                                   Unrealized
                                                                      Gains
                                                                   (Losses) on
                                        Additional		                Investment                    Total
                 			        	 Common      Paid-In	      Retained    Securities,    Treasury 	  Stockholders'
 			           	              Stock       Capital	      Earnings        Net          Stock        Equity
Balance, December 31, 1992	  $1,996	     $ 8,080        $16,566     $    -        $(1,013)       $25,629

Net income			                   -		          -            4,251          -            -            4,251

Stock dividend issued	     	    258		      5,722         (5,980)         -            -               -

Cash dividends declared,
     $.42 per share		            -		         -           (1,360)         -                        (1,360)

Cumulative effect of accounting
  for certain investments in
  debt and equity securities     -           -		            -	         1,634          -            1,634

Treasury stock acquired at cost  -  		       - 	            -            -          (396)           (396)

Balance, December 31, 1993	   2,254 	     13,802         13,477        1,634      (1,409)         29,758

Net income			                    -		         -	           4,914	        	-           -             4,914

Stock issued:
  Stock dividend and split    1,260		      1,407	        (2,667)	       	-	          -               -
  Employee benefit plans          1		          3		           -           -	          -                 4

Cash dividends declared,
  $.55 per share                 -		         -	          (1,792)        	-           -            (1,792)

Unrealized losses on
  investment securities, net     -           -	         	   -          (4,130)       -            (4,130)

Balance, December 31, 1994	   3,515	     	15,212         13,932        (2,496)	   (1,409)         28,754

Net income			                    -		         -	           5,650           -          -	            5,650

Stock issued:
  Stock dividend	          	    535		     10,313	       (10,848)          - 	        -	               -
  Employee benefit plans	         3		         38		           -		          -          -                41

Cash dividends declared,
  $.72 per share                 -		         -	          (2,317)	        	-          -            (2,317)

Unrealized gains on
  investment securities, net     -           -               -   	      3,892        -             3,892

Balance, December 31, 1995  	$4,053    		$25,563         $6,417        $1,396	   $(1,409)        $36,020

See accompanying notes to consolidated financial statements

                               Consolidated Statements of Cash Flows
                           Years Ended December 31, 1995, 1994, and 1993

(In Thousands)							          	         1995        1994        1993
Cash flows from operating activities:
	  Net income					              			    $  5,650    $ 4,914    	$ 4,251
	  Adjustments to reconcile net
    income to net cash provided by
    operating activities:
	    Provision for possible loan losses     360        360	  	     540
    	Provision for depreciation             315        385   	     504
	   	Deferred income taxes                  (92)      (188)       (138)
   		Net securities gains				    	         (130)       (65)	 	    (131)
     Gain on sale of bank premises and
       equipment		                           - 	        (4)         -
    	(Increase) decrease in accrued
       interest and other assets		         (289)   	  (636)   	  1,166
   		Increase (decrease) in accrued
       interest and other liabilities       702        813        (196)

      Net cash provided by operating
           activities		                   6,516	     5,579       5,996

Cash flows from investing activities:
  	Proceeds from sales of investment
    securities				                        4,383  	     249         692
   Proceeds from maturities of
    investment securities			             18,925      27,307    	40,602
  	Purchases of investment securities   (24,403)    (22,441)   (60,466)
  	Loans sold								                     3,577       3,967	  	  8,764
   Net increase in loan originations
    less principal repayments	         	(18,424)    (23,544)   (28,088)
  	Capital expenditure	                  (1,024)        (89)      (251)
  	Proceeds from sales of bank premises
    and equipment		                         -   	        92 		      -

   			Net cash used in investing
        activities          		         	(16,966)    (14,459)   (38,747)

Cash flows from financing activities:
  	Net increase (decrease) in deposit
     accounts				                        13,432       3,797     (2,584)
   Net increase (decrease) in short-term
     borrowings	                        (19,176)	     4,270     21,176
  	Proceeds from other borrowed funds  	 34,400      12,600     37,619
   Repayments of other borrowed funds   (16,759)     (8,534)   (22,500)
	  Cash dividends paid						             (2,317)     (1,792)    (1,360)
	  Treasury stock acquired						            -     	      -        (396)
	  Proceeds from sale of stock for
     employee benefits program		             41           4         -

   			Net cash provided by financing
        activities	                       9,621      10,345      31,955

Net increase (decrease) in cash
  and cash equivalents			              	   (829)      1,465     	  (796)

Cash and cash equivalents at beginning
  of year			                              7,300       5,835       6,631

Cash and cash equivalents at end
  of year                             	$  6,471     $ 7,300      $5,835


Supplemental disclosure of cash flow information:

   	Interest paid							                $11,646     $ 8,671     $  8,884

   	Income taxes paid						             $ 2,175     $ 2,110     $  1,636

See accompanying notes to consolidated financial statements.

                        Notes to Consolidated Financial Statements
                             December 31, 1995, 1994 and 1993

1.  Summary of Significant Accounting Policies
   The accounting and financial reporting policies of SUN BANCORP, INC. and subsidiaries (SUN) conform with generally accepted accounting principles and with general practice within the financial institution industry. Certain prior year amounts have been reclassified to conform to current year classifications. The following is a description of the more significant of those policies:

Nature of Operations
 		SUN provides a full range of banking services to individual and corporate customers through the six offices of its subsidiary in central Pennsylvania's
Snyder, Union, and Northumberland counties.  These three counties have diversified economies with an emphasis on manufacturing.  SUN's primary deposit products are interest-bearing checking and savings accounts, and
certificates of deposits.  Its primary lending products are single	family
residential loans, secured consumer loans, and secured loans to small businesses.

Basis of Consolidation
    The consolidated financial statements include the accounts	of SUN
BANCORP, INC., the parent company, and its wholly-owned subsidiaries, Sun
Bank (Bank), doing business	as Snyder County Trust Company and Watsontown
Bank, and Pennsylvania SUN Life Insurance Company. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates
    In preparing the financial statements in accordance with	generally
accepted accounting principles, management is	required to make estimates
and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.
    Material estimates that are particularly susceptible to	significant
change in the near term relate to the determination of the allowance for possible loan losses.  In connection with the determination of the allowance for possible loan losses, management obtains independent appraisals for significant properties.
    A majority of SUN's loan portfolio consists of single-family residential loans in the counties of Snyder, Union and Northumberland. The regional economy depends heavily on the manufacturing industry, which is currently stable.  Real estate prices in the market are also stable.  Accordingly,
the ultimate collectibility of a substantial portion of SUN's loan	portfolio
is susceptible to changes in local market conditions.
    Management believes that the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review SUN's allowance for possible loan losses. Such agencies may require SUN to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for possible loan losses may change materially in the near term.

Investment Securities
     On December 31, 1993, SUN adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investment in
Debt and Equity Securities," for accounting and reporting for investment securities. In accordance with SFAS No. 115, such investments are accounted for as follows:
     Held-to-Maturity Securities-includes debt securities that SUN has the positive intent and ability to hold to maturity and are reported at amortized cost.
     Trading Securities-includes debt and equity securities bought and held principally for the purpose of selling them in the near term. Such securities are reported at fair value.
     Available-for-Sale Securities-includes debt and equity securities not classified as either held-to-maturity securities or trading securities. Such securities are reported at fair value, with unrealized gains and losses, net of taxes, excluded from earnings and reported as a separate component of stockholders' equity. All of SUN's securities are classified as available-for-sale at December 31, 1995 and 1994.
     The cumulative effect of the adoption of SFAS No. 115 as of December 15, 1993 resulted in an increase in stockholders' equity of $1,634,000 (unrealized gain on available-for-sale securities of $2,477,000 less estimated income tax effect of $843,000)
     The fair value of instruments, except certain state and municipal securi-ties, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.
     Realized gains and losses on the sale of investment securities are computed on the basis of specific identification of the adjusted carrying value of each security.

Loans
     Interest income on loans is recognized on the accrual basis based upon the principal amount outstanding. Interest income is not accrued when, in the opinion of management, its collectibility is doubtful. When a loan is designat-ed as nonaccrual, any accrued interest receivable is generally charged against current earnings. The placement of a loan on the nonaccrual basis for revenue recognition does not necessarily imply a potential charge-off of principal.
     Loan fees and cost of loan origination are deferred and recognized over the life of the loan as a component of interest income using the interest method.

Impaired Loans
    On January 1, 1995, SUN adopted the provisions of Statment of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." The new standards require certain impaired loans to be reported at the present value of expected future cash flows using the loan's effective interest rate, or at the fair value of the collateral if the loan is collateral dependent. The adoption of the standards did not have a material impact on SUN's financial position or results of operations for the year ended December 31, 1995.

Allowance For Possible Loan Losses
    The allowance for possible loan losses is established through a
provision for possible loan losses charged to expense.  The	allowance for
possible loan losses is based on management's	judgment of an amount that
is adequate to absorb possible losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the portfolio, off-balance sheet risk, and management's estimate of anticipated loan losses.

Foreclosed Assets Held For Sale
     Foreclosed assets, all of which are held for sale, are carried at the lower of cost or fair value of the assets less estimated selling costs.
     At December 31, 1995 and 1994, SUN did not have any foreclosed assets held for sale.

Bank Premises and Equipment
     Bank premises and equipment are stated at cost less accumulated depreciation. Repair and maintenance expenditures which extend the useful life of an asset are capitalized and other repair expenditures are expensed as incurred.
     When premises or equipment are retired or sold, the remaining	cost
and accumulated depreciation are removed from the	accounts and any gain or
loss is credited or charged to income.	 Depreciation expense is computed
on the straight-line method.

Employee Benefit Plan
     SUN maintains and funds a defined contribution benefit plan which covers substantially all eligible employees. The cost of the plan is charged to
operating expense annually as benefit costs	are incurred.  SUN has also
established a nonqualified Supplemental Retirement Plan for selected key employees.

Income Taxes
     Provision for deferred income taxes is made as a result of temporary differences in financial reporting and income tax mehtods of accounting. These differences relate primarily to depreciation of bank premises and
equipment, certain securities income, income	for loan fees, allowance for
possible loan losses, and pension expense.
     In 1993, SUN implemented Statement of Financial Accounting	Standards
(SFAS) No. 109, "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability approach for accounting and reporting for income taxes. The adoption of SFAS No. 109 as of January 1, 1993 did not have an impact on either the financial condition or results of operation of SUN.

Net Income Per Share
     Net income pr share is computed based on the weighted average number of shares of stock outstanding during the year, adjusted in each reporting period to give retroactive effect to the stock dividends paid in the second quarter of 1993, 1994 and 1995 and the 10% stock dividend paid in the fourth quarter of 1993 and 1995, as well as the three-for-two stock split in the form of a 50% stock dividend in the fourth quarter of 1994. Such weighted average share computations give effect to treasury stock transactions. The weighted average number of shares used in the net income per share computations for the years ended December 31, 1995, 1994, and 1993 were 3,194,248, 3,193,282 and 3,213,495 respectively. All references in the accompanying financial statements to per share amounts for prior years have been restated to reflect the above-mentioned stock dividends and stock split.

Off-Balance Sheet Financial Instruments
     In the ordinary course of business, SUN has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statments when they become payable.

Cash Flows
     SUN utilizes the net reporting of cash receipts and cash payments for certain deposit and lending activities. Cash equivalents include cash and due from banks and interest-bearing deposits in banks. Generally, federal funds are purchased and sold for one-day periods.

Derivative Financial Instruments
     SUN has no derivative financial instruments requiring separate disclosure under SFAS No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments".

Trust Assets and Income
     Assets held by SUN in a fiduciary or agency capacity for its customers are not included in the consolidated financial statements since such items are not assets of SUN. Trust income is reported on a cash basis, which is not materially different from the accrual basis.

2.  Restrictions on Cash and Due from Bank Accounts
     SUN is required to maintain reserves in the form of cash and balances with the Federal Reserve Bank against its deposit liabilities. The average of such reserves for the periods which included December 31, 1995 and 1994 was approx-imately $1,263,000 and $1,287,000 respectively.
     Deposits with any one financial institution are insured up to $100,000. SUN could maintain cash and cash equivalents with certain other financial institutions in excess of the insured amount.

               Notes to Consolidated Financial Statements

3.  Investment Securities
  The amortized cost and estimated fair value of investment securities at
  December 31, 1995 and 1994 were as follows:
(In Thousands)							                            	December 31, 1995

               								             Gross       		Gross        Estimated
                                  Amortized    Unrealized     Unrealized      Fair
                                     Cost         Gains         Losses       Value
Available-for-Sale securities:
 Obligations of U.S. government
  agencies	  	                     $73,425	      $  548         $ (615)      $73,358
 Obligations of states and
  political subdivisions	           25,113	       1,423            (13)       26,523
 Corporate debt securities			          242          -                -           242

 Total debt securities              98,780        1,971           (628)      100,123

 Equity securities                   6,230          795            (23)        7,002

  Total investment securities     $105,010	      $2,766         $ (651)     $107,125


   	                                  								 December 31, 1994
(In Thousands)
               								                           Gross	         	Gross	        Estimated
                          	       Amortized    Unrealized       Unrealized        Fair
						                               Cost         Gains   	      	Losses          Value

Available-for-Sale securities:
 Obligations of U. S. government
  agencies	                        $ 76,254       $  18          $(3,390)       $ 72,882
 Obligations of states and
  political subdivisions	            19,851	     	  245             (756)         19,340
 Corporate debt securities            1,503          -               (11)          1,492

 Total debt securities               97,608	        263           (4,157)         93,714

 Equity securities                    6,177	        274             (163)	         6,288

	 Total investment securities      $103,785       $ 537	          $(4,320)      $100,002

The amortized cost and estimated fair value of SUN's securities at December
31, 1995 and 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

(In Thousands)					            December 31, 1995           December 31, 1994

                                 								Estimated	                   		 Estimated
				    		                   Amortized	     Fair		         Amortized        Fair
					                          Cost        Value		           Cost          Value
Available-for-Sale securities:
 Due in one year or less			   $   90      $   90              $  562        $  577
 Due after one year through
  five years		                   830         859		             2,835		       2,819
 Due after five years through
  ten years		                 11,984	    	12,231                  75		          91
 Due after ten years          24,118      25,478		            16,379        15,853

                              37,022	     38,658	             19,851		      19,340

 Equity securities					        6,230		     7,002 		            6,177		       6,288
 Mortgage-backed securities		 61,516      61,223 	           	76,254		      72,882
 Corporate debt securities		     242         242	              1,503         1,492

Total investment securities $105,010    $107,125  	         $103,785      $100,002

                           Notes to Consolidated Financial Statements

Proceeds from sales of investment securities were as follows:

(In Thousands)			              					          1995	        	1994	        	1993
Debt securities                             $4,229         $  -           $358
Equity securities							                 	     154		         249		         334

	Total proceeds	                      						$4,383	        	$249	        	$692

Gains and losses from sales of investment securities were as follows:
(In Thousands)						                      	 	 1995		        1994		       1993
Debt securities:
  Gross gains                                $ 119         $  -         $  8
  Gross losses                                 (49)		         -   	        -

   	Total debt securities gains					    	       70		          -		          8
Equity securities, net							                   60		         65		        123

   	Net securities gains				              		$  130         $ 65         $131

  Securities with a carrying value of $26,000,000 and $27,600,000 were pledged to secure public deposits, trust deposits, securities sold under agreements
to repurchase and	other items required by law at December 31, 1995 and 1994,
respectively.
  There is no concentration of investments that exceed 10% of stockholders' equity for any individual issuer, excluding those guaranteed by the U.S. govern-ment or its agencies.

4.  Loans
The composition of the loan portfolio at December 31, 1995 and 1994 is as follows:

	                                     						 			 December 31
(In Thousands)							   	                   1995		    		    1994
Real estate loans			               					 $149,475     			$140,341
Agricultural loans							                     724             665
Commercial and industrial loans						      25,713			       20,703
Loans to individuals							                31,205          30,384
Other loans								                            60  			         42

            Total loans        	 						   207,177     			 192,135

Less: Unearned income on loans             (5,074)			      (4,679)
      Deferred loan fees							              (468)  		       (500)

          		Net 				                				 $201,635         $186,956

Transactions in the allowance for possible loan losses were as follows:

	                                          		Years Ended December 31
(In Thousands)	    						                  	1995      1994		      1993
Balance, beginning of year                 $1,999    $1,732	     $1,353

Loans charged off							                      176		     110		       242
Recoveries of loans previously charged off			   8	       17		        81

Net loans charged off							                  168		      93         161
Provision for possible loan losses						      360		     360		       540

Balance, end of year				                			$2,191	  	$1,999	    	$1,732

  Most of SUN's business activity is with customers located	within its
defined market area.  The loan portfolio is well diversified.  As of
December 31, 1995 and 1994, SUN had loans in the modular home industry in the amount of $4,783,000 and $5,027,000, respectively. Loans in the automobile industry amounted to $8,155,000 and $5,715,000 at the same times,
respectively.  These loans are generally secured by assets and are	expected
to be repaid from cash flow or proceeds from the sale of assets of the borrower. SUN has not experienced any significant losses on loans to borrowers in these industries. Although SUN has a diversified loan port-folio, a substantial portion of its debtors' ability to honor their con-tracts is dependent on the economic conditions in its market area.
  At December 31, 1995, SUN did not have any materially impaired or nonaccrual loans and it had $148,000 in restructured loans that yielded a current market rate at the time of restructuring. Nonaccrual and restructured loans amounted to $338,000 at December 31, 1994. Interest income which would have been recognized on all nonaccrual and restructured loans outstanding in 1994 and 1993 was approximately $7,880 and $1,400, respectively.

                 Notes to Consolidated Financial Statements

The following is a summary of the past due and nonaccrual loans as of December 31, 1995 and 1994:

(In Thousands)							                             Past Due
                            	   Past Due	          90 Days
December 31, 1995              30-89 Days          or More         Nonaccrual
Real estate loans             			$3,880			         $1,391        	  	$  -
Loans to individuals						        1,283               341			            -
Commercial and all other loans		    563               257               -

          	Total        	   					$5,726		         	$1,989			         $  -

December 31, 1994

Real estate loans			         				$3,117        		 	$  394			         $  43
Loans to individuals						          949			             65	    		         -
Commercial and all other loans				  513                29	     		      120

          	Total						          	$4,579		          $  488             $163

5.  Bank Premises and Equipment
Bank premises and equipment at December 31, 1995 and 1994 consisted of the following:

	                                        										December 31
(In Thousands)								                         	1995   			   1994
Land                                    							$1,000       $  515
Bank premises									                          4,262			     3,904
Furniture and equipment								                 2,330        2,149

                                              	 7,592		   	  6,568

Less:  Accumulated depreciation				         			(3,345)			   (3,030)

       		Bank premises and equipment, net	 				$4,247       $3,538

Depreciation charged to income was $315,000, $385,000 and $504,000 for 1995, 1994 and 1993, respectively.

6.  Deposits
  Included in interest-bearing deposits are certificates of deposit and other time deposits issued in amounts of $100,000 or more. These deposits and their remaining maturities are as follows:

(In Thousands)						                          				December 31
									                                     	 1995  			   1994
Three months or less			 				                 $  3,486			  $ 4,588
Three through six months								                1,259			    1,773
Six through twelve months							                3,533       1,742
Over twelve months								                      6,124			    2,289

 		Total							                               $14,402	  		$10,392

  The interest paid on such deposits amounted to approximately $691,000 in 1995, $541,000 in 1994 and $724,000 in 1993.

                 Notes to Consolidated Financial Statements

7.  Borrowed Funds
  SUN's borrowed funds as of December 31, 1995 and 1994 include the following:
                                            	December 31, 1995
(In Thousands)
								                                            	 		  Maximum
								                                     	Average	 	   Amount
								                                     Interest    Outstanding    Average	    Average
					                                     				Rate At		    At Any        Amount	   Interest
                                Balance      Year End     Month End   Outstanding     Rate
Short-Term Borrowings:
Flexline (1)				             		$  9,445		      6.05%    		$  30,840	    $11,886	      6.16%
Securities sold under
 agreements to repurchase         6,081		      3.83%		       10,578	      6,412	      4.29%

Other Borrowed Funds:
Federal Home Loan Bank of
 Pittsburgh advances (2)				     68,000		      5.87%		       70,600	     62,573       5.81%
Treasury Tax and Loan Note
 Option (3)                         613		      5.16%          3,500	      1,213	      5.81%

		Total Borrowed Funds	       		$84,139		      5.74%	     	$115,518	    $82,084	      5.74%



                                          										December 31, 1994
(In Thousands)

Short-Term Borrowings:
Flexline			                 				$28,144        6.61%	       	$28,144  		$18,654	      4.58%
Securities sold under
 agreementsto repurchase          6,558		      4.22%		         8,289		    6,819	      3.05%

Other Borrowed Funds:
Federal Home Loan Bank of
 Pittsburgh advances             49,700        5.38%		        50,000		   42,755	      5.04%
Treasury Tax and Loan Note
 Option			                        1,272		      5.21%		         2,305		    1,142	      3.84%

		Total Borrowed Funds		       	$85,674	  	    5.69%		       $88,738   	$69,370       4.70%

(1) 	SUN utilizes Flexline, a line of credit with the Federal Home Loan Bank
     (FHLB) of Pittsburgh, as a source of funds.  At December 	31, 1995, the
     total amount available on this line was approximately 10% of assets or
     $31,963,000, less $9,445,000 in current	borrowings.

(2) 	FHLB of Pittsburgh advances represent variable and fixed rate loans with stated maturities as follows:
     (In Thousands)

     Variable rate at 5.8872%, maturity 1996             $ 5,000
     Variable rate at 5.9375%, maturity 1997             $ 2,000
	    Variable rate at 5.8625%, maturity 1998		         	 $ 5,600
	    Fixed rates between 4.23% and 6.77%, maturity 1996 	$29,900
   	 Fixed rates between 5.50% and 7.20%, maturity 1997	 $16,000
   	 Fixed rates between 5.23% and 5.46%, maturity 1998 	$ 5,500
     Fixed rate of 6.40%, maturity 2000			      	        $ 2,000
   	 Fixed rates between 7.80% and 7.88%, maturity 2002 	$ 2,000

        Total				                                     			$68,000

    	All FHLB advances are collateralized by SUN's investment in FHLB stock, mortgage-backed securities and first mortgage loans.

(3) 	Borrowings on the Treasury Tax and Loan Note Option represent tax funds
     deposited and held until the U.S. Treasury calls the	balance.  The
     maximum amount available to borrow through the Note Option is $3,500,000.

                Notes to Consolidated Financial Statements
8.  Estimated Fair Value of Financial Instruments
  Statement of Financial Accounting Standards (SFAS) No. 107,"Disclosures
about Fair Value of Financial Instruments", requires that SUN disclose estimated fair values for its financial instruments.  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument.  These estimates do not
reflect any premium	or discount that could result from offering for sale at
one time SUN's entire holdings of a particular financial instrument.		Because
no market exists for a significant portion of SUN's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors.  These estimates are subjective in nature and involve uncertainties and matters of significant judgment and
therefore cannot be determined with precision.  Changes in	assumptions can
significantly affect the estimates.
  Estimated fair values have been determined by SUN using historical data and an estimation methodology suitable for each category of financial instruments.  The estimated fair value of SUN's investment securities is described in Note 3.  The fair value estimates, methods and assumptions are set forth below for SUN's other financial instruments.
 Cash and due from banks:
  The carrying amounts for cash and due from banks approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns.

 Loans:
  Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as real estate, agri-cultural, commercial and industrial, loans to individuals and other loans.
  The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates the credit and interest rate risk inherent in the loan. The estimate of maturity is based on SUN's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.
  Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are dis-counted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information.

The following table presents information for loans:
                       				 			      December 31, 1995    	      		December 31, 1994
					                             	Book       	Estimated         Book	       Estimated
(In Thousands)					               	Value	     	Fair Value       Value        Fair Value
Real estate                      $148,938       $149,642      $139,815        $135,229
Agricultural						                    724            716           665	            559
Commercial and industrial				      25,729         25,763	       20,725          21,075
Loans to individuals			      		    26,184         26,520        25,709          23,750
Other							                           60	            60            42	             42

       Total loans 		          		$201,635      	$202,701      $186,956        $180,655

Deposits:
  The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, NOW accounts, savings deposits, and Insured Money Market Accounts, is equal to the amount payable on demand as of December 31, 1995 and 1994. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently being offered for deposits of similar remaining maturities.

						                        	December 31, 1995		         December 31, 1994
							                      Book         Estimated      Book 	       Estimated
(In Thousands)						         Value       Fair Value      Value	       Fair Value
Noninterest-bearing demand
  deposits			              $ 20,247	       $ 20,247	  	$ 22,354	       $ 22,354
Interest-bearing deposits:
 	NOW accounts					          31,102          31,102      32,225		        32,225
Savings deposits					        28,136          28,136      29,974		        29,974
	Insured Money Market
  Accounts			                 6,653           6,653       6,361		         6,361
	Time deposits					         110,454         108,257      92,246          89,759

	  	Total deposits				     $196,592	       $194,395    $183,160        $180,673

                       Notes to Consolidated Financial Statements

    The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market, commonly referred to as the core deposit intangible.

Borrowed funds:
     Rates currently available to SUN for borrowed funds with similar terms and remaining maturities are used to estimate the fair value of existing borrowed funds.

   						                		    December 31, 1995		          December 31, 1994
								                                    Estimated                 Estimated
                              Book            Fair         Book         Fair
(In Thousands)                Value	         Value         Value       Value
Short-term borrowings        $15,526	       $15,526     	$34,702      $34,702
Other borrowed funds					     68,613	        68,910	    	 50,972	   	  48,738

	Total borrowed funds		      $84,139	       $84,436	    	$85,674	     $83,440

 Commitments to Extend Credit, Standby Letters of Credit and	Financial
   Guarantees Written:
    There is no material difference between the notional amount	and the
estimated fair value of off-balance sheet items which total $35,150,000 and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

9.  Common Stock Plans
     In 1994, the shareholders of SUN BANCORP, INC. approved the adoption of three common stock plans for employees and directors. The 1994 Stock
Incentive Plan, which is administered by a	disinterested committee of the
Board of Directors, has allocated 291,060 shares of common stock for key
officers and other management employees in the form of qualified	options,
non-qualified options, stock appreciation rights and/or restrictive stock.
The number of shares granted under this plan was 34,816 in 1995 and 57,152 in 1994. In 1995, the purchase price per share at which the granted shares are exercisable was $25.00.  In 1994, the purchase prices per share were
$19.62 and $17.89.
     The 1994 Independent Directors Stock Option Plan allows for 30,016
shares of common stock to be granted	to non-employee directors.  The number of
shares granted under this plan was 5,889 in 1995 and 6,342 in 1994. The purchase price per share at which the granted shares are exercisable was $20.38 in 1995 and $17.38 in 1994. Options for the 1994 Stock Incentive Plan and the 1994 Independent Directors Stock Option Plan expire ten years after the date of grant. During 1995 and 1994, no granted options for either plan were exercised.
     The 1994 Employee Stock Purchase Plan has allocated 90,956 shares of common stock for all employees at an option price per share that is not less that 90% of the fair market value per share on the date of exercise. Each option will expire no later than five years from the date of grant. The Plan will termi-nate on the tenth anniversary of teh effective date of the grant.

The following table provides data related to the 1994 Employee Stock
 Purchase Plan:

          Shares        Shares      Expired     Granted Shares    Range of Price on
Year	     Granted      Exercised     Shares       Outstanding      Shares Exercised
1995       9,972	        1,970		      780	          14,654         $19.80 - $22.05
1994       7,876           220	     	 224	           7,432			      $16.75 - $17.92

     SUN has an optional dividend reinvestment plan for all	shareholders in
which additional shares of common stock may be purchased with reinvested dividends and optional cash payments. The shares are purchased in the open market with the price being equal to the fair market value of the common stock on the date of purchase by SUN.

10.  Employee Benefit Plans
    SUN provides a defined contribution pension plan that covers	sub-
stantially all employees.  SUN's contributions to this plan are	based on
employee contributions and compensation. In addition to the defined contribution plan, SUN provides supplemental payments to certain key employees upon retirement.
    SUN's contributions to the defined contribution plan for the years ended December 31, 1995, 1994 and 1993 were $201,000, $170,000 and $163,000, respectively. Additionally, the amount charged to expense under the supplemental payment agreement for the same periods was $32,000, $40,000 and $56,000, respectively.

                     Notes to Consolidated Financial Statements

11.  Income Taxes
    The following temporary differences gave rise to a deferred tax asset at December 31, 1995 and 1994:
									                         		          Years Ended December 31
(In Thousands)
	                                     											1995 		       1994
Deferred tax assets:
	Allowance for possible loan losses					     			 $513  	      $ 448
	Loan fees and costs									                     147  		       148
	Pension expense										                         54    	       43
 Depreciation					                       					     44   		       45
	Other										                             	     43 	          20
	Unrealized losses on investment securities		       -      	  1,286

        Total						                         				 $801	       $1,990

Deferred tax liabilities:
	Unrealized gains on investment securities					 $ 719        $  -
 Other                                              5  		       -

      		Total					                           		 $ 724        $  -

              Deferred tax asset, net           $  77        $1,990

SUN's income tax provision for 1995, 1994 and 1993 consists of the following:

                                  											Years Ended December 31
(In Thousands)							                    		 1995 		    1994		       1993
Current payable								                   	$2,246	   	$2,058	     	$1,728
Deferred income tax benefit							            (92)		    (188)	   	   (138)

 	Income tax provision                     $2,154     $1,870	     	$1,590

	    The following is a reconciliation between the actual income tax expense and the amount of income taxes which would have been recognized at the federal statutory rate:
                                           							Years Ended December 31
                                     						 1995		     		1994         		1993
(In Thousands)
			                                    Amount  Rate   Amount 	Rate    Amount  Rate
Federal income tax at statutory rate	  $2,653	 34.0%  $2,307  34.0%  	$1,986  34.0%
Tax-exempt income			                     (471) (6.0)   	(407) (6.0)     (387)	(6.6)
Other items                               (28)  (.4) 	   (30)  (.4)	      (9)  (.2)

  Income tax provision                	$2,154		27.6%		$1,870  27.6%  $ 1,590	 27.2%

                         Notes to Consolidated Financial Statements

12.  Related Party Transactions
    Certain executive officers, corporate directors or companies	in which
they have 10 percent or more beneficial ownership were indebted to SUN.
    A summary of loan activity with officers, directors, stockholders and associates of such persons is listed below:
(In Thousands)		                     		Beginning	    New	                  Other		  Ending
                                 					  Balance  	  Loans	   Repayments   Changes		Balance
10 Directors, 7 Executive Officers 1995	$11,642	  	$4,925	 	$(6,364)	    	$ 489		  $10,692
10 Directors, 8 Executive Officers 1994  10,778     4,345		  (3,879)		      398		   11,642
 9 Directors, 5 Executive Officers 1993   7,019     3,792		  (1,547)		    1,514		   10,778

    The above transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risks of collectibility.

13.  Off-Balance Sheet Risk
    SUN is a party to financial instruments with off-balance	sheet risk in
the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of
credit and interest rate risk in excess of the amount recognized	in the
balance sheet.
    Exposure to credit loss in the event of nonperformance by	the other party
to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those in-struments. SUN uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
    Commitments to extend credit are agreements to lend to a customer as long
as there is no violation of any condition	established in the contract.
Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Evaluation of each customer's creditworthiness is done on a case-by-case basis. The amount of collateral obtained if deemed necessary upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. At December 31, 1995 and 1994, commitments to extend credit totaled $33,784,000 and $34,825,000, respectively.
     Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including com-mercial paper, bond financing, and similar transactions. The term of the letters of credit varies from one month to 24 months and may have renewal features. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. SUN holds collateral supporting those commitments for which collateral is deemed necessary. At December 31, 1995 and 1994, standby letters of credit totaled $1,366,000 and $1,490,000, respectively.

14.  Regulatory Matters
    Various regulatory agencies require banks and bank holding	companies to
maintain a leverage ratio of core capital to total assets at a prescribed
level, currently 3.0%  In addition, bank	regulators have issued risk-based
capital guidelines.   Under such guidelines, minimum ratios of core capital
and total qualifying capital as a percentage of risk-weighted assets and certain off-balance sheet items of 4.0% and 8.0%, respectively, are required at December 31, 1995.
    At December 31, 1995, SUN met all capital requirements.	Core capital was
$36,020,000 or 11.27% of total assets and	18.47% of total risk-weighted
assets, while total qualifying	capital was approximately $38,211,000 or
19.59% of total risk-weighted assets.
    Banking regulations limit the amount of dividends that may be paid to SUN by the Bank without prior approval of the Bank regulatory agencies. Retained earnings against which dividends may be paid without prior approval of the banking regulators amounted to approximately $26,691,000 for Sun Bank at December 31, 1995, subject to the minimum capital ratio requirements noted above.
     The Bank is subject to regulatory restrictions which limit its ability to loan funds to SUN. At December 31, 1995, the maximum amount available to loan approximated 10% of consolidated net assets.

                     Notes to Consolidated Financial Statements

15.  Condensed Financial Information - Parent Company Only


                               SUN BANCORP, INC.
                           CONDENSED BALANCE SHEETS
                          DECEMBER 31, 1995 AND 1994

(In Thousands)							                	                  1995       1994
Assets:
	Cash								                                          $     7    	$     5
	Investment securities						                               595 		      458
	Note receivable - net							                                6    	     12
	Accounts receivable					                                		 17 		        5
	Investment in subsidiaries				                	        35,404      28,256
	Prepaid taxes							         	                            -            31

     			Total assets					                              $36,029	   	$28,767


Liabilities:
	Accounts payable							                               $     4		   $    13
	Income tax payable                                          5		        -

     			Total liabilities					                               9          13


Stockholders' Equity:
	Common stock						          	                           4,053		     3,515
	Surplus							                                         25,563	  	  15,212
 Retained earnings                                       7,765	  	  11,479
 Unrealized gains (losses) on
   investment securities, net                             	 48	        (43)
 Treasury stock                                         (1,409)     (1,409)

     			Total stockholders' equity                      36,020  		  28,754

     			Total liabilities and stockholders' equity		   $36,029   		$28,767

                       Notes to Consolidated Financial Statements

                                     SUN BANCORP, INC.
                              CONDENSED STATEMENTS OF INCOME
                        Years Ended December 31, 1995, 1994 and 1993


(In Thousands)				                		  1995			        1994	      		  1993
Income:
	Dividend income		                			$2,340		      	$1,814			      $2,063
	Interest and other income				           67			          89		    	     109

   Total income				                   2,407 			      1,903			       2,172

Expenses:
	Stationery and printing				             15     		      14			          16
	Professional fees				            	      22			          37		           33
 Other expenses               					      80 			         72             69

 		Total expenses				                   117		          123            118

Income before income taxes and
  equity in undistributed earnings
  of subsidiaries				               	 2,290		       	1,780		     	  2,054

Income tax benefit			                   (13)            (7) 			       -

Income before equity in undistributed
  earnings of subsidiaries				      	 2,303		        1,787          2,054

Equity in undistributed earnings of
  subsidiaries	                       3,347		        3,127          2,197

  		Net income			                    $5,650		       $4,914         $4,251

                           Notes to Consolidated Financial Statements

                                     SUN BANCORP, INC.
                           CONDENSED STATEMENTS OF CASH FLOWS
                      Years Ended December 31, 1995, 1994 and 1993

(In Thousands)
											                                      1995		       1994	       1993
Cash flows from operating activities:
	Net income									                           $5,650	       $4,914	     $4,251
	Adjustments to reconcile net income to net
	 cash provided by operating activities:
	Equity in undistributed net income of
  subsidiaries			                              (3,347)	      (3,127)	    (2,197)
	Gain from insurance contract						               -             (60)        -
	Deferred income taxes                            (45)           21         -
 Realized net security losses						               -     		        1         -
 (Increase) decrease in accounts receivable			    (12)            6		        (1)
	(Increase) decrease in prepaid taxes              31           (19)         (1)
	Increase (decrease) in liabilities     				       (4) 	          9	         (6)
	(Decrease) in provision for possible loan losses  (1)           (2)	        (1)

 			Net cash provided by operating activities		 2,272         1,743	      2,045

Cash flows from investing activities:
	Proceeds from sales of investment securities     -              81      	   -
 Proceeds from insurance contract						           -		           315          -
	Principal collected on note receivable					        6	           10           4
	Purchases of investment securities						         -		          (365)       (303)

 			Net cash provided by (used in) investing
        activities		                                6		          41        (299)

Cash flows from financing activities:
	Cash dividends							                        	(2,317)	    	 (1,792)     (1,360)
	Treasury stock acquired					              		      -		           -	        (396)
	Proceeds from sale of stock for employee
   benefit program			                              41		           4	         -

 			Net cash used in financing activities			   (2,276)     	 (1,788)     (1,756)

Net increase (decrease) in cash and cash
  equivalents                                       2            (4)        (10)

Cash and cash equivalents at beginning of year	     5 	           9     	    19

Cash and cash equivalents at end of year			  	$     7       $     5        $  9


    No interest or income taxes were paid by the parent company during the years 1995, 1994 or 1993.

                        Notes to Consolidated Financial Statements

16.  Consolidated Quarterly Financial Data (Unaudited)

(Dollars in Thousands, Except Per Share Data)

   		1995			            1st Qtr.	 	2nd Qtr.	 	3rd Qtr. 		4th Qtr.		   Total
Interest income		      		$5,771		   $6,117	  	 $6,243	   	$6,308     $24,439
Interest expense				      2,764		    3,055		    3,111		    3,157		    12,087

Net interest income			    3,007		    3,062  		  3,132	  	  3,151	  	  12,352
Provision for possible
 loan losses		             (120)		    (120)		     (60)	      (60)       (360)
Other operating income		    413	       404		      442		      537		     1,796
Other operating expenses (1,526)    (1,635)	   (1,339)    (1,484)     (5,984)

Income before income
 taxes                    1,774      1,711      2,175		    2,144		     7,804
Income tax provision			    (484)		    (458)		    (612)		    (600)		   (2,154)

Net income	           			$1,290	   	$1,253	   	$1,563		   $1,544   	 $ 5,650

Net income per share		  	$  .40    	$  .39 	  	$  .50     $  .48     $  1.77

   		1994

Interest income      				$4,983   		$5,015	   	$5,126	   	$5,542   		$20,666
Interest expense				      2,127 		   2,123		    2,217		    2,500		     8,967

Net interest income			    2,856		    2,892		    2,909		    3,042	  	  11,699
Provision for possible
 loan losses	         	     (90)		     (90)		     (90)		     (90)		     (360)
Other operating income		    298        513        350		      408		     1,569
Other operating expenses  (1,443)   (1,666)		  (1,479)		  (1,536)		   (6,124)

Income before income taxes 1,621     1,649		    1,690		    1,824		     6,784
Income tax provision		      (451)		   (469)      (451)		    (499)		   (1,870)

Net income				            $1,170	  	$1,180	   	$1,239	   	$1,325     $ 4,914

Net income per share		   	$  .36    $  .37     $  .39     $  .42     $  1.54



   		1993

Interest income	       			$4,841	  	$4,965		   $5,029		   $5,178    	$20,013
Interest expense				       2,207		   2,212		    2,218		    2,333		     8,970

Net interest income			     2,634		   2,753	  	  2,811		    2,845		    11,043
Provision for possible
 loan losses		              (105)		   (123)		   (153)		     (159)       (540)
Other operating income			    313		     302 		    388		       379		     1,382
Other operating expenses	 (1,495)   (1,572)	 	(1,490)		   (1,487)	    (6,044)

Income before income taxes 1,347     1,360		   1,556    		 1,578	 	    5,841
Income tax provision		      (361)     (368)		   (429)       (432)		   (1,590)

Net income			            	$  986	  	$  992   	$1,127    		$1,146   		$ 4,251

Net income per share		   	$  .31    $  .31    $  .35      $  .35     $  1.32


               Report of Independent Certified Public Accountants

	To the Stockholders and Board of Directors of SUN BANCORP, INC.

	    We have audited the accompanying consolidated balance sheets of SUN
BANCORP, INC.	and subsidiaries ("SUN") as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders'
equity and cash flows for each of the three	years in the period ended
December 31, 1995.  These financial statements are the responsibility of SUN's management.  Our responsibility is to express an opinion on these financial statements based on our audits.
	    We conducted our audits in accordance with generally accepted auditing standards.  Those standards require that we plan and perform the audit to
obtain reasonable assurance about	whether the financial statements are free
of material misstatement.  An audit includes examining,	on a test basis,
evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and signi-
ficant estimates made by	management, as well as evaluating the overall
financial statement presentation. We believe that	our audits provide a
reasonable basis for our	opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SUN
BANCORP, INC. and subsidiaries as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.
	    As discussed in Note 1 to the consolidated financial statements, in 1993
SUN changed its method of accounting for investment securities by adopting
Statement of Financial Accounting Standards No. 115, "Accounting for Certain
Investments in Debt and Equity Securities" and changed its method of account-
ing for income taxes by adopting Statement of Financial Accounting Standards
No. 109, "Accounting for Income Taxes."



                          /s/ PARENTE, RANDOLPH, OLANDO, CAREY & ASSOCIATES




Williamsport, Pennsylvania

January 19, 1996

                             Five Year Financial Highlights

                             Five Year Financial Highlights
                                Selected Financial Data

					                             	1995		     1994	      1993	     1992      1991
Balance Sheet Data (In Thousands)
Assets					                      $319,626	 	$299,761  	$288,662 	$250,175 	$211,518
Deposits				                      196,592    183,160    179,363   181,947	  170,625
Loans					                        199,444		  184,957    165,740   146,956   137,368
Investment securities			          107,125		  100,002	   111,311	   89,531  	 60,730
Stockholders' equity			            36,020		   28,754     29,758	   25,629	   23,661
Average equity			                  32,025		   29,697     27,004    24,706	   22,723
Average assets				                309,623		  285,177	   270,504	  231,065	  202,824

Earnings Data (In Thousands)
Interest income			              $  24,439		 $ 20,666	  $ 20,013 	$ 18,737  $ 18,481
Interest expense			                12,087		    8,967      8,970     9,070	   10,554

Net interest income			            	12,352		   11,699     11,043     9,667     7,927
Provision for possible loan losses		  360 	      360	       540       420       228
Net interest income after provision
  for possible loan losses         11,992	    11,339     10,503     9,247	    7,699
Other operating income			           1,796 	    1,569      1,382	    1,206     1,072
Other operating expenses		       	  5,984	     6,124      6,044	    5,969     5,683

Income before income tax provision  7,804      6,784	     5,841     4,484     3,088

Income tax provision				            2,154		    1,870      1,590     1,142	      655

Net income					                     5,650		    4,914      4,251     3,342     2,433
Dividends declared		            		  2,317		    1,792      1,360     1,005       816

Ratios
Return on average assets		       	   1.83%	     1.72%      1.57%     1.45%	    1.20%
Return on average equity			         17.64%	    16.55%	    15.74%	   13.53%	   10.71%
Equity to assets (year end)			      11.27%	     9.59%	    10.31%	   10.24%	   11.19%
Loans to deposits (year end)		    	101.45%    100.98%     92.40%	   80.77%	   80.51%
Loans to assets (year end)	     		  62.40%	    61.70%	    57.42%    58.74%    64.94%
Dividend payout (percentage
  of net income)	                   41.01%	    36.47%     31.99%	   30.07%	   33.54%


Per Share Data
Net income per share			         $    1.77    $    1.54   $    1.32   $    1.03  $     .74
Cash dividends per share		      $     .72    $     .55   $     .42   $     .31  $     .25
Book value per share			         $   11.28    $    9.00   $    9.32   $    7.95  $    7.24
Average shares outstanding		    3,194,248    3,193,282   3,213,495   3,256,126  3,270,468
Approximate number of
 stockholders                       1,337        1,163       1,089       1,027      1,047

                            Management's Discussion and Analysis

BACKGROUND
     SUN BANCORP, INC. (SUN) is a one bank holding company whose principal subsidiary is Sun Bank. In 1993, SUN's two subsidiary banks merged to create one bank with the legal title Sun Bank; however, the banks retained their trade nemes of Snyder County Trust Company and Watsontown Bank. SUN also owns a captive insurance company, the Pennsylvania SUN Life Insurance Company, that provides credit life and disability insurance to Sun Bank's credit customers. In 1995, SUN entered into a limited partnership with the Susquehanna Valley Development Group, Inc. The partnership was formed for the purpose of building owning and operating an affordable elderly apartment complex in Union County known as Mifflin Place Associates. SUN operates six branch banking offices and one trust services office in its principal market area of Snyder, Union and Northumberland Counties. At December 31, 1995, SUN had 101 full-time equiva-lent employees.

ANALYSIS OF OPERATIONS
Summary
     SUN achieved record earnings for the year ending December 31, 1995. Net income reached $5,650,000 in 1995, representing a $736,000 or 15% increase over the $4,914,000 recorded in 1994. Earnings per share also reached record levels at $1.77 compared to the $1.54 earned in 1994. This strong earnings performance is further reflected through a solid 1.83% return on average assets and a 17.64% return on average equity. At December 31, 1994, these ratios were 1.72% and 16.55%, respectively.

Net Interest Income
     A bank's profitability is primarily determined by its net interest income, which is the difference between the income earned on earning assets and the interest paid on interest-bearing liabilities such as deposits and borrowed funds. Net interest income is also measured as a percentage of earning assets known as the net interest margin.
     SUN's net interest income rose $785,000 or 6.32% in 1995 and increased $681,000 or 5.80% in 1994 due primarily to an increase in interest-earning assets during both years. Interest rates started moving upward during the second quarter of 1994 and steadily increased throughout the remainder of the year into early 1995. Rates remained relatively stable throughout 1995 with a slight decrease in the middle and end of the year. In 1995, interest income rose $3,905,000 or 18.26% as interest expense increased $3,120,000 or 34.79%. The effect of the upward movement in rates throughout 1994 is reflected in the higher rates received on earning assets in 1995 as well as the increase in rates paid on deposits and borrowed funds. SUN's management feels that effective asset/liability management can absorb the effects of a changing interest enviornment.

Balance Sheet
     Average assets grew $24,446,000 or 8.57% from $285,177,000 in 1994 to
$309,623,000 in 1995.  Average loans grew $21,389,000 or 12.21% as loan demand remained strong throughout 1995. Average investments remained basically un-changed from $100,658,000 in 1994 to $100,630,000 in 1995. However, the
makeup of the investment portfolio changed slightly as principal paydowns from mortgage-backed securitis were used to fund tax-free municipal bond purchases instead on being reinvested into mortgage-backed securities. This was done to take advantage of the prevailing higher rates on tax-free bonds. The yield on total earning assets rose 64 basis points from 7.75% in 1994 to 8.39% in 1995. Yields in each of the earning asset categories showed in-creases reflecting the effect of rising rates throughout 1994.
     In 1994, SUN's average assets rose $14,673,000 or 5.42% from $270,504,000 in 1993 to $285,177,000 in 1994.  Average loans grew $17,085,000 or 10.81% as average investments showed a slight decrease of $954,000 or less than 1% The yield on earning assets dropped 21 basis points in 1994 as a result of the sharp increase in the volume of new mortgage loans going on the books at com-petitive market rates coupled with the existing variable rate loan portfolio repricing with prior period carryovers.
     In 1995, SUN's average interest-bearing liabilities rose $20,974,000 or 8.94% from $234,482,000 in 1994 to $255,456,000 in 1995. Total average deposits grew $8,260,000 or 5.00% as time deposits increased $13,506,000 or 14.98%. In 1995, SUN offered an attractive 20-month certificate of deposit which accounted for much of the growth. The other deposit categories showed decreases as some of those monies were transferred to time deposits as consumers started seeking higher yielding deposits. Short-term borrowings, mainly overnight borrowings from the Federal Home Loan Bank (FHLB) of Pitts-burgh, dropped $7,175,000 or 28.17% as other borrowed funds, primarily term advances from the FHLB, showed a sharp increase of $19,889,000 or 45.31%. Some of the overnight borrowings were converted to term advances to control the interest rate risk. The remaining increase in other borrowed funds was used to fund loan growth. It is management's and the Board of Director's intent to recognize the highest possible spread between its funding sources and earning assets through prudent asset/liability management.
     The interest paid on deposits in 1995 rose $1,667,000 or 29.20% as the rates paid increased 79 basis points from 3.46% in 1994 to 4.25% in 1995. The rates paid on short-term borrowings and other borrowed funds rose 104 basis points from 4.70% in 1994 to 5.74% in 1995. This increase in the cost of funds is a result of the prevailing interest rate enviornment.
     In 1994, average interest-bearing deposits remained stable at $165,112,000 compared to $164,299,000 in 1993. Short-term borrowings increased $12,478,000 or 96.02% as other borrowed funds dropped $3,545,000 or 7.47%.

                        Management's Discussion and Analysis

AVERAGE BALANCE AND NET INTEREST INCOME ANALYSIS
  The table below presents an analysis of the composition of average balances and net interest income on a fully taxable equivalent basis.
                                        1995	     	                 1994              	    		    1993
				                          Average			                  Average	              	    Averag
(In Thousands)		              Balance  Interest  Rate     Balance  Interest  Rate    Balance   Interest   Rate
ASSETS
Interest-earning assets:
	Interest-bearing deposits   $  2,118   $   122  5.76%   $    121  $      5  4.13%   $   428   $     13   3.04%
	Loans (net of unearned
	     income) (1) (2)	        196,538    18,037	 9.18	    175,149    14,863  8.49    158,064     13,797   8.73
	Investments:Taxable           78,821 	   5,066	 6.43	     82,661     4,832  5.85     85,390      5,282   6.19
		           Tax-exempt (2)    21,809    	2,060  9.45	     17,997     1,680  9.33     16,222      1,609   9.92
	Federal funds sold              	-     	   -     -  	          3       -     -           11          1   3.00

Total interest-earning assets 299,286    25,285  8.39	    275,931    21,380  7.75    260,115     20,702   7.96

Noninterest-earning assets:
	Cash and due from banks        5,789                       5,754		                    5,503
	Bank premises
    & equipment                 3,513       			             3,725		                    4,094
	Accrued interest and
	     other assets	             3,538                       2,015		                    2,547
	Less:  Allowance for
	        loan losses		         (2,145)			                  (1,891)		                  (1,545)
 Unamortized loan fees           (358)		                     (357)		                    (210)

Total assets		               $309,623                    $285,177                  	$270,504

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
	NOWs and Super NOWs         $ 31,407       630  	2.01   $ 32,554       661  2.03   $ 30,725    749  2.44
	Insured Money Market
	     Accounts		                8,459       287   3.39     10,591       288  2.72     10,934    305  2.79
	Savings deposits              29,829       670   2.25     31,796       729  2.29     29,338    810  2.76
	Time deposits	               103,677     5,789   5.58     90,171     4,031  4.47     93,302  4,375  4.69
	Short-term borrowings         18,298       978   5.50     25,473     1,062  4.17     12,995    413  3.18
	Other borrowed funds          63,786     3,733   5.81     43,897     2,196  5.00     47,442  2,318  4.89

Total interest-bearing
  liabilities	                255,456    12,087   4.73    234,482     8,967  3.82    224,736  8,970  3.99

Noninterest-bearing liabilities
     and stockholders' equity:
	Demand deposits               19,704	                     19,786		                   17,115
	Accrued interest and
   other liabilities            2,438			                    1,212		                    1,649
	Stockholders' equity          32,025                      29,697		                   27,004

Total liabilities and
  stockholders' equity       $309,623                    $285,177			                $270,504

Interest rate spread				                          3.66% 	   		               3.93%			                3.97%

Net interest income/margin	            $ 13,198   4.41%             $12,413  4.50%          $11,732  4.51%

(1) Average loan balances include non-accrual loans and interest income includes fees on loans.
(2) Yields on tax-exempt loans and investments have been adjusted to a fully taxable equivalent basis using the federal income tax rate of 34%.

                            Management's Discussion and Analysis

VOLUME AND RATE ANALYSIS
    Changes in interest income and interest expense can result from variances in both volume and rates.  The following table shows an analysis of the effect of volume and rate variances on taxable-equivalent interest income, interest expense, and net interest income.
						                        1995 Compared to 1994	           1994 Compared to 1993
(In Thousands)					            Increase (Decrease)              Increase (Decrease)

                       						Volume	    Rate      Net          Volume    Rate     Net
Interest earned on:
	Interest-bearing deposits		$   82     $   35   $  117        $   (9)   $    1   $   (8)
 Loans					                  1,816	     1,358    3,174         1,492      (426)   1,066
	Investments:
	     Taxable		               (225)       459      234          (169)     (281)    (450)
      Tax-exempt		             356         24      380  	        176      (105)      71
	Federal funds sold			          -          -        -   	         (1)       -        (1)

 		Total interest-earning
      assets                 2,029      1,876    3,905         1,489      (811)     678

Interest paid on:
	NOWs and Super NOWs		         (23)        (8)     (31)           45       (133)    (88)
	Insured Money Market Accounts (58)        57       (1)          (10)        (7)    (17)
 Savings deposits              (45)       (14)     (59) 	         68       (149)    (81)
	Time deposits                 604      1,154    1,758          (151)      (193)   (344)
	Short-term borrowings			     (299)       244      (84)          397        252     649
	Other borrowed funds			       994        514    1,537          (173)        51    (122)

 		Total interest-bearing
     liabilities	            1,173      1,947    3,120           176       (179)     (3)

Net interest income			     	$  856     $  (71)  $  785        $1,313      $(632)   $681

    Income on tax-exempt loans and investments have been adjusted to a fully taxable equivalent basis using the federal income tax rate of 34%.

                            Management's Discussion and Analysis

ANALYSIS OF CHANGES IN INCOME AND EXPENSE
     The table below presents an analysis of the comparative changes in income and expense relating to the consoldiated income statements for the period's indicated.  The table also reflects the changes in average volume of assets and liablilites as it relates to income and expense.  The tax-exempt income is not shown on a tax-equivalent basis.
(In Thousands)
                               1995 Compared to 1994                       1994 Compared to 1993
                        Average    Volumes       Income/Expense      Average     Volumes      Income/Expense
           		        		$ Change   % Change    $ Change  % Change    $ Change    % Change   $ Change  % Change
Loans (net of unearned
  income)             	$21,389       12.21%      $3,166     21.50%    $17,085      10.81%    $ 1,069    7.83%
Investment securities      (28)       (.03)         490      8.25    	   (954)      (.94)       (407)  (6.42)
Money market
 investments        	    1,994    1,608.06          117  2,340.00        (315)    (71.75)         (9)  (64.29)

	Total interest-
   earning assets     	$23,355        8.46%      $3,773     18.26%    $15,816       6.08%     $  653     3.26%

NOWs and
 Super NOWs           	$(1,147)      (3.52)%     $  (31)    (4.69)%   $ 1,829       5.95%     $  (88)  (11.75)%
Insured Money Market
 Accounts               (2,132)     (20.13)          (1)     (.35) 	     (343)     (3.14)        (17)   (5.57)
Savings deposits		      (1,967)      (6.19)         (59)    (8.09)      2,458       8.38         (81)    (.10)
Time deposits		       	 13,506       14.98        1,758     43.61      (3,131)     (3.36)       (344)   (7.86)
Short-term borrowings   (7,175)     (28.17)         (84)    (7.91)     12,478      96.02         649   157.14
Other borrowed funds		  19,889       45.31        1,537     69.99 	    (3,545)     (7.47)       (122)   (5.26)

	Total interest-bearing
   liabilities	        $20,974        8.94%      $3,120     34.79% 	  $ 9,746       4.34%      $  (3)    (.03)%

Net interest income					                            653      5.58                		      	       656     5.94
Provision for possible loan losses			                -        -                 	 		            (180)  (33.33)

Net interest income after provision for
   possible loan losses                             653      5.76                                836     7.96

Trust income					                                    36     16.67                                 -       -
Service charges and other income			                 212     22.39                                (88)   (8.50)
Net securities gains					                            65    100.00   				                         (66)  (50.38)
Income from insurance subsidiary                    (86)   (25.22)                               341   100.00

  Total other operating income			                   227     14.47                                187    13.53

Salaries and employee benefits			           	       114      3.63         		                   	 (29)    (.92)
Net occupancy and equipment expenses			             (36)    (4.52)           		                 (171)  (17.68)
Other expenses				   		                            (146)    (7.75)                               (26)   (1.36)
Expenses of insurance subsidiary                    (72)   (23.53)          		                   306   100.00

  Total other operating expenses			                (140)    (2.29)                                80     1.32

Income before income tax provision		              1,020     15.04                                943    16.14

Income tax provision					                           284     15.19                                280    17.61

Net income					                              	   $  736     14.98%                            		$663    15.60%

                                     Management's Discussion and Analysis

OTHER OPERATING INCOME
      SUN's total other operating income rose $227,000 or 14.47% in 1995. Positive growth was recognized in each income category except the income from the insurance subsidiary. Service charges on deposit accounts grew $48,000 or 10.28% due to an increase in the number of accounts and general increases in related account fees. Trust income rose $36,000 or 16.67% as a result of an increase in number of accounts as well as the balances held in trust. Other income increased $164,000 or 34.17% in 1995. SUN recog-nized $27,000 in net gains from the sale of other real estate owned and $62,000 in proceeds from an insurance contract relating to the termination of its defined benefit pension plan in 1990. Net security gains amounted to $130,000 in 1995, up $65,000 from the gains realized in 1994. In early 1995, SUN sold several state and municipal bonds with call dates within one to two years and purchased like instruments with five year call dates to take advantage of the interest rate cycle. These trades netted $70,000 in gains with the other $60,000 coming from sales of equity securities. SUN recognizes the need to find additional sources of income to enhance its profit performance. However, sales from the investment portfolio are not used as a strategy to increase income at the expense of liquidity.
     In 1994, SUN's total other operating income increased $187,000 or 13.53%. SUN's insurance subsidiary became fully operational in 1994 which contributed to the increase. Service charges on deposit accounts rose $49,000 or 11.72% as other income dropped $137,000 or 22.20% due to a sharp decline in fee income generated from loan sales as loans granted in 1994 that would have normally been sold were kept in-house. Security gains amounted to $65,000 from the sale of equity securities.

     The table below illustrates the changes in other operating income for the years ended December 31, 1995, 1994, and 1993.


(In Thousands)		                	  		1995    % Change		   1994   	% Change		  1993
Service charges on deposit accounts $  515	    10.28%	  	$  467	   11.72% 	  $  418
Trust income				                     	 252	    16.67			     216      -          216
Other income					                      644	    34.17			     480   (22.20)       617
Net securities gains			              	 130	   100.00         65	  (50.38)       131
Income from insurance subsidiary     	 255    (25.22)			    341   100.00         -

  Total other operating income      $1,796     14.47%   	$1,569    13.53%    $1,382

OTHER OPERATING EXPENSES
     SUN has always been committed to controlling its operating expenses in an effort to maximize profits. In 1995, SUN's total other operating expenses de-creased $140,000 or 2.29% with general declines or minimal increases in each of the expense categories. Salaries and employee benefits increased $114,000 or 3.63% due to normal salary adjustments. Net occupancy expenses rose $5,000 or 1.36% as furniture and equipment expenses dropped $41,000 or 9.58%. In late 1995, SUN purchased three future branch locations. The effect of the costs to prepare these sites for operation will be recognized in 1996. Additionally, SUN will be purchasing and installing new computer hardware and software throughout 1996 in an effor to enhance our competitive position and to be prepared to offer the products and services demanded in today's rapidly changing technology-based marketplace.
     In September 1995, SUN received a $117,000 refund from the Federal Deposit Insurance Corporation (FDIC) representing an adjustment to its deposit insurance premiums for the second and third quarters of 1995. The reduced FDIC premium paid in the fourth quarter of 1995 along with the refund contributed to SUN's other operating expenses falling $146,000 or 7.75%. Due to the restructuring of the payment of FDIC premiums, SUN will pay the minimum annual assessment rate of $2,000 in 1996 as a result of its well-capitalized status.
     In 1994, total other operating expenses rose $80,000 or 1.32% which in-cluded the expenses of the insurance subsidiary for the first time. Excluding the expenses of the insurance subsidiary, total other operating expenses actually decreased $226,000 or 3.74%. The consolidation of operations of the Watsontown Bank with Snyder County Trust Company in late 1993 contributed to the decrease in costs as economies of scale were recognized in several aspects of operations.

    The table below illustrates the changes in other operating expenses for the years ended December 31, 1995, 1994 and 1993.

(In Thousands)					                1995	   % Change     	 1994    % Change	    1993
Salaries and employee benefits	  	$3,251     3.63%	      $3,137      (.92)%   $3,166
Net occupancy expenses			            373	    1.36		         368     (4.91)       387
Furniture and equipment expenses		   387	   (9.58)          428    (26.21)       580
Other expenses					                1,739    (7.75)        1,885     (1.36)     1,911
Expenses of insurance subsidiary	    234   (23.53)          306    100.00        -

	Total other operating expenses	  $5,984    (2.29)		     $6,124	     1.32%	   $6,044

                               Management's Discussion and Analysis

INVESTMENT PORTFOLIO
     SUN's total portfolio has always been classified as Available-for-Sale, which means it is reported at fair value with unrealized gains or losses, net of taxes, reported as a separate component of stockholders' equity. In 1995, SUN had an unrealized net gain on investment securities of $2,115,000, com-pared to an unrealized loss of $3,783,000 in 1994. The majority of SUN's portfolio is comprised of fixed-rate mortgage-backed securities that have monthly principal and interest paydowns. As these paydowns are received, the funds are generally being reinvested into higher-yielding loans and other securities. Management believes this sound strategy continues to reflect positively on profits. There are no single-issuer concentrations in muni-cipal securities. SUN does not have any derivataive financial instruments that require separate disclosure as defined in Statement of Financial Accounting Standards No. 119.

     The following table shows the actual maturity distribution of investment securities at December 31, 1995.
(In Thousands)
		                     Within           After One But             After Five But	       After
			                   One Year	       Within Five Years         Within Ten Years     Ten Years	             Total

			            Amortized              Amortized                Amortized            Amortized          Amortized
			              Cost        Yield      Cost       Yield         Cost       Yield     Cost    Yield      Cost       Yield
Obligations
 of U.S. government
 agencies        $ 38        4.66%     $   614     6.13%        $28,811     6.64%     $43,962  6.39%     $73,425     6.49%
Obligations of
 states and political
 subdivisions (1)  90        7.91          830    10.70              75    13.64       24,118  9.27       25,113     9.33
Corporate debt
 securities        -          -            242     5.71             -        -            -      -           242     5.71

   Total	       	$128       6.95%       $1,686     8.32%        $28,886     6.66%     $68,080  7.41%     $98,780     7.21%

Equity securities (2)											                                                                           6,230

Total investment securities										                                                                   $105,010     6.78%

(1) The federal income tax rate of 34% was used to adjust the income to a taxable equivalent basis.
(2) Equity securities have no stated maturity and the related dividend income has no stated rate.

     The amortized cost, unrealized gains and losses, and estimated fair value of investment securities at December 31, 1995 and 1994 were as follows:
(In Thousands)
                                 					       1995

          		         Amortized	   Unrealized    Unrealized    Estimated
                        Cost	        Gains         Losses     Fair Value
Obligations of
  U.S. government
  agencies           $73,425     $    548         $(615)      $ 73,358
Obligations of states
  and political
  subdivisions	       25,113         1,423          (13)        26,523
Corporate debt
  securities		           242           -             -             242
Equity securities      6,230           795          (23)         7,002

    Total           $105,010        $2,766        $(651)      $107,125


                                            1994

Obligations of
  U.S. government
  agencies          $ 76,254        $   18        $(3,390)    $ 72,882
Obligations of states
  and political
  subdivisions        19,851           245           (756)      19,340
Corporate debt
  securities           1,503            -             (11)       1,492
Equity securities      6,177           274           (163)       6,288

    Total           $103,785        $  537        $(4,320)    $100,002

                    Management's Discussion and Analysis
LOAN PORTFOLIO
    Loan demand continued to be strong in 1995 as total loans increased $14,679,000 or 7.85% from $186,956,000 in 1994 to $201,635,000 in 1995.
Much of this growth occurred in the real estate mortgage portfolio as these loans rose $9,626,000 or 7.12%. SUN prides itself on its position as a residential lender in the community. Commercial and industrial loans grew $5,010,000 or 24.20% and loans to individuals remained basically unchanged at $26,131,000. In 1994, SUN's total loans increased $19,484,000 or 11.63%
with most of the growth occurring in the real estate portfolio. Loans to individuals rose $3,541,000 or 15.98% and commercial and industrial loans remained level at $20,703,000.
    The loan portfolio is carefully analyzed on a routine basis to ensure the asset quality remains strong. Real estate loans account for 74% of the portfolio and these loans are generally well-secured with minimal credit risk. Lending activities are concentrated within SUN's market area of Snyder, Union and Northumberland counties; therefore, it does not have any foreign loans nor does it engage in lease financing. Management believes the loan portfolio is adequately diversified and there are no concentrations exceeding 10% of total loans.

    The following table identifies the composition of the loan portfolio, net of unearned income, for the five years ending December 31, 1995.

(In Thousands)
                                1995		      1994        1993		      1992	      	1991
Real estate-Construction		   $  4,729 	  $  5,221    $  5,341    $  3,152    $  2,411
Real estate-Mortgage				      144,746   	 135,120     118,798     106,779      96,236
Agricultural loans				            724   	     665         740       1,128       1,245
Commercial and industrial
 loans		                       25,713      20,703      20,761	     19,467	     22,365
Loans to individuals				       26,131  	   25,705      22,164      18,052      16,367
Other loans					                   60          42	         36	         33         164
Deferred loan fees				           (468)       (500)       (368)       (302)       (256)

  	Total loans			           	$201,635    $186,956    $167,472    $148,309    $138,532

   The following tables set forth the loan maturities and interest rate sensitivity of commercial and industrial, agricultural and other loans, and real estate-construction loans as of December 31, 1995.  These tables represent gross loan balances.
(In Thousands)		            	  	 Within		     After One But         After
			                             One Year    Within Five Years    Five Years     Total
Commercial and industrial,
 agricultural and other loans		 $20,193 		         $1,086		        $5,218     	$26,497
Real estate - construction	 	     4,729		            	-              	-     		   4,729

  	Total                     			$24,922		          $1,086	   	     $5,218     	$31,226

                                           Interest Rate Sensitivity

                                 						  Fixed     Variable
						                                   Rate        Rate        Total
Due within one year		               		$  7,604	    $17,378	     $24,982
Due after one year				                   6,244         -		        6,244

	Total  			                          		$13,848    	$17,378     	$31,226

                               Management's Discussion and Analysis

NONPERFORMING LOANS
    Nonperforming loans include nonaccrual, past due and restructured loans. SUN's policy is to place a loan in a nonaccrual status when management concludes the collection of interest income appears doubtful. Interest on loans classified as nonaccrual is recognized as it is received. Past due loans are loans contractually past due 90 days or more as to interest or principal payments and are still accruing interest. Restructured loans are those whose terms have been renegotiated to provide a reduction or deferral of interest and/or principal because of a deterioration in the financial position of the borrower.
     Management continually reviews the loan portfolio to identify and control the number of nonperforming loans. A detailed analysis of significant size loans is done annually by the Compliance and Credit
Review Department which operates independently of the Loan Department.
This review is designed to identify any potential credit risk and to offer suggestions on ways to avoid those credits becoming nonperforming loans in the future.
     At December 31, 1995, total nonperforming loans amounted to $2,137,000 or 1.06% of total loans. Although nonperforming loans are higher in 1995 in comparison to previous years, when compared to its peer groups, SUN's asset quality is comparable. Much of this increase in nonperforming loans is a direct result of the loan growth that has occurred in the last few years. At December 31, 1995, management was not aware of any potential credit problems of borrowers which would result in classifying such loans as nonperforming.

    The following table presents information on nonaccrual, past due and restructured loans for the five years ending December 31, 1995.

(In Thousands)			            	  1995      1994      1993		    1992		     1991
Nonaccrual loans		           	$    0    		$163	    	$ 28	   	$1,010	  	$  959
Loans past due 90 days or more	1,989 	  	  488	   	  286		      567	  	   312
Restructured loans		             148    	  175		      10		       30		     146

	Total nonperforming loans   	$2,137	    	$826	    	$324	   	$1,607	   $1,417

ALLOWANCE FOR POSSIBLE LOAN LOSSES
    Losses on loans are charged against the allowance in the period in which they have been determined to be uncollectible. Recoveries of loans pre-viously charged off are credited to the allowance as they are received.
    A quarterly review of the allowance for possible loan losses is done to determine the collectibility of certain loans based on the Compliance and Credit Review's analysis and management's assumptions as to the ability of the borrower to service the loan. During this review, it is also decided when certain loans would be charged off and if additions to the allowance are necessary. At December 31, 1995, management deems the allowance to be adequate; however, future additions may be necessary based on economic, market or other unforeseeable conditions. Although managment makes its best estimate as to the additions to the allowance, there can be no assurance that future material additions may not be needed.
    The allocation of the allowance for possible loan losses is also based on historical data, the composition of the portfolio, possible future losses and current economic conditions. The allocation is judgmental and is subject to variations depending on economic market conditions affecting specific loan categories.

    The following tables present the allocation of the allowance for possible loan losses and the changes in the allowance for the five years ending
December 31, 1995.
(In Thousands)	           	 1995	               1994		               1993              1992               1991
			                   % of		              %	 of                  % of                 % of	              % of
                   Allowance   Total	   Allowance    Total    Allowance   Total    Allowance   Total   Allowance  Total
Real estate
  loans             $  631    73.87%     $  279      74.80%    $  208     73.91%     $ 520     73.92%   $  309    71.02%
Agricultural
  loans               		-       .36          -         .36  	      -        .44         -        .76        -       .92
Commercial
  and industrial
  loans              1,080    12.76       1,093      11.07      1,203     12.40        607     13.13        811   16.14
Loans to
  individuals          480    12.99   	     627      13.74        321     13.23        226     12.17         44   11.81
Other loans	           	-      	.02          -         .03 	       -        .02         -        .02          -     .11

  Total allowance
    for possible
    loan losses	    $2,191   100.00%     $1,999     100.00%    $1,732    100.00%    $1,353    100.00%    $1,164  100.00%

                                     Management's Discussion and Analysis

(In Thousands)						                       1995      1994 	    1993     1992	    1991
Balance of allowance for possible
  loan losses at January 1               $1,999    	$1,732    $1,353   $1,164	  $1,285
Loans charged off:
	 Real estate loans				                      50        -		       126	      80       23
  Commercial and industrial loans	           37         37	       64		    144		    311
 	Loans to individuals				                   89         73        52	      58		     37

  	Total loans charged off			               176        110		     242		    282		    371

Recoveries of loans previously
  charged off:
	 Real estate loans		                		       2		        -	        -        -        3
 	Commercial and industrial loans		           5	         4 		      50       9		     14
	 Loans to individuals				                    1         13 		      31		    42 		     5

 		Total recoveries of loans charged off	     8 		      17		       81		    51 		    22

Net loans charged off					                  168	        93	 	     161		   231 		   349

Provision for possible loan losses		    	   360    		  360		      540		   420 		   228

Balance at December 31			                $2,191     $1,999 		  $1,732 	$1,353 	 $1,164

Ratios:
 	Net charge-offs to average loans		        .09%       .05% 		    .10%	   .16% 	   .26%

  Allowance for possible loan losses
  to total loans at December 31			         1.09%      1.07% 		   1.03%	   .91% 		  .84%

  Allowance for possible loan losses
  to total nonperforming loans           102.53%    242.01%    534.57%  84.19%   82.15%

                                  Management's Discussion and Analysis

DEPOSITS AND BORROWED FUNDS
     At December 31, 1995, SUN's total deposits were $196,592,000 compared to $183,160,000 at December 31, 1994, representing a 7.33% increase. Time deposits grew $18,208,000 or 19.74% as consumers started to switch from low-yielding checking and savings accounts to longer-term higher-yielding certificates of deposit. Consequently, the balances held in checking and savings accounts dropped. SUN continues to obtain and maintain deposits by offering new and attractive deposit products while remaining interest rate competitive. In 1994, total deposits increased $3,797,000 or 2.12% At that time, depositors invested their funds in overnight checking and savings accounts because of the uncertainty of interest rates.
     SUN continued to actively utilize the credit products of the FHLB of Pittsburgh in 1995. At year-end, overnight borrowings on the Flexline line of credit amounted to $9,445,000. The $68,000,000 in term advances at year
-end included $12,600,000 in variable rate advances that reprice quarterly and $55,400,000 in fixed rate advances with maturities ranging from January
2, 1996 to May 29, 2002. All of these borrowings are collateralized by SUN's investment in FHLB stock, mortgage-backed securities and first mortgage loans. Other sources of funds include several business customers' cash management accounts, classified as securities sold under agreements to repurchase, and the Treasury Tax and Loan Note Option. The current market rates of both deposits and borrowings are continually monitored and analyzed to determine the best funding source.

    The following tables summarize the changes in deposit balances and related information for the periods indicated.

(In Thousands)
                                							           % of		     	% Change from
							                              1995         Total			      Prior Year
Demand deposits		            	 		 $ 20,247		       10.30%	         (9.43)%
NOW accounts					                   31,102	       	15.82			        (3.48)
Insured Money Market Accounts			     6,653      		  3.38			         4.59
Savings deposits					               28,136		       14.31 			       (6.13)
Time Certificates of Deposits of
   $100,000 or more 	               13,748		        6.99			        39.52
Other time deposits				     	       96,706	        49.20	  		      17.37

	Total deposits              					$196,592	       100.00% 	        7.33%


								                                           % of	    		% Change from
(In Thousands)					                  1994	         Total			     Prior Year

Demand deposits   				            $ 22,354        		12.20%	       16.43%
NOW accounts					                   32,225	        	17.59			       5.44
Insured Money Market Accounts			     6,361        		 3.47			     (30.53)
Savings deposits					               29,974        		16.36			       2.30
Time Certificates of Deposits of
   $100,000 or more	                 9,854		         5.38			      (32.49)
Other time deposits					            82,392        		45.00			        7.64

 Total deposits				              	$183,160	        100.00%          2.12%

                             Management's Discussion and Analysis

LIQUIDITY AND INTEREST RATE SENSITIVITY

    SUN's liquidity is dependent upon its ability to convert assets to cash or acquire alternative sources of funds to meet customers' cash withdrawal needs and borrowers' credit needs. SUN's primary sources of liquidity are cash and due from banks, monthly principal and interest payments on mortgage-backed securities, and other short-term investment securities. Additional sources of funds include the Flexline overnight line of credit through the FHLB of Pittsburgh as well as term advances through the FHLB. At December 31, 1995, SUN had approximately $39,000,000 in unused funds available through the Federal Home Loan Bank. Management believes its liquidity sources are adequate to meet its daily operating needs.
     Closely related to liquidity is monitoring the interest rate sensitivity of SUN's assets and liabilities to achieve stability in the net interest margin. Interest rate sensitivity analysis involves controlling the timing of interest changes in order to maximize earnings. In an asset sensitive gap position, assets will reprice faster than liabilities, which is conducive to a rising interest rate environment. Conversely, in a declining interest rate environment, it is more beneficial to be in a liability sensitive gap position. SUN's objective in interest rate sensitivity analysis is to adjust its gap position when needed to increase earnings.

    The following table presents SUN's interest rate sensitivity position at December 31, 1995.

                                                                								     After One
								                                                         181-365	    But Within 	    After
(In Thousands)			                       0-90 Days	  91-180Days     Days	     Five Years 	  Five Years 	  Total
Assets:
  Interest-bearing deposits		               416		       -		          -	         	-            		-       $    416
  Investment securities		                 9,125      14,036        11,980      54,590        17,394      107,125
  Loans			                               43,700      22,737        34,526      63,680        34,801      199,444
  Other noninterest-earning assets	         -           -            -            -          12,641       12,641

	  	Total assets	                        53,241      36,773        46,506     118,270        64,836     $319,626

Liabilities and Stockholders' Equity:
  Interest-bearing deposits	             31,341      24,217        28,932      43,295        48,560     $176,345
  Short-term borrowings		                15,526         -            -            -             -         15,526
  Other borrowed funds		                 24,213      10,700         8,200      23,500         2,000       68,613
  Other noninterest-bearing liabilities	    -           -            -            -          23,122       23,122
  Stockholders' equity		                    -           -            -            -          36,020       36,020

  		Total liabilities and
      stockholders' equity               71,080      34,917        37,132      66,795       109,702     $319,626

Interest Sensitivity Gap:
    By period			                       $(17,839)   $  1,856       $ 9,374     $51,475      $(44,866)        -

    Cumulative			                      $(17,839)   $(15,983)      $(6,609)    $44,866          -            -

                             Management's Discussion and Analysis

CAPITAL ADEQUACY
     SUN's management understands the importance of adequate capitalization as it relates to stockholder confidence and regulatory compliance. Currently, as well as in the past, SUN is a well-capitalized organization. This point is further emphasized in the following table which illustrates SUN's capital ratios significantly exceeding the regulatory minimum standards.
     Stockholders' equity increased $7,266,000 or 25.27% in 1995. As pre-viously discussed, unrealized gains or losses, net of taxes, on available-for-sale securities are reflected as an adjustment to capital under SFAS No.
115. At December 31, 1995, SUN had an unrealized gain of $1,396,000 and a $2,496,000 unrealized loss in 1994 which resulted in a $3,892,000 increase in capital. During 1995, SUN paid $2,317,000 in cash dividends as well as a 5% and 10% stock dividend. SUN is committed to providing its shareholders with the highest return on their investment while remaining a safe and sound organization. Management is not aware of any events or regulatory restrictions in the foreseeable future that, if implemented, would have a material effect on the capital position or earnings.

     The following table compares SUN's capital ratios at December 31, 1995 and 1994 to the regulatory minimums.
                            									Regulatory		          December 31
									                             Minimum		          1995		     1994
Core capital ratio (1)							           4.00%		         18.47%	   	 15.64%
Risk-based capital ratio (2)						      8.00%	          19.59       16.73
Leverage ratio (3)							               3.00%	        		11.27        9.59

(1)  Core capital (stockholders' equity) divided by risk-weighted assets
(2) Total capital (stockholders' equity plus the allowance for possible loan losses) divided by risk-weighted assets
(3)  Core capital divided by total assets

FORWARD OUTLOOK
    The performance of a bank is affected more by changes in interest rates than by inflation; therefore, the effect of inflation is normally not as significant as it is on other businesses and industries. During periods of high inflation, the money supply usually increases and banks normally experience above average growth in assets, loans, and deposits. A bank's operating expenses will usually increase during inflationary times as the prices of goods and services increase.
    A bank's performance is also affected during recessionary periods. In times of recession, a bank usually experiences a tightening on its earning assets and on its profits. A recession is usually an indicator of higher unemployment rates, which could mean an increase in the number of non-performing loans because of continued layoffs and other deteriorations of consumers' financial conditions.
     SUN's management and the Board of Directors are looking forward to meeting the many challenges that 1996 is expected to bring. Our branch bank-ing operations will be expanded and our internal data processing capabilities will be enhanced with the purchase of new computer hardware and software. As these changes are implemented throughout the year, the effect on operating expenses in 1996 is estimated to be approximately $235,000. SUN feels these efforts are necessary in order to enhance our competitive position and to be prepared to offer the products and services demanded in today's rapidly changing marketplace. A portion of these costs will be offset by the drastic reduction in FDIC premiums a previously mentioned. In 1995, SUN paid $214,000 in FDIC premiums which will be reduced to $2,000 in 1996 with the restructuring of the insurance fund.
     SUN is committed to remaining a community-based organization and intends to recognize continued growth in its consumer, mortgage and commercial loan portfolios while obtaining and maintaining a strong core deposit base.
     Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights," was issued in May 1995 applicable to fiscal years beginning after December 15, 1995. The Statement requires recognition as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," was issued. This pronouncement requires the disclosure of compensation cost based on the estimated fair value of stock options at grant date using a pricing model. The provisions of this statement must be adopted for fiscal years beginning after December 15, 1995 applicable to all awards granted during the fiscal year the provisions are first applied. The adoption of both of these statements in 1996 will not have a material effect on SUN's financial state-ments. At the time of this writing, SUN was not aware of any pending pro-nouncements that would have a material impact on the results of operations.
A routine examination of the Bank in 1995 by the Pennsylvania Department of Banking resulted in no significant findings and no impact is anticipated on current or future operations.

                             Stockholder Information

Common Stock Market Prices and Dividends Per Share
    The common stock of SUN BANCORP, INC. is traded publicly on the NASDAQ national market system under the symbol SUBI.  The high and low bid informa-
tion does not include retail mark-ups or mark-downs or any commission to the broker-dealer.
       	   	    		                1995				                               1994

              	      Bid Information   Cash Dividends       Bid Information   Cash Dividends
            		       High        Low    Declared (1) 		     High        Low    Declared (1)
Quarter Ended

March 31		          $20.09   	 $18.81      $.156 	    	    $19.75	     $18.41	    $.126
June 30		            21.15      19.02       .173  		        20.67       18.09      .138
September 30		       21.15      20.25       .182     	      21.67	      19.33      .143
December 31          28.25      20.48       .21  		         22.50       21.50      .147

(1) Cash dividends declared are adjusted for the 5% stock dividend that occurred in June of 1995 and the 10% stock dividend in December 1995.