Form 10-K, Exhibit 13
period 1996-12-31
SUN BANCORP INC
filed 1997-03-31
CIK 713975

                          Consolidated Balance Sheets
                           December 31, 1996 and 1995
(In Thousands, Except Share Data)

ASSETS	   		    	                                        	    1996       1995
Cash and due from banks				                               	$  6,793   $  6,055
Interest-bearing deposits in banks			                				       706        416

    Total cash and cash equivalents		                    	    7,499      6,471

Securities available for sale                      			 					136,538 	  107,125

Loans, net of unearned income and fees of $6,018 and
  $5,542 in 1996 and 1995, respectively	 	              				215,715    201,635
Less:  Allowance for possible loan losses                    (2,490)    (2,191)

    Net loans                                               213,225 		 199,444

Bank premises and equipment, net              					    	 	    5,078      4,247
Accrued interest and other assets                             5,050	     2,339

    Total assets                                           $367,390   $319,626

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
	 Noninterest-bearing		         	               	          $ 19,977   $ 20,247
 	Interest-bearing                             	            185,642    176,345

    Total deposits                                          205,619    196,592

Short-term borrowings	                    				            	  35,823     16,139
Other borrowed funds						                                   83,625	    68,000
Accrued interest and other liabilities     			          		    3,457      2,875

    Total liabilities                                       328,524    283,606

Shareholders' equity:
 	Common stock, par value $1.25 per share; authorized
  20,000,000 shares, issued 3,417,358 in 1996 and
  3,241,757 in 1995                                       	   4,272		    4,053
 	Additional paid-in capital                   	          		 30,404     25,563
 	Retained Earnings   	                                       4,927 	    6,417
 	Unrealized appreciation on available-for-sale
  securities, net of tax of $345 in 1996 and $719 in 1995	      672      1,396
 	Less:  Treasury stock at cost, 47,509 shares in
  1996 and 1995                                	             (1,409)    (1,409)

   	Total shareholders' equity			                            38,866     36,020

  		Total liabilities and shareholders' equity             $367,390   $319,626

See accompanying notes to consolidated financial statements.

                         Consolidated Statements of Income
                   Years Ended December 31, 1996, 1995, and 1994
(In Thousands, Except Net Income Per Share)				   1996      1995      1994
Interest income:
 	Interest and fees on loans                    $19,488	  $17,890  	$14,724
 	Income from available-for-sale securities:
	   Taxable                         			    	  	   5,306	    4,689	    4,556
    Tax exempt                                    1,825     1,360     1,105
    Dividends  				             		                  545	      378       276
  Interest on deposits in banks and other
    financial institutions	                 	        35	      122	        5

    Total interest and dividend income           27,199    24,439    20,666

Interest expense:
 	Interest on deposits		                 					    8,193	    7,376     5,709
 	Interest on short-term borrowings               1,779       978     1,060
 	Interest on other borrowed funds	       				    3,717	    3,733	    2,198

    Total interest expense                    	  13,689 	  12,087     8,967

Net interest income		         					              13,510    12,352 	  11,699
Provision for possible loan losses		                650       360       360
    Net interest income after provision
	   for possible loan losses             	 				  12,860  	 11,992 	  11,339

Other operating income:
 	Service charges on deposit accounts   	 				      524       515	      467
 	Trust income		                       				  	      312       252	      216
	 Other income							                        	      510	      644       480
 	Net securities gains                 							      358	      130        65
  Income from insurance subsidiary				              260       255 	     341

    Total other operating income	            		   1,964     1,796     1,569

Other operating expenses:
 	Salaries and employee benefits				           	  3,531		   3,251     3,137
  Net occupancy expenses                            401       373       368
  Furniture and equipment expenses          			     389 	     387       428
 	Other expenses				    	          	              1,713	    1,739     1,885
  Expenses of insurance subsidiary                 	194		     234       306
    Total other operating expenses	          			  6,228     5,984	    6,124

  		Income before income tax provision		       	  8,596 	   7,804     6,784
  		Income tax provision                          2,197     2,154     1,870

   	Net income	                 			         		 	$ 6,399   $ 5,650	  $ 4,914

  		Net income per share		         	            $  1.89   $  1.69   $  1.47

See accompanying notes to consolidated financial statements.

               Consolidated Statements of Changes in Stockholders' Equity
                     Years Ended December 31, 1996, 1995, and 1994
(In Thousands, Except Per Share Data)
                                   				           	             Unrealized
		        				                            Additional           Gains(Losses)               Total
                            Common  Stock	  Paid-In  Retained  on Investment	  Treasury Stockholders'
                            Shares  Amount  Capital  Earnings Securities, Net  Stock      Equity
Balance, December 31, 1993     1,803  $ 2,254  $13,802  $13,477     $ 1,634     $(1,409)    $29,758

Net income                  			   -	       -	       -     4,914          -           -        4,914

Stock issued:
  Stock dividend and split     1,008    1,260    1,407   (2,667)         -           -           -
  Employee benefit plans           1        1        3	      -           -           -            4

Cash dividends declared,
  $.53 per share	             	   -        -        -    (1,792)   	     -           -       (1,792)

Unrealized losses on
  available-for-sale
  securities, net of
  taxes of $2,128         			     -        -        -    (4,130)         -           -       (4,130)

Balance, December 31, 1994     2,812    3,515   15,212   13,932      (2,496)     (1,409)     28,754

Net income	               		      -	       -	       -     5,650          -    	      -        5,650

Stock issued:
  Stock dividends                428      535   10,313  (10,848)         -           -           -
  Employee benefit plans           2        3       38       -           -           -		         41
  Cash dividends declared,
    $.69 per share                -        -        -    (2,317)         -           -       (2,317)

Unrealized gains on
  available-for-sale
  securities, net of
  taxes of $2,005                 -        -        -   	 3,892          -           -        3,892

Balance, December 31, 1995     3,242    4,053   25,563    6,417       1,396      (1,409)     36,020

Net Income                			     -        -        -     6,399          -           -        6,399

Stock issued:
  Stock dividends		              159      199    4,556   (4,755)         -           -           -
  Employee benefit plans	         16       20	     285       -           -           -          305

Cash dividends declared,
  $.93 per share         			      -	       -        -    (3,134)         -           -       (3,134)

Unrealized losses on
  available-for-sale
  securities, net of
  taxes of $374	                  -        -        -      (724)         -         (724)

Balance, December 31, 1996     3,417  $ 4,272  $30,404  $ 4,927      $  672     $(1,409)     $38,866

See accompanying notes to consolidated financial statements.

                       Consolidated Statements of Cash Flows
                   Years Ended December 31, 1996, 1995, and 1994
(In Thousands)					                         			   	   1996    1995     1994
Cash flows from operating activities:
 	Net income							                              	  $ 6,399 $ 5,650  $ 4,914
		Adjustments to reconcile net income to net cash
	   provided by operating activities:
		Provision for possible loan losses         				       650      360      360
 	Provision for depreciation                   		       337	     315 	    385
 	Deferred income taxes                      					     (119)     (92)	   (188)
		Net securities gains					                      	     (358)    (130)     (65)
		Gain on sale of bank premises and equipment            - 	      -        (4)
  (Increase) in accrued interest and other assets    (2,218)    (289) 	  (636)
 	Increase in accrued interest and other liabilities    582      702      813

    Net cash provided by operating activities         5,273    6,516    5,579

Cash flows from investing activities:
  Proceeds from sales of investment securities  		    3,591    4,383  	   249
  Proceeds from maturities of investment securities	 16,502   18,925   27,307
  Purchases of investment securities           	  		(50,246) (24,403) (22,441)
  Net increase in loans 	                 				    		(14,431) (14,847) (19,577)
  Capital expenditures	       			                		  (1,168)  (1,024)     (89)
  Proceeds from sales of bank premises and equipment     -        -  	     92

Net cash used in investing activities               (45,752)	(16,966) (14,459)

Cash flows from financing activities:
  Net increase in deposit accounts		      	     		    9,027   13,432    3,797
  Net increase (decrease) in short-term borrowings   19,684  (18,563)   4,270
  Proceeds from other borrowed funds		       	   		  53,525   34,400   12,600
  Repayments of other borrowed funds            	 		(37,900) (17,372)  (8,534)
  Cash dividends paid				                        		  (3,134)  (2,317)  (1,792)
  Proceeds from sale of stock for employee
    benefits program 		                                 305	      41        4

Net cash provided by financing activities            41,507    9,621   10,345

Net increase (decrease) in cash and cash equivalents  1,028     (829)   1,465

Cash and cash equivalents at beginning of year		 	    6,471    7,300    5,835

Cash and cash equivalents at end of year				      	 $ 7,499  $ 6,471  $ 7,300

Supplemental disclosure of cash flow information:

 	Interest paid	                    						         	$13,446  $11,646  $ 8,671

  Income taxes paid			                 			         	$ 2,550  $ 2,175  $ 2,110

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

December 31, 1996, 1995 and 1994

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

Nature of Operations
     SUN provides a full range of banking services to individual and corporate customers through the six offices of its subsidiary in central Pennsylvania's Snyder, Union and Northumberland counties. These three counties have diversified economies with an emphasis on manufacturing. SUN's primary deposit products are interest-bearing checking and savings accounts, and certificates of deposits. Its primary lending products are single-family residential loans, secured consumer loans, and secured loans to small bus-inesses.

Basis of Consolidation
     The consolidated financial statements include the accounts of SUN BANCORP, INC., the parent company, and its wholly-owned subsidiaries, Sun Bank (Bank), doing business as Snyder County Trust Company and Watsontown Bank, and Pennsylvania SUN Life Insurance Company. All significant intercompany balances and transactions have been eliminated in consolidation.

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

Securities Available for Sale
     Available-for-sale securities includes debt, restricted and unrestricted equity securities not classified as held-to-maturity securities nor as trading securities. Such securities are reported at fair value, with unrealized gains and losses, net of taxes, excluded from earnings and reported as a separate component of stockholders' equity. The restricted equity securities consist of Federal Home Loan Bank stock with a value of $8,320,000 and $3,923,000 at December 31, 1996 and 1995, respectively.
     The fair value of investments, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.
     Realized gains and losses on the sale of investment securities are computed on the basis of specific identification of the adjusted carrying value of each security.

Loans
     Interest income on loans is recognized on the accrual basis based upon the principal amount outstanding. Interest income is not accrued when, in the opinion of management, its collectibility is doubtful. When a loan is designated as nonaccrual, any accrued interest receivable is generally charged against current earnings. The placement of a loan on the nonaccrual basis for revenue recognition does not necessarily imply a potential charge-off of principal.
     Loan fees and costs of loan origination are deferred and recognized over the life of the loan as a component of interest income using the interest method.

Notes to Consolidated Financial Statements

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

Foreclosed Assets Held For Sale
     Foreclosed assets, all of which are held for sale, are carried at the lower of cost or fair value of the assets less estimated selling costs. At December 31, 1996, SUN has foreclosed assets held for sale totaling $311,000, which are included with accrued interest and other assets in the consolidated balance sheet. SUN did not have any foreclosed assets held for sale at December 31, 1995.

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

Benefit Plans
     SUN maintains and funds a defined contribution benefit plan which covers substantially all eligible employees. SUN has also established a nonqualified Supplemental Retirement Plan for selected key employees. See Note 10. SUN also maintains three common stock plans for employees and directors. See Note 9.

Income Taxes
     Provision for deferred income taxes is made as a result of temporary differences in financial reporting and income tax methods of accounting. These differences relate primarily to depreciation of bank premises and equipment, certain securities income, income for loan fees, allowance for possible loan losses, and pension expense.

Net Income Per Share
     Net income per share is computed based on the weighted average number of shares of stock outstanding during the year, adjusted in each reporting period to give retroactive effect to the 5% stock dividends paid in the second quarter of 1996, 1995 and 1994 and the 10% stock dividend paid in the fourth quarter of 1995, as well as the three-for-two stock split in the form of a 50% stock dividend in the fourth quarter of 1994. Such weighted average share computations give effect to treasury stock transactions. The weighted average number of shares used in the net income per share computations for the years ended December 31, 1996, 1995 and 1994 were 3,382,252, 3,353,960 and 3,352,946, respectively. All references in the accompanying consolidated financial statements to per share amounts for prior years have been restated to reflect the above-mentioned stock dividends and stock split.

Off-Balance Sheet Financial Instruments
     In the ordinary course of business, SUN has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

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

Notes to Consolidated Financial Statements

2.  Restrictions on Cash and Due From Bank Accounts

     SUN is required to maintain reserves in the form of cash and balances with the Federal Reserve Bank against its deposit liabilities. The average of such reserves for the periods which included December 31, 1996, 1995 and 1994 was approximately $1,289,000, $1,263,000 and $1,287,000, respectively.
     Deposits with any one financial institution are insured up to $100,000. SUN could maintain cash and cash equivalents with certain other financial institutions in excess of the insured amount.

3.  Securities Available for Sale

  The amortized cost and estimated fair value of available-for-sale securities at December 31, 1996 and 1995 were as follows:
(In Thousands)				                                            				December 31, 1996
								                                                         Gross	    	 Gross   Estimated
                                                   Amortized  Unrealized  Unrealized    Fair
                                                      Cost       Gains       Losses    Value
Debt securities:
  Obligations of U.S. government agencies	          $ 82,069   $    227  $  (1,260)  $ 81,036
  Obligations of states and political subdivisions    42,229        811       (166)	   42,874

    Total debt securities                      			   124,298	     1,038	    (1,426)		 123,910

Equity securities				                           	     11,223      1,427        (22)    12,628

       Total 		                                 			 $135,521   $  2,465  $  (1,448)	 $136,538

(In Thousands)							                                            December 31, 1995
                                                 								        Gross   		  Gross	  Estimated
                                         						     Amortized Unrealized  Unrealized    Fair
                                        						         Cost      Gains   	 	 Losses	   Value

Debt securities:
  Obligations of U. S. government agencies	         $ 73,425 	 $    548  $    (615) 	$ 73,358
  Obligations of states and political subdivisions    25,113      1,423        (13)    26,523
  Corporate debt securities               		             242         -          -         242

    Total debt securities                             98,780      1,971       (628)   100,123

Equity securities                           	          6,230        795        (23)     7,002

    	 Total	                            	    			    $105,010	  $  2,766  $    (651)  $107,125

The amortized cost and estimated fair value of SUN's securities at December 31,
1996 and 1995, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.
(In Thousands)					                         December 31, 1996        	December 31, 1995
		                        						                      Estimated			             Estimated
		                			        	            Amortized	     Fair	     	Amortized	    Fair
							                                    Cost		      Value   	     Cost       Value
Debt securities:
  Due in one year or less                $    310    	$    313  	  $     90    $     90
  Due after one year through five years       530          541		        830		       859
  Due after five years through ten years   12,979   	   12,818       11,984      12,231
  Due after ten years                      49,310       49,652       24,118      25,478

	                         				             63,129		     63,324       37,022	     38,658

Equity securities         				             11,223   		  12,628	       6,230		     7,002
Mortgage-backed securities	                61,169       60,586       61,516      61,223
Corporate debt securities			                   -     	      -	          242         242

	   Total	         		          	         $135,521     $136,538     $105,010    $107,125

Notes to Consolidated Financial Statements

   Securities with a carrying value of $61,000,000 and $26,000,000 were pledged to secure public deposits, trust deposits, securities sold under agreements to repurchase and other items required by law at December 31, 1996 and 1995, respectively. There is no concentration of investments that exceed 10% of shareholders' equity for any individual issuer, excluding those guaranteed by the U.S. government or its agencies.
   In 1996, gross realized gains from the sale of available-for-sale securities were $358,000. In 1995, gross realized gains from the sale of available-for-sale securities were $179,000, while gross realized losses amounted to $49,000. In 1994, gross realized gains from the sale of available-for-sale securities were $65,000.

 4.  Loans

   The composition of the loan portfolio at December 31, 1996 and 1995 were as follows:
                                  											 December 31
(In Thousands)							   	                  1996		    		 1995
Real estate - Mortgages 	        						  $158,310    	$144,746
Real estate - Construction							           5,107 	      4,729
Agricultural 							               	          769	         724
Commercial and industrial 						           24,554	      25,713
Individual							                          32,848	 	    31,205
Other 								                                145	          60

  Total 		                 					   	      221,733			   207,177

Less: Unearned income on loans     			     (5,357) 	    (5,074)
      Deferred loan fees		      					        (661)		      (468)

Net                             								 $215,715		   $201,635

Transactions in the allowance for possible loan losses were as follows:
                                								       Years Ended December 31
(In Thousands)	                   						  	1996	     	  1995		        1994
Balance, beginning of year			          			$2,191     		$1,999      		$1,732
Provision charged to expense 						          650          360		         360
Recoveries 						       		                    16		          8	           17
Loans charged off 						 	                  (367)	   	   (176)	        (110)

Balance, end of year			               				$2,490	      $2,191      		$1,999

    Most of SUN's business activity is with customers located within its defined market area. The loan portfolio is well diversified. As of December 31, 1996 and 1995, SUN had loans in the modular home industry in the amount of $4,526,000 and $4,783,000, respectively. Loans in the automobile industry amounted to $7,219,000 and $8,155,000 at the same times, respectively. These loans are generally secured by assets and are expected to be repaid from cash flow or proceeds from the sale of assets of the borrower. SUN has not experienced any significant losses on loans to borrowers in these industries. Although SUN has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on the economic conditions in its market area.
     Nonaccrual and restructured loans amounted to $389,000 at December 31, 1996. At Devember 31, 1995, SUN had restructured loans in the amount of $148,000. There were no nonaccrual loans in 1995. Interest income which would have been recognized on all nonaccrual and restructured loans outstanding in 1996 and 1994 was approximately $21,000 and $8,000, respectively.

Notes to Consolidated Financial Statements

The following is a summary of the past due and nonaccrual loans as of December
31, 1996 and 1995:
(In Thousands)							                        Past Due
									                    			Past Due      90 Days
December 31, 1996			           30-89 Days     or More     Nonaccrual
Real estate 	             						$ 2,982	   		$ 1,350	      $   236
Individual		           				   	   1,203	 		      443     	      -
Commercial and all other 						     528 		        70	   		      -

 	Total                   						$ 4,713    		$ 1,863     		$   236

December 31, 1995

Real estate              							$ 3,880	   		$ 1,391       $    -
Individual              							   1,283	 		      341	  		       -
Commercial and all other 						     563	         257	  		       -

 	Total	                  						$ 5,726		   	$ 1,989	    	$     -

5.  Bank Premises and Equipment

  Bank premises and equipment at December 31, 1996 and 1995 consisted of the following:
(In Thousands)		                							   December 31
		                              							1996    			  1995
Land		                         							$1,026		    	$1,000
Bank premises                    				  4,581		   	  4,262
Furniture and equipment	       						  3,153	       2,330

  Total cost                  							  8,760  	 		  7,592

Less:  Accumulated depreciation	      (3,682)    		(3,345)

 	Bank premises and equipment, net 	  $5,078    			$4,247

Depreciation charged to income was $337,000, $315,000 and $385,000 for 1996, 1995 and 1994, respectively.

6.  Deposits

  The following table reflects time certificates of deposits included in total deposits and their remaining maturities:
(In Thousands)		                                    		 		 At December 31, 1996
										                                                                             2002 and
                    				    1997        1998        1999        2000        2001      Thereafter	    Total
Certificates of deposits		$85,667	    $16,645     $ 9,220     $ 4,445     $ 1,149      $    88   	 $117,214

   Included in interest-bearing deposits are certificates of deposit and other time deposits issued in amounts of $100,000 or more.  These deposits and their remaining maturities are as follows:
(In Thousands)			                   							December 31
			                           							   1996   			   1995
Three months or less		              	$  5,000  			$  3,486
Three through six months								        3,383		 	    1,259
Six through twelve months							        4,732 	 	    3,533
Over twelve months								              4,332        6,124

		Total							                       	$17,447	   		$14,402

  The interest paid on such deposits amounted to approximately $790,000 in 1996, $691,000 in 1995 and $541,000 in 1994.

Notes to Consolidated Financial Statements

7.  Borrowed Funds

  SUN's borrowed funds as of December 31, 1996 and 1995 include the following:
(In Thousands)				   			                     December 31
   								                               1996     		  1995
Short-Term Borrowings:
Open Repo Plus (1)  	   	          				$  22,570    $     -
Flexline (2)							                           -	   	   9,445
Securities sold under agreements
     to repurchase (3)					          	     8,405       6,081
Treasury Tax and Loan Note Option (4)      4,848         613

 	Total Short-term Borrowings		      		$  35,823	   $ 16,139

Other Borrowed Funds:
Federal Home Loan
     Bank of Pittsburgh advances (5)			   83,625      68,000

		Total Borrowed Funds	              			$119,448    $ 84,139

(1)	In 1996, SUN began utilizing an "Open Repo Plus" program through the
Federal Home Loan Bank (FHLB) of Pittsburgh, as a source of funds. As of December 31, 1996, the total commitment was $50,000 with a remaining available credit of $27,430. The maximum month end amount of such borrowings in 1996 was $32,260,000. The average amount of such borrowing was $26,917,000 in 1996 and the weighted average interest rate was 5.48% in 1996.

(2) 	SUN utilized Flexline in 1995 and 1994, a line of credit with the Federal
Home Loan Bank (FHLB) of Pittsburgh, as a source of funds. The maximum month end amounts of such borrowings in 1995 and 1994 was $30,840,000 and $28,144,000, respectively. The average amount of such borrowings was $11,886,000 and $18,654,000 in 1995 and 1994, respectively, and the weighted average interest rates were 6.16% in 1995 and 4.58% in 1994.

(3)	The maximum month end amount of securities sold under agreements to repurchase in 1996, 1995 and 1994 was $11,923,000, $10,578,000 and $8,289,000,
respectively. The average amount of such borrowings was $7,698,000, $6,412,000 and $6,819,000 in 1996, 1995 and 1994, respectively, and the weighted average interest rates were 3.95% in 1996, 4.29% in 1995 and 3.05% in 1994.

(4)	Borrowings on the Treasury Tax and Loan Note Option represent tax funds
deposited and held until the U.S. Treasury calls the 	balance.  The maximum
amount available to borrow through the Note Option is $10,000,000. The maximum month end amounts of such borrowings in 1996, 1995 and 1994 was $10,000,000, $3,500,000 and $2,305,000, respectively. The average amount of such borrowings was $2,587,000, $1,213,000 and $1,142,000, respectively, and the weighted average interest rates were 5.23% in 1996, 5.81% in 1995 and 3.84% in 1994.

(5)	FHLB of Pittsburgh advances represent variable and fixed rate loans with stated maturities as follows:

(In Thousands)                                         								December 31
           							                                          1996    		   1995
  Variable rate at 5.53125%, maturity 1997	         	   	$  2,000	    $     -
  Variable rate at 5.64375%, maturity 1998   		             5,600  		       -
 	Variable rates between 5.36% and 5.38%, maturity 1999	   10,000	          -
  Variable rates between 4.97% and 6.06%, maturity 2001 	  35,000		 	       -
  Fixed rates between 5.50% and 7.20%, maturity 1997	   	  13,000   		  16,000
 	Fixed rates between 5.14% and 5.91%, maturity 1998	  	   11,525	  	       -
 	Fixed rate of 5.15%, maturity 1999			                	    2,500	          -
 	Fixed rate of 6.40%, maturity 2000           		      	    2,000 			    2,000
 	Fixed rates between 7.80% and 7.88%, maturity 2002	  	    2,000	 		    2,000
 	Variable rate at 5.8872%, maturity 1996			                   -			      5,000
 	Variable rate at 5.9375%, maturity 1997		             	      -		       2,000
 	Variable rate at 5.8625%, maturity 1998	            	 	      -         5,600
 	Fixed rates between 4.23% and 6.77%, maturity 1996		         -	   		  29,900
 	Fixed rates between 5.23% and 5.46%, maturity 1998		         -	  		    5,500

    Total			                                       		   	$ 83,625 	   $ 68,000

	All FHLB advances are collateralized by SUN's investment in FHLB stock, mortgage-backed securities and first mortgage loans.

Notes to Consolidated Financial Statements

8.  Estimated Fair Value of Financial Instruments

   Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments", requires that SUN disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time SUN's entire holdings of a particular financial instrument. Because no market exists for a significant portion of SUN's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions can significantly affect the estimates.
   Estimated fair values have been determined by SUN using historical data and an estimation methodology suitable for each category of financial instruments. The estimated fair value of SUN's securities available-for-sale is described in
Note 3. The fair value estimates, methods and assumptions are set forth below for SUN's other financial instruments.

Cash and due from banks:
   The carrying amounts for cash and due from banks approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns.

Loans:
   Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as real estate, agricultural, commercial and industrial, individual and other.
   The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on SUN's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.
   Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using a available market information. The following table presents information for loans:

							      	                      December 31, 1996	     	December 31, 1995
                          							   Book    	Estimated      Book     Estimated
(In Thousands)                      Value  	 Fair Value     Value	   Fair Value
Total loans                    	  $215,715   	$212,406    $201,635    $202,701

Deposits:
    The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, NOW accounts, savings deposits, and Insured Money Market Accounts, is equal to the amount payable on demand as of December 31, 1996 and 1995. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently being offered for deposits of similar remaining maturities.
     The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market, commonly referred to as the core deposit intangible. The following table presents information for deposits:

                  						          		December 31, 1996		    December 31, 1995
							                             Book	    Estimated     Book 	   Estimated
(In Thousands)						                Value    Fair Value    Value    Fair Value
Total deposits	            				 	 $205,619    $205,454   $196,592   	$194,395

Notes to Consolidated Financial Statements

Borrowed funds:
     Rates currently available to SUN for borrowed funds with similar terms and remaining maturities are used to estimate the fair value of existing borrowed funds.

                        								    December 31, 1996	     December 31, 1995
                            								Book	    Estimated     Book 	   Estimated
(In Thousands)						                Value	   Fair Value    Value 	  Fair Value
Total borrowed funds		            $119,448    $117,168   $ 84,139    $ 84,436

    Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written:
    There is no material difference between the notional amount and the estimated fair value of off-balance sheet items which total $41,727,000 and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

  9.  Common Stock Plans

     In 1994, the shareholders of SUN BANCORP, INC. approved adoption of three common stock plans for employees and directors.
     The Stock Incentive Plan, which is administered by a disinterested committee of the Board of Directors, provides for 305,613 shares of common stock for key officers and other management employees in the form of qualified options, nonqualified options, stock appreciation rights or restrictive stock. The Independent Directors Stock Option Plan allows for 28,651 shares of common stock to be issued to non-employee directors. Options under the Stock Incentive Plan and the Independent Directors Stock Option Plan expire ten years after the date of grant. Also, 95,504 shares have been allocated for the Employee Stock Purchase Plan, which permits all employees to purchase common stock at an option price per share that is not less than 90% of the market value per share on the date of exercise. Each option under the Employee Stock Purchase Plan will expire no later than five years from the date of grant, and this plan will terminate in 2004.
     SUN applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its common stock plans. Accordingly, no compensation expense has been recognized for the plans. Had compensation cost for the plans been determined based on the fair values at the grant dates for awards, consistent with the method of SFAS No. 123, SUN's net income and earnings per share for 1996 and 1995 would have been adjusted to the pro forma amounts indicated below:

                               								    1996   		     1995

Net income		       	As reported	      		$6,399,000	   $5,650,000
			                	Pro forma		        	$6,188,000	   $5,540,000

Earnings per share		As reported	       		$   1.89	    $    1.68
                				Pro forma	         		$   1.83	   	$    1.65

    For purposes of the pro forma calculations above, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants issued in 1996 and 1995:

								                                   1996		         1995
Dividend yield					                  		       3%		           3%
Volatility							                            12%		          12%
Risk-free interest rates:
  Stock Incentive Plan              						 6.57%      		  6.30%
  Independent Directors Plan         					 6.22%          6.75%
Expected option lives					               	4 years      		4 years

Notes to Consolidated Financial Statements

    A summary of the status of the common stock plans, adjusted retroactively for the effects of stock dividends and stock splits, is presented below:
                                   			 1996 		      		         1995			    	            1994
					                                      Weighted-               Weighted-               Weighted-
                                           average                 average                 average
            		                   Shares  Exercise Price  Shares  Exercise Price  Shares  Exercise Price
Outstanding, beginning of year  124,266     	$21.16		    75,388	   	$19.24			        -	      $  -
Granted			                       58,288   		  31.34	 	   51,967      24.50		     75,668 	     19.28
Exercised		                     (15,239)	   	 19.57		    (2,145)     30.60		       (220)      30.60
Forfeited		                     	(1,366)	  	  30.60		      (944)     30.60		       	(60) 	    30.60

Outstanding, end of year 	      165,949    		$24.80 		  124,266    	$21.16		     75,388 	    $19.24

Options exercisable at year-end 124,949 	         			    87,715                  15,392

Fair value of options granted
   during the year			            $4.63				               $3.38		         	         N/A

   The following table summarizes information about fixed stock options outstanding under the Stock Incentive Plan and the Independent Directors Plan
at December 31, 1996:
  	Exercise   			Number Outstanding     	Remaining    	   Number Exercisable
	   Prices 		   at December 31, 1996  Contractual Life 		at December 31, 1996
   	$16.57				          4,275	         	  8 years                 4,275
   	$17.87			          50,693             8 years                50,693
   	$19.43		         		 4,750		        	  9 years				             4,750
   	$23.81	            36,551          	  9 years               	36,551
   	$28.13         				 5,700		         	10 years              	  5,700
   	$32.00			          41,500            10 years              	     -

       				           143,469		        	8.9 years               101,969

10.  Employee Benefit Plans

  SUN provides a defined contribution pension plan that covers substantially all employees. SUN's contributions to this plan are based on employee contributions and compensation. In addition to the defined contribution plan, SUN provides supplemental payments to certain key employees upon retirement.
  SUN's contributions to the defined contribution plan for the years ended December 31, 1996, 1995 and 1994 were $209,000, $201,000 and $170,000, respectively. Additionally, the amount charged to expense under the supplemental payment agreement for the same periods was $39,000, $32,000 and $40,000, respectively.

Notes to Consolidated Financial Statements

11.  Income Taxes

    The following temporary differences gave rise to a deferred tax asset at
December 31, 1996 and 1995:
(In Thousands)		             								          Years Ended December 31

												                                     1996  		       1995
Deferred tax assets:
  Allowance for possible loan losses				 			   	$ 615          $ 513
  Loan fees and costs                 			    	    204     		     147
  Depreciation                                     13      	      44
  Supplemental compensation plan 									         60		           54
  Other                                            35	     	      43

    Total									               	                927 	     	    801

Deferred tax liabilities:

  Unrealized gains on investment securities  	 	$ 345          $ 719
  Other                                            12     	        5

    Total		             							              	 	$ 357        	 $ 724

      Deferred tax asset, net                   $ 570         	$  77

SUN's income tax provision for 1996, 1995 and 1994 consists of the following:
                                       									Years Ended December 31
(In Thousands)									          								 	1996 		       1995          1994
Current payable                  									$2,316	      	$2,246	      	$2,058
Deferred income tax benefit			      				    (119)	         (92)		       (188)

Income tax provision	               						$2,197	       $2,154      		$1,870

    The following is a reconciliation between the actual income tax expense and the amount of income taxes which would have been recognized at the federal statutory rate:
                                        								Years Ended December 31
(In Thousands)		                       			 1996	      			1995		 		     1994

					                                 Amount	 Rate 	Amount  Rate 	Amount  Rate
Federal income tax at statutory rate	 $2,983		34.0%	$2,653	 34.0% $2,307 	34.0%
Tax-exempt income			                    (705) (8.2)   (471) (6.0)  	(407) (6.0)
Other items				                          (21)  (.2)    (28)  (.4)		  (30)  (.4)

 	Income tax provision		              $2,197		25.6% $2,154  27.6% $1,870  27.6%

12.  Related Party Transactions

    Certain executive officers, corporate directors or companies in which they have 10 percent or more beneficial ownership were indebted to SUN.
    A summary of loan activity with executive officers, directors, significant stockholders and associates of such persons is listed below:
<CAPITON>
(In Thousands)	         			              Beginning	  New               Other		  Ending
					                                     Balance	  Loans  Repayments Changes   Balance
9 Directors, 6 Executive Officers  1996  	$10,692		$1,986	  $(1,131)		$(1,224)		$10,323
10 Directors, 7 Executive Officers 1995 	  11,642	  4,925		  (6,364)      489		  10,692
10 Directors, 8 Executive Officers 1994    10,778   4,345    (3,879)	     398    11,642

    The above transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risks of collectibility.

Notes to Consolidated Financial Statements

13.  Off-Balance Sheet Risk

  SUN is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.
  Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. SUN uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Evaluation of each customer's creditworthiness is done on a case-by-case basis. The amount of collateral obtained if deemed necessary upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. At December 31, 1996 and 1995, commitments to extend credit totaled $40,449,000 and $33,784,000, respectively.
    Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The term of the letters of credit varies from one month to 24 months and may have renewal features. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. SUN holds collateral supporting those commitments for which collateral is deemed necessary. At December 31, 1996 and 1995, standby letters of credit totaled $1,278,000 and $1,366,000, respectively.

14.  Regulatory Matters

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.
     To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table.

                                                               		To Be Well Capitalized
							     	                                     For Capital		  Under Prompt Corrective
				                              	Actual			   Adequacy Purposes	   Action Provisions
				                          Amount    Ratio   	Amount	  Ratio		  Amount    Ratio
As of December 31, 1996:
Total Capital
  (to Risk Weighted Assets)	  40,684  		18.4% 	  17,689    8.0%   	22,111    10.0%

Tier I Capital
  (to Risk Weighted Assets)  	38,194	  	17.3%	    8,844 		34.0%		  13,267		   6.0%

Tier I Capital
  (to Average Assets)	        38,194    11.1%		  13,779	 	34.0%		  17,224  	  5.0%

As of December 31, 1995:

Total Capital
  (to Risk Weighted Assets)  	36,815    18.9%		  15,603  	38.0%    19,503		  10.0%

Tier I Capital
  (to Risk Weighted Assets)   34,624   	17.8%     7,801 		34.0%		  11,702 	   6.0%

Tier I Capital
  (to Average Assets)         34,624    11.2%		  12,385  	34.0%		  15,481     5.0%

Notes to Consolidated Financial Statements

15.  Pending Acquisition
     On November 6, 1996, SUN signed a definitive agreement to acquire
Bucktail Bank and Trust Company ("Bucktail") located in Emporium, Pennsylvania. Bucktail Bank is wholly-owned subsidiary of FNB Corporation, a multi-bank holding company headquartered in Hermitage, Pennsylvania. The transaction is subject to obtaining regulatory and, therefore, the final closing is not expected until early to mid 1997. It is anticipated that Bucktail's banking operations will be merged with Sun Bank.
     Under the terms of the acquisition agreement, 538,461 shares of SUN common stock will be exchanged for all of the outstanding shares of Bucktail. Based on the market price of SUN's common stock as of December 31, 1996, the total cost of the acquisition would be approximately $17,500,000. It is expected that the acquisition will be accounted for as a purchase.

16.  Condensed Financial Information - Parent Company Only

                              SUN BANCORP, INC.
                          CONDENSED BALANCE SHEETS
                         DECEMBER 31, 1996 AND 1995
(In Thousands)								                                  1996		          1995
Assets:
	 Cash			                                      					 $      4 	    	$       7
		Securities available-for-sale                           922    		       595
 	Note receivable - net                       			          -   		           6
 	Accounts receivable                     						            4 		            7
 	Subsidiary investments:
	   Sun Bank                                 						    36,621	       	 35,190
    Pennsylvania SUN Life Insurance Company               284      	      214
    Investment in limited partnerships                    963     	        -
  Prepaid taxes                                            43	             -
 	Other assets                            							          34              -

 			Total assets                                					$ 38,875	      	$ 36,029

Liabilities:
 	Accounts payable                       							     $      9	       $      4
 	Income tax payable                         					         -  		           	5

  		Total liabilities		                      			            9   	           9

Shareholders' Equity:
 	Common stock                   						          	      4,272           4,053
 	Surplus	                     						                  30,404		        25,563
  Retained earnings			                                  4,927	          6,417
	 Net unrealized appreciation on
    available-for-sale securities             			         672           1,396
  Treasury stock                   	                   (1,409)		       (1,409)

    Total shareholders' equity				                     38,866  	       36,020

    Total liabilities and shareholders' equity	    	  $38,875         $36,029

Notes to Consolidated Financial Statements

                               SUN BANCORP, INC.
                        CONDENSED STATEMENTS OF INCOME
               Years Ended December 31, 1996, 1995 and 1994
(In Thousands)						                   1996          1995          1994
Income:
 	Dividend income					                $3,997		     	$2,340	     		$1,814
		Interest and other income               69			         67		  	       89

  Total income                   				  4,066		    	  2,407      	  1,903

Expenses:
 	Stationery and printing	      			       16  			       15            14
		Professional fees                       11	  		       22			         37
		Other expenses                			       90		  	       80   			      72

  Total expenses	                			     117		   	     117		         123

Income before income taxes and
  equity in undistributed
  earnings of subsidiaries			    	  	  3,949    			  2,290      		 1,780

Income tax benefit			             	    (121)           (13)           (7)
Income before equity in undistributed
  earnings of subsidiaries		        	  4,070		       2,303         1,787


Equity in undistributed earnings
  of subsidiaries     	                2,329	   		   3,347         3,127

Net income                           	$6,399   		 	 $5,650        $4,914

Notes to Consolidated Financial Statements

                                SUN BANCORP, INC.
                      CONDENSED STATEMENTS OF CASH FLOWS
                Years Ended December 31, 1996, 1995 and 1994
(In Thousands)                    										   1996     	  1995        1994
Cash flows from operating activities:
 	Net income						      			                   $6,399	     $5,650      $4,914
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
		Equity in undistributed net income
    of subsidiaries	                          (2,329)    	(3,347)     (3,127)
		Credit for possible loan losses 	               (1)         (1)         (2)
		Gain from insurance contract        					       -           -          (60)
  Deferred income taxes	       					              -	         (45)         21
  Realized net security losses						              -	  	       -            1
 	(Increase) decrease in accounts receivable		    13         (12)          6
 	(Increase) decrease in prepaid taxes				       (95)	        31         (19)
		Increase in other assets						                 (34)         -           -
  Increase (decrease) in liabilities              -    	      (4)          9

 			Net cash provided by operating activities  3,953     	 2,272       1,743

Cash flows from investing activities:
 	Proceeds from sales of investment securities    -           -	       	  81
 	Proceeds from insurance contract	               - 	         -          315
 	Principal collected on note receivable	          7           6          10
  Purchases of investment securities				        (171)         -         (365)
 	Purchases of investments in limited
    partnerships	                         		    (963)  	      -		         -


 			Net cash provided by (used in) investing
      activities                              (1,127) 	        6          41


Cash flows from financing activities:
 	Cash dividends		                     						 (3,134)     (2,317)     (1,792)
 	Proceeds from sale of stock for employee
    benefit program			                           305          41           4

 			Net cash used in financing activities			  (2,829)     (2,276)     (1,788)

Net increase (decrease) in cash and
  cash equivalents                                (3) 	        2          (4)

Cash and cash equivalents at beginning of year				 7	          5           9

Cash and cash equivalents at end of year	    $     4     $     7 	  $      5

No interest or income taxes were paid by the parent company during the years 1996, 1995 or 1994.

Notes to Consolidated Financial Statements

16.  Consolidated Quarterly Financial Data (Unaudited)

(Dollars in Thousands, Except Per Share Data)
     		1996		                    1st Qtr.  2nd Qtr. 	3rd Qtr. 		4th Qtr.  Total
Interest income				              $6,554  	 $6,740	 	 $6,818    	$7,087   $27,199
Interest expense			            	  3,292     3,401     3,390  	   3,606		  13,689

Net interest income          			  3,262		   3,339     3,428      3,481 	  13,510
Provision for possible loan losses  (75)      (75)	    (425) 	     (75)     (650)
Other operating income	       		    360  	    414       772        418     1,964
Other operating expenses	      		(1,497)		 (1,569)   (1,554)  	 (1,608)   (6,228)

Income before income taxes    		  2,050	 	  2,109		   2,221	 	   2,216	    8,596
Income tax provision	         		   (545)		   (566)		   (534)		    (552)		 (2,197)

Net income                   				$1,505 		 $1,543    $1,687     $1,664 	 $ 6,399

Net income per share		          	$  .45    $  .46    $  .49    	$  .49   $  1.89

  	    1995

Interest income	              			$5,771  		$6,117  		$6,243    	$6,308	 	$24,439
Interest expense	            			  2,764 		  3,055	 	  3,111	  	  3,157		  12,087

Net interest income		          	  3,007		   3,062	 	  3,132	     3,151		  12,352
Provision for possible loan losses	(120)     (120)      (60)	      (60)     (360)
Other operating income	       		    413		     404		     442	 	     537	    1,796
Other operating expenses		       (1,526)   (1,635)   (1,339)	   (1,484)   (5,984)

Income before income taxes	     	 1,774		   1,711		   2,175	  	  2,144	    7,804
Income tax provision		         	   (484)	    (458)     (612) 	    (600)		 (2,154)

Net income			                    $1,290		  $1,253    $1,563   		$1,544	 	$ 5,650

Net income per share		           $  .38    $  .37    $  .47   		$  .46   $  1.68

	     	1994

Interest income              				$4,983  		$5,015  		$5,126	   	$5,542 		$20,666
Interest expense		            		  2,127 		  2,123	 	  2,217	  	  2,500	    8,967

Net interest income         	 		  2,856	 	  2,892	 	  2,909      3,042		  11,699
Provision for possible loan losses	 (90)      (90)	     (90)		     (90)     (360)
Other operating income	      		     298		     513		     350	 	     408	    1,569
Other operating expenses		       (1,443)   (1,666)   (1,479)	 	 (1,536)	  (6,124)

Income before income taxes    		  1,621		   1,649		   1,690	  	  1,824		   6,784
Income tax provision         			   (451)		  ( 469) 	   (451) 	    (499)	  (1,870)

Net income	        		           	$1,170	   $1,180		  $1,239    	$1,325   $ 4,914

Net income per share		          	$  .35   	$  .35   	$  .37     $  .40   $  1.47

Report of Independent Certified Public Accountants



	To the Shareholders and Board of Directors of SUN BANCORP, INC.

  We have audited the accompanying consolidated balance sheets of SUN BANCORP, INC. and subsidiaries ("SUN") as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended
December 31, 1996. These financial statements are the responsibility of SUN's management. Our responsibility is to express an opinion on these financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SUN BANCORP, INC. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


Williamsport, Pennsylvania
January 17, 1997

Five Year Financial Highlights

                      Five Year Financial Highlights
                         Selected Financial Data
                            						1996	     1995      1994      1993      1992

Balance Sheet Data (In Thousands)
Assets					                     $367,390		$319,626 	$299,761  $288,662  $250,175
Deposits		            		         205,619 	 196,592   183,160   179,363	  181,947
Loans	              				         213,225	  199,444   184,957   165,740	  146,956
Investment securities			         136,538   107,125   100,002	  111,311	   89,531
Shareholders' equity			           38,886    36,020    28,754    29,758    25,629
Average equity			                 36,886		  32,025    29,697    27,004	   24,706
Average assets	      			         344,473		 309,623   285,177   270,504	  231,065

Earnings Data (In Thousands)
Interest income			              $ 27,199 	$ 24,439  $ 20,666  $ 20,013	 $ 18,737
Interest expense			               13,689 		 12,087     8,967     8,970     9,070
Net interest income			            13,510	   12,352    11,699    11,043     9,667
Provision for possible loan losses   650 	     360 	     360       540       420
Net interest income after
  provision for possible loan
  losses              	           12,860    11,992    11,339    10,503     9,247
Other operating income         			 1,964	    1,796     1,569	    1,382     1,206
Other operating expenses			        6,228     5,984     6,124	    6,044     5,969
Income before income tax provision 8,596     7,804     6,784	    5,841     4,484
Income tax provision	          			 2,197     2,154     1,870     1,590     1,142
Net income					                    6,399 	   5,650     4,914     4,251     3,342
Dividends declared				             3,134     2,317     1,792     1,360     1,005

Ratios
Return on average assets		      	  1.86%	    1.83%	    1.72%     1.57%	    1.45%
Return on average equity		       	17.35%	   17.64%	   16.55%	   15.74%	   13.53%
Equity to assets (year end)			    10.58%	   11.27%	    9.59%	   10.31%	   10.24%
Loans to deposits (year end)		   103.70%   101.45%   100.98%    92.40%    80.77%
Loans to assets (year end)     			58.04%    62.40%    61.70%    57.42%    58.74%
Dividend payout (percentage
  of net income)	                 48.98%	   41.01%	   36.47%	   31.99%	   30.07%

Per Share Data
Net income per share			         $  1.89	  $  1.68   $  1.47   $  1.26    $  .98
Cash dividends per share		      $   .93   $   .69   $   .53   $   .40    $  .30
Book value per share			         $ 11.54   $ 10.74   $  8.58   $  8.87    $ 7.57
Average shares outstanding		  3,382,252 3,353,960 3,352,946 3,374,170 3,418,933
Approximate number of
  shareholders                    1,518     1,337     1,163     1,089     1,027

Management's Discussion and Analysis

BACKGROUND

 	SUN BANCORP, INC. (SUN) is a bank holding company whose principal subsidiary is Sun Bank. Sun Bank, trading as Snyder County Trust Company and Watsontown Bank, operates six branch banking offices and one trust services office in its principal market of Snyder, Union and Northumberland counties.
SUN also owns a captive insurance company, the Pennsylvania SUN Life Insurance Company, that provides credit life and disability insurance to Sun Bank's credit customers. SUN is a limited partner in two partnerships which were formed for the purpose of building, owning and operating an affordable elderly apartment complexes SUN's market area. At December 31, 1996, SUN had 113 full time equivalent employees.

ANALYSIS OF RESULTS OR OPERATIONS

Summary

 	SUN achieved record earnings for the year ending December 31, 1996. Net income reached $6,399,000 in 1996, representing a $749,000 or 13.25% increase over the $5,650,000 recorded in 1995. Earnings per share also reached record levels at $1.89 compared to the $1.69 earned in 1995. This strong earnings performance is further reflected through a solid 1.86% return on average assets and a 17.35% return on average equity. At December 31, 1995, these ratios were 1.83% and 17.64%, respectively.

Net Interest Income

 	Profitability for banks is primarily determined by its net interest income, which is the difference between the income earned on earning assets and the interest paid on interest-bearing liabilities such as deposits and borrowed funds.  Net interest income is also measured as a percentage of earning assets known as the net interest margin.
 	SUN's net interest income on average balance of earning assets rose
$1,384,000 or 10.49% in 1996 and increased $785,000 or 6.32% in 1995.  This rise was due primarily to an increase in average balance of interest-earning assets in both years.  Interest rates remained relatively unchanged through
1996.  In 1995, the rate of return on average interest bearing assets grew by
64 points.  The rate of return on average balance of loans accounted for most of this increase.  In 1996, interest income rose $2,986,000 or 11.81% as interest expense increased $1,601,000 or 13.25%.  Growth in the average balance of loans and investments in both taxable and tax-exempt securities accounted for most of the increase in interest income, while rates of return have remained relatively the same in 1996.  Growth in the average balance of time deposits and short-term borrowings accounted for most of the increase in interest expense in 1996.

Balance Sheet

 	Average assets grew $34,850,000 or 11.26% from $309,623,000 in 1995 to
$344,473,000 in 1996.  Average loans grew $14,282,000 or 7.27% as loan demand remained strong throughout 1996. Average investments increased $20,373,000 or 20.25% from $100,630,000 in 1995 to $121,003,000 in 1996. The increase in investments occurred in both taxable and tax-exempt securities. The rate of return on taxable securities remained stable, while the rate of return for tax-exempt securities dropped by 35 basis points to 9.10%. The yield on total earning assets rose 12 basis points to 8.51% in 1996 from 8.39% in 1995.
	 In 1995, SUN's average assets rose $24,446,000 or 8.57% from $285,177,000 in 1994 to $309,623,000 in 1995.  Average loans grew $21,389,000 or 12.21%.
Average investments remained virtually unchanged from $100,658,000 in 1994 to $100,630,000 in 1995. However, the makeup of investments portfolio changed slightly as principal reductions of mortgage-backed securities were used to fund tax-exempt municipal bond purchases instead of being reinvested in mortgage-backed securities. This was done to take advantage of the prevailing higher rates on tax-exempt bonds in 1995.
	 In 1996 SUN's average interest-bearing liabilities rose $28,800,000 or 11.27% from $255,456,000 in 1995 to $284,256,000 in 1996. Total average deposits grew $11,827,000 or 6.82%. NOWs, Super NOWs and Insured Money Market Accounts grew $2,892,000 to $42,758,000 in 1996 from $39,866,000 in 1995.
Savings deposits remained relatively unchanged between 1996 and 1995. Time deposits increased by $9,147,000 to $112,824,000 in 1996 from $103,677,000 in
1995. Short-term borrowings, consisting mostly of Federal Home Loan Bank (FHLB) of Pittsburgh overnight borrowings, increased $16,280,000 or 88.97% to $34,578,000 in 1996 from $18,298,000 in 1995. Other borrowed funds remained relatively unchanged in 1996.
	 The interest paid on deposits in 1996 rose $817,000 or 11.08% as the average rate paid on deposits rose by 17 basis points. This rise was mainly attributable to the time deposits which generally pay higher rates of interest. The average rate paid on short-term borrowings and other borrowed funds fell 19 basis points to 5.55% in 1996 from 5.74% in 1995. The overall rate on interest-bearing liabilities rose 9 basis points to 4.82% in 1996 from 4.73% in 1995.
 	In 1995, average interest-bearing deposits rose $20,974,000 or 8.94% from $234,482,000 in 1994 to $255,456,000 in 1995. Short-term borrowing decreased
$7,175,000 or 28.17% as other borrowed funds, primarily term advances from the FHLB, showed a sharp increase of $19,889,000 or 45.31%.

Management's Discussion and Analysis

AVERAGE BALANCE AND NET INTEREST INCOME ANALYSIS

  The table below presents an analysis of the composition of average balances and net interest income on a fully taxable equivalent basis.
	                                         1996	     	                  1995              	    	     1994
                				          Average			                    Average        	             Average
(In Thousands)		              Balance   Interest   Rate 	   Balance   Interest   Rate    Balance   Interest   Rate

ASSETS
Interest-earning assets:
 	Interest-bearing deposits  $    548   $     35   6.39%   $  2,118   $    122   5.76%  $    121   $      5   4.13%
  Loans (net of unearned
	   income) (1) (2)           210,820     19,620	  9.18	    196,538     18,037   9.18	   175,149     14,863   8.49
 	Investments: Taxable         90,621      5,851   6.46      78,821      5,066   6.43     82,661      4,832   5.85
               Tax-exempt (2)  30,382      2,765   9.10      21,809      2,060   9.45	    17,997      1,680   9.33
 	Federal funds sold              	-          -      -           -          -      -  	        3         -      -

Total interest-earning assets 332,371     28,271   8.51     299,286     25,285   8.39    275,931     21,380   7.75

Noninterest-earning assets:
 	Cash and due from banks       6,196                         5,789	                       5,754
		Bank premises
	   & equipment                 4,610 		                      3,513       	          	     3,725
 	Accrued interest and
	     other assets	             4,093                  	      3,538                			     2,015
	 Less:  Allowance for
	     loan losses		            (2,314)			                    (2,145)	            		       (1,891)
  Unamortized loan fees         	(483)	               		       (358)	           	           (357)

Total assets	                $344,473                      $309,623                     	$285,177

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities:
 	NOWs and Super NOWs        $ 32,390        652  2.01     $ 31,407        630	 2.01     $ 32,554       661   2.03
 	Insured Money Market
    Accounts                   10,368        379  3.66        8,459        287  3.39       10,591       288   2.72
 	Savings deposits             29,617        661  2.23       29,829        670  2.25 	     31,796       729   2.29
 	Time deposits	              112,824      6,501  5.76      103,677      5,789  5.58       90,171     4,031   4.47
 	Short-term borrowings        34,578      1,779	 5.14       18,298        978  5.50  	    25,473     1,062   4.17
 	Other borrowed funds         64,479      3,717  5.76 	     63,786      3,733  5.81 	     43,897     2,196   5.00

Total interest-bearing
  liabilities	                284,256     13,689  4.82      255,456     12,087  4.73 	    234,482     8,967   3.82


Noninterest-bearing liabilities
     and shareholders' equity:
 	Demand deposits              20,470		                      19,704                        19,786
  Accrued interest and
	   other liabilities           2,861                  		     2,438                         1,212
 	Shareholders' equity         36,886                  			   32,025                    			 29,697

Total liabilities and
  shareholders' equity	      $344,473                   			$309,623	                     $285,177


Interest rate spread				                         	3.69%                         3.66% 	   		                  3.93%

Net interest income/margin	              $14,582  4.39%               $ 13,198  4.41%               $12,413   4.50%

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
						                          1996 Compared to 1995	        1995 Compared to 1994
(In Thousands)					              Increase (Decrease)           Increase (Decrease)

                         						Volume	    Rate      Net      Volume      Rate      Net
Interest earned on:
 	Interest-bearing deposits	 	$  (90)   $    3    $  (87) 		$     82   $    35   $   117
  Loans					                   1,310	      273     1,583 	 	   1,816     1,358     3,174
		Investments:
	 		Taxable	                     758        27       785		      (225)      459       234
  		Tax-exempt 	                 811      (106)      705  		     356        24       380

		    Total interest-earning
        assets	                2,789       197     2,986    	  2,029      1,876    3,905

Interest paid on:
 	NOWs and Super NOWs    		       20        -        22	        (23)         (8)     (31)
		Insured Money Market
    Accounts                      65        28       92   	     (58)         57       (1)
		Savings deposits                (3)       (6)      (9) 		     (45)        (14)     (59)
 	Time deposits                  509       203      712 		      604       1,154    1,758
  Short-term borrowings          910      (109)     801        (313)        229      (84)
 	Other borrowed funds	   		      28       (44)     (16)		    1,007         530    1,537


    		Total interest-bearing
        liabilities	           1,530        75    1,602       1,172       1,948    3,120


Net interest income			       	$1,259      $122   $1,384   		 $ 857       $  (72)  $  785

  Income on tax-exempt loans and investments have been adjusted to a fully taxable equivalent basis using the federal income tax rate of 34%.
  The change in interest income and interest expense attributable to the combined impact of both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

Management's Discussion and Analysis


ANALYSIS OF CHANGES IN INCOME AND EXPENSE

  The table below presents an analysis of the comparative changes in income and expense relating to the consolidated income statements for the periods indicated.  The table also reflects the changes in average volume of assets and liabilities as it relates to income and expense.  The tax-exempt income is not shown on a tax-equivalent basis.
(In Thousands)		      		    1996 Compared to 1995            	   1995 Compared to  1994
	 		             	    Average   Volume    Income/Expense  	Average    Volume    Income/Expense
		            		     $ Change  % Change $ Change % Change $ Change   % Change $ Change  % Change
Loans (net of
  unearned	income)   	$14,282     7.27%  $1,598     8.93% 	$21,389     12.21%  $3,166     21.50%
Investment securities  20,373    20.25    1,249    19.43       (28)     (.03)     490      8.25
Interest-bearing
  deposits             (1,570)  (74.13)     (87)  (71.31)	   1,994  1,608.06      117  2,340.00

 	Total interest-
	   earning assets    $33,085    11.05%  $2,760    11.29%  $23,355      8.46%  $3,773     18.26%


NOWs and	Super NOWs       983     3.13%      23     3.65% 	$(1,147)    (3.52)%    (31)    (4.69)%
Insured Money Market
  Accounts              1,909    22.57       92    32.06    (2,132)   (20.13)      (1)     (.35)
Savings deposits		       (212)    (.71)      (9)   (1.34)   (1,967)    (6.19)     (59)    (8.09)
Time deposits	     		   9,147     8.82      712    12.28    13,506     14.98    1,758     43.61
Short-term borrowings  16,280    88.97      801    81.90	   (7,175)   (28.17)     (84)    (7.91)
Other borrowed funds	     693     1.09      (16)    (.43)	  19,889     45.31    1,537     69.99

 	Total interest-bearing
    liabilities       $28,800    11.27%  $1,602    13.25%  $20,974      8.94%  $3,120     34.79%

Net interest income 	                    $1,158     9.38                          653      5.58
Provision for possible
  loan losses                     			       290    80.56                           -	       -

Net interest income
  after provision for
  possible loan losses	         				        868     7.24                          653      5.76
Trust income						                           60    23.81                           36     16.67
Service charges and
  other income			                          (125)  (10.78)                         212     22.39
Net securities gains           					        228   175.38                           65    100.00
Income from insurance
  subsidiary                                  5     1.96 			                     (86)    (25.22)

 	Total other operating income	    		       168     9.35                         227      14.47

Salaries and employee benefits				          280     8.61             			         114       3.63
Net occupancy and equipment expenses			      30     3.94             				        (36)     (4.52)
Other expenses				   		                     (26)   (1.50)                    		 (146)     (7.75)
Expenses of insurance subsidiary            (40)  (17.09)                        (72)    (23.53)

Total other operating expenses		    	       244     4.08                        (140)     (2.29)

Income before income tax provision          792    10.15                       1,020      15.04
Income tax provision					                    43     2.00                         284      15.19

Net income						                         $  749    13.26%                     $  736      14.98%

Management's Discussion and Analysis

OTHER OPERATING INCOME

  SUN's total other operating income rose $168,000 or 9.35% in 1996.
Service charges on deposit accounts remained relatively unchanged at $524,000 in 1996 compared to $515,000 in 1995. SUN's total deposits increased 49,027,000 with most of the growth occurring in non-transactional accounts where fees are not normally assessed. Other income was $510,000 in 1996 reflecting a $134,000 or 20.81% decrease from the $644,000 recognized in 1995. Other income is mainly comprised of non-yield related loan fees and other miscellaneous income. In 1995, SUN recognized $89,000 in non-recurring income from net gains on the sale of other real estate owned and proceeds from an insurance contract relating to the termination of its defined benefit pension plan in 1990. Net security gains amounted to $358,000 in 1996, up $228,000 from the gains realized in 1995. In 1996, SUN sold several municipal bonds resulting in a gain of $234,000 and equity security sales amounted to $124,000 in security gains. Management recognizes the need to find additional sources of income to enhance its profit performance. However, sales from the investment portfolio are not used as a strategy to increase income at the expense of liquidity. The income from insurance subsidiary remained steady at $260,000 in 1996 compared to $255,000 in 1995.
  In 1995, total other operating income rose $227,000 or 14.47%. Positive growth was recognized in each income category except the income from the insurance subsidiary. Service charges on deposit accounts grew $48,000 or 10.28% due to an increase in the number of accounts and general increases in related account fees. Trust income rose $36,000 or 16.67% as a result of an increase in the number of accounts as well as the balances held in trust. Other income increased $164,000 and net security gains rose $65,000.

  The table below illustrates the changes in other operating income for the years ended December 31, 1996, 1995 and 1994.
(In Thousands)			  	              	1996  % Change     1995  % Change    1994
Service charges on
  deposit accounts             		$  524	   1.75%   	$  515   10.28%  	$  467
Trust income					                   312	  23.81		 	    252	  16.67			    216
Other income               					    510  (20.81)		     644   34.17			    480
Net securities gains	        			    358 	175.39		 	    130 	100.00        65
Income from insurance subsidiary    260    1.96        255  (25.22)		    341

  Total other operating income  	$1,964    9.35%  		$1,796 	 14.47% 		$1,569

OTHER OPERATING EXPENSES

  SUN has always been committed to controlling its operating expenses in an effort to maximize profits. In 1996, SUN's total other operating expenses rose $244,000 or 4.08%. Salaries and employee benefits increased $280,000 or 8.61% due to increased staffing and normal wage and salary adjustments. Net occupancy expense rose $28,000 or 7.51%. SUN is expanding its operations by locating a new branch in Northumberland and relocating its Shamokin Dam branch to a more accessible site. Furniture and equipment expenses remained relatively unchanged. Other operating expenses showed a net decrease of $26,000 or 1.50% in 1996. The expenses related to the computer software conversion that occurred in late September 1996 were offset by a reduction in the Federal Deposit Insurance (FDIC) insurance premiums. SUN's annual assessment rate dropped to $2,000 in 1996 from $314,000 in 1995 as a result of its well-capitalized status. The expenses of insurance subsidiary dropped $40,000 from $234,000 in 1995 to $194,000 in 1996.
  In 1995, SUN's total other operating expenses decreased $140,000 or 2.29% with general declines or minimal increases in each of the expense categories. Salaries and emp0loyee benefits increased $114,000 or 3.63%. Net occupancy expenses rose $5,000 or 1.36% as furniture and equipment expenses dropped $41,000 or 9.58%. In September 1995, SUN received a $117,000 refund from the FDIC representing an adjustment to its deposit insurance premiums for the second and third quarters of 1995. The reduced FDIC premium paid in the fourth quarter of 1995 along with the refund, contributed to SUN's other operating expenses falling $146,000 or 7.75%.

  The table below illustrates the changes in other operating expenses for the years ended December 31, 1995, 1994 and 1993.
(In Thousands)					               1996  % Change     1995  % Change     1994
Salaries and employee benefits		$3,531   	8.61%   	$3,251	   3.63%    $3,137
Net occupancy expenses       			   401   	7.51		      373    1.36	  	    368
Furniture and equipment expenses		 389 		  .52        387   (9.58)  	    428
Other expenses              					1,713	  (1.50)  	  1,739   (7.75)  		 1,885
Expenses of insurance subsidiary   194  (17.09) 	     234  (23.53)  	    306

Total other operating expenses	 $6,228   	4.08%	   $5,984   (2.29)%  	$6,124

Management's Discussion and Analysis

INVESTMENT PORTFOLIO

  SUN's total portfolio has always been classified as available-for-sale, which means it is reported at fair value with unrealized gains or losses, net of taxes, reported as a separate component of stockholders' equity. SUN had unrealized net gains on investment securities of $1,017,000 and $2,115,000 at December 31, 1996 and 1995, respectively. The majority of SUN's portfolio is comprised of fixed-rate mortgage-backed securities that have monthly principal and interest paydowns. As these paydowns are received, the funds are generally being reinvested into higher-yielding loans and other securities. Management believes this sound strategy continues to reflect positively on profits. There are no single-issuer concentrations in municipal securities.

  The following table shows the actual maturity distribution of investment securities, including mortgage-backed securities at their contractual maturities, at December 31, 1996.
(In Thousands)		          Within         After One But      After Five But         After
			                      One Year      Within Five Years   Within Ten Years       Ten Years            Total

                  			Amortized	         Amortized	        Amortized           Amortized          Amortized
                 			    Cost   Yield       Cost   Yield      Cost    Yield       Cost   Yield       Cost    Yield
Obligations of
  U.S. government
  agencies		           $  -	     -       $  721    6.08%   $28,645    6.47%   $52,703   6.76%    $ 82,069   6.65%
Obligations of
  states and political
  subdivisions (1)       310   10.50%       530   10.86         60   13.64     41,329   8.77       42,229   8.82

  Total		              $ 310   10.50%    $1,251    8.11%   $28,705    6.49%   $94,032   7.64%    $124,298   7.39%

Equity securities (2)											                                                                   11,223

Total investment securities										                                                            $135,521   6.78%

(1) The federal income tax rate of 34% was used to adjust the income to a taxable equivalent basis.
(2) Equity securities have no stated maturity and the related dividend income has no stated rate.

  The amortized cost, unrealized gains and losses, and estimated fair value of investment securities at December 31, 1996 and 1995 were as follows:
(In Thousands)
					       1996					          1995

		                 Amortized   Unrealized Unrealized  Estimated    Amortized   Unrealized Unrealized  Estimated
                      Cost	       Gains     Losses    Fair Value      Cost        Gains     Losses    Fair Value
Obligations
  of U.S.
  government
  agencies  	      $ 82,069	    $  227     $(1,260)    $ 81,036    	$73,425      $  548     $(615)     $ 73,358

Obligations
  of states
  and political
  subdivisions       42,229        811        (166)      42,874      25,113       1,423       (13)       26,523

Corporate debt
  securities             -          -           -            -          242          -         -            242

Equity securities    11,223      1,427         (22)      12,628	      6,230         795       (23)        7,002

  Total	          	$135,521     $2,465     $(1,448)    $136,538    $105,010      $2,766     $(651)     $107,125

Management's Discussion and Analysis

LOAN PORTFOLIO

  Loan demand continued to be strong in 1996 as total loans increased $14,080,000 or 6.98% from $201,635,000 in 1995 to $215,715,000 in 1996. Much of this growth occurred in the real estate mortgage portfolio as these loans rose $13,564,000 or 9.37%. SUN prides itself on its position as a residential lender in the community. Commercial and industrial loans decreased $1,159,000 or 4.51% and individual loans rose $1,360,000 or 5.20% to $27,491,000 in 1996.
In 1995, SUN's total loans increased $14,679,000 or 7.85% with most of the growth occurring in the real estate portfolio. Commercial and industrial loans rose $5,010,000 or 24.20% and individual loans remained relatively unchanged at $26,131,000.
  The loan portfolio is carefully analyzed on a routine basis to ensure the asset quality remains strong. Real estate loans account for 76% of the portfolio and these loans are generally well-secured with minimal credit risk. Lending activities are concentrated within SUN's market area of Snyder, Union and Northumberland counties; therefore, it does not have any foreign loans nor does it engage in lease financing. Management believes the loan portfolio is adequately diversified and there are no concentrations exceeding 10% of total loans.

  The following table identifies the composition of the loan portfolio, net of unearned income, for the five years ending December 31, 1996.
(In Thousands)                   1996      1995      1994      1993      1992
Real estate-Construction		     $  5,107  $  4,729 	$  5,221  $  5,341  $  3,152
Real estate-Mortgage				        158,310	  144,746 	 135,120   118,798   106,779
Agricultural 				         	         769	      724   	   665       740     1,128
Commercial and industrial 		    	24,554    25,713    20,703	   20,761	   19,467
Individual				                   27,491	   26,131	   25,705    22,164    18,052
Other 					         	               145 	      60        42	       36        33
Deferred loan fees	     			        (661)     (468)     (500)     (368)     (302)

 	Total loans				              $215,715	 $201,635  $186,956  $167,472  $148,309

  The following tables set forth the loan maturities and interest rate sensitivity of commercial and industrial, agricultural and other loans, and real estate-construction loans as of December 31, 1996.  These tables represent gross loan balances.
(In Thousands)			                	Within 		   After One But      After
        		                       One Year   Within Five Years  Five Years     Total
Commercial and industrial,
  agricultural and other loans   	$16,850		       $6,008         $2,610     	$25,468
Real estate-Construction       	    5,107		          	-              -   		    5,107

  Total                        			$21,957         $6,008         $2,610      $30,575

                                            Interest Rate Sensitivity
                                 						  Fixed	     	Variable
						                                    Rate         Rate     	   Total
Due within one year			                	$  6,411     	$15,546       $21,957
Due after one year				                    8,203	         415	        8,618

  Total                            					$14,614	     $15,961	      $30,575

Management's Discussion and Analysis

NONPERFORMING LOANS

  Nonperforming loans include nonaccrual, past due and restructured loans. SUN's policy is to place a loan in a nonaccrual status when management concludes the collection of interest income appears doubtful. Interest on loans classified as nonaccrual is recognized as it is received. Past due loans are loans contractually past due 90 days or more as to interest or principal payments and are still accruing interest. Restructured loans are those whose terms have been renegotiated to provide a reduction or deferral of interest and/or principal because of a deterioration in the financial position of the borrower.
  Management continually reviews the loan portfolio to identify and control the number of nonperforming loans. A detailed analysis of significant size loans is done annually by the Compliance and Credit Review Department which operates independently of the Loan Department. This review is designed to identify any potential credit risk and to offer suggestions on ways to avoid those credits becoming nonperforming loans in the future.
  At December 31, 1996, total nonperforming loans amounted to $2,252,000 or 1.04% of total loans. Total loans grew $14,080,000 or 6.98% to $215,715,000 in
1996. However, this growth did not r5esult in a dramatic increase in nonperforming loans. An integral part of our community bank philosophy is our ability to meet our customers' needs while maintaining prudent yet flexible lending practices.

    The following table presents information on nonaccrual, past due and restructured loans for the five years ending December 31, 1996.
(In Thousands)				            1996      1995      	1994      1993 		    1992
Nonaccrual loans			          $  236  	 $    0     $  163  	 $   28 		  $1,010
Loans past due 90 days
  or more	                 	  1,863	 	  1,989 	   	  488  	 	  286		      567
Restructured loans	       	     153       148     	  175	   	   10         30

	 Total nonperforming loans 	$2,252  		$2,137		   $  826		  $  324   		$1,607

ALLOWANCE FOR POSSIBLE LOAN LOSSES

    Losses on loans are charged against the allowance in the period in which they have been determined to be uncollectible. Recoveries of loans previously charged off are credited to the allowance as they are received.
    A quarterly review of the allowance for possible loan losses is done to determine the collectibility of certain loans based on the Compliance and Credit Review's analysis and management's assumptions as to the ability of the borrower to service the loan. During this review, it is also decided when certain loans would be charged off and if additions to the allowance are necessary. At December 31, 1996, management deems the allowance to be adequate; however, future additions may be necessary based on economic, market or other unforeseeable conditions. Although management makes its best estimate as to the additions to the allowance, there can be no assurance that future material additions may not be needed.
    The allocation of the allowance for possible loan losses is also based on historical data, the composition of the portfolio, possible future losses and current economic conditions. The allocation is judgmental and is subject to variations depending on economic market conditions affecting specific loan categories.

Management's Discussion and Analysis

     The following tables present the allocation of the allowance for possible loan losses and the changes in the allowance for the five years ending
December 31, 1996.
(In Thousands)	       	 1996	             1995              1994		            1993              1992
			                         % of		            %	of              % of		            % of	             % of
                            Total             Total             Total             Total             Total
                 Allowance  Loan   Allowance  Loan   Allowance  Loan   Allowance  Loan   Allowance  Loan
Real estate	      $1,009   75.40%   $  631   73.87%   $  279   74.80%   $  208   73.91%   $  520   73.92%
Agricultural          -      .36        -      .36        -      .36        -      .44        -      .76
Commercial
  and industrial   1,013   11.40     1,080   12.76     1,093   11.07     1,203   12.40       607   13.13
Individuals          468   12.77  	    480   12.99       627   13.74       321   13.23       226   12.17
Other	         	      - 	    .07        -      .02        -      .03        -      .02        -      .02

Total
  allowance
  for possible
  loan losses     $2,490  100.00%   $2,191  100.00%   $1,999  100.00%   $1,732  100.00%   $1,353  100.00%




(In Thousands)				            		 1996 	    1995		    1994      1993      	1992

Balance of allowance for
  possible loan losses
  at January 1						            $2,191	   $1,999   	$1,732 	 	$1,353	    $1,164

Loans charged off:
 	Real estate		          			        18	       50        - 		     126		       80
  Commercial and industrial 	      113        37        37        64         14
	 Individuals	           				      236		      89        73	       52         58

  		Total loans charged off		      367		     176		     110	      242	       282

Recoveries of loans
previously charged off:
	 Real estate		          			         1		       2		      -         -          -
 	Commercial and industrial			       4		       5         4	       50 	        9
 	Individuals		          			        11		       1        13		      31		       42

	  	Total recoveries of
      loans charged off	            16		       8	       17	       81         51

Net loans charged off	    				     351  		   168	       93	      161   	    231

Provision for possible
  loan losses	              		     650 	 	   360		     360       540        420

Balance at December 31			       $2,490    $2,191    $1,999     1,732	    $1,353

Ratios:
 	Net charge-offs
    to average loans	       	     .17%	     .09%      .05%      .10%	      .16%
  Allowance for possible
    loan losses to total
    loans at December 31         1.15%	    1.09%     1.07%	    1.03%       .91%
  Allowance for possible
    loan losses to total
    nonperforming loans		      110.57%   102.53%   242.01%   534.57%     84.19%

Management's Discussion and Analysis

DEPOSITS AND BORROWED FUNDS

     At December 31, 1996, SUN's total deposits were $205,619,000 compared to $196,592,000 at December 31, 1995, representing a 4.59% increase. Because of one customer, Insured Money Market Accounts increased by $3,881,000 or 58.33% to $10,534,000 at December 31, 1996. Time deposits grew $6,760,000 or 6.12%.
SUN continues to obtain and maintain deposits by offering new and attractive deposit products while remaining interest rate competitive. In 1995, total deposits increased $13,432,000 or 7.33%. At that time, consumers started to switch from low-yielding checking and savings to longer-term higher yielding certificates of deposit.
     SUN continued to actively utilize the credit products of the FHLB of Pittsburgh in 1996. At year-end, overnight borrowings on the "Open Repo Plus" program amounted to $22,570,000. The $83,625,000 in term advances at year-end included $52,600,000 in variable rate advances that reprice quarterly and $31,025,000 in fixed rate advances with maturities ranging from April 11, 1997 to June 12, 2002. All of these borrowings are collateralized by SUN's investment in FHLB stock, mortgage-backed securities and first mortgage loans. Other sources of funds include several business customers' cash management accounts, classified as securities sold under agreements to repurchase, and the Treasury Tax and Loan Note Option. The current market rates of both deposits and borrowings are continually monitored and analyzed to determine the best funding source.

     The following tables summarize the changes in deposit balances and related information for the periods indicated.
(In Thousands)							                             % of		        % Change from
							                           1996		         Total	           Prior Year
Demand deposits					           $ 19,977     	    9.72%		            ( 1.33)%
NOW accounts	            				    31,024	     	  15.09            			  (.03)
Insured Money Market Accounts	   10,534          5.12	              	58.33
Savings deposits					            26,870         13.07                (4.50)
Time Certificates of Deposits
  of $100,000 or more       	    17,447          8.48              		26.91
Other time deposits				     	    99,767	     	  48.52                 3.17

Total deposits            					$205,619	      	100.00%		              4.59%


              								                          % of	            % Change from
(In Thousands)					              1995          Total               Prior Year

Demand deposits				            $ 20,247        10.30%	              (9.43)%
NOW accounts	             				   31,102		      15.82		            	 (3.48)
Insured Money Market Accounts			  6,653         3.38             	   4.59
Savings deposits         					   28,136		      14.31	               (6.13)
Time Certificates of Deposits
  of $100,000 or more	           14,402		       7.33	               46.16
Other time deposits					         96,052        48.86                16.58

Total deposits		            			$196,592	      100.00%                7.33%

Management's Discussion and Analysis

LIQUIDITY AND INTEREST RATE SENSITIVITY

  SUN's liquidity is dependent upon its ability to convert assets to cash or acquire alternative sources of funds to meet customers' cash withdrawal needs and borrowers' credit needs. SUN's primary sources of liquidity are cash and due from banks, monthly principal and interest payments on mortgage-backed securities, and other short-term investment securities. Additional sources of funds include the Flexline overnight line of credit through the FHLB of Pittsburgh as well as term advances through the FHLB. At December 31, 1995, SUN had approximately $6,000,000 in unused funds available through the Federal Home Loan Bank. There are no known trends, demands, commitments or uncertanties that will result in liquidity increasing or decreasing in any material way.
  Closely related to liquidity is monitoring the interest rate sensitivity of SUN's assets and liabilities to achieve stability in the net interest margin. Interest rate sensitivity analysis involves controlling the timing of interest changes in order to maximize earnings. In an asset sensitive gap position, assets will reprice faster than liabilities, which is conducive to a rising interest rate environment. Conversely, in a declining interest rate environment, it is more beneficial to be in a liability sensitive gap position. SUN's objective in interest rate sensitivity analysis is to adjust its gap position when needed to increase earnings.

    The following table presents SUN's interest rate sensitivity position at
December 31, 1995.
										                                             After One
								                        0-90     91-180   181-365   But Within    After
(In Thousands)	     		          Days      Days      Days    Five Years  Five Years     Total
Assets:
  Interest-bearing deposits       706        -     	   -         	-          		-     $    706
  Investment securities		      12,234     8,958    16,434     66,663       32,249     136,538
  Loans                        45,068    14,576    31,552     67,664       54,365     213,225
  Other noninterest-earning
    assets       	                 -         -         -          -        16,921      16,921

		Total assets	                58,008    25,534    47,986    134,327      103,535    $367,390

Liabilities and Shareholders'
    Equity:
  Interest-bearing deposits	   24,495    19,599    30,520     61,812       49,216    $185,642
  Short-term borrowings        35,823        -         -          -            -       35,823
  Other borrowed funds         27,600        -     23,000     31,025        2,000      83,625
  Other noninterest-bearing
     liabilities	                  -         -         -          -        23,434      23,434
  Shareholders' equity             -         -         -          -        38,866      38,866

		Total liabilities and
    Shareholders' equity       87,918    19,599    53,520     92,837      113,516    $367,390


Interest Sensitivity Gap:

     By period			            $(29,910) $  3,935  $ (5,534)   $41,490    $  (9,981)         -

     Cumulative			           $(29,910) $(25,975) $(31,509)   $ 9,981           -           -

Management's Discussion and Analysis

CAPITAL ADEQUACY

  SUN's management understands the importance of adequate capitalization as it relates to stockholder confidence and regulatory compliance. Currently, as well as in the past, SUN is a well-capitalized organization. This point is further emphasized in the following table which illustrates SUN's capital ratios significantly exceeding the regulatory minimum standards.
  Shareholders' equity increased $2,846,000 or 7.90% in 1996. As previously discussed, unrealized gains or losses, net of taxes, on available-for-sale securities are reflected as an adjustment to capital under SFAS No. 115. At December 31, 1996, SUN had unrealized gains of $672,000 and a $1,396,000 in 1996 and 1995, respectively, which resulted in a $724,000 decrease in capital. During 1996, SUN paid $3,134,000 in cash dividends as well as a 5% stock dividend. SUN is committed to providing its shareholders with the highest return on their investment while remaining a safe and sound organization. Management is not aware of any events or regulatory restrictions in the foreseeable future that, if implemented, would have a material effect on the capital position or earnings.


FORWARD OUTLOOK

  The performance of a bank is affected more by changes in interest rates than by inflation; therefore, the effect of inflation is normally not as significant as it is on other businesses and industries. During periods of high inflation, the money supply usually increases and banks normally experience above average growth in assets, loans, and deposits. A bank's operating expenses will usually increase during inflationary times as the prices of goods and services increase.
  A bank's performance is also affected during recessionary periods. In times of recession, a bank usually experiences a tightening on its earning assets and on its profits. A recession is usually an indicator of higher unemployment rates, which could mean an increase in the number of nonperforming loans because of continued layoffs and other deteriorations of consumers' financial conditions.
  SUN's management and the Board of Directors are looking forward to taking advantage of the many opportunities that 1997 is expected to present. In 1996, SUN made several announcements which demonstrate its intention to continue the expansion of its market area. The opening of our seventh community banking office in Northumberland and the relocation of our Shamokin Dam office to a more customer friendly and convenient location are scheduled for completion in the spring of 1997. The acquisition of Bucktail Bank and Trust Company will enable SUN to serve a new and broader customer base with its varied selection of financial products and services. SUN is committed to remaining a community-based organization and intends to recognize continued growth in its consumer, mortgage and commercial loan portfolios while obtaining and maintaining a strong core deposit base. The management of SUN feels we are positioned to offer the products and services demanded in today's rapidly changing technology-based marketplace.

                            Stockholder Information
               Common Stock Market Prices and Dividends Per Share

  The common stock of SUN BANCORP, INC. is traded publicly on the NASDAQ national market system under the symbol SUBI.  The high and low bid information does not include retail mark-ups or mark-downs or any commission to the broker-
dealer.
<CAPION>
			    		                1996				                       1995
Quarter Ended		 Bid Information  Cash Dividends	       Bid Information        Cash Dividends
			             High        Low   Declared (1)         High         Low        Declared (1)
March 31	   	  $28.35	     $23.35		 $ .21	           	$18.45       $17.28       $.15
June 30			      29.29 	     25.62     .23    	         19.38      	 17.47        .17
September 30		  31.91       27.38     .24		            19.38        18.55        .17
December 31     35.00       30.00     .25              25.62        18.76        .20

  (1) Cash dividends declared are adjusted for the 5% stock dividend that occurred in June of 1996.