Form 10-K, Exhibit 13
period 1997-12-31
SUN BANCORP INC
filed 1998-03-27
CIK 713975

Consolidated Balance Sheets
December 31, 1997 and 1996
(In Thousands, Except Share Data)

ASSETS			     			    		              	    	                 1997    	    	    1996
                                                          ---------         ---------

Cash and due from banks          	     						          	  $  8,173         	$  6,793
Interest-bearing deposits in banks               							       786               706
                                                          ---------         ---------
   	  Total cash and cash equivalents					                   8,959 		          7,499

Securities available for sale           			 	     			      165,284          	136,538
Loans, net 						                                	       		310,300           213,225
Bank premises and equipment, net					    	 	                 8,964             5,078
Intangible asset, goodwill - net							                     10,946	              -
Accrued interest and other assets					                       6,275	            5,050
                                                          ---------         ---------
      Total assets					 	          	                      $510,728          $367,390
									                                                 =========         =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  	Noninterest-bearing               					                $ 30,563	         $ 19,977
	  Interest-bearing					                                   296,455 	         185,642
		                                                        ---------         ---------
      Total deposits			      	                	            327,018 	         205,619

Short-term borrowings               						            	     20,259		          35,823
Other borrowed funds						                                  93,025 	       	  83,625
Accrued interest and other liabilities     					             4,813       		    3,457
		  	                                                     ---------         ---------
Total liabilities				                           	          445,115         		328,524
                                                          ---------         ---------

Shareholders' equity:
   Common stock, par value $.83 per share in 1997 and
    $1.25 in 1996; 20,000,000 authorized shares,
    issued 6,271,944 in 1997 and	3,417,358 in 1996						 	   5,206      	      4,272
   Additional paid-in capital          				               		56,155 	          30,404
   Retained earnings		 	   	                                 2,485  	          4,927
   Unrealized gains on available-for-sale securities,
    net of tax of $1,636 in1997 and $345 in 1996             3,176               672
   Less:  Treasury stock at cost, 71,263 shares
    in 1997 and 47,509 shares in 1996                       (1,409)           (1,409)
          	      	                                        ---------         ---------
      Total shareholders' equity          	                 65,613            38,866
	 		                                                      ---------         ---------
		Total liabilities and shareholders' equity             	$510,728          $367,390
                                                          =========         =========

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
Years Ended December 31, 1997, 1996, and 1995

(In Thousands, Except Net Inome Per Share)          1997      1996      1995
                                                  -------   -------   -------
Interest income:
   Interest and fees on loans					           	    $24,312	  $19,488  	$17,890
  	Income from available-for-sale securities:
	    Taxable                    			    	  	    	    5,701 	   5,306     4,689
     Tax exempt                           	    	    2,669	    1,825     1,360
     Dividends   		                           	       700       545 	     378
   Interest on deposits in banks and other
    financial institutions	                           271        35	      122
			                                               -------   -------	  -------
        Total interest and dividend income    			  33,653 	  27,199 	  24,439
                                                  -------   -------   -------

Interest expense:
   Interest on deposits                  							   10,180	    8,193	    7,376
  	Interest on short-term borrowings                  712     1,779       978
 		Interest on other borrowed funds           	     5,727     3,717     3,733
                                                  -------   -------   -------
 	    		Total interest expense          					  	   16,619 	  13,689 	  12,087
                                                  -------   -------   -------

Net interest income         							                17,034	   13,510    12,352
Provision for possible loan losses					             1,175       650       360
                                                  -------   -------   -------
        Net interest income after provision
	        for possible loan losses	          				   15,859    12,860    11,992
                                                  -------   -------   -------
Other operating income:
	  Service charges on deposit accounts    					       936       524	      515
  	Trust income                      							  	       432       312       252
	  Net securities gains					                  		    1,779       358       130
  	Income from insurance subsidiary		         	       151       260       255
  	Other income                        								       527       510       644
                                                  -------   -------   -------
        Total other operating income          		    3,825     1,964     1,796
	                                                 -------   -------   -------
Other operating expenses:
  	Salaries and employee benefits         	    	    4,783 	   3,531     3,251
	  Net occupancy expenses	    				                    570       401       373
   Furniture and equipment expenses       					       648       389       387
   Pennsylvania shares tax              							       380	      310		     286
	  Amortization of goodwil                					       378	       -		       -
	  Expenses of insurance subsidiary                   163       194       234
 		Other expenses					          	               	   2,451 	   1,403     1,453
		                                                -------   -------   -------
        Total other operating expenses  			         9,373     6,228     5,984
                                                  -------   -------   -------
        Income before income tax provision         10,311     8,596  	  7,804
       	Income tax provision  				             	    2,510     2,197     2,154
                                                  -------   -------   -------
		      Net income		   		         		              $ 7,801   $ 6,399   $ 5,650
                                                  =======   =======   =======
	       Net income per share - Basic              $  1.35   $  1.20   $  1.07
                                                  =======   =======   =======
      		Net income per share - Diluted 				       $  1.34   $  1.19   $  1.07
                                                  =======   =======   =======

See accompanying notes to consolidated financial statements.


Consolidated Statements of Changes in Shareholders' Equity
Years Ended December 31, 1997, 1996, and 1995

(In Thousands, Except Per Share Data)				                                       Unrealized
				                      	        				                                            Gains
                                                    Additional                  (Losses) on                        Total
				                               Common Stock       Paid-In    Retained    Available-for-sale    Treasury    Shareholders'
                                  Shares   Amount     Capital    Earnings      Securities,Net       Stock         Equity
                                  ------   ------   ----------   ---------   ------------------    --------    -------------
Balance, December 31, 1994         2,812   $3,515    $15,212     $13,932          $(2,496)         $(1,409)       $28,754

Net income                  			      -	       -	        - 	        5,650	             -                -            5,650

Stock issued:
   Stock dividends		                 428      535     10,313 	   (10,848) 	           -                - 	            -
   Employee benefit plans              2        3         38         -                - 	              - 		            41

Cash dividends declared,
     $.46 per share                  - 	      -         -         (2,317) 	           -	               - 	         (2,317)

Unrealized gains on
   available-for-sale securities,
   net of taxes of $2,005            -        -         -            -    		        3,892	             -             3,892
                                  ------   ------   ----------   ---------   ------------------    ---------    -------------
Balance, December 31, 1995         3,242 	  4,053     25,563       6,417            1,396 	         (1,409)         36,020

Net income	                   		     -        -         - 		       6,399              - 	              - 	           6,399

Stock issued:
   Stock dividends               		  159      199      4,556      (4,755)             - 		             -              -
   Employee benefit plans	            16       20	       285         - 	              - 		             -               305


Cash dividends declared,
     $.59 per share          			     -        - 	       -         (3,134)             -                -            (3,134)

Unrealized losses on
   available-for-sale securities,
   net of taxes of $374              -        -         - 	          -               (724)             -              (724)
                                  ------   ------   ----------   ---------   ------------------   ----------   --------------
Balance, December 31, 1996         3,417    4,272     30,404       4,927               672 	        (1,409)         38,866

Net income	                   		    	-        -       		-  	       7,801              -                -             7,801

Stock issued:
   Stock dividends	                  169      211      5,815      (6,026)             -                -              -
   Employee benefit plans	            31       16        580         -                -                -               596
   Acquisition of Bucktail
    Bank and Trust Company	          565      707     19,356         -                -                -            20,063
   Stock split, three-for-two      2,090      -         -            -                -                -              -

Cash dividends declared,
     $.72 per share            		    -        -         -         (4,217)             -                -              -

Unrealized gains on
  available-for-sale securities,
  net of taxes of $1,290  	          -        -         -            -               2,504             -             2,504
                                 ------    ------   ----------   ---------   ----------------       ----------   ------------
Balance, December 31, 1997        6,272 	  $5,206    $56,155      $2,485            $3,176           $(1,409)      $65,613
                                 ======    ======   ==========   =========   ================       ==========   ============

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Years Ended December 31, 1997, 1996, and 1995

(In Thousands)		                                    						   	  1997  	  1996 	    1995
                                                              -------- --------- ---------
Cash flows from operating activities:
	  Net income	                                         							$ 7,801	 $  6,399	 $  5,650
   Adjustments to reconcile net income to net cash
	   provided by operating activities:
		    Provision for possible loan losses                 				   1,175    	  650    	  360
	     Provision for depreciation            				                  607 	     337     	 315
      Amortization of goodwill                                    378 	     -         -
      Amortization and accretion of securities, net       		      211	      304 	     391
      Deferred income tax	                  				                  316      (119)      (92)
      Net securities gains                        					     	  (1,779)     (358)	    (130)
      Gain on sale of bank premises and equipment	        	       (83)      - 	       -
      Increase in accrued interest and other assets 		     	     (808)   (2,218)     (289)
      Increase in accrued interest and other liabilities 		       345       582 	     702
                                                              -------- --------- ---------
        Net cash provided by operating activities		             8,163     5,577	    6,907
                                                              -------- --------- ---------
Cash flows from investing activities:
   Proceeds from sales of available-for-sale securities	    		 26,386     3,591     4,383
   Proceeds from maturities of available-for-sale securities		 18,281    16,502    18,925
   Purchases of available-for-sale securities	   	            (52,266) 	(50,550)  (24,794)
   Net increase in loans       	        		    		                 (382) 	(14,431)  (14,847)
   Proceeds from sales of bank premises and equipment	     	      266   	   -	        -
   Capital expenditures     				                	              (1,330)   (1,168)   (1,024)
		                                                            --------  --------- --------
        Net cash used in investing activities                  (9,045) 	(46,056)  (17,357)
                                                              --------  --------- --------
Cash flows from financing activities:
   Net increase in deposit accounts		     	     	               7,365     9,027    13,432
   Net increase (decrease) in short-term borrowings           (16,664)   19,684   (18,563)
   Proceeds from other borrowed funds	       	   	             55,000 	  53,525    34,440
   Repayments of other borrowed funds		         	 	           (45,681)  (37,900)  (17,372)
   Cash dividends paid	        			               	             (4,217)   (3,134)   (2,317)
   Proceeds from sale of stock for employee benefits program      596       305        41
   Cash and cash equivalents received from issuance of stock
    related to acquisition of Bucktail Bank and Trust Company   6,093       - 		      -
   Offering costs paid	                     					                (150)      - 	       -
                                                              -------- --------- ---------
Net cash provided by financing activities      		               2,342    41,507     9,621
                                                              -------- --------- ---------
Net increase (decrease) in cash and cash equivalents            1,460     1,028      (829)

Cash and cash equivalents at beginning of year                  7,499     6,471     7,300
                                                              -------- --------- ---------
Cash and cash equivalents at end of year                      $ 8,959  $  7,499   $ 6,471
                                                              ======== ========= =========
Supplemental disclosure of cash flow information:
  	Interest paid		        		         		                       $16,131  $ 13,446   $11,646
                                                              ======== ========= =========
   Income taxes paid           			  		                        $ 2,030  $  2,550   $ 2,175
                                                              ======== ========= =========

See accompanying notes to consolidated financial statements.

Supplemental schedule of noncash investing and financing activities:

  In 1997, loans with an estimated value of $327,000 were reclassified to other real estate owned.

  On June 30, 1997, SUN acquired all of the capital stock of Bucktail Bank and Trust Company in exchange for shares of SUN's common stock valued at $20,213,000. In conjunction with the acquisition, liabilities were assumed as follows (in thousands):

     	Cash and cash equivalents acquired		                       		 $  6,093
	     Fair value of other assets acquired				                        118,706
	     Excess of cost over fail value of assets acquired (goodwill)    11,324
                                                                    ---------
             	                                                       136,123
      Value of stock issued by SUN, net of offering costs		          (20,063)
                                                                    ---------
      Liabilities assumed, primarily deposits 			                   $116,060
                                                                    =========

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
December 31, 1997, 1996 and 1995

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

Nature of Operations
  SUN provides a full range of banking services to individual and corporate customers through the fourteen offices of its subsidiary in central Pennsylvania. The offices are located in Snyder, Union, Northumberland, Lycoming, Cameron and Elk counties. All six counties have diversified economies with an emphasis on manufacturing. SUN's primary deposit products are interest-bearing checking and savings accounts, and certificates of deposits. Its primary lending products are single-family residential loans, secured consumer loans (predominately automobiles), and secured loans to small businesses.

Basis of Consolidation
  The consolidated financial statements include the accounts of SUN BANCORP, INC., the parent company, and its wholly-owned subsidiaries, Sun Bank (Bank), doing business as Snyder County Trust Company, Watsontown Bank, Central Pennsylvania Bank and Bucktail Bank and Trust Company, and Pennsylvania SUN Life Insurance Company (SUN Life). The transactions of SUN Life are not material to the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates
  In preparing the financial statements in accordance with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.
  A material estimate that is particularly susceptible to significant change in the near term is the allowance for possible loan losses. In connection with the determination of the allowance for possible loan losses, management obtains independent appraisals for significant properties.
  A majority of SUN's loan portfolio consists of single-family residential loans in the counties of Snyder, Union, Northumberland and Lycoming. With the acquisition of Bucktail Bank and Trust Company (Bucktail), SUN's indirect consumer loans have increased. The regional economy depends heavily on the manufacturing industry, which is currently stable. Real estate prices in the market are also stable. Accordingly, the ultimate collectibility of a substantial portion of SUN's loan portfolio is susceptible to changes in local market conditions.
  Management believes that the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review SUN's allowance for possible loan losses. Such agencies may require SUN to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for possible loan losses may change materially in the near term.

Securities Available for Sale
  Available-for-sale securities includes debt and both restricted and unrestricted equity securities. Such securities are reported at fair value, with unrealized gains and losses, net of taxes, excluded from earnings and reported as a separate component of shareholders' equity. The restricted equity securities consist primarily of Federal Home Loan Bank stock with a value of $5,066,000 and $8,320,000 at December 31, 1997 and 1996, respectively.
  The fair value of available-for-sale securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.
  Amortization of premiums and accretion of discounts on available-for-sale securities are recorded using the level yield method over the remaining contractual life of the securities, adjusted for actual prepayments.
  Realized gains and losses on the sale of available-for-sale securities are computed on the basis of specific identification of the adjusted carrying value of each security.

Notes to Consolidated Financial Statements

Loans
  Interest income on loans is recognized on the accrual basis based upon the principal amount outstanding. Interest income is not accrued when, in the opinion of management, its collectibility is doubtful. When a loan is designated as nonaccrual, any accrued interest receivable is generally charged against current earnings. The placement of a loan on the nonaccrual basis for revenue recognition does not necessarily imply a potential charge-off of principal.
  Interest income is generally not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on impaired loans are generally applied as a reduction of the loan principal balance.
  Loan fees and costs of loan origination are deferred and recognized over the life of the loan as a component of interest income using the interest method.

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

Foreclosed Assets Held For Sale
  Foreclosed assets, all of which are held for sale, are carried at the lower of cost or fair value of the assets less estimated selling costs. SUN had foreclosed assets held for sale, which are included with accrued interest and other assets in the consolidated balance sheet of $338,000 and $311,000 at December 31, 1997 and 1996, respectively.

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

Goodwill
  Goodwill represents the excess of the cost over the fair value of the Bucktail Bank and Trust Company's assets acquired (Note 3) and is amortized using the straight-line method over a period of 15 years. Amortization of goodwill amounted to $378,000 in 1997. The carrying value of goodwill is periodically reviewed by SUN based on fair values or undiscounted operating cash flows. Based upon its most recent analysis, SUN believes that no material impairment of goodwill exists at December 31, 1997.

Benefit Plans
  SUN maintains and funds a defined contribution plan which covers substantially all employees. SUN has also established a nonqualified Supplemental Retirement Plan for selected key employees. (Note 12)
  SUN also maintains three common stock plans for employees and directors. (Note 11)

Income Taxes
  Provision for deferred income taxes is made as a result of temporary differences in financial reporting and income tax methods of accounting. These differences relate primarily to loan losses, depreciation, the excess of historical cost over fair value of loans acquired from Bucktail and income and income from loan fees.

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

Notes to Consolidated Financial Statements

2.  Net Income Per Share
  Net income per share is computed based on the weighted average number of shares of stock outstanding for each year presented. Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," requires presentation of two new amounts, basic and diluted net income per share. The adoption of SFAS No. 128 is required for all reporting periods ending after December 15, 1997, and requires restatement of net income per share for all prior periods.
  The number of shares used in calculating net income per share and dividends per share reflect the retroactive effect of a three-for-two stock split in the fourth quarter of 1997, a 10% stock dividend in the fourth quarter of 1995 and 5% stock dividends in the second quarters of 1997, 1996 and 1995. The following data shows the amounts used in computing net income per share and the weighted average number of shares of diluted stock options:

			                                            		      	       		     Common 		         Net
					   			                                         Income            Shares 	       Income Per
                                           								Numerator     	  Denominator         Share
			                                               -----------       -----------      ----------
1997
----
Net income per share - basic                     	$7,801,000	        5,758,167	         $1.35
  Dilutive effect of potential common stock                                             =====
     Stock options:
	      Exercise of options outstanding                                	242,476
	      Hypothetical share repurchase at $24.47		                      (181,508)
                                                  -----------        ----------
Net income per share - diluted   	                $7,801,000	        5,819,135	         $1.34
                                                  ===========        ==========         =====
1996
----
Net income per share - basic		                  		$6,399,000	        5,327,047          $1.20
	Dilutive effect of potential common stock	                                             =====
    Stock options:
      Exercise of options outstanding    	                  		         212,695
      Hypothetical share repurchase at $19.14    	                    (168,780)
                                                  -----------        ----------
Net income per share - diluted                  		$6,399,000	        5,378,962          $1.19
                                                  ===========        ==========         =====
1995
----
Net income per share - basic                   			$5,650,000	        5,282,488          $1.07
	Dilutive effect of potential common stock	                                             =====
    Stock options:
      Exercise of options outstanding                  				             91,876
      Hypothetical share repurchase at $13.99		                        (81,071)
                                                  -----------        ----------
	Net income per share - diluted			                $5,650,000	        5,293,293	         $1.07
                                                  ===========        ==========         =====

  Net income per share, as determined using accounting principles in effect prior to SFAS No. 128, would be the same as basic net income per share reported by SUN for 1997, 1996 and 1995.

3.  Purchase of Bucktail Bank and Trust Company

  On June 30, 1997, SUN acquired Bucktail from FNB Corporation, a multi-bank holding company headquartered in Hermitage, Pennsylvania. Concurrently, Bucktail was merged into Sun Bank and SUN's results of operations for 1997 include Bucktail's results of operations from June 30, 1997 through December 31, 1997. The acquisition, which has been accounted for as a purchase, resulted in the issuance of 565,384 shares of SUN common stock (not adjusted for the subsequent three-for-two stock split) in exchange for all of the outstanding shares of Bucktail. Based on the market price of SUN's common stock as of June 30, 1997, the total cost of the acquisition was $20,063,000.

Notes to Consolidated Financial Statements

  The pro forma combined operating results provided in the table below are presented as if the acquisition had been effective on January 1, 1996. The pro forma results include adjustments for the amortization of goodwill and other changes in depreciation expense, interest expense and interest income which result from accounting for the purchase of Bucktail's assets and assumption of Bucktail's liabilities at their fair market values. In addition, overhead charges of $284,000 for 1997 and $750,000 for 1996 have been eliminated from the combined historical results of operations based on the excess of historical overhead charges made by the former parent company over the estimated cost of providing these services.

                    						             Years Ended December 31
                                       -----------------------
(In Thousands, Except Per Share Data)		    1997	       1996
                                         -------     -------
Net interest income				                 	$19,966    	$19,123
Net income						                         $ 8,501     $ 7,554
Net income per share:
 	Basic		                            				$  1.38     $  1.22
                                         =======     =======
	 Diluted	                           				$  1.36     $  1.21
                                         =======     =======

  The pro forma combined operating results are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisition had occurred on January 1, 1996.

4.  Restrictions on Cash and Due From Bank Accounts
  SUN is required to maintain reserves in the form of cash and balances with the Federal Reserve Bank primarily based on its deposit liabilities. The average of such reserves was $1,924,000, $1,312,000 and $1,251,000 for 1997, 1996 and
1995, respectively. These reserves were $2,610,000 at December 31, 1997 and $1,289,000 at December 31, 1996.
  Deposits with any one financial institution are insured up to $100,000. SUN could maintain cash and cash equivalents with certain other financial institutions in excess of the insured amount.

5.  Securities Available for Sale
  The amortized cost and fair value of available-for-sale securities at December 31, 1997 and 1996 were as follows:

(In Thousands)
								                                                                December 31, 1997
								                                                               Gross		       Gross
                                                      Amortized     Unrealized    Unrealized       Fair
                                                         Cost          Gains        Losses         Value
                                                      ---------     ----------    ----------     --------
Debt securities:
  Obligations of U.S. government agencies    	         $107,830	     $  1,423	     $  (396)      $108,857
  Obligations of states and political subdivisions   	   43,928         1,560           -          45,488
                                                       --------      --------      --------      --------
    Total debt securities  			                          151,758         2,983         (396)       154,345

Equity securities					                                    8,714         2,225           -          10,939
                                                       --------      --------      --------      --------
	     Total                             	     	    			 $160,472 	    $  5,208	     $  (396)   		 $165,284
                                                       ========      ========      ========      ========


						                                                                   December 31, 1996
								                                                                Gross		       Gross
                                            						     Amortized	    Unrealized    Unrealized      Fair
                                          						         Cost           Gains     	  Losses        Value
                                                       ---------     ----------    ----------    ---------
Debt securities:
  Obligations of U. S. government agencies      	      $ 82,069  	   $    227 	    $  (1,260)    $ 81,036
  Obligations of states and political subdivisions       42,229           811           (166)      42,874
                                                       --------      --------      ----------    --------
    Total debt securities                    				       124,298         1,038         (1,426)     123,910

Equity securities                      				    	         11,223         1,427            (22)      12,628
                                                       --------      --------      ----------    ---------
      	Total				                                 	     $135,521	     $  2,465      $   (1,448) 	 $136,538
                                                       ========      ========      ===========   ========


Notes to the Consolidated Financial Statements

The amortized cost and fair value of SUN's securities at December 31, 1997 and 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

(In Thousands)					                         December 31, 1997     	December 31, 1996
                                           --------------------   --------------------
                                     						Amortized	   Fair    		Amortized	  Fair
                      					                   Cost	 	   Value  	     Cost     Value
                                           ---------   --------   ---------   --------
Debt securities:
  Due in one year or less	             	   $    115 		 $    116   	$    310  	$    313
  Due after one year through five years         619	        635         530    	   541
  Due after five years through ten years     11,973 	    11,987	     12,979     12,818
  Due after ten years                        51,625 	    53,106      49,310     49,652
  Mortgage-backed securities		               87,426   	  88,501 	    61,169 	   60,586
                                           --------    --------    --------   --------
    	Total debt securities	              		 151,758		   154,345	    124,298 		 123,910

Equity securities			                   		     8,714      10,939      11,223   	 12,628
				                                       --------    --------    --------   --------
   	 Total	                   			         	$160,472    $165,284    $135,521   $136,538
                                           ========    ========    ========   ========

  Securities with a carrying value of $80,000,000 and $61,000,000 were pledged to secure public deposits, trust deposits, securities sold under agreements to repurchase and other items required by law at December 31, 1997 and 1996, respectively.
  There is no concentration of investments that exceed 10% of shareholders' equity for any individual issuer, excluding those guaranteed by the U.S. government or its agencies.
  In 1997, gross realized gains from the sale of available-for-sale securities were $1,942,000, while gross realized losses amounted to $163,000. Gross realized gains totaled $358,000 in 1996. In 1995, gross realized gains from the sale of available-for-sale securities were $179,000, while gross realized losses amounted to $49,000.


6.  Loans
  The composition of the loan portfolio at December 31, 1997 and 1996 was as follows:

		       									                                     December 31
                                                      -------------
(In Thousands)		                     					    	    1997		 		     1996
                                                 --------      --------
Real estate - Mortgages 					                  		$202,882		  	 $158,310
Real estate - Construction							                   3,632  			    5,107
Agricultural 							          	                     1,157		         769
Commercial and industrial 						                   34,560 		     24,554
Individual							                                  75,396			     32,848
Other 								                                         90			        145
                                                 ---------     ---------
     Total 			                       				   	  	  317,717		     221,733

Less:  Unearned income on loans		          				    (1,961)       (5,357)
       Unamortized discount on purchased loans	    (1,793)          -
       Deferred loan fees              							       (533)			      (661)
			                                              ---------     ---------
     Net 			                                 				$313,430		  	 $215,715
		       				                                    =========     =========

Transactions in the allowance for possible loan losses were as follows:

                                            										Years Ended December 31
                                                      -----------------------
(In Thousands)		                             					  	  1997		  1996 	  1995
                                                      ------  ------  ------
Balance, beginning of year	                      					$2,490		$2,191		$1,999
Provision for possible loan losses  						             1,175     650  		 360
Allowance for possible loan losses assumed upon
  acquisition of Bucktail Bank and Trust Company 				  1,292 	    - 		    -
Recoveries 						       		                               175      16       8
Loans charged off 						 	                            (2,002)		 (367)   (176)
                                                      ------- -------  ------
Balance, end of year		                            				$3,130  $2,490 	$2,191
                                                      ======= ======= =======

Notes to Consolidated Financial Statements

  Most of SUN's business activity is with customers located within its defined market area. The loan portfolio is well diversified. As of December 31, 1997 and 1996, SUN had loans to automobile dealers of $8,711,000 and $7,219,000, respectively. Loans in the modular home manufacturing industry amounted to $4,460,000 and $4,526,000, respectively. These loans are generally secured by assets and are expected to be repaid from cash flow or proceeds from the sale of assets of the borrower. SUN has not experienced any significant losses on loans to borrowers in these industries. Although SUN has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on the economic conditions in its market area.
  Nonaccrual and restructured loans amounted to $1,436,000 and $389,000 as of December 31, 1997 and 1996, respectively. Interest income which would have been recognized on all nonaccrual and restructured loans outstanding in 1997 and 1996 was approximately $147,000 and $21,000, respectively.

		The following is a summary of the past due and nonaccrual loans as of
December 31, 1997 and 1996:
(In Thousands)									                                  Past Due
								                                      Past Due		  90 Days
December 31, 1997				                        30-89 Days	  or More  Nonaccrual
                                             ----------  --------  ----------
Real estate					                            		$  5,680			$  2,551			$    849
Individual							                                2,176			     277         10
Commercial and all other					                      357	       160        251
                                              --------   --------   --------
    	Total                             							$  8,213			$  2,988		 $  1,110
                                              ========   ========   ========

December 31, 1996

Real estate 	                            					$  2,982 		$  1,350			$    236
Individual			                           		   	   1,203		      443 		      -
Commercial and all other 						                    528         70 		      -
                                              --------   --------   --------
    	Total                               					$  4,713 	 $  1,863 		$    236
                                              ========   ========   ========

  At December 31, 1997, SUN had loans amounting to $2,805,000 that were specifically classified as impaired. The average balance of impaired loans amounted to $4,277,000 in 1997. The allowance for loan losses related to impaired loans as of December 31, 1997 was $518,000.
   The following is a summary of cash receipts on these loans during the period they were classified as impaired in 1997:

(In Thousands)

Cash receipts applied to reduce principal balance	          		$212
Cash receipts recognized as interest income				                267
                                                              ----
     Total                                              						$479
                                                              ====

Notes to Consolidated Financial Statements

7.  Bank Premises and Equipment
  Bank premises and equipment at December 31, 1997 and 1996 consisted of the following:

(In Thousands)                          									   December 31
                                                   -------------
                                    									   1997       			  1996
                                               ------           -----
Land							                                 		$ 1,320	       		$ 1,026
Bank premises								                           7,588 	     		   4,581
Furniture and equipment							                  4,060 			        3,153
                                              --------         --------
     Total cost 	                       						 12,968        		  8,760

Less:  Accumulated depreciation					         	 (4,004)          (3,682)
                                              --------         --------
    	Bank premises and equipment, net        	$ 8,964          $ 5,078
				                                          ========         ========

Depreciation expense was $607,000, $337,000 and $315,000 for 1997, 1996 and
1995, respectively.


8.  Deposits
  The following table reflects certificates of deposit and other time deposits and their remaining maturities as of December 31, 1997:

(In Thousands)

Due in one year or less 			                         	$113,928
Due after one year through two years    	 	            34,523
Due after two years through three years    		          31,840
Due after three years through four years      		        3,253
Due after four years through five years     	           1,673
Due after five years 			                                   69
                                                     --------
	   	Total	                           		             $185,286
						                                               ========

   Included in interest-bearing deposits are certificates of deposit and other time deposits issued in amounts of $100,000 or more. These deposits and their remaining maturities, as of December 31, 1997, are as follows:

(In Thousands)

Three months or less	                            			$  11,311
Three through six months				                            4,510
Six through twelve months			                            3,109
Over twelve months				                                 10,669
					                                               ---------
		   Total	                                      			$  29,599
                                                    =========

  Interest paid on deposits of $100,000 or more amounted to approximately $1,309,000 in 1997, $790,000 in 1996 and $691,000 in 1995.

Notes to Consolidated Financial Statements

9.  Borrowed Funds
  SUN's borrowed funds as of December 31, 1997 and 1996 included the following:

(In Thousands)							                                           December 31
                                                                -----------
								                                                      1997		      1996
                                                          ----------   ---------
Short-Term Borrowings:
     Open Repo Plus (1)  	                           					$    2,070  	$  22,570
     Securities sold under agreements to repurchase (2)			    11,154	      8,405
     Treasury Tax and Loan Note Option (3)			                  7,035       4,848
                                                          ----------   ---------
          Total Short-term Borrowings                 				    20,259      35,823

Other Borrowed Funds:
     Federal Home Loan
       Bank of Pittsburgh advances (4)	                			    93,025	     83,625
                                                          ----------   ---------
          Total Borrowed Funds	                         		$  113,284   $ 119,448
                                                          ==========   =========

(1)	In 1996, SUN began utilizing an "Open Repo Plus" program through the Federal
Home Loan Bank (FHLB) of Pittsburgh, as an overnight source of funds.  As of
December 31, 1997, the total commitment was $50,000,000.  The maximum month end amount of such borrowings in 1997 and 1996 was $19,836,000 and $32,260,000, respectively.  The daily average amount of such borrowings was $6,017,000 in
1997 and $26,917,000 in 1996, and the weighted average interest rate was 5.54%
in 1997 and 5.48% in 1996.  In 1995, SUN utilized Flexline, a line of credit with the FHLB of Pittsburgh.  The maximum month end amount of Flexline borrowings in 1995 was $30,840,000.  The average daily Flexline borrowings in
1995 were $11,886,000 and the weighted average interest rate was 6.16%.

(2)	Securities sold under agreements to repurchase represent deposit customers'
cash management accounts.  The maximum month end amount of securities sold under agreements to repurchase in 1997, 1996 and 1995 was $12,149,000,
$11,923,000 and $10,578,000, respectively.  The average daily amount of such borrowings was $9,737,000, $7,698,000 and $6,412,000 in 1997, 1996 and 1995,
respectively, and the weighted average interest rates were 3.89% in 1997, 3.95%
in 1996 and 4.29% in 1995.

(3)	Borrowings on the Treasury Tax and Loan Note Option represent tax funds
deposited and held until the U.S. Treasury calls the 	balance.  The maximum
amount available to borrow through the Note Option is $10,000,000. The maximum month end amount of such borrowings was $10,000,000 in 1997 and 1996, and $3,500,000 in 1995. The average daily amount of such borrowings was $3,925,000, $2,587,000 and $1,213,000, respectively, and the weighted average interest rates were 4.96% in 1997, 5.23% in 1996 and 5.81% in 1995.

(4) FHLB of Pittsburgh advances represent variable and fixed rate loans with stated maturities as follows:

(In Thousands)                                   								      December 31
                                                            ----------------
                                                  							   1997 			    1996
                                                          -------     -------
Variable rate between 4.97% and 6.06%, maturity 2001	     $20,000	  		$35,000
Variable rate between 5.52% and 6.38%, maturity 2002	      55,000		       -
Fixed rates between 5.14% and 5.91%, maturity 1998	  	     11,525	 		  11,525
Fixed rate of 5.15%, maturity 1999			    	                  2,500			    2,500
Fixed rate of 6.40%, maturity 2000			      	                2,000			    2,000
Fixed rates between 7.80% and 7.88%, maturity 2002	  	      2,000 		    2,000
Variable rate at 5.53125%, maturity 1997			                   -	  		    2,000
Variable rate at 5.64375%, maturity 1998			                   -			      5,600
Variable rates between 5.36% and 5.38%, maturity 1999	        -	    	  10,000
Fixed rates between 5.50% and 7.20%, maturity 1997	  	        -	   		  13,000
                                                          -------     -------
     Total	                              		             		$93,025  			$83,625
                                                          =======     =======

 	All FHLB advances are collateralized by SUN's investment mortgage-backed securities and first mortgage loans.

Notes to Consolidated Financial Statements

10.  Estimated Fair Value of Financial Instruments
  SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires that SUN disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time SUN's entire holdings of a particular financial instrument. Because no market exists for a significant portion of SUN's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions can significantly affect the estimates.
  Estimated fair values have been determined by SUN using historical data and an estimation methodology suitable for each category of financial instruments.
The estimated fair value of SUN's securities available-for-sale is described in
Note 5. The fair value estimates, methods and assumptions are set forth below for SUN's other financial instruments.

Cash and due from banks:
  The carrying amounts for cash and due from banks approximate fair value.

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

                        						      	      December 31, 1997 	         December 31, 1996
                                          -------------------         -------------------
							                                  	Book      	Estimated    	   Book      Estimated
(In Thousands)					                      	Value     	Fair Value       Value 	   Fair Value
						                                  --------     ----------     --------    ----------
Total loans 	 	 				                    $313,430	     $313,886  	   $215,715     $212,406
                                        ========      ========      ========     ========

Deposits:
  The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, NOW accounts, savings deposits, and Insured Money Market Accounts, is equal to the amount payable on demand as of December 31, 1997 and 1996. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently being offered for deposits of similar remaining maturities.
  The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market, commonly referred to as the core deposit intangible. The following table presents information for deposits:

                             					          		December 31, 1997		       December 31, 1996
                                             -------------------       -------------------
                               							       Book      Estimated 		    Book      Estimated
(In Thousands)	                  					       Value 	   Fair Value      Value	    Fair Value
                                           --------    ----------    --------    ----------
Total deposits	 				                  	    $327,018	    $325,025     $205,619     $205,454
	                                          ========     ========     ========     ========

Notes to Consolidated Financial Statements

Borrowed funds:
  Rates currently available to SUN for borrowed funds with similar terms and remaining maturities are used to estimate the fair value of existing borrowed funds.

                                   								    December 31, 1997 		       December 31, 1996
                                              ------------------         -------------------
							                                      Book       Estimated       Book 	    Estimated
(In Thousands)		           				              Value	     Fair Value      Value     Fair Value
                                           --------     ----------    --------    ----------
Total borrowed funds				          	        $113,284      $113,241     $119,448     $117,168
		                                         ========      ========     ========     ========

Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees
Written:
  There is no material difference between the notional amount and the estimated fair value of off-balance sheet items which total $35,008,000 and $41,727,000 as of December 31, 1997 and 1996, respectively and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.


11.  Common Stock Plans
  SUN has three common stock plans for employees and directors. The Stock Incentive Plan, which is administered by a disinterested committee of the Board of Directors, provides for 481,341 shares of common stock for key officers and other management employees in the form of qualified options, nonqualified options, stock appreciation rights or restrictive stock. The Independent Directors Stock Option Plan allows for 45,126 shares of common stock to be issued to non-employee directors. Options under the Stock Incentive Plan and the Independent Directors Stock Option Plan expire ten years after the date of grant. Also, 150,420 shares have been allocated for the Employee Stock
Purchase Plan, which permits all employees to purchase common stock at an option price per share that is not less than 90% of the market value per share on the date of exercise. Each option under the Employee Stock Purchase Plan will expire no later than five years from the date of grant, and this plan will terminate in 2004.
  SUN applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its common stock plans. Accordingly, no compensation expense has been recognized for the plans. Had compensation cost for the plans been determined based on the fair values at the grant dates for awards, consistent with the method of SFAS No. 123, SUN's net income and earnings per share for 1997, 1996 and 1995 would have been adjusted to the pro forma amounts indicated below:

								                                     1997		       1996		       1995
                                          ----------   ----------   ----------
Net income	        	       	As reported		 $7,801,000	  $6,399,000	  $5,650,000
				                        Pro forma	    $7,441,000	  $6,188,000  	$5,540,000

Earnings per share - Basic		As reported			$     1.35 		$     1.20 		$     1.07
				                        Pro forma	  		$     1.29  	$     1.16 		$     1.05

  For purposes of the pro forma calculations above, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants issued in 1997, 1996 and 1995:

								                                     1997      		 1996       		1995
                                            -------      -------      -------
Dividend yield							                           3% 		        3%		         3%
Volatility				             		                  24%  	   	   12%		        12%
Risk-free interest rates:
     Stock Incentive Plan              						6.73% 	     	6.57%        6.30%
     Independent Directors Plan 				        	6.80%	       6.22%        6.75%
Expected option lives					                  4 years      4 years      4 years


Notes to Consolidated Financial Statements

  A summary of the status of the common stock plans, adjusted retroactively for the effects of stock dividends and stock splits, is presented below:

  					                                      1997			      		          1996			    	              1995
                                    -----------------------  -----------------------  ------------------------
					                                          Weighted-                Weighted-                 Weighted-
                                                average                  average                   average
			                                  Shares  Exercise Price   Shares  Exercise Price    Shares  Exercise Price
                                    -------- --------------  -------- --------------   -------- --------------
Outstanding, beginning of year      261,370	  	  $15.75      195,719     	$13.43       118,736	     $12.22
Granted			                           87,394		     25.32       91,804  	    19.90 		     81,848	      15.56
Exercised		                         (49,237)		    14.13 	    (24,001)      12.42 		     (3,378) 	    19.43
Forfeited		                         (31,990)	     17.67  	    (2,152)	     19.43 	      (1,487)      19.43
	                                   --------     ------      --------     ------       --------     ------
Outstanding, end of year 	          267,537 		   $20.46 		   261,370 	    $15.75		     195,719 	    $13.43
	                                   ========     ======      ========     ======       ========     ======

Options exercisable at year-end     206,901  				            196,007	    		            138,151

Fair value of options granted
   during the year		                 $5.47          				      $2.94 			                 $2.15


  The following table summarizes information about fixed stock options outstanding under the Stock Incentive Plan and the Independent Directors Plan at December 31, 1997:

	Exercise			 Number Outstanding		         Remaining		         Number Exercisable
  Prices 			at December 31, 1997      Contractual Life	     at December 31, 1997
 --------			--------------------				 	----------------      --------------------
	$10.54				        3,735            			  7 years                  	3,735
	$11.45				       45,004		 	             7 years    		            45,004
	$12.36				        5,032			              8 years                 		5,032
	$15.12				       42,091		            	  8 years    		            42,091
	$17.89				        8,217			              9 years                			8,217
	$20.32		       		49,611	            		  9 years	                 49,611
	$21.14			         8,964             			10 years                			8,964
	$24.13				       60,636		             	10 years                     -
                 -------               ---------                 -------
  			            223,290               8.7 years     		          162,654
                 =======               =========                 =======

12.  Employee Benefit Plans
  SUN provides a defined contribution pension plan that covers substantially all employees. SUN's contributions to this plan are based on employee contributions and compensation. In addition to the defined contribution plan, SUN provides supplemental payments to certain key employees upon retirement.
  SUN's contributions to the defined contribution plan for the years ended December 31, 1997, 1996 and 1995 were $263,000, $209,000 and $201,000, respectively. Additionally, the amount charged to expense under the supplemental payment agreement for the same periods was $34,000, $39,000 and $32,000, respectively.

Notes to Consolidated Financial Statements

13.  Income Taxes
  The following temporary differences gave rise to a deferred tax asset at December 31, 1997 and 1996:

(In Thousands)										                               Years Ended December 31
                                                       -----------------------
                                             										  1997       		  1996
                                                        ------         ------
Deferred tax assets:
   Loan losses					                               						$  833	       	$  615
   Discount on loans acquired from Bucktail								        609    		       -
   Loan fees and costs									    	                       214		          204
   Premium on deposits assumed from Bucktail							         77             -
   Nonaccrual interest										                            50              7
   Depreciation										      	                            -		            13
   Supplemental compensation plan 									                 67  	   	      60
   Other		      								              	              	      56		           28
		                                                      -------        -------
       Total			                  					               	 	 1,906	      	    927
	                                                       -------        -------
Deferred tax liabilities:
   Unrealized gains on investment securities						    		 1,636            345
   Depreciation											                                 690             -
   Other												                                        35		           12
			                                                     -------        -------
       Total 		                   							              		2,361	      	    357
		                                                      -------        -------

            			Deferred tax (liability) asset, net      $ (455) 	    	 $  570
		                                                      =======        =======

  SUN recorded a deferred tax asset of approximately $580,000 related to the purchase of Bucktail in 1997.

  SUN's income tax provision for 1997, 1996 and 1995 consists of the following:

											                                         Years Ended December 31
(In Thousands)										                           -------------------------
									 	                                       1997 	 	   1996   		  1995
                                                 ------     ------     ------
Current payable									                         $2,194  		 $2,316		   $2,246
Deferred income tax provision (benefit)	  					     316		     (119)		     (92)
			            	                                 -------    -------    -------
Income tax provision						                      	$2,510		   $2,197	   	$2,154
				                                             =======    =======    =======

  The following is a reconciliation between the actual income tax expense and the amount of income taxes which would have been recognized at the federal statutory rate:

                                                								Years Ended December 31
                                                       -------------------------
(In Thousands)					                              1997				         1996		 	        	1995
                                            --------------   --------------   --------------
                                       					Amount		 Rate		  Amount		 Rate   	Amount   Rate
                                            ------   -----   ------   -----   ------   -----
Federal income tax at statutory rate		      $3,609	  35.0%  	$2,923   34.0%   $2,653   34.0%
Tax-exempt income			                        (1,016)	 (9.9)		   (705)  (8.2) 		  (471)  (6.0)
Other items				                                (83)   (.8) 		   (21)   (.2) 		   (28)   (.4)
                                            -------  -----   -------  -----   -------  -----
    	Income tax provision	                 	$2,510	 	24.3%	 	$2,197	 	25.6%		 $2,154		 27.6%
				                                        =======  =====   =======  =====   =======  =====

14.  Related Party Transactions
  Certain executive officers, corporate directors or companies in which they have 10 percent or more beneficial ownership were indebted to SUN. A summary of loan activity with officers, directors, significant shareholders and associates of such persons is listed below:


(In Thousands)				                      Beginning  	 New				              Other		  Ending
                                					    Balance	   Loans	  Repayments  	Changes		 Balance
                                        ---------  -------  ----------  ---------  -------
10 Directors, 6 Executive Officers 1997	 $10,323	 	$  559  		$(1,088)		  $  (950) 	$ 8,844
 9 Directors, 6 Executive Officers 1996	  10,692		  1,986		   (1,131)		   (1,224)		 10,323
10 Directors, 7 Executive Officers 1995	  11,642		  4,925		   (6,364)		      489		  10,692


  The above transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risks of collectibility.

Notes to Consolidated Financial Statements

15.  Off-Balance Sheet Risk
  SUN is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.
  Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. SUN uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Evaluation of each customer's creditworthiness is done on a case-by-case basis. The amount of collateral obtained if deemed necessary upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. At December 31, 1997 and 1996, commitments to extend credit totaled $33,731,000 and $40,449,000, respectively.
  Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The term of the letters of credit varies from one month to 24 months and may have renewal features. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. SUN holds collateral supporting those commitments for which collateral is deemed necessary. At December 31, 1997 and 1996, standby letters of credit totaled $1,277,000 and $1,278,000, respectively.

16.  Regulatory Matters
  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.
  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table.

(In Thousands)                                                       	 To Be Well Capitalized
               						     	                            For Capital     Under Prompt Corrective
					                                 Actual			     Adequacy Purposes     Action Provisions
                                     --------       -----------------  -----------------------
                              				Amount   Ratio 	  	Amount	 	Ratio      		Amount    Ratio
                                 -------- -------   -------- -------      --------  -------
As of December 31, 1997:
Total Capital
    (to Risk Weighted Assets)	   $54,621 		17.8%  		$24,532 	 	8.0% 		    $30,665 		  10.0%

Tier I Capital
    (to Risk Weighted Assets)	    51,491	 	16.8%	 	  12,266	  	4.0%		      18,399 		   6.0%

Tier I Capital
    (to Average Assets)		         51,491 		10.3%		   19,947  		4.0%	    	  24,934		    5.0%

As of December 31, 1996:
Total Capital
    (to Risk Weighted Assets)   	$40,684 		18.4% 	 	$17,689	  	8.0%     		$22,111		   10.0%

Tier I Capital
    (to Risk Weighted Assets)	    38,194 		17.3%      8,844  		4.0% 	    	 13,267 		   6.0%

Tier I Capital
    (to Average Assets)		         38,194 		11.1% 	   13,779 	 	4.0% 	    	 17,224 		   5.0%


Notes to Consolidated Financial Statements

17.  Condensed Financial Information - Parent Company Only

                                SUN BANCORP, INC.
                            CONDENSED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

(In Thousands)      	                    						        1997            		 1996
                                                      ------             ------
Assets:
	Cash			                                				     	    $   111            $     4
	Securities available-for-sale	      	     	  		        1,113       		       922
	Subsidiary investments:
	    Sun Bank							                                   61,985             36,621
	    Pennsylvania SUN Life Insurance Company			           293                284
	Investment in limited partnerships			                  1,673                963
 Other assets                     	      						           447     		          81
                                                      --------           --------    $65,622	         	 $38,875
     Total Assets                                     $65,622            $38,875
      	                                               ========           ========

Liabilities:
	Accounts payable	                          						    $     9            $     9

Shareholders' Equity:
	Common stock		            				          	              5,206              4,272
	Additional paid-in capital						                      56,155         		  30,404
	Retained earnings			      			                          2,485  	           4,927
 Net unrealized gains on available-for-sale securities 	3,176                672
 Treasury stock                 		                     (1,409)            (1,409)
	                                                     --------           --------
          Total shareholders' equity	         			      65,613             38,866
			                                                   --------           --------
          Total liabilities and shareholders' equity  $65,622            $38,875
		                                                    ========           ========

Notes to Consolidated Financial Statements

                                SUN BANCORP, INC.
                         CONDENSED STATEMENTS OF INCOME
                 Years Ended December 31, 1997, 1996 and 1995

(In Thousands)		  			                           	  1997			      1996    			  1995
                                                  ------       ------       ------
Income:
	Dividends from Sun Bank                      				$4,772		     $3,997    			$2,340
	Net security gains				                              226			       -			         -
	Interest and other income	  			                      90			        69			        67
                                                  -------      -------      -------
          Total income	  		             	          5,088	   		  4,066	   		  2,407
	  	                                              -------      -------      -------

Expenses:
	Stationery and printing                    				      18   		      16  		       15
	Professional fees				      	                        101  			      11		 	       22
	Other expenses					                                 104		         80           80
	Loss from investment in limited partnerships	       134           10          -
                                                  -------      -------      -------
          Total expenses 	  			                      357          117 			      117
		                                                -------      -------      -------
Income before income taxes and equity in
   undistributed earnings of subsidiaries          4,731    			 3,949   	 		 2,290

Income tax benefit              				             	  (256)   		   (121) 			     (13)
                                                  -------      -------      -------
Income before equity in undistributed
  earnings of subsidiaries                  				  	4,987		    	 4,070		  	   2,303

Equity in undistributed earnings of subsidiaries   2,814    			 2,329  			   3,347
                                                  -------      -------      -------

          		Net income			                         $7,801    			$6,399 	   	 $5,650
                                                  =======      =======      =======

Notes to Consolidated Financial Statements

                                 SUN BANCORP, INC.
                        CONDENSED STATEMENTS OF CASH FLOWS
                   Years Ended December 31, 1997, 1996 and 1995

(In Thousands)

                                              											   1997	   	  1996 	     1995
		                                                         ------     ------     ------
Cash flows from operating activities:
	Net income					                                      				  $7,801	    $6,399	     $5,650
	Adjustments to reconcile net income to net
	     cash provided by operating activities:
		Equity in undistributed earnings of subsidiaries    			   (2,814)    (2,329)     (3,347)
		Loss from investment in limited partnerships                 134         10         -
  Credit for possible loan losses			      	                    -           (1)         (1)
  Realized net security gains				                             (226)       - 	         -
		(Increase) decrease in other assets		  	  		                (370)      (116)        19
  Decrease in liabilities     				                   	         -          - 	         (49)
                                                            -------    -------     -------
 			Net cash provided by operating activities		          	   4,525      3,963 	     2,272
			                                                         -------    -------     -------
Cash flows from investing activities:
  Proceeds from sales of securities				             	          387         - 	       -
  Purchases of available-for-sale securities			               (340)      (171)	      -
  Principal collected on note receivable	                       -           7           6
  Purchases of investments in limited partnerships		  		      (844)      (973) 	     -
                                                            -------    -------     -------
 			Net cash provided by (used in) investing activities  	    (797)    (1,137)          6
                                                            -------    -------     -------
Cash flows from financing activities:
	 Cash dividends				                               				     (4,217)    (3,134)     (2,317)
  Proceeds from sale of stock for employee benefit program			  596        305          41
                                                            -------    -------     -------
	 		Net cash used in financing activities			                (3,621)    (2,829)     (2,276)
                                                            -------    -------     -------
Net increase (decrease) in cash and cash equivalents           107  	      (3) 	        2

Cash and cash equivalents at beginning of year		   		        	   4          7           5
                                                            -------    -------     -------
Cash and cash equivalents at end of year		   			         	  $  111     $    4      $    7
                                                            =======    =======

No interest or income taxes were paid by the parent company during 1997, 1996 or 1995.

Noncash investing and financing activity:
  In 1997, SUN issued shares of common stock in exchange for all of the outstanding stock of Bucktail Bank and Trust Company. This transaction was recorded as an increase in the investment in Sun Bank, and an increase in shareholders' equity of $20,063.

Notes to Consolidated Financial Statements

18.  Consolidated Quarterly Financial Data (Unaudited)
(Dollars in Thousands, Except Per Share Data)

            		1997              			 1st Qtr.		2nd Qtr.		3rd Qtr.		4th Qtr.   Total
              ----                  --------  --------  --------  --------  --------
Interest income		                 		 $7,038  		$7,088  		$9,724	   $9,803   $33,653
Interest expense		                		  3,628 		  3,616	 	  4,621 		  4,754		  16,619
                                    --------  --------  --------  --------  --------
Net interest income		              	  3,410	 	  3,472 		  5,103 		  5,049		  17,034
Provision for possible loan losses		   (150)	    (425) 	   (300) 	   (300) 		(1,175)
Net security gains		                    209       659       433       478     1,779
Other operating income		          	     371	      471 		    610 		    594 		  2,046
Other operating expenses          			(1,559)		 (1,757)	  (3,157) 		(2,900) 		(9,373)
                                    --------  --------  --------  --------  --------
Income before income taxes	        	  2,281  		 2,420 		  2,689 		  2,921	   10,311
Income tax provision		             	   (478) 		  (585)		   (612)		   (835)		 (2,510)
                                    --------  --------  --------  --------  --------
Net income          			              $1,803	   $1,835    $2,077    $2,086		  $7,801
                                    ========  ========  ========  ========  ========

Net income per share - Basic	        $  .34    $  .34    $  .33    $  .34    $ 1.35
                                    ========  ========  ========  ========  ========
Net income per share - Diluted	      $  .34    $  .34    $  .33    $  .33    $ 1.34
                                    ========  ========  ========  ========  ========

            		1996		               	1st Qtr.		2nd Qtr.		3rd Qtr. 	4th Qtr. 		Total
              ----                  --------  --------  --------  --------  --------
Interest income	                  			$6,554	  	$6,740  		$6,818  		$7,087  	$27,199
Interest expense	                			  3,292 		  3,401 		  3,390	 	  3,606		  13,689
                                    --------  --------  --------  --------  --------
Net interest income			                3,262 		  3,339 		  3,428 		  3,481		  13,510
Provision for possible loan losses		    (75)      (75)     (425)      (75)		   (650)
Net security gains             			      -	 	      -		       358       - 		      358
Other operating income	          		     360	 	    414		     414		     418		   1,606
Other operating expenses	          		(1,497)	 	(1,569) 		(1,554)		 (1,608)		 (6,228)
                                    --------  --------  --------  --------  --------
Income before income taxes	        	  2,050		   2,109 		  2,221		   2,216		   8,596
Income tax provision             			   (545)		   (566)		   (534)	    (552) 		(2,197)
                                    --------  --------  --------  --------  --------
Net income	                       			$1,505 		 $1,543		  $1,687		  $1,664 	  $6,399
                                    ========  ========  ========  ========  ========

Net income per share - Basic 	    	  $  .29  		$  .29	  	$  .31  		$  .31  		$ 1.20
		                                  ========  ========  ========  ========  ========
Net income per share - Diluted     		$  .29  		$  .29  		$  .31  		$  .30  		$ 1.19


Independent Auditors' Report


PARENTE, RANDOLPH, ORLANDO
CAREY & ASSOCIATES
CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS



To the Shareholders and Board of Directors of SUN BANCORP, INC:

  We have audited the accompanying consolidated balance sheets of SUN BANCORP, INC. and subsidiaries ("SUN") as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997.
These financial statements are the responsibility of SUN's management. Our responsibility is to express an opinion on these financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SUN
BANCORP, INC. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.
  As discussed in Note 2, SUN changed its method of computing net income per share.


                                       /S/ PARENTE, RANDOLPH, ORLANDO, CAREY
                                           & ASSOCIATES



Williamsport, Pennsylvania
January 30, 1998

Five Year Financial Highlights
                                          Five Year Financial Highlights
                                             Selected Financial Data

                                      			  			1997 	     1996 	     1995	      1994 	     1993
                                            --------   --------   --------   --------   --------
Balance Sheet Data (In Thousands)
---------------------------------
Assets					                                 $510,728		 $367,390 	 $319,626 	 $299,761	  $288,662
Deposits				                                 327,018	   205,619	   196,592	   183,160    179,363
Loans                          					         310,300    213,225    199,444 	  184,957    165,740
Investment securities	            		         165,284	   136,538 	  107,125    100,002 	  111,311
Shareholders' equity            			           65,613	    38,866     36,020     28,754	    29,758
Average equity		                  	           51,470		   36,886     32,025     29,697     27,004
Average assets	                  			         440,181	   344,473    309,623    285,177 	  270,504

Earnings Data (In Thousands)
----------------------------
Interest income			                          $ 33,653  	$ 27,199 	 $ 24,439 	 $ 20,666   $ 20,013
Interest expense                			           16,619	    13,689 	   12,087      8,967      8,970
Net interest income			                        17,034     13,510	    12,352 	   11,699     11,043
Provision for possible loan losses	          	 1,175        650        360 	      360 	      540
Net interest income after provision for
	  possible loan losses	           	          15,859     12,860     11,992 	   11,339     10,503
Net security gains              			            1,779        358        130         65        131
Other operating income	           	            2,046      1,606      1,666      1,504      1,251
Other operating expenses                    			9,373	     6,228      5,984      6,124	     6,044
Income before income tax provision	           10,311      8,596 	    7,804	     6,784	     5,841
Income tax provision	                       			2,510      2,197 	    2,154      1,870      1,590
Net income                                					7,801      6,399 	    5,650 	    4,914      4,251
Dividends declared	                         			4,217	     3,134 	    2,317      1,792 	    1,360

Ratios
------
Return on average assets	              	      	1.77%      1.86%	     1.83%      1.72%      1.57%
Return on average equity	          	          15.16%		   17.35%	    17.64%     16.55% 	   15.74%
Equity to assets (year end)	       	          12.85%		   10.58%     11.27%      9.59% 	   10.31%
Loans to deposits (year end)      		          94.89%	   103.70% 	  101.45%    100.98% 	   92.40%
Loans to assets (year end)        		          60.76%	    58.04%     62.40%     61.70% 	   57.42%
Dividend payout (percentage of net income)    54.06%	    48.98%     41.01%     36.47% 	   31.99%
Per Share Data
--------------
Net income per share - Basic		             $    1.35 	$    1.20  $    1.07  $     .93  $     .80
Net income per share - Diluted	            $    1.34 	$    1.19	 $    1.07	 $     .93	 $     .80
Net income per share - Basic
     (exclusive of goodwill amortization)  $    1.41  $    1.20  $    1.07  $     .93  $     .80
Cash dividends per share		                 $     .72 	$     .59	 $     .46  $     .35  $     .26
Book value per share			                    $   10.58 	$    7.32  $    6.81  $    5.43  $    5.56
Book value per share
     (excluding goodwill)                  $    8.82  $    7.32  $    6.81  $    5.43  $    5.56
Average shares outstanding - Basic	        5,758,167	 5,327,047  5,282,488  5,280,889  5,314,318
Average shares outstanding - Diluted       5,819,135	 5,378,962  5,293,293  5,287,659  5,314,318
Approximate number of shareholders             1,977 	    1,518      1,337      1,163      1,089


Management's Discussion and Analysis

 	The following is management's discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in its accompanying consolidated financial statements for SUN BANCORP, INC. (SUN), a bank holding company, and its wholly-owned subsidiary, Sun
Bank. SUN's consolidated financial condition and results of operations consist almost entirely of the bank's financial condition and results of operations. Current performance does not guarantee or assure similar performance in the future, and may not be indicative of future results.

BACKGROUND

 	SUN BANCORP, INC. is a bank holding company whose principal subsidiary is Sun
Bank.  Sun Bank, trading as Snyder County Trust Company, Watsontown Bank,
Central Pennsylvania Bank and Bucktail Bank and Trust Company, operates fourteen branch banking offices and one trust services office in its principal market of
Snyder, Union, Northumberland, Lycoming, Cameron and Elk counties.  SUN also owns a captive insurance company, the Pennsylvania SUN Life Insurance Company, that provides credit life and disability insurance to Sun Bank's credit customers.  SUN is a limited partner in two partnerships which were formed for the purpose of building, owning and operating affordable elderly apartment complexes in SUN's market area.  At December 1997, SUN had 185 full time equivalent employees.

ANALYSIS OF RESULTS OR OPERATIONS

Summary

 	SUN achieved record earnings for the year ending December 31, 1997. Net income reached $7,801,000 in 1997, representing a $1,402,000 or 21.91%
increase over the $6,399,000 recorded in 1996. Basic earnings per share also reached record levels at $1.35 compared to the $1.20 earned in 1996. This strong earnings performance is further reflected through a solid 1.77% return on average assets and a 15.16% return on average equity. At December 31, 1996, these ratios were 1.86% and 17.35%, respectively.

Net Interest Income

 	Profitability for banks is primarily determined by its net interest income, which is the difference between the income earned on earning assets and the interest paid on interest-bearing liabilities such as deposits and borrowed funds.  Net interest income is also measured as a percentage of earning assets known as the net interest margin.
 	SUN's net interest income for 1997 increased $3,524,000 or 26.08% to
$17,034,000 from $13,510,000 in 1996.  The increase in net interest income was principally due to increased volumes in the third and fourth quarters of
1997 resulting from the Bucktail acquisition.  Additionally, the rate decrease in interest-bearing liabilities exceeded the decrease that occurred in interest-earning assets, which produced an increase in the net margin.  On a tax equivalent basis, the net interest rate spread increased slightly from
3.69% in 1996 to 3.72% in 1997.  Interest income increased $6,454,000 or 23.73%
from $27,199,000 in 1996.  The increase in the average balance of loans accounted for 70.00% of the increase in interest income.  Interest expense increased $2,930,000 or 21.40% from $13,689,000 in 1996.  Interest on deposits and interest on borrowed funds represented an increase of $3,802,000, while interest on short-term borrowings decreased $872,000.  In 1996, net interest income on average balance of earning assets rose $1,158,000 or 9.38%.  In addition, interest income rose $2,760,000 or 11.29% as interest expense increased $1,602,000 or 13.25%.  Increases in average balance of loans and investments in both taxable and tax-exempt securities accounted for most of the increase in interest income.  Growth in average balance of time deposits and short-term borrowings accounted for most of the increase in interest expense in 1996.
 	The interest paid on deposits in 1997 rose $1,987,000 or 24.25% as the average rate paid on deposits decreased by 14 basis points while average deposits increased 28.47%.  This decrease was mainly attributable to the lower rates being paid on time deposits.  The average rate paid on short-term borrowings decreased as the rate paid on other borrowed funds remained steady from 1996 to 1997.  The overall rate on interest-bearing liabilities decreased 12 basis points to 4.70% in 1997 from 4.82% in 1996.
 	The interest paid on deposits in 1996 rose $817,000 or 11.08% as the average rate paid on deposits increased.  This rise in average rate paid was mainly attributable to the time deposits which generally pay higher rates of interest.
The average rate paid on short-term borrowings and other borrowed funds fell in
1996 from 1995.  The lower rate environment attributed to the decrease.  The overall rate on interest-bearing liabilities rose 9 basis points to 4.82% in
1996 from 4.73% in 1995.

Management's Discussion and Analysis

Balance Sheet

 	Average assets grew $95,708,000 or 27.78% from $344,473,000 in 1996 to
$440,181,000 in 1997 with Bucktail consisting of 71.11% of the increase.
Average loans grew $55,756,000 or 26.45% as Bucktail provided 88.06% of the growth.  The rate earned on loans remained constant from 9.18% in 1996 to 9.17%
in 1997.  Average investments increased $23,639,000 or 19.54% from $121,003,000 in 1996 to $144,642,000 in 1997.  The acquisition of Bucktail provided 33.39% of the growth in investments.  Taxable securities increased $8,174,000 or 9.02% as tax exempt securities rose $15,465,000 or 50.90%.  Consequently, the rate of return on taxable securities remained stable, while the rate of return for tax-exempt securities dropped slightly by 28 basis points to 8.82%.  The yield on total earning assets decreased 9 basis points to 8.42% in 1997 from 8.51% in
1996.  Total noninterest-earning assets rose $10,579,000 due primarily to the acquisition of Bucktail under the purchase accounting method.  Under this method, bank premises and equipment are restated to fair market value and goodwill is recorded as an intangible asset.
 	In 1996, average assets rose $34,850,000 or 11.26% from $309,623,000 in 1995 to $344,473,000 in 1996.  Average loans grew $14,282,000 or 7.27% as loan demand remained strong throughout 1996.  The yield earned on loans in 1996 remained unchanged from 1995 at 9.18%.  Average investments increased $20,373,000 or
20.25% from $100,630,000 in 1995 to $121,003,000 in 1996.  The increase in investments occurred in both taxable and tax-exempt securities.  The rate of return on taxable securities remained stable, while the rate of return for tax-exempt securities dropped by 35 basis points to 9.10%.  The yield on total earning assets rose 12 basis points to 8.51% in 1996 from 8.39% in 1995.
 	In 1997, SUN's average interest-bearing liabilities rose $69,420,000 or 24.42%
from $284,256,000 in 1996 to $353,676,000 in 1997 with Bucktail providing 83.59%
of the increase.  Total average deposits grew $52,726,000 or 28.47%.  NOW's and
Insured Money Market Accounts grew $7,428,000 to $50,186,000 in 1997 from
$42,758,000 in 1996.  Savings deposits increased $7,359,000 to $36,976,000 in
1997 from $29,617,000 in 1996.  Time deposits increased by $37,939,000 to
$150,763,000 in 1997 from $112,824,000 in 1996.  Short-term borrowings decreased
$14,899,000 or 43.09% to $19,679,000 in 1997 from $34,578,000 in 1996.  Other borrowed funds increased $31,593,000 in 1997 from $64,479,000 in 1996 to
$96,072,000 due to the decrease in short-term borrowings and additional usage of wholesale funding through the Federal Home Loan Bank (FHLB) of Pittsburgh.
Average demand deposits rose $9,360,000 or 45.73% due primarily to the
Bucktail acquisition.

Management's Discussion and Analysis

AVERAGE BALANCE AND NET INTEREST INCOME ANALYSIS
  The table below presents an analysis of the composition of average balances and net interest income on a fully taxable equivalent basis.

				   	                                     1997	                       1996                           1995
                                   -------------------------   -------------------------     -------------------------
(In Thousands)                     Average 			                  Average 	              	     Average
                  		               Balance    Interest  Rate    Balance   Interest  Rate     Balance    Interest  Rate
                                  ---------   --------  -----  ---------  --------  -----   ---------   --------  -----
ASSETS
Interest-earning assets:
	 Interest-bearing deposits        $  6,282    $   271   4.31%  $    548   $    35   6.39%  	$  2,118    $   122   5.76%
Loans (net of unearned
	   income) (1) (2)   	             266,576     24,439   9.17	   210,820    19,620   9.18 	   196,538     18,037   9.18
	 Investments:  Taxable 	            98,795      6,402   6.48	    90,621     5,851   6.46	     78,821      5,066   6.43
                Tax-exempt (2)       45,847      4,044   8.82	    30,382     2,765   9.10 	    21,809      2,060   9.45
                                   ---------   -------  ------  ---------  -------  ------   ---------   -------  ------
Total interest-earning assets       417,500     35,156   8.42    332,371    28,271   8.51     299,286     25,285   8.39
                                               -------  ------             -------  ------               -------  ------
Noninterest-earning assets:
 	Cash and due from banks             7,061                        6,196			                    5,789
  Bank premises & equipment    	      8,740   		               	   4,610 			                   3,513
 	Accrued interest and
	   other assets	                    10,587                  			   4,093		 	                   3,538
 	Less:  Allowance for
	   loan losses		                    (3,014)                  			 (2,314)			                  (2,145)
 	Unamortized loan fees                (693)     		                 (483)			                    (358)
                                   ---------                    ---------	                   ---------
Total assets    		                 $440,181         		          $344,473 		                  $309,623
                                   =========                    =========                    =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
 	NOW Accounts 	                   $ 35,162        708  2.01    $ 32,390       652   2.01 	  $ 31,407        630   2.01
 	Insured Money Market
	     Accounts		                     15,024	       593  3.95   	  10,368       379   3.66 	     8,459        287   3.39
 	Savings deposits                   36,976        858  2.32   	  29,617       661   2.23 	    29,829        670   2.25
 	Time deposits	                    150,763      8,021  5.32    	112,824     6,501   5.76 	   103,677      5,789   5.58
 	Short-term borrowngs               19,679        907  4.61   	  34,578     1,779   5.14 	    18,298        978   5.34
 	Other borrowed funds               96,072      5,532  5.76      64,479     3,717   5.76      63,786      3,733   5.85
                                   ---------   -------  -----   ---------  -------   -----   ---------   --------  -----
Total interest-bearing liabilities	 353,676     16,619  4.70    	284,256    13,689   4.82  	  255,456     12,087   4.73
                                               -------  -----              -------   -----               --------  -----
Noninterest-bearing liabilities
    and shareholders' equity:
	 Demand deposit                     29,830 			                   20,470			   	                19,704
	 Accrued interest and
	   other liabilities       	         5,205	                  		   2,861		     	     	          2,438
	 Shareholders' equity               51,470       		              36,886			  	                 32,025
                                   ---------                    ---------                    ---------
Total liabilities and
  shareholders' equity             $440,181                     $344,473			                  $309,623
	                                  =========                    =========                    =========
Interest rate spread	                    			            3.72%			                     3.69%		                       3.66%
                                                        =====                        =====                         =====
Net interest income/margin	                   $18,537   4.44%              $14,582   4.39%               $13,198   4.41%
                                              =======   =====              =======   =====               =======   =====
(1)  Average loan balances include non-accrual loans and interest income includes fees on loans.
(2)  Yields on tax-exempt loans and investments have been adjusted to a fully taxable equivalent basis using the federal income tax rate of 34%.

Management's Discussion and Analysis

VOLUME AND RATE ANALYSIS

    Changes in interest income and interest expense can result from variances in both volume and rates. The following table shows an analysis of the effect of volume and rate variances on taxable-equivalent interest income, interest expense, and net interest income.

                       						          1997 Compared to 1996 	     1996 Compared to 1995
(In Thousands)					                     Increase (Decrease) 	       Increase (Decrease)
                                      ------------------------    ------------------------
						                                Volume    Rate     Net 	    Volume    Rate     Net
                                      -------  ------  -------    -------  ------  -------
Interest earned on:
 	Interest-bearing deposits	         	$  366	  $(130)  $  236   		$  (90)  $   3   $  (87)
		Loans                                5,198  		(379)   4,819      1,316     267    1,583
	 Investments:
	     	       Taxable	            	      531      20      551        761      24      785
	             Tax-exempt               1,407    (128)   1,279        811	   (106)     705
                                      -------  ------  -------    -------  ------  -------
  		Total interest-earning assets	     7,502    (617)   6,885      2,798     188    2,986
                                      -------  ------  -------    -------  ------  -------
Interest paid on:
 	NOW Accounts                 			        56      -        56         22      -        22
	 Insured Money Market Accounts	         171      43      214         64	     28       92
  Savings deposits                       164      33      197         (3)     (6)      (9)
  Time deposits                        2,183    (663)   1,520        507     205      712
  Short-term borrowings            	    (767)   (105)    (872)       868     (67)     801
		Other borrowed funds	           		   1,815      -     1,815         39     (55)     (16)
	                                     -------  ------  -------    -------  ------  -------
   	Total interest-bearing liabilities 3,622    (692)   2,930      1,497     105    1,602
                                      -------  ------  -------    -------  ------  -------
Net interest income	               			$3,882   $  73   $3,955     $1,301   $  83   $1,384
                                      =======  ======  =======    =======  ======  =======

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

(In Thousands)		      		               1997 Compared to 1996	               	        1996 Compared to  1995
                             ------------------------------------------    ------------------------------------------
                             	Average    Volumes       Income/Expense       Average    Volumes 	     Income/Expense
		            	             	$ Change   % Change    $ Change   % Change   	$ Change   % Change    $ Change   % Change
                             --------   --------    --------   --------    --------   --------    --------   --------
Loans (net of unearned
  income)		                 	$55,756      26.45%     $4,824      24.75%   	$14,282       7.27%     $1,598       8.93%
Investment securities         23,639      19.54       1,394      18.17      20,373      20.25       1,249      19.43
Interest-bearing
  deposits                     5,734    1046.35         236     674.29      (1,570)    (74.13)        (87)    (71.31)
                             --------   --------    --------   --------    --------   --------    --------   --------
    Total interest-
	     earning assets        	$85,129      25.61%    $ 6,454      23.73%    $33,085      11.05%     $2,760      11.29%
                             ========   --------    --------   --------    ========   --------    --------   --------
NOW Accounts	    	          	$ 2,772       8.56%         56       8.59%    $   983       3.13%         22       3.65%
Insured Money Market
  Accounts			                  4,656      44.91         214      56.46       1,909      22.57          92      32.06
Savings deposits	         	    7,359      24.85         197      29.80        (212)      (.71)         (9)     (1.34)
Time deposits            			  37,939      33.63       1,520      23.38       9,147       8.82         712      12.28
Short-term borrowings     		 (14,899)    (43.08)       (872)    (49.02)     16,280      88.97         801      81.90
Other borrowed funds      		  31,593      49.00       1,815      48.83         693       1.09         (16)      (.43)
                             --------   --------    --------   --------    --------   --------    --------   --------
    Total interest-bearing
   	  liabilities	          	$69,420      24.42%     $2,930      21.40%    $28,800      11.27%     $1,602      13.25%
                             ========   --------    --------   --------    ========   --------    --------   --------
Net interest income                         					    $3,524      26.08                              1,158       9.38
Provision for possible loan losses	          		         525      80.77                                290      80.56
                                                    --------   --------                           --------   --------
Net interest income after provision for
  possible loan losses			                     		      2,999      23.32                                868       7.24
                                                    --------   --------                           --------   --------
Service charges on deposit accounts          			        412      78.63				                              9       1.70
Trust income	                             					         120      38.46                                 60      23.81
Net securities gains		                       			      1,421     396.93                                228     175.38
Income from insurance subsidiary                       (109)    (41.92)  			                            5       1.96
Other income                            						           17       3.33                               (134)    (20.81)
				                                                --------   --------                           --------   --------
    Total other operating income	             		      1,861      94.76                                168       9.35
                                                    --------   --------                           --------   --------
Salaries and employee benefits	              			      1,252      35.46	                               280       8.61
Net occupancy and equipment expenses	        		         428      54.18                                 30       3.94
Pennsylvania shares tax                   				           70      22.58			                              24       8.39
Amortization of goodwill                   				         378        -                                  -          -
Expenses of insurance subsidiary                        (31)    (15.98)	        			                   (40)    (17.09)
Other expenses		                         		   		      1,048      74.70                                (50)     (3.44)
                                                    --------   --------                           --------   --------
    Total other operating expenses			                 3,145      50.50                                244       4.08
                                                    --------   --------                           --------   --------
Income before income tax provision		                  1,715      19.95                                792      10.15
Income tax provision                      					         313      14.25                                 43       2.00
                                                    --------   --------                           --------   --------
Net income	                          			       		    $1,402      21.91%                            $  749      13.26%
                                                    ========   ========                           ========   ========

Management's Discussion and Analysis

OTHER OPERATING INCOME
  SUN's total operating income increased $1,861,000 or 94.76% in 1997. Service charges on deposit accounts increased to $936,000. The increase was due primarily to transaction accounts acquired through the Bucktail acquisition and an increase in automated teller machine fees. Trust income increased $120,000 to $432,000, due primarily from the addition of trust accounts from Bucktail along with an increase in trust accounts and balances. Net security gains increased $1,421,000 to $1,779,000. These security gains, from the sale of equity securities, accounted for most of the increase in other operating income. Income from insurance subsidiary decreased $109,000. This decrease was due to a decline of bank customers' demand for life and disability insurance coverage related to their loans with the bank. Other income included $83,000 recognized from the sale of the Shamokin Dam branch in 1997. However, without the sale, other income would have decreased by $66,000. Other income is mainly comprised of non-yield related loan fees and other miscellaneous income.
  In 1996, total operating income increased $168,000 or 9.35%. Service charges on deposit accounts remained relatively unchanged when compared to 1995 with an increase of $9,000. Trust income increased $60,000 which was due primarily to an increase of trust accounts and balances. Net security gains increased by $228,000, which resulted from the sale of several municipal bonds and equity securities. Income from the insurance subsidiary remained steady by increasing $5,000 to $260,000. Other income decreased by $134,000. In 1995, SUN recognized $89,000 in non-recurring income from net gains on the sale of other real estate owned and proceeds from an insurance contract relating to the termination of its defined benefit pension plan in 1990.
  The table below illustrates the changes in other operating income for the years ended December 31, 1997, 1996 and 1995.

(In Thousands)		                  			  1997    % Change		  1996 	  % Change		  1995
                                      ------   --------   ------   --------   ------
Service charges on deposit accounts	 	$  936    78.63% 		 $  524	    1.75%   	$  515
Trust income	                    				    432    38.46 			    312	   23.81			     252
Net securities gains				               1,779   396.93			     358	  175.39			     130
Income from insurance subsidiary         151   (41.92) 		    260     1.96 		     255
Other income					                        527     3.33  		    510   (20.81) 			   644
                                      ------   --------   ------   --------   ------
  Total other operating income       	$3,825    94.76%  		$1,964     9.35%		  $1,796
                                      ======              ======              ======

OTHER OPERATING EXPENSES
  SUN's total other operating expenses rose $3,145,000 or 50.50% to $9,373,000 in 1997. Increases in salaries and employee benefits, net occupancy expense and furniture and equipment expense were reflective of increased operating costs associated with the addition of seven former Bucktail locations. We expect additional economies of scale from the acquisition of Bucktail to be realized in 1998. Other factors that resulted in increased operating expenses include increased salaries and furniture and equipment expense related to the opening of the Northumberland and the expansion and relocation of the Shamokin Dam branch operations. At December 31, 1997, SUN had 185 full-time equivalent employees, which representsan increase of 72 employees from 1996. Pennsylvania shares tax increased by $70,000 as a direct result of the Bucktail acquisition. Also, amortization of $378,000 was recorded in the last six months of 1997 resulting from goodwill related to the Bucktail acquisition. Expenses of the insurance subsidiary remained relatively unchanged at $163,000. Other expenses rose $1,048,000 in 1997 due to increases in general operating expenses such as marketing, insurance, supplies and postage due to the addition of seven branch offices and one administrative office of the former Bucktail Bank and Trust Company. A $180,000 write-down of the estimated value of other real estate owned also contributed to the rise in other expenses in 1997.
  In 1996, SUN's total operating expenses increased by $244,000 or 4.08%. Salaries and employee benefits increased $280,000 due to increased staffing and normal wage and salary adjustments. Net occupancy expense rose $28,000 or 7.51%. Other operating expenses showed a net decrease of $50,000. Expenses related to the computer conversion that occurred in late September 1996 were offset by a reduction in the Federal Deposit Insurance Corporation (FDIC) insurance premiums. SUN's annual assessment rate dropped to $2,000 in 1996 from $314,000 in 1995 as a result of its well-capitalized status.
  The table below illustrates the changes in other operating expenses for the years ended December 31, 1997, 1996 and 1995.

(In Thousands)                   					 1997	   % Change 	  1996   	% Change    1995
                                      ------   --------   ------   --------   ------
Salaries and employee benefits	       $4,783    35.46%    $3,531    	8.61% 	  $3,251
Net occupancy expenses	             		   570	   42.14        401    	7.51 		     373
Furniture and equipment expenses	    	   648    66.58	       389 	    .52		      387
Pennsylvania shares tax                  380    22.58        310     8.39        286
Amortization of goodwill 	               378      -          -        -          -
Expenses of insurance subsidiary	    	   163   (15.98)       194   (17.09) 		    234
Other expenses	                    				2,451    74.70      1,403    (3.44)		   1,453
                                      ------   --------   ------   --------   ------
 	Total other operating expenses	     $9,373    50.50%	   $6,228    	4.08%	  	$5,984
                                      ======              ======              ======

Management's Discussion and Analysis

INVESTMENT PORTFOLIO
  SUN's total portfolio is classified as available-for-sale, which means it is reported at fair value with unrealized gains or losses, net of taxes, reported as a separate component of shareholders' equity. SUN had unrealized gains on investment securities of $4,812,000 and $1,017,000 at December 31, 1997 and 1996, respectively. The majority of SUN's portfolio is comprised of fixed-rate mortgage-backed securities that have monthly principal and interest paydowns.
As these paydowns are received, the funds are generally being reinvested into higher-yielding loans and other securities. Management believes this sound strategy continues to reflect positively on profits. There are no single-issuer concentrations in municipal securities.

  The following table shows the actual maturity distribution of investment securities, including mortgage-backed securities at their contractual maturities, at December 31, 1997.

(In Thousands)		                   Within          After One But        After Five But 	         After
		                         	      One Year 	     Within Five Years     Within Ten Years        Ten Years 	              Total
                             -----------------   ------------------    -----------------    ------------------    ------------------
			                          Amortized       	   Amortized 	           Amortized 	          Amortized	            Amortized
			                            Cost      Yield     Cost      Yield       Cost      Yield      Cost       Yield      Cost       Yield
                             ---------   -----   ---------   ------    ---------   -----    ---------    -----    ---------    -----
Obligations
  of U.S. government
  agencies		                  $2,018	    6.33%    $9,295      6.37%  	  $24,715    6.66%     $ 71,802    6.92%    $107,830     6.80%
Obligations of
  states and political
  subdivisions (1)               115     7.88%       125     11.40%       1,286    8.31%       42,402    7.68%      43,928     7.71%
	                            --------   ------   --------    ------    ---------   ------    ---------   -----    ---------    -----
    Total                   		$2,133     6.41%    $9,420      6.44%     $26,001    6.74%     $114,204	   7.20%     151,758     7.06%
                             ========            ========              =========             =========
Equity securities (2)	                                  										                                                   8,714
                                                                                                                  ---------
Total investment
  securities                 							                                                                              $160,472     6.68%
                                                                                                                  =========

(1) The federal income tax rate of 34% was used to adjust the income to a taxable equivalent basis.
(2) Equity securities have no stated maturity and the related dividend income has no stated rate.

Management's Discussion and Analysis

LOAN PORTFOLIO
  Total loans increased $97,715,000 or 45.30% from $215,715,000 in 1996 to
$313,430,000 in 1997. The acquisition of Bucktail increased loans by $98,195,000 with 49.25% of these loans secured by real estate, 48.19% were loans to individuals, and 2.56% were commercial or agricultural loans. Much of the overall growth occurred in the real estate mortgage portfolio where SUN prides itself on its position as a residential lender in the community. The real estate mortgage portfolio increased $44,572,000 or 28.15%, while commercial and industrial loans increased $10,006,000 or 40.75%, and individual loans increased $44,151,000 or 160.60% from 1996 to 1997. This increase in individual loans was primarily due to the acquisition of indirect consumer loans from Bucktail. In 1996, SUN's total loans increased $14,080,000 or 6.98% with most of the growth occurring in the real estate portfolio. Individual loans increased $1,360,000 or 5.20%, while commercial and industrial loans decreased by $1,159,000 or 4.51%.
  The loan portfolio is carefully analyzed on a routine basis to ensure the asset quality remains strong. Real estate loans account for 65.89% of the portfolio and these loans are generally well-secured with minimal credit risk. Lending activities are concentrated within SUN's market area; therefore, it does not have any foreign loans nor does it engage in lease financing. Management believes the loan portfolio is adequately diversified and there are no c oncentrations exceeding 10% of total loans.

  The following table identifies the composition of the loan portfolio, net of unearned income, for the five years ending December 31, 1997.

(In Thousands)        				   1997		     1996	      1995	   	  1994		     1993
                           --------   --------   --------   --------   --------
Real estate-Construction		 $  3,632 		$  5,107 	 $  4,729 	 $  5,221   $  5,341
Real estate-Mortgage		    		202,882	   158,310	   144,746  	 135,120    118,798
Agricultural 				         	   1,157	       769	       724   	    665        740
Commercial and industrial 		 34,560 	   24,554	    25,713     20,703 	   20,761
Individual				               71,642		   27,491 	   26,131   	 25,705 	   22,164
Other 					         	            90	       145 	       60         42 	       36
Deferred loan fees				         (533)	     (661)      (468)      (500)      (368)
                           ---------  ---------  ---------  ---------  ---------
  Total loans			           $313,430 		$215,715  	$201,635   $186,956   $167,472
                           =========  =========  =========  =========  =========

  The following tables set forth the loan maturities and interest rate sensitivity of commercial and industrial, agricultural and other loans, and real estate-construction loans as of December 31, 1997. These tables represent gross loan balances.

(In Thousands)		               		Within 		  After One But 		    After
	       		                      One Year  Within Five Years 	Five Years 	 Total
                                --------  -----------------  ----------  -------
Commercial and industrial,
  agricultural and other loans	  $21,032 	     	$8,823    		  		$5,952		 $35,807
Real estate - Construction	   	    3,632		         -		       		    -       3,632
                                 -------        ------          ------   -------
    Total                     			$24,664	      	$8,823	      			$5,952 		$39,439
                                 =======        ======          ======   =======

                                          Interest Rate Sensitivity
                                       ------------------------------
                                    			 Fixed   		Variable
				                                    Rate 		     Rate		     Total
                                       -------    --------    -------
Due within one year		                  $ 5,250    	$19,414   	$24,664
Due after one year			                   14,775	       -		      14,775
	                                      -------     -------    -------
    Total                        					 $20,025    	$19,414   	$39,439
                                       =======     =======    =======

Management's Discussion and Analysis

NONPERFORMING LOANS
  Nonperforming loans include nonaccrual, past due and restructured loans.
SUN's policy is to place a loan in a nonaccrual status when management concludes the collection of interest income appears doubtful. Interest on loans classified as nonaccrual is recognized as it is received. Past due loans are loans which are contractually past due 90 days or more as to interest or principal payments and still accruing interest. Restructured loans are those whose terms have been renegotiated to provide a reduction or deferral of interest and/or principal because of a deterioration in the financial position of the borrower.
  At December 31, 1997, total nonperforming loans amounted to $4,424,000 or 1.41% of total loans. Total loans grew $97,715,000 or 45.30% to $313,430,000 in
1997. Even though nonperforming loans have substantially increased, loan charge-offs are generally recognized in a timely manner. An integral part of our community bank philosophy is our ability to meet our customers' needs while maintaining prudent yet flexible lending practices.
  SUN's nonperforming loans are higher in 1997 than in the previous four years. This rise in nonperforming loans can be attributed to many factors: an abnormal level of personal and business bankruptcies, deviation from previous prudent lending practices, turnover of key lending personnel and lack of emphasis on cash flow analysis on larger credits. These same factors resulted in $2,002,000 in loan charge-offs during 1997. It is our intention to achieve our previous high standard of asset quality through stricter loan approval, enhanced collateral documentation, proper review of credit files and closer monitoring of potential problem loans.
  In 1997, the problem loan committee meeting schedule was chanted from quarterly to monthly in order to more closely monitor existing problem loans, attempt to identify other potential problem loans, design strategies for minimizing the amount of loses from the loan portfolio and to ensure that the allowance for possible loan losses is adequate. The committee members include the Chief Executive Officer, the Chief Operating Office, the Senior Vice President in charge of lending, and other members of senior management. Also in 1997, SUN engaged an independent consulting firm for a review of all loan relationships in excess of $250,000. This review was performed to provide management with some degree of assurance that its internal review process is complete and accurate. A similar external loan review is planned for 1998.
  The following table presents information on nonaccrual, past due and restructured loans for the five years ending December 31, 1997.


(In Thousands)		              		  1997    1996  		1995		  1994	  1993
                                 ------  ------  ------   ----   ----
Nonaccrual loans	              		$1,110		$  236 	$  -   	 $163 		$ 28
Loans past due 90 days or more		  2,988		 1,863 		1,989 	  488  		286
Restructured loans	           	     326     153     148 	  175     10
	                                ------  ------  ------   ----   ----
 	Total nonperforming loans	     $4,424		$2,252		$2,137	 	$826	 	$324
                                 ======  ======  ======   ====   ====

  As of December 31, 1997, the total nonperforming loans amount above included approximately $2,805,000 of "impaired" loans. In accordance with SFAS No. 114, a loan is considered impaired when, based on current information and events, it is probable that all amounts due will not be collected according to the contractual terms of the loan agreement. This category does not apply to large groups of smaller balance loans that are collectively evaluated for impairment, such as residential mortgage and consumer installment loans.

ALLOWANCE FOR POSSIBLE LOAN LOSSES
  Losses on loans are charged against the allowance in the period in which they have been determined to be uncollectible. Recoveries of loans previously charged off are credited to the allowance as they are received.
  A quarterly review of the allowance for possible loan losses is done to determine the collectibility of certain loans based on internal analysis and management's assumptions as to the ability of the borrower to service the loan. During this review, it is also decided when certain loans should be charged off and if additions to the allowance are necessary. At December 31, 1997, management deems the allowance to be adequate; however, future additions may be necessary based on economic, market or other unforeseeable conditions. Although management makes its best estimate as to the additions to the allowance, there can be no assurance that future material additions may not be needed.
  The allocation of the allowance for possible loan losses is also based on historical data, the composition of the portfolio, possible future losses and current economic conditions. The allocation is judgmental and is subject to variations depending on economic market conditions affecting specific loan categories.

Management's Discussion and Analysis

  The following tables present the allocation of the allowance for possible loan losses and the changes in the allowance for the five years ending
December 31, 1997.

(In Thousands)	            1997 	               1996       		        1995		               1994                 1993
                    ------------------   ------------------   ------------------   ------------------   ------------------
                   		            % of		               %	of                 % of		               % of	                % of
                    Allowance   Total	   Allowance   Total    Allowance   Total    Allowance   Total    Allowance   Total
                    ---------  -------   ---------  -------   ---------  -------   ---------  -------   ---------  -------
Real estate	          $1,651    65.71%  	  $1,009    75.40%     $  631    73.87%     $  279    74.80%     $  208    73.91%
Agricultural             -        .37         -        .36 	       -        .36 	       -     	  .36     	   -        .44
Commercial
  and industrial         335    11.03       1,013    11.40     	 1,080    12.76       1,093    11.07       1,203    12.40
Individuals            1,144    22.86         468    12.77    	    480    12.99         627     3.74         321    13.23
Other	      	            -        .03         - 	      .07         -        .02         -        .03    	    -        .02
                    ---------  -------   ---------  -------   ---------  -------   ---------  -------   ---------  -------
Total
  allowance
  for possible
  loan losses 	       $3,130   100.00%    	$2,490   100.00%     $2,191   100.00%     $1,999   100.00%     $1,732   100.00%
                    =========  =======   =========  =======   =========  =======   =========  =======   =========  =======

(In Thousands)		                     				  1997 	   1996     1995		   1994	   	1993
                                          -------  -------  -------  -------  -------
Balance, beginning of year 	           			$2,490	  $2,191	  $1,999  	$1,732   $1,353

Loans charged off:
 	Real estate			               	        	   (962)  	  (18)     (50)     -   		  (126)
	 Commercial and industrial	            	   (145)    (113)     (37)     (37)     (64)
	 Individuals			                       		   (895)    (236)     (89)     (73) 	   (52)
				                                      -------  -------  -------  -------  -------
		  Total loans charged off		             (2,002)    (367)	   (176)    (110) 		 (242)
				                                      -------  -------  -------  -------  -------
Recoveries:
 	Real estate		                      			      22        1        2      - 		     -
	 Commercial and industrial          			      48        4 		     5        4 		    50
	 Individuals	                       				    105       11        1       13       31
                                          -------  -------  -------  -------  -------
  		Total recoveries of loans charged off	   175       16 	      8 		    17		     81
                                          -------  -------  -------  -------  -------
Net loans charged off                					 1,827	     351 		   168       93 		   161
                                          -------  -------  -------  -------  -------
Provision for possible loan losses		     	 1,175 	    650 		   360  		  360		    540
Allowance for possible loan losses assumed
  upon acquisition of Bucktail Bank and
  Trust Company	                           1,292      -        -        -        -
	                                         -------  -------  -------  -------  -------
Balance, end of year      				            $3,130   $2,490   $2,191   $1,999 	 $1,732
                                          =======  =======  =======  =======  =======

Ratios:
 	Net charge-offs to average loans		         .69%	    .17%	    .09%     .05% 	   .10%
  Allowance for possible loan losses to
    total loans at December 31			           1.00%    1.15%    1.09%    1.07% 	  1.03%
 	Allowance for possible loan losses to
	   total nonperforming loans		          	 70.75%  110.57%  102.53%  242.01%   34.57%

Management's Discussion and Analysis

DEPOSITS AND BORROWED FUNDS
  At December 31, 1997, SUN's total deposits were $327,018,000 compared to $205,619,000 at December 31, 1996. The increase of $121,399,000 or 59.04%
consists of $114,034,000 in deposits acquired from Bucktail. SUN continues to obtain and maintain deposits by offering new and attractive deposit products, while remaining interest rate competitive. In 1996, total deposits increased $9,027,000 or 4.59% from $196,592,000 in 1995. Due to one customer, Insured
Money Market Accounts increased $3,881,000 or 58.33% to $10,534,000. In addition, time deposits grew $6,760,000 or 6.12% in 1996.
  SUN continued to actively utilize the credit products of the FHLB of Pittsburgh in 1997. At year-end, overnight borrowings through the FHLB amounted to $2,070,000. The $93,025,000 in term advances at year-end included $75,000,000 in variable rate advances that reprice quarterly and $18,025,000 in fixed rate advances with maturities ranging from February 2, 1998 to June 12, 2002. All of these borrowings are collateralized by SUN's investment in mortgage-backed securities and first mortgage loans. Other sources of funds include deposit customers' cash management accounts, classified as securities sold under agreements to repurchase, and the Treasury Tax and Loan Note Option. The current market rates of both deposits and borrowings are continually monitored and analyzed to determine the best funding source.

  The following tables summarize the changes in deposit balances and related information for the periods indicated.

(In Thousands)	                                         		 	 % of    % Change from
                                        							     1997     Total    Prior Year
                                                  --------  -------  -------------
Demand deposits	                              				$ 30,563	   9.35%	 	  52.99%
NOW accounts			                               		    48,171	  14.73   			55.27
Insured Money Market Accounts			                    19,562    5.98   			85.70
Savings deposits	                           				    43,436	  13.28 	  		61.65
Time Certificates of Deposits of $100,000 or more   29,599	   9.05   			69.65
Other time deposits		                    		     	  155,687	  47.61 	  		56.28
                                                  --------  -------     ------
  Total deposits	                             				$327,018	 100.00%  		 59.04%
                                                  ========  =======     ======


(In Thousands)               			                             % of 	 	% Change from
                                         					      1996		   Total		  Prior Year
                                                  --------  -------  -------------
Demand deposits                             				 	$ 19,977    9.72%	 	 (1.33)%
NOW accounts		                               			    31,024		 15.09 		   (.03)
Insured Money Market Accounts		                	    10,534		  5.12   		58.33
Savings deposits                           					    26,870	  13.07 			 (4.50)
Time Certificates of Deposits of $100,000 or more   17,447    8.48  			21.14
Other time deposits		                   		     	    99,767	  48.52 			  3.87
                                                  --------  -------    ------
  Total deposits	                             				$205,619		100.00%		   4.59%
                                                  ========  =======    ======


Management's Discussion and Analysis

LIQUIDITY

  SUN's liquidity is dependent upon its ability to convert assets to cash or acquire alternative sources of funds to meet customers' cash withdrawal needs and borrowers' credit needs. SUN's primary sources of liquidity are cash and due from banks, monthly principal and interest payments on mortgage-backed securities, and other short-term investment securities. Additional sources of funds include the overnight "Open Repo Plus" borrowings through the FHLB of Pittsburgh as well as term advances through the FHLB. At December 31, 1997, SUN had approximately $48,220,000 in unused funds available through the Federal Home Loan Bank. There are no known trends, demands, commitments or uncertainties that will result in liquidity increasing or decreasing in any material way.

MARKET RISK - INTEREST RATE SENSITIVITY AND EQUITY SECURITIES RISK

Interest Rate Sensitivity

  SUN's management closely monitors the interest rate sensitivity of assets and liabilities to achieve stability in the net interest margin. Interest rate sensitivity analysis involves controlling the timing of interest changes in order to maximize earnings. In an asset sensitive gap position, assets will reprice faster than liabilities, which is conducive to a rising interest rate environment. Conversely, in a declining interest rate environment, it is more beneficial to be in a liability sensitive gap position. SUN's objective in interest rate sensitivity analysis is to adjust its gap position when needed to increase earnings.
  The following table presents estimated principal cash flows and the estimated fair values of SUN's interest-bearing assets and liabilities as of December 31, 1997. The table reflects estimates of loan charge-offs, principal prepayments on loans and mortgage-backed securities and call activity on other debt securities. Approximately 78% of the deposit liabilities which have no stated maturity date, such as Savings, NOW and Insured Money Market Accounts, were assumed to be core deposits. The remaining balances were assumed to "roll-off" between 1998 and 1999. Time deposits and borrowed funds are shown based on contractual maturity dates. Current market interest rates as of December 31, 1997 for each significant type of loan, available-for-sale security and deposit, were utilized in determining these estimates.
  In evaluating SUN's exposure to interest rate risk, certain limitations inherent in the method of analysis presented in the table must be considered. For example, the information is presented based on estimated maturity rather than showing SUN's interest rate sensitivity based on repricing of variable rate instruments. Based on this method of presentation, SUN has a negative gap position of $92,943,000 in 1998, meaning it has more liabilities maturing than assets in that period. However, SUN has $95,384,000 in its variable rate loan portfolio with the majority of the loans having the ability to reprice within one year. Furthermore, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgages, have features which restrict changes in interest rates in the short-term and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. Management considers all of these factors in monitoring the Bank's exposure to interest rate risk.

Management's Discussion and Analysis

(In Thousands)
                                                                               Expected Cash Flows:

							                                                                                							 	                            Fair
                                  				   1998 	      1999        2000        2001        2002   	 Thereafter     Total	 	   Value
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Assets:
  Interest-bearing deposits
    Fixed rate                      		$     786  	$    -       $   -       $   - 	     $   -       $   - 	     $    786   $      786
    Average interest rate	                 4.31%       - 	         -           - 	         -           - 		        4.31%

  Debt securities available-for-sale
	   Fixed rate		                         38,612      28,034      26,751      21,514 	    13,847      16,419 	   145,177      147,797
    Average interest rate	                 6.64%       6.55%       6.42%       6.20%       6.26%       6.35%       6.45%

    Variable rate		                         266         266         266         266         266       5,251       6,581        6,548
   	Average interest rate                  7.52%       7.52%       7.52%       7.52%       7.52%       7.54%       7.54%

  Loans
	   Fixed rate                         		11,422   	  10,304      17,204      23,028      32,048     120,910     214,916      218,502
	   Average interest rate                  9.32%      10.34%      10.22%      10.22%       9.82%       8.59%       9.20%

    Variable rate	                        2,897       2,642       6,303       1,501         968      81,073      95,384       95,384
   	Average interest rate                  9.41%       9.00%       8.60%       8.84%       8.51%       9.11%       9.07%  ----------
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Total interest-bearing assets
	   Fixed rate                         		50,820      38,338      43,955      44,542      45,895     137,329     360,879      367,085
   	Average interest rate                  7.21%       7.57%       7.91%       8.28%       8.75%       8.32%       8.08%	 ==========
                                      ==========  ==========  ==========  ==========  ==========  ==========  ==========
    Variable rate	                     	  3,163       2,908       6,569       1,767       1,234      86,323     101,965      101,932
	   Average interest rate             	    9.25%       8.86%       8.56%       8.64%       8.30%       9.02%       8.97%	 ==========
                                      ==========  ==========  ==========  ==========  ==========  ==========  ==========
Liabilities:
  Interest-bearing deposits
    Fixed rate                          115,142      49,346      56,138       3,253       1,673      70,903     296,455      294,462
   	Average interest rate	                 4.75%       5.21%       6.14%       5.64%       5.63%       2.16%       4.49%

  Borrowed funds
   	Fixed rate	                          11,525       2,500       2,000        -          2,000        -         18,025       17,840
   	Average interest rate	                 5.33%       5.15%       6.40%       -           7.87%       -           5.70%

    Variable rate	                       20,259        -           -         20,000      55,000        -         95,259       95,401
   	Average interest rate	                 5.02%       -           -           5.74%       5.80%       -           5.62%  ----------
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Total interest-bearing liabilities
   	Fixed rate	                         126,667      51,846      58,138       3,253       3,673      70,903     314,480      312,302
   	Average interest rate	                 4.80%       5.21%       6.15%       5.64%       6.85%       2.16%       4.56%  ==========
                                      ==========  ==========  ==========  ==========  ==========  ==========  ==========
    Variable rate        	               20,259        -           -         20,000      55,000        -         95,259       95,401
   	Average interest rate              	   5.02        -           -           5.74%       5.80%       -           5.62%  ==========
                                      ==========  ==========  ==========  ==========  ==========  ==========  ==========

Interest rate sensitivity gap
  By period
    Fixed rate                        $ (75,847)  $ (13,508)  $ (14,183)  $  41,289   $  42,222   $  66,426   $  46,399   $   54,783
    Variable rate	                    $ (17,096)  $   2,908   $   6,569   $ (18,233)  $ (53,766)  $  86,324 	 $   6,706   $    6,531
                                      ==========  ==========  ==========  ==========  ==========  ==========  ==========  ==========
  Cumulative
    Total                             $ (92,943)  $(103,543)  $(111,157)  $ (88,101)  $ (99,645)  $  53,105
                                      ==========  ==========  ==========  ==========  ==========  ==========
  Cumultive interest-bearing
    assets as a percentage of
    cumulative deposits and
    borrowings                            36.74%      47.91%      56.73%      68.55%      70.59%     112.96%
                                      ==========  ==========  ==========  ==========  ==========  ==========

Management's Discussion and Analysis

Equity Securities Risk
  SUN's equity securities portfolio consists of restricted stock, primarily of the Federal Home Loan Bank of Pittsburgh (FHLB), and investments in stocks of other banks and bank holding companies, mainly based in Pennsylvania.
  FHLB stock can only be sold back to the FHLB. Accordingly, SUN's investment in FHLB stock is carried at cost, which equals par value, and is evaluated for impairment. Factors that might cause FHLB stock to become impaired (decline in value on an other than temporary basis) are primarily regulatory in nature and are related to potential problems in the residential lending market; for example, the FHLB may be required to make dividend or other payments to the Financing Corporation, the Resolution Funding Corporation, or other entities, in amounts that could exceed the FHLB's total equity.
  Investments in bank stocks are subject to the risk that factors affecting the banking industry generally, including competition from non-bank entities, credit risk, interest rate risk and other factors, could result in a decline in market prices. Also, losses could occur in individual stocks held by SUN because of specific circumstances related to each bank. Further, because of the concentration of its holdings in Pennsylvania banks, these investments could decline in value if there were a downturn in the state's economy.
  SUN's management continually monitors its risk associated with its equity securities.

  Equity securities held as of December 31, 1997, are as follows:


								   	                                        Fair
                              					   		  Cost		    Value
                                         ------    -------
Banks and Bank Holding Companies			      $3,648 		 $ 5,873
FHLB and Other Restricted Stock			        5,066		    5,066
                                         ------    -------
                                  							$8,714  		$10,939
                                         ======    =======


CAPITAL ADEQUACY
  SUN's management understands the importance of adequate capitalization as it relates to shareholder confidence and regulatory compliance. Currently, as well as in the past, SUN is a well-capitalized organization.
  Shareholders' equity increased $26,747,000. The value of stock issued in the acquisition of Bucktail by SUN accounted for $20,063,000 or 75.01% of this equity increase. As previously discussed, unrealized gains or losses, net of taxes, on available-for-sale securities are reflected as an adjustment to capital under SFAS No. 115. At December 31, 1997, SUN had unrealized gains of $3,176,000 and $672,000 in 1997 and 1996, respectively, which resulted in a $2,504,000 increase in capital. During 1997, SUN paid $4,217,000 in cash dividends as well as a 5% stock dividend and a three-for-two stock split. SUN is committed to providing its shareholders with the highest return on their investment while remaining a safe and sound organization. Management is not aware of any events or regulatory restrictions in the foreseeable future that, if implemented, would have a material effect on the capital position or earnings.

YEAR 2000 COMPLIANCE; MANAGEMENT INFORMATION SYSTEMS
  Many computer systems in use today were designed and developed using two digits, rather than four, to specify the year. As a result, such systems will recognize the year 2000 as "00". This could cause many computer applications to fail completely or to create erroneous results unless corrective measures are taken. SUN utilizes software and related computer technologies essential to its operations that will be affected by the Year 2000 issue.
  The Board of Directors has established a Year 2000 Compliance Committee to address the risks of the critical internal bank systems that are affected by date sensitive applications, as well as external systems provided by third parties. A comprehensive plan was developed detailing the sequence of events and actions to be taken as the Year 2000 approaches. SUN presently believes that with modifications to the identified systems that may be affected, the Year 2000 problem will not pose significant operational problems. However, if such modifications and conversions are not completed timely, there may be a material impact on the operations of the Company.

NEW FINANCIAL ACCOUNTING STANDARD - REPORTING COMPREHENSIVE INCOME
  In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income." This Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Statement No. 130 requires that all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement does not require a specific format for the financial statement, but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. Statement No. 130 is effective for fiscal years beginning after December 15, 1997. The impact of this Statement on the Corporation will result in additional disclosures in the Corporation's financial statements.

Management's Discussion and Analysis

REGULATORY ACTIVITY
  From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of SUN and Sun Bank. It cannot be predicted whether such legislation will be adopted or, if adopted, how such legislation would affect the business of SUN and Sun Bank. As a consequence of the extensive regulation of commercial banking activities in the United States, SUN's and Sun Bank's business is particularly susceptible to being affected by federal legislation and regulations that may increase the costs of doing business. Except as specifically described above, Management believes that the effect of the provisions of legislation on the liquidity, capital resources, and results of operations of SUN will be immaterial. Management is not aware of any other current specific recommendations by regulatory authorities or proposed legislation, which if they were implemented, would have a material adverse effect upon the liquidity, capital resources, or results of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on SUN's results of operations.
  Further, the business of SUN is also affected by the state of the financial services industry in general. As a result of legal and industry changes, Management predicts that the industry will continue to experience an increase in consolidations and mergers as the financial services industry strives for greater cost efficiencies and market share. Management also expects increased diversification of financial products and services offered by Sun Bank and its competitors. Management believes that such consolidations and mergers, and diversification of products and services may enhance its competitive position as a community bank.

FORWARD OUTLOOK
  The performance of a bank is affected more by changes in interest rates than by inflation; therefore, the effect of inflation is normally not as significant as it is on other businesses and industries. During periods of high inflation, the money supply usually increases and banks normally experience above average growth in assets, loans, and deposits. A bank's operating expenses will usually increase during inflationary times as the prices of goods and services increase.
  A bank's performance is also affected during recessionary periods. In times of recession, a bank usually experiences a tightening on its earning assets and on its profits. A recession is usually an indicator of higher unemployment rates, which could mean an increase in the number of nonperforming loans because of continued layoffs and other deteriorations of consumers' financial c onditions.
  This report contains certain "forward-looking statements" including statements concerning plans, objectives, future events or performance and assumptions and other statements which are other than statements of historical fact. SUN BANCORP, INC. and its subsidiaries wishes to caution readers that the following important factors among others, may have affected and could in the future affect SUN's actual results and could cause SUN's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of SUN herein: (i) the effect of changes in laws and regulations, including federal and state banking laws and regulations, with which SUN must comply, and the associated costs of compliance with such laws and regulations either currently or in the future as applicable; (ii) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as by the Financial Accounting Standards Board, or of changes in SUN's organization, compensation and benefit plans; (iii) the effect on SUN's competitive position within its market area of the increasing consolidation within the banking and financial services industries, including the increased competition from larger regional and out-of-state banking organizations as well as nonbank providers of various financial services; (iv) the effect of changes in interest rates; and (v) the effect of changes in the business cycle and downturns in the local, regional or national economies.
  SUN's management and the Board of Directors are looking forward to taking advantage of the many opportunities that 1998 is expected to present. In 1997, we opened our seventh community banking office in Northumberland and relocated our Shamokin Dam office to a more customer friendly and convenient location. SUN's acquisition of Bucktail Bank and Trust Company has allowed us to serve a new and broader customer base with its varied selection of financial products and services. In 1998, we anticipate offering an array of diversified financial services to include annuities and casualty insurance products. SUN is committed to remaining a community-based organization and intends to recognize continued growth in its consumer, mortgage and commercial loan portfolios while obtaining and maintaining a strong core deposit base. The management of SUN feels we are positioned to offer the products and services demanded in today's rapidly changing technology-based marketplace.

Shareholder Information

Common Stock Market Prices and Dividends Per Share
  The common stock of SUN BANCORP, INC. is traded publicly on the NASDAQ national market system under the symbol SUBI. The high and low bid information does not include retail mark-ups or mark-downs or any commission to the broker-dealer.

	        		    		            1997 				                          1996
                -------------------------------   --------------------------------
Quarter Ended	  Bid Information 	Cash Dividends	   Bid Information  Cash Dividends
        			      High     Low     Declared (1) 	   	High     Low     Declared (1)
                 ----     ---    --------------     ----     ---    --------------
March 31  	  	  $22.54 	$20.95       $.165         $18.00	 $14.83 		    $.133
June 30			       25.17   20.48 	      .180        	 18.60 	 16.27 		     .146
September 30     27.33 	 23.83 	      .180 		       20.26   17.38        .152
December 31      37.00 	 25.00 	      .195 		       22.22   19.05        .159

(1) Cash dividends declared are adjusted for the 5% stock dividends that occurred in June of 1997 and 1996 and a three-for-two stock split in December of 1997.