Form 10-K, Exhibit 13
period 1998-12-31
SUN BANCORP INC
filed 1999-03-31
CIK 713975

Consolidated Balance Sheets
December 31, 1998 and 1997

(In Thousands, Except Share Data)			      			               1998        1997
                                                          ---------   ---------

ASSETS
Cash and due from banks				                  			         	$ 13,350		  $  8,173
Interest-bearing deposits in banks					            		          880         786
                                                          ---------   ---------

  		  Total cash and cash equivalents		                		   14,230	      8,959

Securities available for sale 		          	  		          	 254,780	 	  165,284
Loans, net 	              					                      	  		 329,123     310,300
Bank premises and equipment, net					    	 	                 9,139       8,964
Intangible asset, goodwill - net							                     10,191		    10,946
Accrued interest and other assets					                     	 6,114       6,275
                                                          ---------   ---------

      Total assets	            				 	         	           $623,577    $510,728
                                                          =========   =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 	Noninterest-bearing				         	         	             $ 36,429    $ 30,563
	 Interest-bearing					                     	           	  327,457     296,455
                                                          ---------   ---------

      Total deposits		                             	       363,886     327,018

Short-term borrowings	                 					            	   25,750      20,259
Other borrowed funds						                        	        161,500      93,025
Accrued interest and other liabilities					          		      4,640       4,813

      Total liabilities		                  	          	    555,776     445,115
                                                          ---------   ---------

Shareholders' equity:
  Common stock, no par value per share in 1998 and $.83
    in 1997; 20,000,000 authorized shares, issued
    6,627,139 in 1998 and 6,271,944 in 1997 	               72,913       5,206
  Additional paid-in capital			         		                     -        56,155
	 Retained earnings (deficit)	                              (4,949)      2,485
  Accumulated other comprehensive income					                2,016		     3,176
  Less:  Treasury stock at cost, 97,263 shares in 1998
    and 71,263 shares in 1997                   						 	    (2,179)     (1,409)
                                                          ---------   ---------

		    Total shareholders' equity	   	        	          	   67,801      65,613
                                                          ---------   ---------

		    Total liabilities and shareholders' equity          $623,577 	  $510,728
                                                          =========   =========

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
Years Ended December 31, 1998, 1997, and 1996

(In Thousands, Except Net Income Per Share)				  	   1998    	 1997      1996
                                                   -------   -------   -------
Interest income:
  Interest and fees on loans	       				          	$28,826	  $24,312  	$19,488
	 Income from available for sale securities:
	   Taxable                      			    	  	    	    9,870     5,701	    5,306
    Tax exempt 						   	    	                       2,685	    2,669	    1,825
    Dividends  							       	                         679	      700	      545
 	Interest on deposits in banks and other
    financial institutions		                           617	      271	       35
                                                   -------   -------   -------

    		Total interest and dividend income       			  42,677    33,653	   27,199
                                                   -------   -------   -------

Interest expense:
 	Interest on deposits		                     					  13,905    10,180	    8,193
  Interest on short-term borrowings				                707       907     1,779
  Interest on other borrowed funds			             	  7,855     5,532     3,717
                                                   -------   -------   -------

      Total interest expense					                	  22,467    16,619	   13,689
                                                   -------   -------   -------

Net interest income							                          20,210    17,034	   13,510
Provision for possible loan losses					              1,200     1,175       650
                                                   -------   -------   -------

      Net interest income after provision
	       for possible loan losses		             			  19,010    15,859    12,860
                                                   -------   -------   -------

Other operating income:
 	Service charges on deposit accounts	       				    1,151       936	      524
 	Trust income							  	                               617       432	      312
 	Net securities gains							                        1,403     1,779	      358
  Income from insurance subsidiary				         	       170       151	      260
  Other income								                                 749       527	      510
                                                   -------   -------   -------

    		Total other operating income		           		    4,090     3,825     1,964
                                                   -------   -------   -------

Other operating expenses:
 	Salaries and employee benefits			        	    	    5,686     4,783	    3,531
 	Net occupancy expenses					                          709       570	      401
 	Furniture and equipment expenses					                872       648       389
	 Pennsylvania shares tax							                       485       380	      310
 	Amortization of goodwill						                       755       378	       -
 	Expenses of insurance subsidiary				                 186       163       194
 	Other expenses					          	                	    2,602	    2,451	    1,403
                                                   -------   -------   -------

      Total other operating expenses	         			   11,295     9,373     6,228
                                                   -------   -------   -------

      Income before income tax provision	           11,805    10,311     8,596
	     Income tax provision				                  	    3,079	    2,510     2,197
                                                   -------   -------   -------

		    Net income				         		                    $ 8,726   $ 7,801   $ 6,399
                                                   =======   =======   =======

		    Net income per share - Basic 		        	     $  1.34   $  1.29   $  1.14
                                                   =======   =======   =======

		    Net income per share - Diluted				           $  1.32   $  1.28   $  1.13
                                                   =======   =======   =======

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity
Years Ended December 31, 1998, 1997, and 1996
(In Thousands, Except Per Share Data)
			                                      		                  				            Accumulated
                                                    Additional	 Retained 	     Other 	                    Total
       			                          Common Stock	     Paid-In	  Earnings    Comprehensive   Treasury   Shareholders'
                                   ---------------
                                   Shares   Amount    Capital 	 (Deficit)      Income        Stock        Equity
                                   ------   ------  ----------  ---------   -------------   --------   -------------
Balance, December 31, 1995          3,242	  $4,053    $25,563    $6,417        $1,396	      $(1,409)     $36,020
Comprehensive income:
  Net income			                       -        -          -	      6,399           -	            -	         6,399
  Unrealized losses on securities
  available for sale, net of
  reclassification adjustments
  and tax effects			                  -        -          -         -		          (724)		        -	          (724)
                                                                                                         --------
Total comprehensive income                            	                            	                       5,675
                                                                                                         --------
Stock issued:
  Stock dividends		                   159      199      4,556	   (4,755)          -		           -            -
  Employee benefit plans	              16       20	       285	      -	            -		           -            305
Cash dividends declared,
  $.56 per share 			                  -        -	         -      (3,134)          -             -         (3,134)
                                    -----  -------    --------  --------       -------      --------     --------
Balance, December 31, 1996          3,417    4,272     30,404     4,927           672	       (1,409)      38,866
                                                                                                         --------

Comprehensive income:
  Net income		                  	     -	       -	        	-	      7,801           -             -          7,801
  Unrealized gains on securities
  available for sale, net of
  reclassification adjustments
  and tax effects			                  -        -          -         -           2,504		         -	         2,504
                                                                                                         --------
    Total comprehensive income                                                                            10,305
                                                                                                         --------
Stock issued:
  Stock dividends	                    169      211      5,815    (6,026)          -             -            -
  Employee benefit plans	              31       16        580       -             -             -            596
  Acquisition of Bucktail
    Bank and Trust Company	           565      707     19,356       -             -             -         20,063
  Stock split, three-for-two        2,090	     -          -         -             -             -            -
Cash dividends declared,
  $.685 per share	                    -        -          -      (4,217)          -             -         (4,217)
                                    -----   -------   --------  --------       -------      --------     --------
Balance, December 31, 1997          6,272 	   5,206	   56,155     2,485         3,176        (1,409)      65,613
                                                                                                         --------

Comprehensive income:
  Net income			                       -        -        		-	      8,726		         -		           -          8,726
  Unrealized losses on securities
  available for sale, net of
  reclassification adjustments
  and tax effects		                   -        -          -         -          (1,160)          -         (1,160)
                                                                                                         --------
    Total comprehensive income                                                                             7,566
                                                                                                         --------
Stock issued:
  Stock dividends	                    311   10,791	      	-	    (10,791)          -             -            -
  Employee benefit plans	              44      627        -         -             -             -            627
  Reclassification of capital
  accounts to reflect no
    par value                         -     56,155    (56,155)      -             -             -            -
Purchase of treasury stock
  (26,000 shares)		                   -	       -          -         -             -            (770)        (770)
Cash dividends declared,
  $.82 per share		                    -        -          -	     (5,369)	         -             -	        (5,369)
Tax benefit of exercised
  stock options		                 	   -        134	      	-         -	          	 -             -            134
                                    -----  -------     -------  --------       -------      --------     --------
Balance, December 31, 1998          6,627  $72,913     $  -     $(4,949)       $2,016       $(2,179)     $67,801
                                    =====  =======     =======  ========       =======      ========     ========


See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Years Ended December 31, 1998, 1997, and 1996
(In Thousands)					          			                            	  1998 		    1997  	   1996
                                                             ---------  --------  --------
Cash flows from operating activities:
	 Net income								                                         $  8,726	  $ 7,801	  $ 6,399
  Adjustments to reconcile net income to net cash
    provided by operating activities:
		    Provision for possible loan losses                				    1,200	    1,175    	  650
    		Provision for depreciation				                              683	      607 	     337
		    Amortization of goodwill                                    755       378	      -
      Amortization and accretion of securities, net 		            356       211	      304
      Deferred income tax					                                    254       316      (119)
      Net securities gains					     	                          (1,403)   (1,779)     (358)
      Gain on sale of bank premises and equipment		               -         (83)	     -
      Net change in other assets and liabilities			               689	     (463)	  (1,636)
                                                             ---------  --------  --------
       	Net cash provided by operating activities	             11,260     8,163     5,577
                                                             ---------  --------  --------

Cash flows from investing activities:
  Proceeds from sales of available for sale securities     		  48,194    26,386     3,591
  Proceeds from maturities of available for sale securities		  53,587    18,281    16,502
  Purchases of available for sale securities	     	  	       (191,987)  (52,266)	 (50,550)
  Net increase in loans 		        		    		                    (20,247)     (382)	 (14,431)
  Proceeds from sales of bank premises and equipment		            -         266   	   -
  Capital expenditures				                	                      (858)   (1,330)   (1,168)
                                                             ---------  --------  --------
        	Net cash used in investing activities	         	    (111,311)   (9,045)	 (46,056)
                                                             ---------  --------  --------

Cash flows from financing activities:
  Net increase in deposits 	       		     	     	              36,868     7,365     9,027
  Net increase (decrease) in short-term borrowings              5,491   (16,664)   19,684
  Proceeds from other borrowed funds		           	             80,000    55,000 	  53,525
  Repayments of other borrowed funds		           	 	          (11,525)  (45,681)  (37,900)
  Cash dividends paid				               	                      (5,369)   (4,217)   (3,134)
  Proceeds from sale of stock for employee benefits program 	     627       596       305
  Purchase of treasury stock						                               (770)      -         -
  Cash and cash equivalents received from issuance of stock
    related to acquisition of Bucktail Bank and Trust Company     -       6,093	      -
  Offering costs paid						                                       -        (150)      -
                                                             ---------  --------  ---------
        	Net cash provided by financing activities            105,322     2,342     41,507
                                                             ---------  --------  ---------

Net increase in cash and cash equivalents                       5,271     1,460      1,028
Cash and cash equivalents at beginning of year		                8,959     7,499      6,471
                                                             ---------  --------  ---------
Cash and cash equivalents at end of year	    		              $ 14,230   $ 8,959    $ 7,499
                                                             =========  ========  =========
Supplemental disclosure of cash flow information:
 	Interest paid				         		                               $ 21,706   $16,131    $13,446
                                                             =========  ========  =========
	 Income taxes paid			  		                                   $  2,360   $ 2,030    $ 2,550
                                                             =========  ========  =========

Supplemental schedule of noncash investing and financing activities:

  In 1998 and 1997, loans with an estimated value of $224,000 and $327,000, respectively, were reclassified to foreclosed assets held for sale. In 1998, SUN eliminated the par value of common stock. As a result, $56,155,000 was reclassified from additional paid-in capital to common stock. In 1998, the tax benefit of exercised stock options, in the amount of $134,000, was credited to common stock.

  On June 30, 1997, SUN acquired all of the capital stock of Bucktail Bank and Trust Company in exchange for shares of SUN's common stock valued at $20,213,000. In conjunction with the acquisition, liabilities were assumed as follows (in thousands):

                                                       												     1997
                                                                      ---------
   	Cash and cash equivalents acquired				                       		   $  6,093
   	Fair value of other assets acquired				  			                       118,706
   	Excess of cost over fair value of assets acquired (goodwill)				    11,324
                                                                      ---------
              	  			                                                   136,123
   	Value of stock issued by SUN, net of offering costs					           (20,063)
                                                                      ---------
    Liabilities assumed						                                      			$116,060
                                                                      =========

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
For the Years Ended December 31, 1998, 1997, and 1996

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

Basis of Consolidation
  The consolidated financial statements include the accounts of SUN BANCORP, INC., the parent company, and its wholly-owned subsidiaries, Sun Bank (Bank), doing business as Snyder County Trust Company, Central Pennsylvania Bank, Bucktail Bank and Trust Company (Bucktail), and Watsontown Bank, and Pennsylvania SUN Life Insurance Company (SUN Life). The transactions of SUN Life are not material to the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation.

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

Use of Estimates
  In preparing the financial statements in accordance with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.
  A material estimate that is particularly susceptible to significant change in the near term is the allowance for possible loan losses. In connection with the determination of the allowance for possible loan losses, management obtains independent appraisals for significant properties.
  A majority of SUN's loan portfolio consists of single-family residential loans in the counties of Snyder, Union, Northumberland, and Lycoming. With the acquisition of Bucktail, SUN's indirect consumer loans have increased. The regional economy depends heavily on the manufacturing industry, which is currently stable. Real estate prices in the market are also stable. Accordingly, the ultimate collectibility of a substantial portion of SUN's loan portfolio is susceptible to changes in local market conditions.
  Management believes that the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review SUN's allowance for possible loan losses. Such agencies may require SUN to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for possible loan losses may change materially in the near term.

Securities Available for Sale
  Available for sale securities include debt and both restricted and unrestricted equity securities. Such securities, except for restricted equity securities, are reported at fair value, with unrealized gains and losses, net of taxes, excluded from earnings and reported as a component of accumulated other comprehensive income within shareholders' equity. The restricted equity securities consist primarily of Federal Home Loan Bank of Pittsburgh (FHLB) stock, which are carried at cost and evaluated for impairment.
  The fair value of available for sale securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.
  Amortization of premiums and accretion of discounts on available for sale securities are recorded using the level yield method over the remaining contractual life of the securities, adjusted for actual prepayments.
  Realized gains and losses on the sale of available for sale securities are computed on the basis of specific identification of the adjusted carrying value of each security.

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

Foreclosed Assets Held For Sale
  Foreclosed assets, all of which are held for sale, are carried at the lower of cost or fair value of the assets less estimated selling costs. SUN had foreclosed assets held for sale, which are included with accrued interest and other assets in the consolidated balance sheet, in the amount of $273,000 and $338,000 at December 31, 1998 and 1997, respectively.

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

Goodwill
  Goodwill represents the excess of the cost over the fair value of the Bucktail assets acquired in 1997 (Note 4) and is amortized using the straight-line method over a period of 15 years. Amortization of goodwill amounted to $755,000 and $378,000 in 1998 and 1997, respectively. The carrying value of goodwill is periodically reviewed by SUN based on fair values or undiscounted operating cash flows. Based upon its most recent analysis, SUN believes no material impairment of goodwill exists at December 31, 1998.

Income Taxes
  Provision for deferred income taxes is made as a result of temporary differences in financial reporting and income tax methods of accounting. These differences relate primarily to loan losses, depreciation, the excess of historical cost over fair value of loans acquired from Bucktail, and income from loan fees.

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

Notes to Consolidated Financial Statements

2. Net Income Per Share
  Net income per share is computed based on the weighted average number of shares of stock outstanding for each year presented. Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," requires presentation of two amounts, basic and diluted net income per share.
  The number of shares used in calculating net income per share and dividends per share reflect the retroactive effect of 5% stock dividends in the second quarters of 1998, 1997, and 1996 and a three-for-two stock split in the fourth quarter of 1997. The following data shows the amounts used in computing net income per share and the weighted average number of shares of dilutive stock options:

						      	       		                                         Common 		     Net
                                    					   			   Income	      Shares     Income Per
			                                         					Numerator	  Denominator	   Share
       			                                       ----------  -----------  ----------
1998
----
   	Net income per share - Basic		              	$8,726,000	 	6,530,433		   $1.34
	   Dilutive effect of potential common stock
	     Stock options:
	       Exercise of options outstanding        			              235,064
	       Hypothetical share repurchase at $27.75		      	       (171,815)
                                                 ----------   ----------    -----
   	Net income per share - Diluted	            		$8,726,000	 	6,593,682   		$1.32
                                                 ==========   ==========    =====
1997
----
   	Net income per share - Basic		             		$7,801,000	  6,046,075	    $1.29
	   Dilutive effect of potential common stock
	     Stock options:
	       Exercise of options outstanding        	                254,600
	       Hypothetical share repurchase at $23.30	               (190,583)
                                                 ----------   ----------    -----
   	Net income per share - Diluted	            		$7,801,000	  6,110,092     $1.28
                                                 ==========   ==========    =====
1996
----
   	Net income per share - Basic		             		$6,399,000	  5,593,399     $1.14
	   Dilutive effect of potential common stock
       Stock options:
         Exercise of options outstanding	                  		   223,330
         Hypothetical share repurchase at $18.23	              (168,819)
                                                 ----------   ----------    -----
   	Net income per share - Diluted		            	$6,399,000	  5,647,910     $1.13
                                                 ==========   ==========    =====


3. Comprehensive Income
  SUN adopted SFAS No. 130, "Reporting Comprehensive Income," as of
January 1, 1998. Accounting principles generally require recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component in the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 has no effect on SUN's net income or shareholders' equity.

  The components of other comprehensive income and related tax effects are as follows:

(In Thousands)		                       			        Years Ended December 31
                                                 -------------------------
                                            					  1998		   1997		   1996
                                                 --------  -------  -------
Unrealized holding gains (losses) on
  available-for-sale securities		             		 $  (355) 	$5,573	 	$ (740)
Less:  Reclassification adjustment for
  gains realized in income				                    (1,403)	 (1,779)	   (358)
Net unrealized gains (losses)				                 (1,758)	  3,794		 (1,098)

Income tax benefit (expense)                			      598	  (1,290)		   374
                                                 --------  -------  -------
Net				                                       			$(1,160)	 $2,504 	 $ (724)
                                                 ========  =======  =======

Notes to Consolidated Financial Statements

4. Purchase of Bucktail Bank and Trust Company
  On June 30, 1997, SUN acquired Bucktail from FNB Corporation, a multi-bank holding company headquartered in Hermitage, Pennsylvania. Concurrently, Bucktail was merged into Sun Bank and the results of Bucktail's operations have been included herein from the consummation date of June 30, 1997. The acquisition, which has been accounted for as a purchase, resulted in the issuance of 890,480 shares of SUN common stock, adjusted for subsequent stock splits and dividends, in exchange for all of the outstanding shares of Bucktail. Based on the market price of SUN's common stock as of June 30, 1997, the total cost of the acquisition was $20,063,000.


5. Restrictions on Cash and Due From Bank Accounts
  SUN is required to maintain reserves in the form of cash and balances with the Federal Reserve Bank of Philadelphia primarily based on its deposit liabilities. The average of such reserves was $4,459,000, $1,924,000, and $1,312,000 for 1998, 1997, and 1996, respectively. These reserves were $5,038,000 and $2,610,000 at December 31, 1998 and 1997, respectively.
  Deposits with any one financial institution are insured up to $100,000. SUN could maintain cash and cash equivalents with certain other financial institutions in excess of the insured amount.

6. Securities Available for Sale
  The amortized cost and fair value of investment securities at December 31, 1998 and 1997 were as follows:

(In Thousands)	                       					                        December 31, 1998
                                                     --------------------------------------------
                                         								                  Gross		     Gross
                                                     Amortized   Unrealized  Unrealized    Fair
                                                       Cost        Gains       Losses     Value
                                                     ---------   ----------  ----------   -----
Debt securities:
  Obligations of U.S. government agencies           	 $188,948     $  740	      $(485)	  $189,203
  Obligations of states and political subdivisions	     44,343      1,901         (22)     46,222
  Other corporate 				                                     500	       -           -           500
                                                      --------     ------       ------   --------
  Total debt securities		                         		   233,791      2,641        (507)    235,925
                                                      --------     ------       ------   --------
Equity securities:
  Marketable equity securities		                 	       8,871	     1,078		      (156)		    9,793
  Restricted equity securities			                        9,062        -	     		   -   	     9,062
                                                      --------     ------       ------   --------
  Total equity securities			                      	     17,933      1,078        (156)     18,855
                                                      --------     ------       ------   --------
  	 Total	                                   	    			 $251,724	    $3,719	      $(663)   $254,780
                                                      ========     ======       ======   ========

						                                                             December 31, 1997
                                                     --------------------------------------------
		                                                   						        Gross		     Gross
                                          						     Amortized   Unrealized  Unrealized    Fair
						                                                  Cost       Gains     	 Losses     Value
	                                                    ---------   ----------  ----------   -----

Debt securities:
  Obligations of U.S. government agencies 	           $107,830	    $1,423	      $(396)	  $108,857
  Obligations of states and political subdivisions	     43,928      1,560         -        45,488
                                                      --------     ------       ------   --------
  Total debt securities		                         		   151,758      2,983        (396)    154,345
                                                      --------     ------       ------   --------
Equity securities:
  Marketable equity securities                 			       3,648	     2,225		       -		       5,873
  Restricted equity securities		                 	       5,066        -           -      		 5,066
                                                      --------     ------       ------   --------
  Total equity securities				                            8,714      2,225         -        10,939
                                                      --------     ------       ------   --------
  	 Total	                                   	    			 $160,472	    $5,208	      $(396)   $165,284
                                                      ========     ======       ======   ========

Notes to Consolidated Financial Statements

  The amortized cost and estimated fair value of SUN's securities at December 31, 1998 and 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

(In Thousands)				                           December 31, 1998     	 December 31, 1997
	                                           --------------------    --------------------
                                  						    Amortized	   Fair	     	Amortized	   Fair
					                                         Cost	      Value	  	    Cost       Value
                            	               ---------   --------    ---------   --------
Debt securities:
  Due in one year or less			            	   $    579    $    597	   $    115		  $    116
  Due after one year through five years		     14,749      15,472	        619		       635
  Due after five years through ten years	     23,532      23,575      11,973		    11,987
  Due after ten years                         29,983      31,034      51,625		    53,106
  Mortgage-backed securities		               164,948     165,247      87,426   	  88,501
                                            --------    --------    --------    --------
	 	   Total debt securities			               233,791     235,925     151,758	    154,345
Equity securities			             		           17,933      18,855       8,714      10,939
                                            --------    --------    --------    --------
  	 Total	         			                      $251,724   	$254,780    $160,472    $165,284
                                            ========    ========    ========    ========

  Securities with a carrying value of $171,000,000 and $80,000,000 were pledged to secure public deposits, trust deposits, securities sold under agreements to repurchase, FHLB borrowings, and other items required by law at December 31, 1998 and 1997, respectively.
  There is no concentration of investments that exceed 10% of shareholders' equity for any individual issuer, excluding those guaranteed by the U.S. government or its agencies.
  In 1998, gross realized gains from the sale of available for sale securities were $1,550,000, while gross realized losses amounted to $147,000. In 1997, gross realized gains totaled $1,942,000, while gross realized losses totaled $163,000. In 1996, gross realized gains from the sale of available-for-sale securities were $358,000.

7. Loans
  The composition of the loan portfolio at December 31, 1998 and 1997 was as follows:

(In Thousands)		                						             December 31
                                               -------------------
						   	     		                                1998 		   1997
                                               --------- --------

Real estate - Mortgages 	                				 	$191,389 	$202,882
Real estate - Construction							                 3,353     3,632
Agricultural 							          	                     971     1,157
Commercial and industrial 						                 52,823    34,560
Individual							                                85,471    75,396
Other 								                                      383       90
                                               --------- ---------
        Total 		                   				   	  	  334,390   317,717

Less: Unearned income on loans					                (396)   (1,961)
      Unamortized discount on purchased loans		  (1,270)   (1,793)
      Deferred loan fees							                    (274)     (533)
      Allowance for possible loan losses					    (3,327)   (3,130)
			                                            --------- ---------
        Net							                             $329,123  $310,300
			       				                                 ========= =========
Transactions in the allowance for possible loan losses were as follows:

(In Thousands)			                           						 Years Ended December 31
	                                                ---------------------------
                            						  	     		      1998		    1997		    1996
                                                 -------   -------   -------
Balance, beginning of year					             	    $3,130	   $2,490	  	$2,191
Provision for possible loan losses  						        1,200     1,175       650
Allowance for possible loan losses assumed
  upon acquisition of Bucktail Bank and
  Trust Company					                                -       1,292	      -
Recoveries 						       		                          248	      175        16
Loans charged off 						 	                       (1,251)   (2,002) 	   (367)
	                                                -------   -------   -------
Balance, end of year					                  		    $3,327    $3,130    $2,490
                                                 =======   =======   =======

Notes to Consolidated Financial Statements

  Most of SUN's business activity is with customers located within its defined market area. The loan portfolio is well diversified. As of December 31, 1998 and 1997, SUN had loans to automobile dealers of $9,253,000 and $8,711,000, respectively. Loans in the modular home manufacturing industry amounted to $3,442,000 and $4,460,000, respectively. These loans are generally secured by assets and are expected to be repaid from cash flow or proceeds from the sale of assets of the borrower. SUN has not experienced any significant losses on loans to borrowers in these industries. Although SUN has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on the economic conditions in its market area.
  Nonaccrual and restructured loans amounted to $878,000 and $1,436,000 as of December 31, 1998 and 1997, respectively. Interest income which would have been recognized on all nonaccrual and restructured loans outstanding in 1998 and 1997 was approximately $82,000 and $147,000, respectively.


  The following is a summary of the past due and nonaccrual loans as of December 31, 1998 and 1997:

(In Thousands)						                                            Past Due
                   						                          Past Due	    90 Days
December 31, 1998                                 30-89 Days	   or More	   Nonaccrual
-----------------                                 ----------    --------   ----------
Real estate             							                     $4,956  	  		$2,071   		$  486
Individual							                                    3,194		  	     535			       7
Commercial and all other					                          396			       261			     142
                                                    ------       ------     ------
   	Total	 			                                      $8,546			    $2,867			  $  635
                                                    ======       ======     =====

December 31, 1997
-----------------
Real estate						             	                     $5,680	    		$2,551	 		 $  849
Individual			             				                       2,176		  	     277			      10
Commercial and all other		                             357			       160        251
                                                    ------       ------     ------
   	Total		                                     				$8,213		    	$2,988	  		$1,110
                                                    ======       ======     ======

  At December 31, 1998 and 1997, SUN had loans amounting to $2,523,000 and $2,805,000, respectively, that were specifically classified as impaired. The average balance of impaired loans amounted to $3,661,000 and $4,277,000 in 1998 and 1997, respectively. The allowance for loan losses related to impaired loans as of December 31, 1998 and 1997 was $277,000 and $518,000, respectively.
  The following is a summary of cash receipts on these loans during the period they were classified as impaired in 1998 and 1997:

(In Thousands)	                              						  1998	         1997
                                                    ------         ----
Cash receipts applied to reduce principal balance		 $1,959		       $212
Cash receipts recognized as interest income				        496		        267
                                                    ------         ----
   	Total				                                    			$2,455		       $479
                                                    ======         ====

Notes to Consolidated Financial Statements

8. Bank Premises and Equipment
  Bank premises and equipment at December 31, 1998 and 1997 consisted of the following:

(In Thousands)			                  				           December 31
                                           -------------------------
		                                  						  1998 	            1997
		                                         -------           -------
Land							                                $1,542	           $1,320
Bank premises						                         7,739	            7,588
Furniture and equipment					                4,391             4,060
                                           -------           -------
      Total cost 		       			              13,672            12,968

Less: Accumulated depreciation			          (4,533)           (4,004)
                                           -------           -------
     	Bank premises and equipment, net	    $9,139            $8,964
                                           =======           =======
  Depreciation expense was $683,000, $607,000, and $337,000 for 1998, 1997, and
1996, respectively.


9.  Deposits

  The following table reflects certificates of deposit and other time deposits and their remaining maturities as of December 31, 1998:

(In Thousands)

Year Ending December 31:
------------------------
1999		 	                               		$130,187
2000    	 	    	    	    	                 56,398
2001    		   	     	     	                  8,374
2002      			     	      	                  2,866
2003     			      	      	                  1,477
Thereafter  				                              201
                                         --------
	    	Total		                           	$199,503
						                                   ========

  Included in interest-bearing deposits are certificates of deposit and other time deposits issued in amounts of $100,000 or more.These deposits and their remaining maturities, as of December 31, 1998, are as follows:

(In Thousands)

Three months or less	                 		  $11,094
Three through six months			                 6,097
Six through twelve months		                 6,262
Over twelve months			                      11,053
					                                     -------
		Total	                              		  $34,506
                                          =======
  Interest on deposits of $100,000 or more amounted to approximately $1,842,000 in 1998, $1,309,000 in 1997, and $790,000 in 1996.

Notes to Consolidated Financial Statements

10. Borrowed Funds
  SUN's borrowed funds as of December 31, 1998 and 1997 included the following:

(In Thousands)							                                          December 31
                                                          --------------------
			                                                  			    1998		      1997
                                                          --------    --------
Short-term Borrowings:
  Open Repo Plus (1)  	                            					  $ 11,599 	  $  2,070
  Securities sold under agreements to repurchase (2)			     13,628	     11,154
  Treasury Tax and Loan Note Option (3)			                     523	      7,035
                                                          --------    --------
     	Total Short-term Borrowings				                       25,750	     20,259

Other Borrowed Funds,
  Federal Home Loan
    Bank of Pittsburgh advances (4)		                 		   161,500	     93,025
                                                          --------     -------
      Total Borrowed Funds					                           $187,250   	$113,284
                                                          ========    ========
(1)	In 1996, SUN began utilizing an "Open Repo Plus" program through the FHLB as
    an overnight source of funds.  As of December 	31, 1998, the total
    commitment was $50,000,000.  The maximum month end amount of such borrowings
    in 1998, 1997, and 1996 	was $11,605,000, $19,836,000 and $32,260,000,
    respectively.  The daily average amount of such borrowings was $1,365,000 in
   	1998, $6,017,000 in 1997, and $26,917,000 in 1996, and the weighted average
    interest rate was 5.37% in 1998, 5.54% in 1997, and 	5.48% in 1996.
(2)	Securities sold under agreements to repurchase represent deposit customers'
    cash management accounts.  These repurchase 	agreements are collateralized
    by a blanket agreement with the Federal Reserve Bank of Philadelphia in
    which the actual ownership 	of the securities is not transferred.  The
    maximum month end amount of securities sold under agreements to repurchase
    in 1998, 	1997, and 1996 was $20,190,000, $12,149,000, and $11,923,000,
    respectively.  The average daily amount of such borrowings was 	$13,611,000,
    $9,737,000, and $7,698,000 in 1998, 1997, and 1996, respectively, and the
    weighted average interest rates were 	3.50% in 1998, 3.89% in 1997, and
    3.95% in 1996.
(3)	Borrowings on the Treasury Tax and Loan Note Option represent tax funds
    deposited and held until the U.S. Treasury calls the 	balance.  The maximum
    amount available to borrow through the Note Option is $10,000,000.  The maximum month end amount of such borrowings was $10,000,000 in 1998, 1997, and 1996.  The average daily amount of such borrowings was $3,030,000,
    $3,925,000, and $2,587,000, respectively, and the weighted average interest rates were 5.21% in 1998, 4.96% in 1997, and 5.23% in 1996.
(4)	FHLB advances represent variable and fixed rate loans with stated maturities as follows:

(In Thousands) 			                       				                  December 31
                                                          --------------------
                                                  							   1998   		   1997
                                                          --------     -------
    Variable rate between 5.48% and 6.06%, maturity 2001	 $ 20,000		   $20,000
    Variable rate between 5.52% and 6.38%, maturity 2002	   55,000	     55,000
   	Variable rate between 4.94% and 5.41%, maturity 2008	   80,000		       -
	   Fixed rate of 5.15%, maturity 1999			    	               2,500	 	    2,500
   	Fixed rate of 6.40%, maturity 2000	       		      	      2,000	 	    2,000
   	Fixed rates between 7.80% and 7.88%, maturity 2002	  	   2,000	 	    2,000
   	Fixed rates between 5.14% and 5.91%, maturity 1998	  	     -	   		  11,525
                                                          --------     -------
      Total			              			                           $161,500     $93,025
                                                          ========     =======
 	All FHLB advances are collateralized by SUN's investment in mortgage-backed securities and first mortgage loans.

Notes to Consolidated Financial Statements

11. Estimated Fair Value of Financial Instruments
  SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires that SUN disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time SUN's entire holdings of a particular financial instrument. Because no market exists for a significant portion of SUN's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions can significantly affect the estimates.
  Estimated fair values have been determined by SUN using historical data and an estimation methodology suitable for each category of financial instruments. The estimated fair value of SUN's securities available for sale is described in
Note 6. The fair value estimates, methods and assumptions are set forth below for SUN's other financial instruments.

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

(In Thousands)			      	      December 31, 1998	        December 31, 1997
	                           ----------------------    ----------------------
					                        Book      	Estimated	    	Book	      Estimated
					                      	 Value     	Fair Value    	Value      Fair Value
                            --------    ----------    --------    ----------
Total loans 	 	 		          $329,123	    $333,187	    $310,300     $313,886
                            ========     ========     ========     ========
Deposits:
  The fair value of deposits with no stated maturity, such as noninterest-
bearing demand deposits, NOW accounts, savings deposits, and Insured Money
Market Accounts, is equal to the amount payable on demand as of December 31,
1998 and 1997.  The fair value of time deposits is based on the discounted value of contractual cash flows.  The discount rate is estimated using the rates currently being offered for deposits of similar remaining maturities.
  The fair value estimates do not include the benefit that results from the low-
cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market, commonly referred to as the core deposit intangible.  The following table presents information for deposits:

(In Thousands)					      	    December 31, 1998   	     December 31, 1997
                            -----------------------   -----------------------
						                       Book	       Estimated		   Book 	      Estimated
                						       Value       Fair Value    Value       Fair Value
                            --------     ----------   --------     ----------
Total deposits	      		     $363,886	     $363,138  		$327,018      $325,025
		                          ========      ========    ========      ========

Notes to Consolidated Financial Statements

Borrowed funds:
  Rates currently available to SUN for borrowed funds with similar terms and remaining maturities are used to estimate the fair value of existing borrowed funds.

(In Thousands)	                December 31, 1998         December 31, 1997
                            -----------------------   -----------------------
							                      Book	       Estimated     Book 	      Estimated
         						              Value	      Fair Value    Value	      Fair Value
                            --------     ----------   --------     ----------
Total borrowed funds	       $187,250	     $185,210  		$113,284      $113,241
                            ========      ========    ========      ========

Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees
Written:
  There is no material difference between the notional amount and the estimated fair value of off-balance sheet items which total $65,406,000 and $35,008,000 as of December 31, 1998 and 1997, respectively, and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

12.  Common Stock Plans
  SUN has three common stock plans for employees and directors. The Stock Incentive Plan, which is administered by a disinterested committee of the Board of Directors, provides for 682,500 shares of common stock for key officers and other management employees in the form of qualified options, nonqualified options, stock appreciation rights or restrictive stock. The Independent Directors Stock Option Plan allows for 110,250 shares of common stock to be issued to non-employee directors. Options under the Stock Incentive Plan and the Independent Directors Stock Option Plan expire ten years after the date of grant. Also, 236,250 shares have been allocated for the Employee Stock Purchase Plan, which permits all employees to purchase common stock at an option price per share that is not less than 85% of the market value per share on the date of exercise. Each option under the Employee Stock Purchase Plan will expire no later than 5 years from the date of grant, and this plan will terminate in 2008.
  SUN applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its common stock plans. Accordingly, no compensation expense has been recognized for the plans. Had compensation cost for the plans been determined based on the fair values at the grant dates for awards, consistent with the method of SFAS No. 123, SUN's net income and earnings per share for 1998, 1997, and 1996 would have been adjusted to the pro forma amounts indicated below:

								                                    1998 		     1997		      1996
                                         ----------  ----------  ----------
Net income	               		As reported		$8,726,000 	$7,801,000 	$6,399,000
         				               Pro forma		 	$8,313,000	 $7,441,000	 $6,188,000

Earnings per share - Basic		As reported			 $ 1.34	    	$ 1.29	    	$ 1.14
                        				Pro forma			   $ 1.27 		   $ 1.23    	 $ 1.10


  For purposes of the pro forma calculations above, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants issued in 1998, 1997, and 1996:

                                								      1998	    	  1997	     	 1996
                                            -------     -------     -------
Dividend yield		                     					       3%   		     3% 	  	     3%
Volatility						                                25%    		   24%    		   12%
Risk-free interest rates:
  Stock Incentive Plan		                				  5.57%     		6.73%     		6.57%
  Independent Directors Plan 					            5.63%     		6.80%	      6.22%
Expected option lives				   	            	  4 years   		4 years     4 years

Notes to Consolidated Financial Statements

  A summary of the status of the common stock plans, adjusted retroactively for the effects of stock dividends and stock splits, is presented below:

			           	                            1998	                       1997	                     	 1996
                                  --------------------------  --------------------------  --------------------------
                                            Weighted-average		          Weighted-average            Weighted-average
			                                Shares	   Exercise Price    Shares    Exercise Price    Shares    Exercise Price
                                  --------  ----------------  --------  ----------------  --------  ----------------
Outstanding, beginning of year    280,914	      	$19.49		     274,439	       $15.00		     205,505	       $12.79
Granted			                        121,790      	  34.70		      91,764	        24.11	       96,394	        18.95
Exercised		                       (46,142) 		     16.61		     (51,699)	       13.46		     (25,201)	       11.83
Forfeited		                       (16,437)		      27.65		     (33,590)	       16.83		      (2,259)	       18.50
                                  --------       ------       --------       ------       --------       ------
Outstanding, end of year 	        340,125 		     $24.53 	     280,914		      $19.49		     274,439	       $15.00
                                  ========       ======       ========       ======       ========       ======
Options exercisable at year end   249,625				                 217,246  			                205,807
                                  ========                    ========                    ========
Fair value of options granted
  during the year		                 $7.60                       $5.21				                   $2.80
                                  ========                    ========                    ========

  The following table summarizes information about fixed stock options outstanding under the Stock Incentive Plan and the Independent Directors Plan at December 31, 1998:

 	Exercise			Number 	Outstanding		   Remaining    		 Number Exercisable
	  Prices  	at December 31, 1998	 Contractual Life		at December 31, 1998

  	$10.04			 	       2,352			          6 years	            		2,352
	  $10.90				       19,039		 	         6 years		            19,039
	  $11.78				        3,920			          7 years		             3,920
	  $14.40				       38,469		  	        7 years		            38,469
	  $17.05				        7,840			          8 years 		            7,840
	  $19.35				       48,544	    		      8 years	             48,544
	  $20.15			         8,624			          9 years			            8,624
	  $22.98				       57,876			          9 years		            57,876
	  $33.70				       11,522			         10 years		            11,522
	  $36.00				       90,500			         10 years		               -
                   -------           ---------             -------
   				            288,686		         8.6 years		           198,186
                   =======           =========             =======



13. Employee Benefit Plans

  SUN provides a defined contribution pension plan that covers substantially all employees. SUN's contributions to this plan are based on employee contributions and compensation. In addition to the defined contribution plan, SUN provides supplemental payments to certain key employees upon retirement.
  SUN's contributions to the defined contribution plan for the years ended December 31, 1998, 1997, and 1996 were $328,000, $263,000, and $209,000, respectively. Additionally, the amount charged to expense under the supplemental payment agreement for the same periods was $35,000, $34,000, and $39,000, respectively.

Notes to Consolidated Financial Statements
14. Income Taxes
  The following temporary differences gave rise to a deferred tax liability at December 31, 1998 and 1997:

(In Thousands)								                          December 31
                                               --------------
                  	      						                 1998 	  1997
                                               ------  ------
Deferred tax assets:
  Loan losses								                          $  992		$  833
  Discount on loans acquired from Bucktail			     432     609
  Loan fees and costs								                      84     214
  Premium on deposits assumed from Bucktail			     43      77
  Nonaccrual interest	               							       28      50
  Supplemental compensation plan 							           79      67
  Other										                                  55      56
		                                             ------  ------
  		Total								                               1,713   1,906
		                                             ------  ------

Deferred tax liabilities:
  Unrealized gains on investment securities			  1,039   1,636
  Depreciation									                           749     690
  Other										                                  37      35
                                               ------  ------
			 Total									                              1,825   2,361
                                               ------  ------
              			Deferred tax liability, net		 $  112  $  455
                                               ======  ======

  SUN recorded a deferred tax asset of approximately $580,000 related to the purchase of Bucktail in 1997.

  SUN's income tax provision for 1998, 1997, and 1996 consists of the following:

(In Thousands)			      		   				              Years Ended December 31
		                                            ------------------------
				                                  					 	   1998    1997		  1996
                                               ------  ------  -------
Current provision									                     $2,691		$2,194		$2,316
Deferred income tax provision (benefit)						     254	    316	   (119)
Tax expense from allocation of stock option
  tax benefits directly to equity			    					     134     -       -
                                               ------  ------  -------
    Income tax provision			                				$3,079		$2,510		$2,197
                                               ======  ======  =======

  The following is a reconciliation between the actual income tax expense and the amount of income taxes which would have been recognized at the federal statutory rate:

(In Thousands)			                         				 Years Ended December 31
	                                     -------------------------------------------
                    					                 1998           1997        			1996
                                      -------------  -------------  -------------
					                                 Amount  Rate		 Amount		Rate	 	Amount	 Rate
Federal income tax at statutory rate		$4,132		35.0%		$3,609		35.0%		$2,923		34.0%
Tax-exempt income                 			 (1,017)	(8.6)  (1,016) (9.9)	   (705) (8.2)
Amortization of goodwill 			             264   2.2      132   1.3      -      -
Tax credits from limited partnerships   (225) (1.9)    (114) (1.1)     -      -
Other items				                          (75)  (.6)		  (177) (1.0)	  (  21)	 (.2)
                                      ------- -----  ------- -----  ------- -----
     	Income tax provision		          $3,079		26.1%		$2,510		24.3%	 $2,197	 25.6%
                                      ======= =====  ======= =====  ======= =====

15. Related Party Transactions
  Certain executive officers, corporate directors, or companies in which they have 10 percent or more beneficial ownership were indebted to SUN. A summary of loan activity with officers, directors, significant shareholders, and associates of such persons is listed below:

(In Thousands)			                       Beginning	  New			       	      Other		 Ending
                                   					 Balance	 	Loans	  Repayments		Changes		Balance
                                        ---------  ------  ----------  -------  -------
11 Directors, 6 Executive Officers 1998	 $ 8,844	 	$1,708 		$(3,385)		 $   -		  $ 7,167
10 Directors, 6 Executive Officers 1997	  10,323		    559		  (1,088)		    (950)		 8,844
 9 Directors, 6 Executive Officers 1996	  10,692		  1,986		  (1,131)		  (1,224)		10,323

  The above transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risks of collectibility.

Notes to Consolidated Financial Statements

16.  Off-Balance Sheet Risk
  SUN is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.
  Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. SUN uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Evaluation of each customer's creditworthiness is done on a case-by-case basis. The amount of collateral obtained if deemed necessary upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, and equipment, and income-producing commercial properties. At December 31, 1998 and 1997, commitments to extend credit totaled $63,225,000 and $33,731,000, respectively.
  Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The term of the letters of credit varies from one month to 24 months and may have renewal features. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. SUN holds collateral supporting those commitments for which collateral is deemed necessary. At December 31, 1998 and 1997, standby letters of credit totaled $2,181,000 and $1,277,000, respectively.

17. Regulatory Matters
  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.
  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table

(In Thousands)                                      											 	 To Be Well Capitalized
                          						     	          For Capital	      Under Prompt Corrective
                           					Actual			    Adequacy Purposes     	 Action Provisions
                            --------------   -----------------    -----------------------
                        				Amount   Ratio	   	Amount 		Ratio		        Amount  	Ratio
                            -------  -----     -------  -----          -------  -----
As of December 31, 1998:
------------------------
Total Capital
  (to Risk Weighted Assets)	$59,336		17.0%	   	$27,920		8.0%	         	$34,900	 10.0%
Tier I Capital
  (to Risk Weighted Assets)	$55,594		15.9%  		 $13,960		4.0%		         $20,940		 6.0%
Tier I Capital
  (to Average Assets)	      $55,594	  9.7%	  	 $23,032		4.0%	        	 $28,790		 5.0%

As of December 31, 1997:
------------------------
Total Capital
  (to Risk Weighted Assets)	$54,621		17.8%   		$24,532		8.0%	         	$30,665		10.0%
Tier I Capital
  (to Risk Weighted Assets) $51,491		16.8%	  	 $12,266		4.0%	        	 $18,399		 6.0%
Tier I Capital
  (to Average Assets)	    	 $51,491		11.7%		   $17,607		4.0%	        	 $22,009		 5.0%

Notes to Consolidated Financial Statements

18. Condensed Financial Information - Parent Company Only

CONDENSED BALANCE SHEETS
DECEMBER 31, 1998 AND 1997

(In Thousands)		                     	  					         1998 	    1997
                                                    --------  --------
Assets:
 	Cash								                                      $   124	 	$   111
	 Securities available for sale					                  1,513		   1,113
 	Subsidiary investments:
	   Sun Bank							                                  63,644	   61,985
	   Pennsylvania SUN Life Insurance Company			          308       293
	 Investment in limited partnerships			               1,506     1,673
  Other assets							                                   713       447
                                                    --------  --------
    		Total assets					                             $67,808   $65,622
                                                    ========  ========
Liabilities,
 	Accounts payable			                      				     $     7   $     9
                                                    --------  --------
Shareholders' Equity:
 	Common stock				               		          	       72,913     5,206
	 Additional paid-in capital						                      -      56,155
 	Retained earnings (deficit)		      			       	     (4,949)    2,485
  Accumulated other comprehensive income 			          2,016     3,176
  Treasury stock		                                   (2,179)   (1,409)
                                                    --------  --------
	     Total shareholders' equity				                 67,801    65,613
                                                    --------  --------
		    Total liabilities and shareholders' equity		  $67,808   $65,622
                                                    ========  ========

CONDENSED STATEMENTS OF INCOME
Years Ended December 31, 1998, 1997, and 1996

(In Thousands)						 		                               1998	     1997	     1996
                                                     -------   -------   -------
Income:
 	Dividends from Sun Bank 						                     $5,545	   $4,772		  $3,997
  Net security gains				    	                           226  	    226	      -
  Interest and other income					                         49        90        69
                                                     -------   -------   -------
    Total income			                       			         5,820     5,088	    4,066
                                                     -------   -------   -------
Expenses:
 	Stationery and printing				       			                  20        18        16
 	Professional fees				      	      	                    46       101        11
 	Other expenses					     		                            104       104        80
 	Loss from investment in limited partnerships 	        171	      134        10
                                                     -------   -------   -------
    Total expenses				                                  341       357       117
                                                     -------   -------   -------
Income before income taxes and equity in
  undistributed earnings of subsidiaries					         5,479     4,731     3,949
Income tax benefit				             	                   (294)     (256)     (121)
                                                     -------   -------   -------
Income before equity in undistributed
  earnings of subsidiaries	                           5,773     4,987	    4,070
Equity in undistributed earnings of subsidiaries	     2,953     2,814	    2,329
                                                     -------   -------   -------
 	  Net income			                                    $8,726    $7,801    $6,399
                                                     =======   =======   =======

Notes to Consolidated Financial Statements

CONDENSED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1998, 1997, and 1996

(In Thousands)		                                    							   1998		   1997     1996
                                                             -------  -------  -------
Cash flows from operating activities:
 	Net income									                                        $8,726  	$7,801   $6,399
	 Adjustments to reconcile net income to net
	   cash provided by operating activities:
		    Equity in undistributed earnings of subsidiaries		 	   (2,953)  (2,814)  (2,329)
		    Loss from investment in limited partnerships				          171      134       10
      Credit for possible loan losses 				      	               -        -         (1)
      Realized net security gains						                        (226)    (226)     -
    		Increase in other assets					      	                      (87)    (370)    (116)
      Decrease in liabilities      				               	          (2)     -        -
                                                             -------  -------  -------
     			Net cash provided by operating activities			          5,629    4,525    3,963
                                                             -------  -------  -------
Cash flows from investing activities:
  Purchases of available-for-sale securities				               (908)    (340)    (171)
  Proceeds from sales of securities					      	                 804      387      -
 	Purchases of investment in limited partnerships				           -       (844)    (973)
  Principal collected on note receivable					                   -        -          7
                                                             -------  -------  -------
    		 	Net cash used in investing activities		 		             (104)	   (797)  (1,137)
                                                             -------  -------  -------
Cash flows from financing activities:
 	Cash dividends	                                  							   (5,369)  (4,217)  (3,134)
	 Purchase of treasury stock							                            (770) 	   -        -
 	Proceeds from sale of stock for employee benefit program			   627      596      305
                                                             -------  -------  -------
		     	Net cash used in financing activities			             (5,512)  (3,621)  (2,829)

Net increase (decrease) in cash and cash equivalents				         13      107	      (3)

Cash and cash equivalents at beginning of year				        	     111        4        7
                                                             -------  -------  ------
Cash and cash equivalents at end of year					            	   $  124   $  111   $    4
                                                             =======  =======  =======

  No interest or income taxes were paid by the parent company during 1998, 1997, or 1996.

Noncash investing and financing activities:

  In 1998, SUN eliminated the par value of common stock. As a result, $56,155,000 was reclassified from additional paid-in capital to common stock. In 1998, the tax benefit of exercised stock options, in the amount of $134,000, was credited to common stock.

  In 1997, SUN issued shares of common stock in exchange for all of the outstanding stock of Bucktail Bank and Trust Company. This transaction was recorded as an increase in the investment in Sun Bank and an increase in shareholders' equity of $20,063,000.

Notes to Consolidated Financial Statements

19. Consolidated Quarterly Financial Data (Unaudited)

(Dollars in Thousands, Except Per Share Data)

             1998	                	1st Qtr.		2nd Qtr.	 3rd Qtr.  4th Qtr.   Total
             ----           	      --------  --------  --------  --------  --------
Interest income			                 	$9,959	 	$10,613	 	$10,870 		$11,235 		$42,677
Interest expense				                 4,961	    5,616	    5,833     6,057		  22,467
                                    -------  --------  --------  --------  --------
Net interest income			               4,998	    4,997	    5,037		   5,178		  20,210
Provision for possible loan losses		  (300)     (300)	    (300)     (300)	  (1,200)
Net security gains			                  310		     419	      256	      418		   1,403
Other operating income			              569	      574	      675	      869	    2,687
Other operating expenses		          (2,845)	  (2,801)	  (2,800)	  (2,849)	 (11,295)
                                    -------  --------  --------  --------  --------
Income before income taxes		         2,732		   2,889	    2,868     3,316    11,805
Income tax provision			               (689)		   (750)	    (744)	    (896)   (3,079)
                                    -------  --------  --------  --------  --------
Net income	                      			$2,043		 $ 2,139		 $ 2,124		 $ 2,420		 $ 8,726
                                    =======  ========  ========  ========  ========
Net income per share - Basic	    	  $  .31		 $   .33	  $   .33	  $   .37	  $  1.34
                                    =======  ========  ========  ========  ========
Net income per share - Diluted	  	  $  .31	  $   .32  	$   .33	  $   .36   $  1.32
                                    =======  ========  ========  ========  ========

           		1997		               	1st Qtr.		2nd Qtr.		3rd Qtr. 	4th Qtr.		 Total
             ----                  --------  --------  --------  --------  --------
Interest income	                 			$7,038  		$7,088  		$9,724  		$9,803	 	$33,653
Interest expense	               			  3,628	 	  3,616	 	  4,621	 	  4,754		  16,619
                                    -------   -------   -------   -------  --------
Net interest income		             	  3,410	 	  3,472	 	  5,103	 	  5,049		  17,034
Provision for possible loan losses	   (150)	    (425)	    (300)		   (300)		 (1,175)
Net security gains		                   209       659       433       478     1,779
Other operating income			              371		     471       610		     594		   2,046
Other operating expenses			         (1,559)		 (1,757)	  (3,157)	 	(2,900)		 (9,373)
                                    -------   -------   -------   -------  --------
Income before income taxes	       	  2,281	  	 2,420  	  2,689	 	  2,921		  10,311
Income tax provision			               (478)	 	  (585)	    (612)		   (835)		 (2,510)
                                    -------   -------   -------   -------  --------
Net income		         	              $1,803    $1,835	   $2,077	   $2,086 		 $7,801
                                    =======   =======   =======   =======  ========
Net income per share - Basic	       $  .32	   $  .33    $  .32	   $  .32    $ 1.29
                                    =======   =======   =======   =======  ========
Net income per share - Diluted	     $  .32    $  .33    $  .32    $  .31    $ 1.28
                                    =======   =======   =======   =======  ========

Independent Auditors' Report








To the Shareholders and Board of Directors of SUN BANCORP, INC:

  We have audited the accompanying consolidated balance sheets of SUN BANCORP, INC. and subsidiaries (SUN) as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of SUN's management. Our responsibility is to express an opinion on these financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SUN BANCORP, INC. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



                             /S/ Parente, Randolph, Orlando, Care & Associates





Williamsport, Pennsylvania
February 16, 1999

Five Year Financial Highlights
Selected Financial Data

                                     						   1998		     1997  	    1996	      1995 	     1994
                                            --------   --------   --------   --------   --------
Balance Sheet Data (In Thousands)
---------------------------------
Assets					                                	$623,577  	$510,728  	$367,390  	$319,626	  $299,761
Deposits				         	                       363,886	   327,018    205,619    196,592	   183,160
Loans					         	                         329,123	   310,300    213,225	   199,444	   184,957
Securities available for sale		           	  254,780	   165,284	   136,538    107,125	   100,002
Shareholders' equity		       	           	    67,801	    65,613	    38,866     36,020	    28,754
Average equity		             	           	    67,063	    51,470     36,886	    32,025	    29,697
Average assets	               			         	  575,797	   440,181	   344,473	   309,623	   285,177

Earnings Data (In Thousands)
----------------------------
Interest income			                        	 $ 42,677	  $ 33,653 	 $ 27,199  	$ 24,439	  $ 20,666
Interest expense			                      	    22,467	    16,619	    13,689     12,087	     8,967
Net interest income		        	           	    20,210	    17,034	    13,510	    12,352	    11,699
Provision for possible loan losses		           1,200      1,175        650        360  	     360
Net interest income after provision for
 	possible loan losses		                      19,010     15,859  	  12,860	    11,992 	   11,339
Net security gains			                          1,403      1,779        358        130         65
Other operating income	     	                  2,687      2,046      1,606      1,666      1,504
Other operating expenses			                   11,295      9,373	     6,228      5,984	     6,124
Income before income tax provision	           11,805     10,311	     8,596 	    7,804	     6,784
Income tax provision				                       3,079      2,510      2,197 	    2,154	     1,870
Net income		                          			      8,726      7,801      6,399 	    5,650	     4,914
Dividends paid		                       		      5,369      4,217	     3,134  	   2,317	     1,792

Ratios
------
Return on average assets		               	     1.51%	     1.77%      1.86%      1.83%      1.72%
Return on average assets
 (excluding goodwill)			                       1.68%      1.92%      1.86%      1.83%      1.72%
Return on average equity		                    13.01%     15.16%	    17.35%	    17.64%     16.55%
Return on average equity
  (excluding goodwill)			                     16.78%     17.77%     17.35%     17.64%     16.55%
Equity to assets (year end)		                 10.87%     12.85%	    10.58%	    11.27%      9.59%
Loans to deposits (year end)		                90.45%     94.89%	   103.70% 	  101.45%    100.98%
Loans to assets (year end)	   	               52.78%     60.76%	    58.04%     62.40%     61.70%
Dividend payout (percentage of net income)    61.53%     54.06% 	   48.98%	    41.01%     36.47%

Per Share Data
--------------
Net income per share - Basic		          	  $    1.34  $    1.29  $    1.14  $    1.02  $     .89
Net income per share - Dilute	        	    $    1.32  $    1.28  $    1.13  $    1.02  $     .89
Net income per share - Basic
  (exclusive of goodwill amortization)    	$    1.45  $    1.35  $    1.14  $    1.02  $     .89
Cash dividends per share		                 $     .82  $    .685  $     .56  $     .44  $     .33
Book value per share			                    $   10.38  $   10.07  $    6.97  $    6.48  $    5.17
Book value per share
  (excluding goodwill)                     $    8.82  $    8.40  $    6.97  $    6.48  $    5.17
Average shares outstanding - Basic	       	6,530,433  6,046,075  5,593,399  5,546,612  5,544,933
Average shares outstanding - Diluted       6,593,682  6,110,092  5,647,910  5,557,958  5,552,042
Approximate number of shareholders             1,977      1,757      1,518      1,337      1,163

Management's Discussion and Analysis

 	The following is management's discussion and analysis of the significant changes in the results of operations, capital resources, and liquidity presented in its accompanying consolidated financial statements for SUN BANCORP, INC.
(SUN), a bank holding company, and its wholly-owned subsidiary, Sun Bank. SUN's consolidated financial condition and results of operations consist almost entirely of the bank's financial condition and results of operations. Current performance does not guarantee or assure similar performance in the future, and may not be indicative of future results.

BACKGROUND

 	SUN BANCORP, INC. is a bank holding company whose principal subsidiary is Sun
Bank.  Sun Bank, trading as Snyder County Trust Company, Central Pennsylvania
Bank, Bucktail Bank and Trust Company, and Watsontown Bank, operates fourteen branch banking offices and one trust services office in its principal market of
Snyder, Union, Northumberland, Lycoming, Cameron, and Elk counties.  SUN also owns a captive insurance company, Pennsylvania SUN Life Insurance Company, which provides credit life and disability insurance to Sun Bank's credit customers.
SUN is a limited partner in two partnerships which were formed for the purpose of building, owning, and operating affordable elderly apartment complexes in
SUN's market area.  At December 31, 1998, SUN had 188 full time equivalent employees.

ANALYSIS OF RESULTS OF OPERATIONS

Summary

 	SUN achieved record earnings for the year ended December 31, 1998.  Net income reached $8,726,000 in 1998, representing a $925,000 or 11.86% increase over the
$7,801,000 recorded in 1997.  Basic earnings per share also reached record levels at $1.34 compared to the $1.29 earned in 1997.  This strong earnings performance is further reflected through a solid 1.51% return on average assets and a 13.01% return on average equity.  In 1997, these ratios were 1.77% and
15.16%, respectively.

Net Interest Income

 	Profitability for banks is primarily determined by its net interest income, which is the difference between the income earned on earning assets and the interest paid on interest-bearing liabilities, such as deposits and borrowed funds.  Net interest income is also measured as a percentage of earning assets known as the net interest margin.
 	SUN's net interest income for 1998 increased $3,176,000 or 18.65% to
$20,210,000 from $17,034,000 in 1997.  The increase in net interest income was principally due to increased volumes in the first and second quarters of 1998 resulting from the Bucktail acquisition.  On a tax equivalent basis, the net interest margin spread decreased from 4.44% in 1997 to 4.01% in 1998.  Interest income increased $9,024,000 or 26.81% from $33,653,000 in 1997.  Interest expense increased $5,848,000 or 35.19% from $16,619,000 in 1997.  Interest on deposits and interest on borrowed funds represented an increase of $6,011,000, while interest on short-term borrowings decreased $163,000.  In 1997, interest income rose $6,454,000 or 23.73% as interest expense increased $2,930,000 or
21.40%.  Increases in average balance of loans and investments in both taxable and tax-exempt securities accounted for most of the increase in interest income.
Growth in average balance of time deposits and other borrowed funds accounted for most of the increase in interest expense in 1997.
	 Interest on deposits in 1998 rose $3,725,000 or 36.59% as the average rate on
deposits increased by 20    basis points while average deposits increased
30.63%.  This increase was mainly attributable to the higher rates being paid on time deposits.  The average rate on short-term borrowings decreased as the rate on other borrowed funds decreased slightly from 1997 to 1998.  The overall rate on interest-bearing liabilities increased 10 basis points to 4.80% in 1998 from 4.70% in 1997.
 	Interest on deposits in 1997 rose $1,987,000 or 24.25% as the average rate on deposits decreased.  This decrease in average rate was mainly attributable to the lower rates on time deposits.  The average rate on short-term borrowings fell in 1997 from 1996.  The lower rate environment attributed to the decrease.
The overall rate on interest-bearing liabilities decreased 12 basis points to
4.70% in 1997 from 4.82% in 1996.

Management's Discussion and Analysis

Balance Sheet

 	Average assets grew $135,616,000 or 30.81% from $440,181,000 in 1997 to
$575,797,000 in 1998.  Average loans grew $50,709,000 or 19.02%, with the rate earned on loans remaining constant from 9.17% in 1997 to 9.14% in 1998.  Average taxable investments increased $70,192,000 or 71.05% from $98,795,000 in 1997 with the rate earned dropping 24 basis points to 6.24% in 1998.  Tax-exempt investments remained stable in 1998 with an average balance of $45,295,000 and rate of 8.98%.  The yield on total earning assets decreased 28 basis points to
8.14% in 1998 from 8.42% in 1997.  Total noninterest-earning assets rose
$9,896,000 due primarily to a 55.4% increase in cash and due from banks and a
54.99% increase in accrued interest and other assets from 1997.
 	In 1997, average assets grew $95,708,000 or 27.78% from $344,473,000 in 1996 to $440,181,000 in 1997 with Bucktail consisting of 71.11% of the increase.
Average loans grew $55,756,000 or 26.45% as Bucktail provided 88.06% of this growth.  The rate earned on loans decreased from 9.31% in 1996 to 9.17% in 1997.
Average investments increased $23,639,000 or 19.54% from $121,003,000 in 1996 to
$144,642,000 in 1997.  The acquisition of Bucktail provided 33.39% of the growth in investments.  Taxable securities increased $8,174,000 or 9.02% as tax exempt securities rose $15,465,000 or 50.90%.  Consequently, the rate of return on taxable securities remained stable, while the rate of return for tax-exempt securities dropped slightly by 28 basis points to 8.82%.  The yield on total earning assets decreased 9 basis points to 8.42% in 1997 from 8.51% in 1996.
Total noninterest-earning assets rose $10,579,000 due primarily to the acquisition of Bucktail under the purchase accounting method.  Under this method, bank premises and equipment were restated to fair market value and goodwill was recorded as an intangible asset.
 	In 1998, SUN's average interest-bearing liabilities rose $114,869,000 or
32.48% from $353,676,000 in 1997 to $468,545,000 in 1998.  Total average deposits grew $72,870,000 or 30.63%.  NOW's and Insured Money Market Accounts
grew $22,822,000 to $73,008,000 in 1998 from $50,186,000 in 1997.  Savings deposits increased $6,944,000 to $43,920,000 in 1998 from $36,976,000 in 1997.
Time deposits increased by $43,104,000 to $193,867,000 in 1998 from $150,763,000 in 1997.  Short-term borrowings decreased $1,673,000 to $18,006,000 in 1998 from
$19,679,000 in 1997.  Other borrowed funds increased $43,672,000 in 1998 from
$96,072,000 in 1997 to $139,744,000 due to the decrease in short-term borrowings and additional usage of wholesale funding through the Federal Home Loan Bank of
Pittsburgh.  Average demand deposits rose $6,810,000 or 22.83%.
 	In 1997, SUN's average interest-bearing liabilities rose $69,420,000 or 24.42%
from $284,256,000 in 1996 to $353,676,000 in 1997 with Bucktail providing 83.59%
of this increase.  Total average deposits grew $52,726,000 or 28.47%.  NOW and
Insured Money Market Accounts grew $7,428,000 to $50,186,000 in 1997 from
$42,758,000 in 1996.  Savings deposits increased $7,359,000 to $36,976,000 in
1997 from $29,617,000 in 1996.  Time deposits increased by $37,939,000 to
$150,763,000 in 1997 from $112,824,000 in 1996.  Short-term borrowings decreased
$14,899,000 or 43.09% to $19,679,000 in 1997 from $34,578,000 in 1996.  Other borrowed funds increased $31,593,000 in 1997 from $64,479,000 in 1996 to
$96,072,000 due to the decrease in short-term borrowings and additional usage of wholesale funding through the FHLB.  Average demand deposits rose $9,360,000 or
45.73% due primarily to the Bucktail acquisition.

Management's Discussion and Analysis

AVERAGE BALANCE AND NET INTEREST INCOME ANALYSIS
  The table below presents an analysis of the composition of average daily balances and net interest income on a fully taxable equivalent basis.

(In Thousands)	   	                 	 	         1998                  	       1997	              	          1996
                                   ---------------------------   ---------------------------   ---------------------------
                      				         Average			                    Average	              	       Average
   		                    	         Balance    Interest   Rate	   Balance    Interest   Rate    Balance    Interest   Rate
                                   --------   --------   -----   --------   --------   -----   --------   --------   -----
ASSETS
Interest-earning assets:
 	Interest-bearing deposits        $ 11,653   $   617    5.29%	  $  6,282   $   271    4.31%   $    548   $    35    6.39%
  Loans (net of unearned
    income) (1) (2)	                317,285    29,006    9.14  	  266,576    24,439    9.17	    210,820    19,620    9.31
 	Investments: Taxable	             168,987    10,549    6.24	     98,795     6,402    6.48	     90,621     5,851    6.46
               Tax-exempt (2)        45,295     4,068    8.98	     45,847     4,044    8.82	     30,382     2,765    9.10
                                   ---------  -------    -----   ---------  -------    -----   ---------  -------    -----
Total interest-earning assets	      543,220    44,240    8.14  	  417,500    35,156    8.42   	 332,371    28,271    8.51
                                              -------    -----              -------    -----              -------    -----
Noninterest-earning assets:
 	Cash and due from banks            10,973	                        7,061                         6,196
	 Bank premises
	   & equipment            	          8,939			                      8,740  			                    4,610
		Accrued interest and
	   other assets	                    16,409			                     10,587    			                  4,093
		Less:  Allowance for
	          loan losses	              (3,388)			                    (3,014)  			                  (2,314)
	        Unamortized
	          loan fees	                  (356)		                       (693)		                       (483)
                                   ---------                     ---------                     ---------
Total assets 	                     $575,797                      $440,181  		                  $344,473
                                   =========                     =========                     =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
 	NOW Accounts               	     $ 51,628   $ 1,226    2.37%  	$ 35,162   $   708    2.01%	  $ 32,390   $   652    2.01%
 	Insured Money Market
	   Accounts		                       21,380 	     775    3.62	     15,024       593    3.95  	   10,368       379    3.66
 	Savings deposits                   43,920  	    986    2.24 	    36,976       858    2.32      29,617       661    2.23
 	Time deposits	                    193,867    10,918	   5.63 	   150,763     8,021    5.32     112,824     6,501    5.76
 	Short-term borrowings              18,006	      707	   3.93	     19,679       907    4.61      34,578     1,779    5.14
	 Other borrowed funds              139,744   	 7,855    5.62	     96,072     5,532    5.76      64,479     3,717    5.76
	                                  ---------  -------    -----   ---------  -------    -----   ---------  -------    -----
Total interest-bearing liabilities  468,545    22,467	   4.80	    353,676    16,619    4.70  	  284,256    13,689    4.82
                                              -------    -----              -------    -----              -------    -----
Noninterest-bearing liabilities
 and shareholders' equity:
 	Demand deposits                    36,640	                       29,830 			                    20,470
	 Accrued interest and
	   other liabilities	                3,549	                		      5,205			                      2,861
	 Shareholders' equity               67,063		              	       51,470 		                     36,886
                                   ---------                     ---------                     ---------
Total liabilities and
 shareholders' equity	             $575,797  		                  $440,181                      $344,473
                                   =========                     ========                      =========
Interest rate spread				                                 3.34%                         3.72%			                      3.69%
                                                         =====                         =====                         =====
Net interest income/margin	                   $21,773    4.01%              $18,537    4.44%              $14,582    4.39%
                                              =======    =====              =======    =====              =======    =====

(1) Average loan balances include non-accrual loans and interest income includes fees on loans.
(2) Yields on tax-exempt loans and investments have been adjusted to a fully taxable equivalent basis using the federal income tax rate of 35%.

Management's Discussion and Analysis

VOLUME AND RATE ANALYSIS

  Changes in interest income and interest expense can result from variances in both volume and rates. The following table shows an analysis of the effect of volume and rate variances on taxable-equivalent interest income, interest expense, and net interest income.

(In Thousands)			        		                1998 Compared to 1997        1997 Compared to 1996
					                                       Increase (Decrease)	         Increase (Decrease)
                                         --------------------------   --------------------------
						                                   Volume   	 Rate      Net 	   Volume     Rate      Net
                                         -------   ------   -------   -------   ------   -------
Interest earned on:
 	Interest-bearing deposits	            	$  231	   $ 115	   $  346  	 $  366	   $(130)   $  236
 	Loans				                            	  4,656   		 (89)    4,567		   5,198	    (379)    4,819
 	Investments:
	           		Taxable	                		  4,548		   (401)	   4,147       531       20       551
	             Tax-exempt                    (49)      73        24	    1,407     (128)    1,279
                                         -------   ------   -------   -------   ------   -------
	 		Total interest-earning assets	        9,386	   	(302)	   9,084	    7,502     (617)    6,885
                                         -------   ------   -------   -------   ------   -------
Interest paid on:
 	NOW Accounts                      				    330    	 188	      518	       56      -          56
 	Insured Money Market Accounts        	    252	     (70)	     182	      171       43       214
 	Savings deposits                     	    161    	 (33)      128	      164       33       197
 	Time deposits                         	 2,293    	 604	    2,897	    2,183     (663)    1,520
 	Short-term borrowings		    	              (77)	   (123)	    (200)	    (767)    (105)     (872)
 	Other borrowed funds		 	                2,517		   (194)	   2,323	    1,815      -       1,815
                                         -------   ------   -------   -------   ------   -------
  		Total interest-bearing liabilities    5,476  		  372	    5,848	    3,622     (692)    2,930
                                         -------   ------   -------   -------   ------   -------
Net interest income		                  		$3,910	   $(674)	  $3,236	   $3,880    $  75    $3,955
                                         =======   ======   =======   =======   ======   =======

  Income on tax-exempt loans and investments have been adjusted to a fully taxable equivalent basis using the federal income tax rate of 35%.
  The change in interest income and interest expense attributable to the combined impact of both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

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

(In Thousands)	          	       		    1998 Compared to 1997	                      1997 Compared to 1996
                             -----------------------------------------   -----------------------------------------
                             Average    Volumes      Income/Expense	     Average    Volumes	     Income/Expense
                                                   -------------------                         -------------------
		            		             $ Change   % Change   $ Change   % Change   $ Change   % Change   $ Change   % Change
                             ---------  -------    --------   --------   --------   --------   --------   --------
Loans, net 		               	$ 50,709    19.02%	    $4,567	    18.69% 	  $55,756      26.45%    $4,819     24.56%
Investment securities          69,640    48.15       4,171     39.93      23,639      19.54      1,830     21.24
Interest-bearing
  deposits                      5,371    85.50         346    127.68       5,734    1046.35        236    674.29
                             ---------   ------     -------   -------    --------   --------    -------   -------
   	Total interest-
	     earning assets        	$125,720    30.11%     $9,084     25.84%    $85,129      25.61%    $6,885     24.35%
                             =========   ======     =======   =======    ========   ========    =======   =======
NOW Accounts		             	 $ 16,466    46.83%     $  518     73.16%    $ 2,772       8.56%    $   56      8.59%
Insured Money Market
  Accounts			                   6,356    42.31         182     30.69       4,656      44.91        214     56.46
Savings deposits		              6,944    18.78         128     14.92       7,359      24.85        197     29.80
Time deposits			               43,104    28.59       2,897     36.12      37,939      33.63      1,520     23.38
Short-term borrowings 		       (1,673)   (8.50)       (200)   (22.05)    (14,899)    (43.09)      (872)   (49.02)
Other borrowed funds		         43,672    45.46       2,323     41.99      31,593      49.00      1,815    48.83
                             ---------   ------     -------   -------    --------   --------    -------   =======
   	Total interest-bearing
      liabilities	          	$114,869    32.48%     $5,848     35.19%    $69,420      24.42%    $2,930     21.40%
                             =========   ======    	======    =======    ========   ========    ======		  =======
Net interest income				                             $3,176     18.65%                           $3,524     26.08%
Provision for possible loan losses			                   25      2.12                               525     80.77
                                                    -------   -------                           -------   -------
Net interest income after provision for
  possible loan losses		                       			   3,151     19.87                             2,999     23.32
                                                    -------   -------                           -------   -------
Service charges on deposit accounts			                 215     22.97                               412     78.63
Trust income						                                     185     42.82                               120     38.46
Net securities gains				                         	    (376)   (21.14)                            1,421    396.93
Income from insurance subsidiary                        19     12.58                              (109)   (41.92)
Other income						                                     222     42.13                                17      3.33
                                                    -------   -------                           -------   -------
 	  Total other operating income			                    265      6.93                             1,861     94.76
Salaries and employee benefits		               		      903     18.88                             1,252     35.46
Net occupancy and equipment expenses			                363     29.80                               428     54.18
Pennsylvania shares tax 				                           105     27.63                                70     22.58
Amortization of goodwill 				                          377     99.74                               378       -
Expenses of insurance subsidiary                        23     14.11                               (31)   (15.98)
Other expenses				   		                                151      6.16                             1,048     74.70
                                                    -------   -------                           -------   -------
			 Total other operating expenses			                1,922     20.51                             3,145     50.50
                                                    -------   -------                           -------   -------
Income before income tax provision		                 1,494     14.49                             1,715     19.95
Income tax provision	                        				      569     22.67                               313     14.25
                                                    -------   -------                           -------   -------
Net income				                                  		  $  925     11.86%                           $1,402     21.91
                                                    =======   =======                           =======   =======

Management's Discussion and Analysis

OTHER OPERATING INCOME

  SUN's total operating income increased $265,000 or 6.93% in 1998. Service charges on deposit accounts increased to $1,151,000. The increase was due primarily to transaction accounts acquired through the Bucktail acquisition and an increase in automated teller machine fees. Trust income increased $185,000 to $617,000, due primarily to the addition of trust accounts from Bucktail along with an increase in trust accounts and balances. Net security gains decreased $376,000 to $1,403,000. Other income, mainly comprised of non-yield related loan fees and other miscellaneous income, increased $222,000 or 42.13% with $154,000 of the increase resulting from gains on sale of loans, while gains on sale of other real estate owned increased $93,000.
  In 1997, total operating income increased $1,861,000 or 94.76%. Service charges on deposit accounts increased to $936,000. The increase was due primarily to transaction accounts acquired through the Bucktail acquisition and an increase in automated teller machine fees. Trust income increased $120,000 to $432,000, due primarily to the addition of trust accounts from Bucktail along with an increase in trust accounts and balances. Net security gains increased $1,421,000 to $1,779,000. These security gains, from the sale of equity securities, accounted for most of the increase in other operating income.
Income from insurance subsidiary decreased $109,000. This decrease was due to a decline of bank customers' demand for life and disability insurance coverage related to their loans with the bank. Other income included $83,000 recognized from the sale of the Shamokin Dam branch in 1997. However, without the sale, other income would have decreased by $66,000. Other income is mainly comprised of non-yield related loan fees and other miscellaneous income.
  The table below illustrates the changes in other operating income for the years ended December 31, 1998, 1997, and 1996.

(In Thousands)					                     1998   % Change	  1997   % Change   1996
                                       ------  --------  ------  --------  ------
Service charges on deposit accounts	  	$1,151	  22.97% 	 $  936   78.63%	  $  524
Trust income					                         617   42.82   	   432   38.46	      312
Net securities gains				                1,403	 (21.14)	   1,779  396.93	      358
Income from insurance subsidiary          170   12.58	      151  (41.92) 	    260
Other income					                         749   42.13       527    3.33  	    510
                                       ------  -------   ------  -------   ------
     Total other operating income	    	$4,090    6.93%  	$3,825   94.76%	  $1,964
                                       ======  =======   ======  =======   ======

OTHER OPERATING EXPENSES
  SUN's total other operating expenses rose $1,922,000 or 20.51% to $11,295,000 in 1998. Increases in salaries and employee benefits, net occupancy expense, and furniture and equipment expense were reflective of increased operating costs associated with the addition of seven former Bucktail locations. At
December 31, 1998, SUN had 188 full-time equivalent employees, which represents an increase of 3 employees from 1997. Pennsylvania shares tax increased by $105,000 as a direct result of the Bucktail acquisition. Amortization of goodwill increased $377,000 to $755,000 in 1998. The amortization is the result of goodwill related to the acquisition of Bucktail. Expenses of the insurance subsidiary remained relatively unchanged at $186,000. Other expenses rose $151,000 in 1998 due to increases in general operating expenses such as marketing, insurance, supplies, and postage due to the addition of seven branch offices and one administrative office of the former Bucktail Bank and Trust Company.
  In 1997, SUN's total other operating expenses rose $3,145,000 or 50.50% to $9,373,000. Increases in salaries and employee benefits, net occupancy expense, and furniture and equipment expense were reflective of increased operating costs associated with the addition of seven former Bucktail locations in mid year. Other factors that resulted in increased operating expenses include increased salaries and furniture and equipment expense related to the opening of the Northumberland and the expansion and relocation of the Shamokin Dam branch operations. At December 31, 1997, SUN had 185 full-time equivalent employees, which represents an increase of 72 employees from 1996. Pennsylvania shares tax increased by $70,000 as a direct result of the Bucktail acquisition. Also, amortization of $378,000 was recorded in the last six months of 1997 resulting from goodwill related to the Bucktail acquisition. Expenses of the insurance subsidiary remained relatively unchanged at $163,000. Other expenses rose $1,048,000 in 1997 due to increases in general operating expenses such as marketing, insurance, supplies, and postage due to the addition of seven branch offices and one administrative office of the former Bucktail Bank and Trust Company. A $180,000 write-down of the estimated value of other real estate owned also contributed to the rise in other expenses in 1997.
  The table below illustrates the changes in other operating expenses for the years ended December 31, 1998, 1997, and 1996.

(In Thousands)		                			    1998    % Change  	1997   % Change   1996
                                      -------  --------  ------  --------  ------
Salaries and employee benefits		    	 $ 5,686   18.88    $4,783   35.46%   $3,531
Net occupancy expenses		          	       709   24.39       570   42.14	      401
Furniture and equipment expenses	 	       872   34.57       648   66.58	      389
Pennsylvania shares tax                   485   27.63       380   22.58       310
Amortization of goodwill 		               755   99.74       378     -          -
Expenses of insurance subsidiary	 	       186   14.11       163  (15.98)   	  194
Other expenses	                 				    2,602    6.16     2,451   74.70   	 1,403
                                      -------   ------   ------  -------   ------
    	Total other operating expenses	 	$11,295   20.51%   $9,373   50.50%   $6,228
                                      =======   ======   ======  =======   ======

Management's Discussion and Analysis
INVESTMENT PORTFOLIO
  SUN's total portfolio is classified as available for sale, which means it is reported at fair value with unrealized gains or losses, net of taxes, excluded from earnings and reported as accumulated other comprehensive income within shareholders' equity. SUN had unrealized gains on investment securities of $3,056,000 and $4,812,000 at December 31, 1998 and 1997, respectively. The majority of SUN's portfolio is comprised of fixed-rate mortgage-backed securities that have monthly principal and interest paydowns. There are no single-issuer concentrations in municipal securities.

  The following table shows the actual maturity distribution of investment securities, including mortgage-backed securities at their contractual maturities, at December 31, 1998.

(In Thousands)		              Within            After One But        After Five But	          After
                    			      One Year	        Within Five Years    Within Ten Years         Ten Years	             Total
                         -----------------    -----------------    -----------------    -----------------    -----------------
						                   Amortized	           Amortized	           Amortized	           Amortized	           Amortized
			                        Cost     Yield        Cost     Yield       Cost     Yield       Cost     Yield       Cost     Yield
                         ---------  ------    ---------   -----    ---------   -----    ---------   -----    ---------   -----
Obligations
  of U.S. government
  agencies		              $  609 	   6.91%     $ 4,682    6.26%     $38,221    6.57%     $145,436   6.47%     $188,948   6.48%
Obligations of
  states and political
  subdivisions (1)           579    10.94       13,748    8.91          532    9.97        29,484   8.42        44,343   8.62
Corporate                    -        -            -       -            -       -             500   9.00           500   9.00
                          ------    ------     -------    -----     -------    -----     --------   -----     --------   -----
    Total		               $1,188     8.87%     $18,430    8.24%     $38,753    6.62%     $175,420   6.81%      233,791   6.89
                          ======    ======     =======    =====     =======    =====     ========   =====                -----
Equity securities (2)						                                                                                     17,933
					                                                                                                         --------
Total investment
  securities				                                                 						                                       $251,724   6.40%
                                                                                                              ========   =====

(1) The federal income tax rate of 35% was used to adjust the income to a taxable equivalent basis.

(2) Equity securities have no stated maturity and the related dividend income has no stated rate.

Management's Discussion and Analysis

LOAN PORTFOLIO
  Total loans, gross, increased $16,673,000 or 5.25% from $317,717,000 in 1997 to $334,390,000 in 1998. The real estate mortgage portfolio decreased $11,493,000 or 5.66%, while commercial and industrial loans increased $18,263,000 or 52.84%, and individual loans increased $10,075,000 or 13.36% from 1997 to 1998. In 1997, SUN's total loans increased $95,984,000 or 43.29% from $221,733,000 in 1996. The acquisition of Bucktail increased loans by $98,195,000 with 49.25% of these loans secured by real estate, 48.19% were loans to individuals, and 2.56% were commercial or agricultural loans.
  The loan portfolio is carefully analyzed on a routine basis to ensure the asset quality remains strong. Real estate loans account for 58.24% of the portfolio and these loans are generally well-secured with minimal credit risk. Lending activities are concentrated within SUN's market area; therefore, there are no foreign loans. Also, SUN does not engage in lease financing. Management believes the loan portfolio is adequately diversified and there are no concentrations exceeding 10% of total loans.

  The following table identifies the composition of the loan portfolio, net of unearned income, unamortized discounts on purchased loans, deferred loan fees and allowance for possible loan losses, for the five years ended December 31, 1998.

(In Thousands)				                        1998		    1997	     1996	     1995	     1994
                                        --------- --------- --------- --------- ---------
Real estate - Construction		           	$  3,353 	$  3,632	 $  5,107 	$  4,729 	$  5,221
Real estate - Mortgage				               191,389	  202,882	  158,310	  144,746  	135,120
Agricultural 				         	                  971     1,157	      769	      724   	   665
Commercial and industrial 		    	         52,823    34,560	   24,554	   25,713    20,703
Individual				                            85,471    75,396	   32,848	   31,205   	30,384
Other 					         	                        383        90	      145 	      60        42
Unearned income on loans			                 (396)	  (1,961)   (5,357)   (5,074)   (4,679)
Unamortized discount on purchased loans   (1,270)   (1,793)      -        -          -
Deferred loan fees                          (274)     (533)     (661)     (468)     (500)
Allowance for possible loan losses        (3,327)   (3,130)   (2,490)   (2,191)   (1,999)
                                        --------- --------- --------- --------- ---------
	   Total loans, net	                			$329,123	 $310,300	 $213,225	 $199,444	 $184,957
                                        ========= ========= ========= ========= =========

  The following tables set forth the loan maturities and interest rate sensitivity of commercial and industrial, agricultural and other loans, and real estate - construction loans as of December 31, 1998. These tables represent gross loan balances.

(In Thousands)		    	            Within		     After One But		      After
      			                       One Year    Within Five Years    Five Years	    Total
                                --------    -----------------    ----------    -------
Commercial and industrial,
  agricultural and other loans		$25,321       		$11,094		         	$17,762	    $54,177
Real estate - Construction	  	    3,353		           -                  -         3,353
                                -------         -------            -------     -------
   	Total                    			$28,674 	   	   $11,094			         $17,762	    $57,530
                                =======         =======            =======     =======

                                        Interest Rate Sensitivity
                                    ---------------------------------
						                               Fixed		     Variable
						                               Rate    		    Rate		      Total
                                    -------      --------     -------
Due within one year				             $ 5,684     	$22,990     	$28,674
Due after one year				               28,030		        826	      28,856
                                    -------      -------      -------
   	Total  		                		    	$33,714  	   $23,816	     $57,530
                                    =======      =======      =======

Management's Discussion and Analysis

NONPERFORMING LOANS
  Nonperforming loans include nonaccrual, past due and restructured loans.
SUN's policy is to place a loan in a nonaccrual status when management concludes the collection of interest income appears doubtful. Interest on loans classified as nonaccrual is recognized as it is received. Past due loans are loans which are contractually past due 90 days or more as to interest or principal payments and still accruing interest. Restructured loans are those whose terms have been renegotiated to provide a reduction or deferral of interest and/or principal because of a deterioration in the financial position of the borrower.
  At December 31, 1998, total nonperforming loans amounted to $3,745,000 or 1.12% of total gross loans. Total loans grew $16,673,000 or 5.25% to $334,390,000 in 1998. Even though total loans have substantially increased, nonperforming loans have decreased $679,000 or 15.35% from $4,424,000 in 1997. An integral part of our community bank philosophy is our ability to meet our customers' needs while maintaining prudent, yet flexible, lending practices.
  The improved balance of nonperforming loans can be attributed to the work of the problem loan committee which meets monthly in order to monitor existing problem loans, attempt to identify other potential problem loans, design strategies for minimizing the amount of losses from the loan portfolio and to ensure that the allowance for possible loan losses is adequate. The committee members include the Chief Executive Officer, Chief Operating Officer, Senior Vice President in charge of lending, and other members of senior management. Also in 1998, SUN engaged an independent consulting firm for a review of all loan relationships in excess of $250,000. This review was performed to provide management with some degree of assurance that its internal review process is complete and accurate. A similar external loan review is planned for 1999.
  The following table presents information on nonaccrual, past due and restructured loans for the five years ended December 31, 1998.


(In Thousands)				               1998    1997		  1996		  1995	 	1994
                                ------  ------  ------  ------  ----
Nonaccrual loans               	$  635		$1,110		$  236		$  -		  $163
Loans past due 90 days or more	  2,867   2,988		 1,863	  1,989   488
Restructured loans		               243		   326	    153	    148	  175
                                ------  ------  ------  ------  ----
		Total nonperforming loans	    $3,745		$4,424		$2,252	 $2,137		$826
                                ======  ======  ======  ======  ====

   As of December 31, 1998, the total nonperforming loans amount above included approximately $2,523,000 of "impaired" loans. In accordance with SFAS No. 114, a loan is considered impaired when, based on current information and events, it is probable that all amounts due will not be collected according to the contractual terms of the loan agreement. This category does not apply to large groups of smaller balance loans that are collectively evaluated for impairment, such as residential mortgage and consumer installment loans.

ALLOWANCE FOR POSSIBLE LOAN LOSSES
  Losses on loans are charged against the allowance in the period in which they have been determined to be uncollectible. Recoveries of loans previously charged off are credited to the allowance as they are received.
  A monthly review of the allowance for possible loan losses is done to determine the collectibility of certain loans based on internal analysis and management's assumptions as to the ability of the borrower to service the loan. During this review, it is also decided when certain loans should be charged off and if additions to the allowance are necessary. At December 31, 1998, management deems the allowance to be adequate; however, future additions may be necessary based on economic, market, or other unforeseeable conditions. Although management makes its best estimate as to the additions to the allowance, there can be no assurance that future material additions may not be needed.
  The allocation of the allowance for possible loan losses is also based on historical data, the composition of the portfolio, possible future losses and current economic conditions. The allocation is judgmental and is subject to variations depending on economic market conditions affecting specific loan categories.

Management's Discussion and Analysis

  The following tables present the allocation of the allowance for possible loan losses and the changes in the allowance for the five years ended December 31, 1998.

(In Thousands)	 	       1998	                1997	       	        1996           	     1995                 1994
                 ------------------   -----------------    ------------------   ------------------   ------------------
               			           % of		               % of                 % of		               % of	                % of
                 Allowance   Total	   Allowance   Total    Allowance   Total	   Allowance   Total    Allowance   Total
                 ---------  -------   ---------  -------   ---------  -------   ---------  -------   ---------  -------
Real estate	       $1,408    42.32%     $1,651    52.75%	    $1,009    40.52%     $  631    28.80%     $  279    13.96%
Commercial
  and industrial      479    14.40	        335    10.70       1,013    40.68	      1,080    49.29       1,093    54.68
Individual          1,440    43.28       1,144    36.55         468    18.80  	      480    21.91         627    31.36
                   ------   -------     ------   -------     ------   -------     ------   -------     ------   -------
Total
  allowance
  for possible
  loan losses	     $3,327   100.00%	    $3,130   100.00%  	  $2,490   100.00%     $2,191   100.00%     $1,999   100.00%
                   ======   =======     ======   =======     ======   =======     ======   =======     ======   =======

(In Thousands)						                        1998 		  1997	 	  1996 		  1995		   1994
                                           -------  ------- -------- -------- --------
Balance, beginning of year 				            $3,130		 $2,490	  $2,191	 	$1,999	  $1,732
                                           -------  ------- -------- -------- --------
Loans charged off:
 	Real estate				                       	    (271)    (962)	    (18)     (50)     -
 	Commercial and industrial 	                (276)    (145)    (113)     (37)     (37)
  Individual		                        			    (704)    (895)    (236)	    (89)     (73)
                                           -------  ------- -------- -------- --------
		  Total loans charged off		              (1,251)  (2,002)    (367)	   (176)	   (110)
                                           -------  ------- -------- -------- --------
Recoveries:
 	Real estate					                             95       22 	      1		      2		     -
  Commercial and industrial			                 32       48        4		      5	       4
  Individual                        					     121      105	      11	       1       13
                                           -------  ------- -------- -------- --------
  		Total recoveries of loans charged off	    248      175	      16	       8	      17
                                           -------  ------- -------- -------- --------
Net loans charged off			                		 (1,003)  (1,827	    (351)	   (168)	    (93)
                                           -------  ------- -------- -------- --------
Provision for possible loan losses		     	  1,200		  1,175      650 	    360		    360
                                           -------  ------- -------- -------- --------
Allowance for possible loan losses assumed
  upon	acquisition of Bucktail 	    			       -  		  1,292	     -  	     -     	  -
                                           -------  ------- -------- -------- --------
Balance, end of year 			     	             $3,327   $3,130   $2,490	  $2,191   $1,999
                                           =======  ======= ======== ======== ========
Ratios:
  	Net charge-offs to average loans		        .32%     .69%	    .17%     .09%     .05%
                                           =======  ======= ======== ======== ========
	  Allowance for possible loan losses to
     total loans at December 31	            1.00%     .99%    1.12%	   1.06%    1.04%
                                           =======  ======= ======== ======== ========
	  Allowance for possible loan losses to
	   	total nonperforming loans	         	  88.84%   70.75%  110.57%  102.53%  242.01%
                                           =======  ======= ======== ======== ========

Management's Discussion and Analysis

DEPOSITS AND BORROWED FUNDS
  At December 31, 1998, SUN's total deposits were $363,886,000 compared to $327,018,000 at December 31, 1997, an increase of $36,868,000 or 11.27%. SUN continues to obtain and maintain deposits by offering new and attractive deposit products, while remaining interest rate competitive. In 1997, total deposits increased $121,399,000 or 59.04% from $205,619,000 in 1996. The increase consists of $114,034,000 in deposits acquired from Bucktail.
  SUN continued to actively utilize the credit products of the FHLB in 1998.
At year end, overnight borrowings through the FHLB amounted to $11,599,000. The $161,500,000 in term advances at year end included $155,000,000 in variable rate advances with maturities ranging from September 28, 2001 to September 2, 2008 and $6,500,000 in fixed rate advances with maturities ranging from January 22, 1999 to June 12, 2002. All of these borrowings are collateralized by SUN's investment in mortgage-backed securities and first mortgage loans. Other sources of funds include deposit customers' cash management accounts, classified as securities sold under agreements to repurchase, and the Treasury Tax and Loan Note Option. The current market rates of both deposits and borrowings are continually monitored and analyzed to determine the best funding source.

  The following tables summarize the changes in deposit balances and related information for the periods indicated.

(In Thousands)				               			 	                          % of   % Change from
                                      							   	    1998      Total    Prior Year
                                                   --------   -------  -------------
Demand deposits		                              				$ 36,429	   10.01%		   19.19%
NOW accounts					 	                                  63,366	   17.41			   31.54
Insured Money Market Accounts			 	                   21,606		   5.94			   10.45
Savings deposits					  	                             42,982	   11.81	     (1.05)
Time Certificates of Deposit of $100,000 or more 	   34,506	    9.48			   16.58
Other time deposits				     	 	                     164,997    45.35		     5.98
                                                   --------   -------     ------
    Total deposits					                           	$363,886		 100.00%		   11.27%
                                                   ========   =======     ======



(In Thousands )		               			              		             % of		 % Change from
					      	    		                                    1997     Total	   Prior Year
                                                   --------   -------  -------------
Demand deposits	                             					 $ 30,563		   9.35%	   	52.99%
NOW accounts						                                   48,171		  14.73		   	55.27
Insured Money Market Accounts			 	                   19,562	    5.98	   		85.70
Savings deposits					    	                           43,436		  13.28		   	61.65
Time Certificates of Deposit of $100,000 or more     29,599	    9.05		   	69.65
Other time deposits				     		                      155,687		  47.61		   	56.05
                                                   --------   -------     ------
    Total deposits					                           	$327,018	 	100.00%	   	59.04%
                                                   ========   =======     ======

Management's Discussion and Analysis

LIQUIDITY

  SUN's liquidity is dependent upon its ability to convert assets to cash or acquire alternative sources of funds to meet customers' cash withdrawal needs and borrowers' credit needs. SUN's primary sources of liquidity are cash and due from banks, monthly principal and interest payments on mortgage-backed securities, and other short-term investment securities. Additional sources of funds include the overnight "Open Repo Plus" borrowings through the FHLB as well as term advances through the FHLB. At December 31, 1998, SUN had approximately $38,401,000 in unused funds available through the FHLB. There are no known trends, demands, commitments, or uncertainties that will result in liquidity increasing or dcreasing in any material way.

MARKET RISK - INTEREST RATE SENSITIVITY AND EQUITY SECURITIES RISK

Interest Rate Sensitivity

  SUN's management closely monitors the interest rate sensitivity of assets and liabilities to achieve stability in the net interest margin. Interest rate sensitivity analysis involves controlling the timing of interest changes in order to maximize earnings. In an asset sensitive gap position, assets will reprice faster than liabilities, which is conducive to a rising interest rate environment. Conversely, in a declining interest rate environment, it is more beneficial to be in a liability sensitive gap position. SUN's objective in interest rate sensitivity analysis is to adjust its gap position when needed to increase earnings.
  The following tables present estimated principal cash flows and the estimated fair values of SUN's interest-bearing assets and liabilities as of December 31, 1998 and 1997. The tables reflect estimates of loan charge-offs, principal prepayments on loans and mortgage-backed securities and call activity on other debt securities. Approximately 78% of the deposit liabilities which have no stated maturity date, such as Savings, NOW and Insured Money Market Accounts, were assumed to be core deposits. The remaining balances were assumed to "roll-off" within the first two years of expected cash flows. Time deposits and borrowed funds are shown based on contractual maturity dates. Current market interest rates as of December 31, 1998 for each significant type of loan, available for sale security and deposit, were utilized in determining these estimates.
  In evaluating SUN's exposure to interest rate risk, certain limitations inherent in the method of analysis presented in the tables must be considered. For example, the information is presented based on estimated maturity rather than showing SUN's interest rate sensitivity based on repricing of variable rate instruments. Based on this method of presentation, SUN has a one year negative gap position of $96,729,000 and $92,943,000 in 1998 and 1997, respectively, meaning it has more liabilities maturing than assets in that period. However, SUN has $$76,127,000 and $95,384,000 in 1998 and 1997, respectively, in its variable rate loan portfolio with the majority of the loans having the ability to reprice within one year. Furthermore, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. All deposits are presented as fixed rate in this table;; however, Savings, NOW, and Insured Money Market Accounts typically reprice with changes in the market. Additionally, certain assets, such as adjustable rate mortgages, have features which restrict changes in interest rates in the short-term and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. Management considers all of these factors in monitoring the Bank's exposure to interest rate risk.

Management's Discussion and Analysis

(In Thousands) 			                                            December 31, 1998
                                                              -----------------
                                                      							Expected Cash Flows:
											 	 			                                                                                    Fair
                             				      1999       2000       2001	      2002  	     2003	     Thereafter      Total	      Value
                                    ---------  ---------- ---------- ----------  ----------   ----------    ----------   --------
Assets:
  Interest-bearing deposits
    Fixed rate   	                  $    880	  $	    -    $    -	    $     -     $     -	     $     -		     $     880    $    880
   	Average interest rate	              5.29%	       -         -           -           -            -            5.29%

Debt securities available for sale
   	Fixed rate                        42,924      28,504    37,522      26,332      21,740       72,841       229,863     231,989
   	Average interest rate	              6.65%      6.74%      6.28%       6.38%       6.19%        6.87%         6.60%

    Variable rate	                       943         716       545         414         315          995         3,928       3,936
   	Average interest rate               7.07%       7.07%     7.07%       7.07%       7.07%        7.07%         7.07%

  Loans
	   Fixed rate	                       13,628      10,751    21,276      31,324      40,015      136,002       252,996     257,060
   	Average interest rate               7.91%      10.17%    10.14%      10.01%       9.16%        8.37%         8.90%

    Variable rate	                     2,312       2,109     5,030       1,198         773       64,705        76,127      76,127
                                                                                                                         ---------
   	Average interest	                   8.62%       8.17%     8.20%       8.54%       8.84%        8.69%         8.64%
                                    ---------  ---------- ---------   ---------   ---------    ---------    ----------
  Total interest-bearing assets
	   Fixed rate                        57,432      39,255    58,798      57,656      61,755      208,843       483,739     489,929
                                                                                                                         =========
   	Average interest rate            	  6.88%       7.68%     7.68%       8.35%       8.11%        7.85%         7.80%
                                    =========  ========== =========   =========   =========    =========    ==========

    Variable rate                    		3,255       2,825     5,575       1,612       1,088       65,700        80,055      80,063
                                                                                                                         =========
   	Average interest rate	              8.17%       7.89%     8.09%       8.16%       8.33%        8.67%         8.56%
                                    =========  ========== =========   =========   =========    =========    ==========

Liabilities:
  Interest-bearing deposits
    Fixed rate                       142,816      70,652     8,374       2,866       1,477      101,272       327,457     326,709
   	Average interest rate               5.13%       4.70%     5.66%       5.26%       4.75%        2.57%         4.26%

  Borrowed funds
   	Fixed rate	                        2,500       2,000       -         2,000         -            -           6,500       6,372
   	Average interest rate	              5.15%       6.40%      -          7.84%        -            -            6.36%

    Variable rate	                    12,097         -      20,000      55,000         -         93,653       180,750     178,838
                                                                                                                         ---------
   	Average interest rate               5.36%        -        5.74%       5.80%        -           4.98%         5.34%
                                    ---------  ---------- ---------   ---------   ---------    ---------   -----------

  Total interest-bearing liabilities
	   Fixed rate	                      145,316      76,652     8,374       4,866       1,477      101,272       333,957     333,081
   	Average interest rate               5.13%       4.75%     5.66%       6.32%       4.75%        2.57%         4.30%	  =========
                                    =========  ========== =========   =========   =========    =========   ===========

    Variable rate                     12,097         -      20,000      55,000         -         93,653       180,750     178,838
                                                                                                                         =========
   	Average interest rate               5.36%        -        5.74%       5.80%        -           4.98%         5.34%
                                    =========  ========== =========   =========   =========    =========   ===========
Interest rate sensitivity gap
  By period
    Fixed rate          		          $(87,884)  $ (33,397) $ 50,424    $ 52,790    $ 60,278     $107,571    $ 149,782     $156,848
    Variable rate	                  $ (8,842)  $   2,825  $(14,425)   $(53,388)   $  1,088     $(27,953)   $(100,695)    $(98,775)
                                    =========  ========== =========   =========   =========    =========   ===========   =========

  Cumulative
    Total 	             	           $(96,726)  $(127,298) $(91,299)   $(91,897)   $(30,531)     $ 49,087
                                    =========  ========== =========   =========   =========    =========

  Cumultive interest-bearing
    assets as a percentage of
    cumulative deposits and
    borrowings                         38.55%      44.67%    64.67%      71.13%      90.45%      109.54%
                                    =========  ========== =========   =========   =========    =========

Management's Discussion and Analysis

(In Thousands)				                                          	  December 31, 1997
                                                               -----------------
                                                       							Expected Cash Flows:
                                                                														 	                                   Fair
                               	 			  1998  	    1999       2000	      2001 	     2002	    Thereafter   Total	     Value
                                    --------- ---------- ----------  ---------  ---------  ---------- ---------  ---------
Assets:
  Interest-bearing deposits
    Fixed rate 	                    $    786  $     -    $     -     $    -     $    -     $    -     $    786   $    786
    Average interest rate	              4.31%       -          -          -          -          -         4.31%

  Debt securities available for sale
	   Fixed rate	                      	38,612     28,034     26,751     21,514     13,847     16,419    145,177    147,797
   	Average interest rate	              6.64%      6.55%      6.42%      6.20%      6.26%      6.35%      6.45%

    Variable rate	                       266        266        266        266        266      5,251      6,581      6,548
   	Average interest rate               7.52%      7.52%      7.52%      7.52%      7.52%      7.52%      7.54%

  Loans
	   Fixed rate	                       11,422     10,304      17,204    23,028     32,048    120,910    214,916    218,502
   	Average interest                    9.32%     10.34%      10.22%    10.22%      9.82%      8.59%      9.20%

    Variable rate	                     2,897      2,642       6,303     1,501        968     81,073     95,384     95,384
  	 Average interest rate               9.41%      9.00%       8.60%     8.84%      8.51%      9.11%      9.07%  --------
                                    --------- ----------  ---------- ---------  ---------  ---------  ---------

  Total interest-bearing assets
   	Fixed rate		                      50,820     38,338      43,955    44,542     45,895    137,329    360,879    367,085
   	Average interest 	                  7.21%      7.57%       7.91%     8.28%      8.75%      8.32%      8.08%  ========
                                    ========= ==========  ========== =========  =========  =========  =========

    Variable rate		                    3,163      2,908       6,569     1,767      1,234     86,324    101,965    101,932
                                                                                                                 ========
   	Average interest rate	              9.25%      8.86%       8.56%     8.64%      8.30%      9.02%      8.97%
                                    ========= ==========  ========== =========  =========  =========  =========

Liabilities:
  Interest-bearing deposits
    Fixed rate                       115,142     49,346      56,138     3,253      1,673     70,903    296,455    294,462
   	Average interest rate	              4.75%      5.21%       6.14%     5.64%      5.63%      2.16%      4.49%

  Borrowed funds
	   Fixed rate	                       11,525      2,500       2,000       -        2,000        -       18,025     17,840
   	Average interest rate	              5.33%      5.15%       6.40%      -         7.87%       -         5.70%

	   Variable rate                     20,259        -           -      20,000     55,000        -       95,259     95,401
                                                                                                                 --------
   	Average interest rate               5.02%       -           -        5.74%      5.80%       -         5.62%
                                    --------- ----------  ---------- ---------  ---------  ---------  ---------

  Total interest-bearing liabilities
 	  Fixed rate	                      126,667     51,846      58,138     3,253      3,673     70,903    314,480    312,302
                                                                                                                 ========
 	  Average interest rate               4.80%      5.21%       6.15%     5.64%      6.85%      2.16%      4.56%
                                    ========= ==========  ========== =========  =========  =========  =========

    Variable rate                     20,259        -           -      20,000     55,000        -       95,259     95,401
                                                                                                                 ========
   	Average interest rate               5.02%       -           -        5.74%      5.80%       -         5.62%
                                    ========= ==========  ========== =========  =========  =========  =========

Interest rate sensitivity gap
  By period
    Fixed rate                      $(75,847) $ (13,508)  $ (14,183) $ 41,289   $ 42,222   $ 66,426   $ 46,399   $ 54,783
    Variable rate	                  $(17,096) $   2,908   $   6,569  $(18,233)  $(53,766)  $ 86,324   $  6,706   $  6,531
                                    ========= ==========  ========== =========  =========  =========  ========   ========

  Cumulative
    Total			                        $(92,943) $(103,543)  $(111,157) $(88,101)  $(99,645)  $ 53,105
                                    ========= ==========  ========== =========  =========  =========

  Cumultive interest-bearing
    assets as a percentage of
    cumulative deposits and
    borrowings                         36.74%     47.91%      56.73%    68.55%     70.59%    112.96%
                                    ========= ==========  ========== =========  =========  =========

Management's Discussion and Analysis

Equity Securities Risk
  SUN's equity securities portfolio consists of restricted stock, primarily of the FHLB, and investments in stocks of other banks and bank holding companies, mainly based in Pennsylvania.
  FHLB stock can only be sold back to the FHLB. Accordingly, SUN's investment in FHLB stock is carried at cost, which equals par value, and is evaluated for impairment. Factors that might cause FHLB stock to become impaired (decline in value on an other than temporary basis) are primarily regulatory in nature and are related to potential problems in the residential lending market; for example, the FHLB may be required to make dividend or other payments to the Financing Corporation, the Resolution Funding Corporation, or other entities, in amounts that could exceed the FHLB's total equity.
  Investments in bank stocks are subject to the risk that factors affecting the banking industry generally, including competition from non-bank entities, credit risk, interest rate risk and other factors, could result in a decline in market prices. Also, losses could occur in individual stocks held by SUN because of specific circumstances related to each bank. Further, because of the concentration of its holdings in Pennsylvania banks, these investments could decline in value if there were a downturn in the state's economy. SUN's management continually monitors its risk associated with its equity securities.

  Equity securities held as of December 31, 1998, are as follows:

								   	                                       	    		 Fair
					   		    	    	                      Cost  	          Value
                                         -------          -------
Banks and Bank Holding Companies		       $ 8,871	         $ 9,793
FHLB and Other Restricted Stock			         9,062            9,062
                                         -------          -------
     	Total 							                      $17,933	         $18,855
                                         =======          =======


CAPITAL ADEQUACY
  SUN's management understands the importance of adequate capitalization as it relates to shareholder confidence and regulatory compliance. Currently, as well as in the past, SUN is a well-capitalized organization. Shareholders' equity increased $2,188,000 in 1998. As previously discussed, unrealized gains or losses, net of taxes, on available-for-sale securities are reported as accumulated other comprehensive income within shareholders' equity. At
December 31, 1998 and 1997, SUN had unrealized gains, net after taxes, of $2,016,000 and $3,176,000, respectively, which resulted in a $1,160,000 decrease in capital in 1998. During 1998, SUN paid $5,369,000 in cash dividends as well as a 5% stock dividend. SUN is committed to providing its shareholders with the highest return on their investment while remaining a safe and sound organization. Management is not aware of any events or regulatory restrictions in the foreseeable future that, if implemented, would have a material effect on the capital position or earnings.

Management's Discussion and Analysis

YEAR 2000 READINESS

  The topic of Year 2000 related problems and the potential effect it could have on the financial services industry has been an ongoing concern. The banking industry's regulatory agencies have implemented a rigorous evaluation program to monitor all banks to assure they have met the guidelines for Year 2000 readiness. Because of the unprecedented nature of the Year 2000 issue, its effects and the success of SUN's remediation efforts will not be fully determinable until the Year 2000 and thereafter. However, SUN has taken the Year 2000 challenge very seriously, placing intense focus on this subject.

Recent updates on Year 2000 readiness:

  - The renovation phase was completed during the 4th quarter of 1998.
  - The validation phase is nearly completed, with the testing of mission critical systems substantially completed.
  - Training on Year 2000 related issues for all bank employees will be completed during February 1999.
  - The review of our larger business customers on their Year 2000 status was completed and will continue to be monitored.
  - The readiness status of critical companies that provide supplies and services has been assessed and is being monitored.
  - Contingency plans have been identified for the mission critical systems and procedures throughout the bank, with continued planning underway, by the project team.

  SUN began the Year 2000 readiness project nearly two years ago. A Year 2000 project team, which includes senior management and other members from all departments of the bank, was formed and has met regularly. The project was divided into five phases; awareness, assessment, renovation, validation, and implementation. SUN has completed the first three phases, has nearly completed the validation phase, and is well underway with the implementation phase.

  It is anticipated that the Year 2000 project will be completed ahead of the dates in the guidelines established by the Federal Financial Institutions Examination Council (FFIEC). Senior management has reported Year 2000 progress to SUN's Board of Directors on a quarterly basis. To date, there have been no significant problems identified and the renovation phase for Year 2000 has not had a material financial affect on the bank. The total cost through December 31, 1998, excluding our personnel costs, is under $25,000. Additional external costs in 1999 are expected to be minimal.

Awareness Phase:

  The initial phase of the project was to become familiar with all aspects of the Year 2000 issue. This involved many steps such as: establishing the project team, developing a project plan, attending seminars and joint meetings with other banks, reviewing the guidance material issued by the regulatory agencies, and hiring outside consultants to conduct training workshops for SUN's management team.

  SUN performed various awareness seminars including Year 2000 notification mailings to our customers, updates to our employees through monthly newsletters, specialized training for our lenders, and conducted business symposiums for the public. These awareness seminars were held during the latter part of 1997 and first half of 1998. In addition, Year 2000 awareness booklets were prepared and distributed to our business customers.

  Awareness programs for both our customers and employees continue. During January 1999, we will be performing an in-house training program which is required for all employees. Articles are written for the SUN's quarterly newsletters which are mailed to bank customers and shareholders. We plan to mail out updated material to our customers informing them of Year 2000 actions by SUN, as well as the Federal government. This Year 2000 readiness disclosure will also be added to SUN's internet home page for informational purposes.

Assessment Phase:

  Early in the project, the assessment phase was started in order to determine the scope and magnitude of this project. First, an inventory was completed and updated for computer hardware and software, vendors, utility companies, municipalities, and other equipment such as heating and air conditioning, security systems, vaults, ATM's, calculators, etc. These listings were used to send inquiries about the Year 2000 status and to track and evaluate responses. We have received confirmation or verified that the identified items are either Year 2000 compliant or do not pose any risk to SUN.

  A listing was used to evaluate our hardware and software systems to determine whether they were mission critical. We identified 13 different systems that our project team deemed mission critical, keeping in mind that this actually equates to a few hundred components, i.e. programs, processes, interfaces, etc.

  During this phase our larger business customers, primarily loan related, were evaluated by bank officers to determine their Year 2000 plans and assess their readiness. These companies were rated based on risk as it applies to Year 2000 concerns and follow-up reviews are being conducted as necessary.

Management's Discussion and Analysis

Renovation Phase:

  The renovation phase refers to taking the necessary corrective action to assure systems are Year 2000 compliant. This procedure may involve replacing or upgrading hardware or software systems. The large majority of SUN's systems, including our mission critical systems, were purchased from or serviced by another entity. Therefore, we have no significant system modifications, replacements, or upgrades to be made internally. The vendors have already tested the systems and have confirmed that they are Year 2000 compliant.

  However, we chose to validate these systems are Year 2000 ready by testing them. The highest priority systems are SUN's core application software. In order to thoroughly test these systems, SUN purchased a test module from the vendor and our data processing personnel attended a training class on how to test the software. Many other tests have been conducted with our outside service providers for all mission critical systems, including our ATM processor, the Federal Reserve Bank, and our trust financial services department.

Validation Phase:

  The validation, or testing, phase is very critical in that it assures our computer systems are indeed Year 2000 compliant. By December 31, 1998 our highest priority systems were substantially tested, with lower priority systems to be completed by the end of the second quarter of 1999. System testing has been performed and validated by our Year 2000 project team. A formal written test plan was prepared in mid 1998 and served as the basis for conducting the tests. The results of our computer system tests have been carefully reviewed and documented.

  Using a test database, tests were performed against all the of the critical dates identified by the FFIEC. The test results were reconciled and balanced back to the general ledger. In addition to the core systems, other interfaces were tested with third parties, as well as other mission critical PC based systems.

Implementation Phase:

  As part of this phase we are developing contingency plans for our mission critical systems in the unlikely event that we are unable to conduct business as usual due to a Year 2000 related failure. In December 1998, a formal contingency plan was written as a guide to implement specific action plans, which are being created by the project team. These plans will be implemented during the second quarter of 1999. SUN has a disaster recovery plan, which is tested at least annually at a "hotsite", which provides a redundant computer system at a remote location to process our work, if we cannot use our own computer system for any reason.

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

FORWARD OUTLOOK
  The performance of a bank is affected more by changes in interest rates than by inflation; therefore, the effect of inflation is normally not as significant as it is on other businesses and industries. During periods of high inflation, the money supply usually increases and banks normally experience above average growth in assets, loans, and deposits. A bank's operating expenses will usually increase during inflationary times as the prices of goods and services increase.
  A bank's performance is also affected during recessionary periods. In times of recession, a bank usually experiences a tightening on its earning assets and on its profits. A recession is usually an indicator of higher unemployment rates, which could mean an increase in the number of nonperforming loans because of continued layoffs and other deteriorations of consumers' financial conditions.
  This report contains certain "forward-looking statements" including statements concerning plans, objectives, future events or performance and assumptions and other statements which are other than statements of historical fact. SUN BANCORP, INC. and its subsidiaries wish to caution readers that the following important factors among others, may have affected and could in the future affect SUN's actual results and could cause SUN's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of SUN herein: (i) the effect of changes in laws and regulations, including federal and state banking laws and regulations, with which SUN must comply, and the associated costs of compliance with such laws and regulations either currently or in the future as applicable; (ii) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as by the Financial Accounting Standards Board, or of changes in SUN's organization, compensation and benefit plans; (iii) the effect on SUN's competitive position within its market area of the increasing consolidation within the banking and financial services industries, including the increased competition from larger regional and out-of-state banking organizations, as well as nonbank providers of various financial services; (iv) the effect of changes in interest rates; (v) the effect of changes in the business cycle and downturns in the local, regional or national economies; and
(vi) the effects of change resulting from potential problems from Year 2000 issue.
  SUN's management and the Board of Directors are looking forward to taking advantage of the many opportunities that 1999 is expected to present. SUN's acquisition of Bucktail in 1997 has allowed us to serve a new and broader customer base with its varied selection of financial products and services.
In 1999, we anticipate offering an array of diversified financial services to include annuities and casualty insurance products. SUN is committed to remaining a community-based organization and intends to recognize continued growth in its consumer, mortgage and commercial loan portfolios while obtaining and maintaining a strong core deposit base. The management of SUN feels we are positioned to offer the products and services demanded in today's rapidly changing technology-based marketplace.

Shareholder Information
                Common Stock Market Prices and Dividends Per Share
  The common stock of SUN BANCORP, INC. is traded publicly on the NASDAQ national market system under the symbol SUBI. The high and low bid information does not include retail mark-ups or mark-downs or any commission to the broker-dealer.

         			    		                1998			                              1997
                   ---------------------------------	   ---------------------------------
		                  Bid Information	  Cash Dividends	    Bid Information   Cash Dividends
                   -----------------  --------------    -----------------  --------------
Quarter Ended		     High        Low    Declared (1)     	High        Low    Declared (1)
-------------      ------     ------   ------------     ------     ------   ------------
March 31           $36.19     $33.33     $.190	         $22.54	   	$20.95	    $.157
June 30             33.33      29.25      .205     	     25.17      20.48	     .164
September 30        31.25      28.00      .210     	     27.33	     23.83	     .179
December 31         31.00      27.00      .215    	      37.00 	    25.00	     .185

(1) Cash dividends declared are adjusted for the 5% stock dividends that occurred in June of 1998.