Form 10-K/A, Exhibit 13
period 1999-12-31
SUN BANCORP INC
filed 2000-04-04
CIK 713975

CONSOLIDATED BALANCE SHEETS


December 31, 1999 and 1998

(In Thousands, Except Share Data)                    	1999          	1998

                                                    ---------      ---------
ASSETS
Cash and due from banks                           	 $ 15,079      	$ 13,350
Interest-bearing deposits in banks	                      980	           880
  				                                              ---------      ---------
      Total cash and cash equivalents	                16,059        	14,230

Securities available for sale                       	282,616      	 254,780
Loans, net                                          	377,485       	326,928
Bank premises and equipment, net	                     10,542	         9,139
Intangible asset, goodwill - net	                      9,436        	10,191
Accrued interest and other assets  	                  14,783	         8,309
                                                    ---------      ---------
 	   	Total assets                                 	$710,921      	$623,577
		                                                  =========      =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 	Noninterest-bearing	                              $ 37,783 	     $ 36,429
 	Interest-bearing	                                  362,338	       327,457
                                                    ---------      ---------
     	Total deposits	                                400,121	       363,886

Short-term borrowings                                	35,966        	25,750
Other borrowed funds	                                214,000	       161,500
Accrued interest and other liabilities	                4,821	         4,640
		  	                                               ---------      ---------
     	Total liabilities	                             654,908	       555,776
	                                                   ---------      ---------
Shareholders' equity:
	 Common stock, no par value per share; 20,000,000
		  authorized shares; issued 6,985,680 in 1999 and
		  6,627,139 in 1998                                	81,520        	72,913
	 Retained earnings (deficit)                       	(10,498)       	(4,949)
	 Accumulated other comprehensive income (loss)     	(10,667)	        2,016
	 Less:	Treasury stock at cost, 192,844 shares in
	     		1999 and  97,263 shares in 1998	              (4,342)	       (2,179)
	      	                                            ---------      ---------
     	Total shareholders' equity	                     56,013	        67,801
	                                                   ---------      ---------
		   	Total liabilities and shareholders' equity	   $710,921      	$623,577
                                                    =========      =========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME


Years Ended December 31, 1999, 1998, and 1997

(In Thousands, Except Net Income Per Share)	     1999     	1998     	1997
                                               -------   -------   -------
Interest income:
 	Interest and fees on loans	                  $29,841  	$28,826  	$24,312
	 Income from available for sale securities:
	   Taxable                               	     14,642  	  9,870    	5,701
	   Tax exempt 	                                 1,818	    2,685	    2,669
	   Dividends  	                                   997	      679	      700
  Interest on deposits in banks and
    other financial institutions	                  156	      617	      271
			                                            -------   -------   -------
   			Total interest and dividend income	       47,454	   42,677	   33,653

Interest expense:
	 Interest on deposits	                         14,880	   13,905	   10,180
  Interest on short-term borrowings	               843	      707	      907
  Interest on other borrowed funds	             10,507	    7,855    	5,532
                                               -------   -------   -------
    		Total interest expense	                   26,230  	 22,467	   16,619
	                                              -------   -------   -------
Net interest income	                            21,224	   20,210	   17,034
Provision for possible loan losses	              1,925	    1,200     1,175
	                                              -------   -------   -------
   			Net interest income after provision
			    	for possible loan losses	               19,299	   19,010	   15,859
                                               -------   -------   -------
Other operating income:
 	Service charges on deposit accounts	           1,213    	1,151     	 936
 	Trust income  	                                  722	      617      	432
	 Net securities gains                          	1,962	    1,403	    1,779
	 Income from insurance subsidiary                	223	      170      	151
	 Other income	                                    840	      749	      527
                                               -------   -------   -------
		   	Total other operating income	              4,960	    4,090	    3,825
                                               -------   -------   -------
Other operating expenses:
 	Salaries and employee benefits	                6,204    	5,686    	4,783
	 Net occupancy expenses	                          653	      709      	570
	 Furniture and equipment expenses	              1,038	      872      	648
	 Pennsylvania shares tax	                         553	      485      	380
	 Amortization of goodwill                        	755      	755     	 378
	 Expenses of insurance subsidiary	                129      	186      	163
	 Other expenses	                                2,747	    2,602	    2,451
                                               -------   -------   -------
		   	Total other operating expenses 	          12,079	   11,295 	   9,373
                                               -------   -------   -------
   			Income before income tax provision	       12,180	   11,805    10,311
			   Income tax provision	                      3,425	    3,079 	   2,510
                                               -------   -------   -------
		   	Net income	                              $ 8,755	  $ 8,726	  $ 7,801
		                                             =======   =======   =======
		   	Net income per share - Basic             $  1.28	  $  1.27  	$  1.23
		                                             =======   =======   =======
		   	Net income per share - Diluted	          $  1.28  	$  1.26   $  1.22
                                               =======   =======   =======
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

Years Ended December 31, 1999, 1998, and 1997

(In Thousands, Except Per Share Data)

                                                		                        	    Accumulated
                                   	Common Stock	    Additional   Retained        Other                     Total
                                   ---------------     Paid-in    Earnings    Comprehensive   Treasury   Shareholders'
                                  	Shares  	Amount	    Capital	   (Deficit)	  Income (Loss)	   Stock   	    Equity
                                   ------  -------   ----------   ---------   ------------- 	 --------   -------------
Balance, December 31, 1996	         3,417	 $ 4,272    	$30,404	   $  4,927	      $    672	    $(1,409)	     $38,866
Comprehensive income:                                                                                       --------
  Net income	                         -       	-          	-	        7,801    	       - 	         -	          7,801
  Unrealized gains on securities
  available for sale, net of
  reclassification adjustments
  and tax effects	                    -	       -	          -	          -	           2,504	        -	          2,504
                                                                                                            --------
    Total comprehensive income							                                                                        10,305
                                                                                                            --------
Stock issued:
  Stock dividends                    	169	     211	      5,815	     (6,026)	          -	          -	            -
  Employee benefit plans	              31	      16	        580	        -	             -	          -	            596
  Acquisition of Bucktail	            565	     707	     19,356	        -	             -	          -	         20,063
  Stock split, three-for-two	       2,090	     -	          -	          -	             -	          - 	           -
Cash dividends declared,
  $.65 per share	                     -	       -	          -        (4,217) 	         -	          -	         (4,217)
                                    -----  -------     --------   ---------      ---------    --------      --------
Balance, December 31, 1997	         6,272	   5,206	     56,155      	2,485	         3,176	     (1,409)	      65,613
                                                                                                            --------
Comprehensive income:
  Net income	                         -       	-          	-	        8,726	           -	          -	          8,726
  Unrealized losses on securities
  available for sale, net of
  reclassification adjustments
  and tax effects	                    -	       -	          -	          -	          (1,160) 	      -	         (1,160)
                                                                                                            --------
   	Total comprehensive income		 					                                                                        7,566
                                                                                                            --------
Stock issued:
  Stock dividends	                    311	  10,791	        -      	(10,791) 	         -	          -	            -
  Employee benefit plans	              44     	627	        -	          -	             -	          -	            627
Reclassification of capital
  accounts to reflect no
  par value	                          -	    56,155    	(56,155)       	-	             -	          -	            -
Purchase of treasury stock
  (26,000 shares)                    	-	       -	          -	          -	             -	         (770)	        (770)
Cash dividends declared,
  $.78 per share	                     -	       -	          -	       (5,369)	          - 	         -	         (5,369)
Tax benefit of exercised
  stock options	                      -	       134	        -	          -	             -	          -	            134
                                    -----  -------     --------    --------       --------    --------      --------
Balance, December 31, 1998          6,627  	72,913        	-       	(4,949)	        2,016	     (2,179)	      67,801
                                                                                                            --------
Comprehensive income:
  Net income	                         -	       -	          -	        8,755	           -	          -	          8,755
  Unrealized losses on securities
  available for sale, net of
  reclassification adjustments
  and tax effects	                    -	       -	          -	          -	         (12,683)       	-	        (12,683)
   	                                                                                                        --------
    Total comprehensive loss		 					                                                                         (3,928)
                                                                                                            --------
Stock issued:
  Stock dividends	                    332	   8,169	        -	       (8,169)	          -	          -	            -
  Employee benefit plans	              27    	 398	        -	          -	             -	          -	            398
Purchase of treasury stock
  (87,932 shares)	                    -	       -	          -	          -	             -	       (2,163)	      (2,163)
Cash dividends declared,
  $.90 per share	                     -	       -	          -	       (6,135)	          - 	         -	         (6,135)
Tax benefit of exercised
  stock options	                      -	        40	        -	          -	             -	          -	             40
                                    -----  -------     --------   ---------      ---------    --------      --------
Balance, December 31, 1999          6,986  $81,520	    $	  -	     $(10,498)	     $(10,667)	   $(4,342)	     $56,013
                                    =====  =======     ========   =========      =========    ========      ========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


Years Ended December 31, 1999, 1998, and 1997

(In Thousands)      								                                  	1999	     1998	     1997
                                                             --------- --------- --------
Cash flows from operating activities:
 	Net income                                                	$  8,755 	$  8,726 	$ 7,801
	 Adjustments to reconcile net income to net cash
		  provided by operating activities:
			   Provision for possible loan losses 	                      1,925    	1,200   	1,175
    		Provision for depreciation	                                 715	      683	     607
	     Amortization of goodwill	                                   755	      755     	378
			   Amortization and accretion of securities, net	              253      	356     	211
				  Deferred income tax	                                          2      	254     	316
			   Net securities gains	                                    (1,962)	  (1,403)  (1,779)
			   Gain on sale of bank premises and equipment	                -        	-        (83)
   			Net change in other assets and liabilities	               1,142	      689     (463)
                                                             --------- --------- --------
    				Net cash provided by operating activities	             11,585	   11,260   	8,163
 		                                                          --------- --------- --------
Cash flows from investing activities:
	 Proceeds from sales of available for sale securities        	37,104   	48,194   26,386
	 Proceeds from maturities of available for sale securities	   29,497   	53,587	  18,281
	 Purchases of available for sale securities	                (111,945)	(191,987) (52,266)
 	Net increase in loans 	                                     (53,345)	 (20,247)	   (382)
 	Proceeds from sales of bank premises and equipment	             -	        -      	 266
 	Capital expenditures	                                        (2,118)	    (858)	 (1,330)
                                                             --------- --------- --------
  				Net cash used in investing activities                 	(100,807) (111,311) 	(9,045)
                                                             --------- --------- --------
Cash flows from financing activities:
 	Net increase in deposits	                                    36,235   	36,868	   7,365
	 Net increase (decrease) in short-term borrowings	            10,216    	5,491	 (16,664)
	 Proceeds from other borrowed funds                          	75,000   	80,000	  55,000
	 Repayments of other borrowed funds	                         (22,500) 	(11,525) (45,681)
	 Cash dividends paid	                                         (6,135)  	(5,369)  (4,217)
	 Proceeds from sale of stock for employee benefits program	      398      	627	     596
	 Purchase of treasury stock	                                  (2,163)    	(770)	    -
	 Cash and cash equivalents received from issuance of stock
	  	related to acquisition of Bucktail Bank and Trust Company	    -	        -      6,093
 	Offering costs paid	                                            -	        -	      (150)
                                                             --------- --------- --------
	  			Net cash provided by financing activities	               91,051   105,322	   2,342
	                                                            --------- --------- --------
Net increase in cash and cash equivalents	                      1,829    	5,271	   1,460
Cash and cash equivalents at beginning of year	                14,230    	8,959	   7,499
                                                             --------- --------- --------
Cash and cash equivalents at end of year                    	$ 16,059 	$ 14,230	 $ 8,959
                                                             ========= ========= ========
Supplemental disclosure of cash flow information:
 	Interest paid	                                             $ 25,769	 $ 21,706	 $16,131
                                                             ========= ========= ========
 	Income taxes paid                                         	$  3,550	 $  2,360	 $ 2,030
                                                             ========= ========= ========
Supplemental schedule of noncash investing and financing activities:

 - Loans with an estimated value of $864,000 in 1999 and $224,000 in 1998, were reclassified to foreclosed assets held for sale.
 -	The tax benefit of exercised stock options of $40,000 in 1999 and $134,000 in
     1998, was credited to common stock.
 - On June 30, 1997, SUN acquired all of the capital stock of Bucktail in exchange for shares of SUN's common stock valued at $20,213,000.  In conjunction with the acquisition, liabilities were assumed as follows (in thousands):

                                                                         						    1997
                                                                                 ---------
 	Cash and cash equivalents acquired	                                           	$  6,093
 	Fair value of other assets acquired		                                           118,706
 	Excess of cost over fair value of assets acquired (goodwill)		                   11,324
                                                                                 ---------
                                                                                  136,123
 	Value of stock issued by SUN, net of offering costs		                           (20,063)
                                                                                 ---------
		Liabilities assumed		                                                          $116,060
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

Nature of Operations
 	SUN provides a full range of banking services to individual and corporate customers through the fifteen offices of its subsidiary in central Pennsylvania. The offices are located in Snyder, Union, Northumberland, Lycoming, Cameron, and Elk counties. All six counties have diversified economies with an emphasis on manufacturing. SUN's primary deposit products are interest-bearing checking and savings accounts, and certificates of deposit. Its primary lending products are single-family residential loans, secured consumer loans (predominately automobiles), and secured loans to small businesses.

Use of Estimates
 	In preparing the financial statements in accordance with generally accepted accounting principles, management is required to make estimates and assumptions affecting the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ significantly from those estimates.
 	A material estimate particularly susceptible to significant change in the near term is the allowance for possible loan losses.  In connection with the determination of the allowance for possible loan losses, management obtains independent appraisals for significant properties.
 	A majority of SUN's loan portfolio consists of single-family residential loans in the counties of Snyder, Union, Northumberland, and Lycoming.  With the
acquisition of Bucktail, SUN's indirect consumer loans have increased.  The regional economy depends heavily on the manufacturing industry, which is currently stable.  Real estate prices in the market are also stable.
Accordingly, the ultimate collectibility of a substantial portion of SUN's loan portfolio is susceptible to changes in local market conditions.
 	Management believes the allowance for possible loan losses is adequate.  While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.  In addition, regulatory agencies, as an integral part of their examination process, periodically review SUN's allowance for possible loan losses.  Such agencies may require SUN to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.  Because of these factors, it is reasonably possible the allowance for possible loan losses may change materially in the near term.

Securities Available for Sale
 	Available for sale securities include debt and both restricted and unrestricted equity securities. Such securities, except for restricted equity securities, are reported at fair value, with unrealized gains and losses, net of taxes, excluded from earnings and reported as a component of accumulated other comprehensive income (loss) within shareholders' equity. The restricted equity securities consist primarily of Federal Home Loan Bank of Pittsburgh (FHLB) stock, which are carried at cost and evaluated for impairment.
 	The fair value of available for sale securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.
 	Amortization of premiums and accretion of discounts on available for sale securities are recorded using the level yield method over the remaining contractual life of the securities, adjusted for actual prepayments.
 	Realized gains and losses on the sale of available for sale securities are computed on the basis of specific identification of the adjusted carrying value of each security.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 	Interest income is generally not recognized on specific impaired loans unless the likelihood of further loss is remote.  Interest payments received on impaired loans are generally applied as a reduction of the loan principal balance.
 	Loan fees and costs of loan origination are deferred and recognized over the life of the loan as a component of interest income using the interest method.

Loan Servicing
 	Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balance of mortgages serviced for others was $30,645,000 at December 31, 1999.  The balance of capitalized mortgage servicing rights included with accrued interest and other assets in the consolidated balance sheet was approximately $50,000 at December 31, 1999.
 	Mortgage servicing rights are recorded at their fair value and are amortized over the period of estimated net servicing income or loss.  SUN uses a valuation model calculating the present value of future cash flows to determine the fair value of servicing rights.  This valuation model incorporates assumptions market participants would use in estimating future net servicing income including loan types and interest rates, and estimates of the cost of servicing the loan, discount rate, and prepayment speeds.  The value of the mortgage servicing rights is periodically evaluated for impairment using the same market assumptions.

Allowance for Possible Loan Losses
 	The allowance for possible loan losses is established through a provision for possible loan losses charged to expense.  The allowance for possible loan losses is based on management's judgment of an adequate amount to absorb possible losses in the existing portfolio.  In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the portfolio, off-balance sheet risk, and management's estimate of anticipated loan losses.

Foreclosed Assets Held for Sale
 	Foreclosed assets, all of which are held for sale, are carried at the lower of cost or fair value of the assets less estimated selling costs.  SUN had foreclosed assets held for sale, which are included with accrued interest and other assets in the consolidated balance sheet, in the amount of $533,000 at
December 31, 1999 and $273,000 at December 31, 1998.

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

Goodwill
 	Goodwill represents the excess of the cost over the fair value of the Bucktail assets acquired in 1997 (Note 4) and is amortized using the straight-line method over a period of 15 years.  Amortization of goodwill amounted to $755,000 in
1999 and 1998 and $378,000 in 1997.  The carrying value of goodwill is periodically reviewed by SUN based on fair values or undiscounted operating cash flows.  Based upon its most recent analysis, SUN believes no material impairment of goodwill exists at December 31, 1999.


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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.	Net Income Per Share
 	Net income per share is computed based on the weighted average number of shares of stock outstanding for each year presented.  Statement of Financial
Accounting Standards (SFAS) No. 128, "Earnings Per Share," requires presentation of two amounts, basic and diluted net income per share.
 	The number of shares used in calculating net income per share and dividends per share reflect the retroactive effect of 5% stock dividends in the second quarters of 1999, 1998, and 1997 and a three-for-two stock split in the fourth quarter of 1997.  The following data shows the amounts used in computing net income per share and the weighted average number of shares of dilutive stock options:

                                                     		   Common	        Net
                                            	Income	      Shares	     Income Per
	                                           Numerator  	Denominator    	Share
                                           -----------  -----------   ----------
1999
----
	Net income per share - Basic	              $8,755,000	  6,813,956     	$1.28
                                                                        =====
	Dilutive effect of potential common stock
		arising from stock options:
  		Exercise of options outstanding	                      	238,137
		  Hypothetical share repurchase at $23.41		             (191,979)
                                            ----------   ----------
	Net income per share - Diluted	            $8,755,000  	6,860,114     	$1.28
                                            ==========   ==========     =====
1998
----
	Net income per share - Basic	              $8,726,000  	6,856,955     	$1.27
                                                                        =====
	Dilutive effect of potential common stock
		arising from stock options:
  		Exercise of options outstanding		                      246,817
	  	Hypothetical share repurchase at $26.43		             (180,406)
                                            ----------   ----------
	Net income per share - Diluted	            $8,726,000  	6,923,366     	$1.26
                                            ==========   ==========     =====
1997
----
	Net income per share - Basic	              $7,801,000	  6,348,379	     $1.23
                                                                        =====
	Dilutive effect of potential common stock
		arising from stock options:
    Exercise of options outstanding		                      267,330
    Hypothetical share repurchase at $22.19		             (200,113)
                                            ----------   ----------
	Net income per share - Diluted	            $7,801,000  	6,415,596	     $1.22
                                            ==========   ==========     =====

3.	Comprehensive Income (Loss)
 	Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component in the equity section of the balance sheet, such items, along with net income, are components of comprehensive income (loss). The components of other comprehensive income
(loss) and related tax effects are as follows:

(In Thousands)	                              Years Ended December 31
                                         -------------------------------
                                         		1999	       1998	      1997
                                         ---------   --------    -------
Unrealized holding gains (losses) on
 	available for sale securities	         $(17,255)	  $  (355)   	$5,573
Less:  Reclassification adjustment for
	     	gains realized in income	           (1,962)  	 (1,403)   	(1,779)
                                         ---------   --------    -------
Net unrealized gains (losses)	            (19,217)   	(1,758)    	3,794

Income tax benefit (expense)	               6,534	       598    	(1,290)
                                         ---------   --------    -------
Net		                                    $(12,683)  	$(1,160)   	$2,504
                                         =========   ========    =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.	Purchase of Bucktail Bank and Trust Company
 	On June 30, 1997, SUN acquired Bucktail from FNB Corporation, a multi-bank holding company headquartered in Hermitage, Pennsylvania. Concurrently, Bucktail was merged into Sun Bank and the results of Bucktail's operations have been included herein from the consummation date of June 30, 1997. The acquisition, which was accounted for as a purchase, resulted in the issuance of 935,004 shares of SUN common stock, adjusted for subsequent stock splits and dividends, in exchange for all of the outstanding shares of Bucktail. Based on the market price of SUN's common stock as of June 30, 1997, the total cost of the acquisition was $20,063,000.

5.	Restrictions on Cash and Due From Bank Accounts
 	SUN is required to maintain reserves in the form of cash and balances with the
Federal Reserve Bank of Philadelphia (FRB) primarily based on its deposit liabilities.  The average of such reserves was $531,000 in 1999, $4,459,000 in
1998, and $1,924,000 in 1997.  In 1999, SUN acquired software which analyzes account activity. Based on this analysis, a reclassification of transaction accounts to non-transaction accounts occurred. This reclassification reduced the required reserve amount for 1999 at FRB.  These reserves were $594,000 at
December 31, 1999 and $5,038,000 at December 31, 1998.
 	Deposits with any one financial institution are insured up to $100,000.  SUN maintains cash and cash equivalents with certain other financial institutions in excess of the insured amount.

6.	Securities Available for Sale
 	The amortized cost and fair value of investment securities at December 31, 1999 and 1998 were as follows:

(In Thousands)	                                                     December 31, 1999
                                                    ----------------------------------------------
                                                            			   Gross	       Gross
                                                  		Amortized  	Unrealized  	Unrealized	    Fair
                                                     		Cost      	Gains   	    Losses	     Value
                                                    ---------   ----------   ----------   --------
Debt securities:
  Obligations of U.S. government agencies 	          $256,605	     $  9  	   $(13,662)    $242,952
  Obligations of states and political subdivisions	    21,049	      117	         (650)  	   20,516
  Other corporate	                                        500	      -	            - 	          500
                                                     --------      ----      ---------    --------
  	 Total debt securities	                            278,154	      126	      (14,312)	    263,968
                                                     --------      ----      ---------    --------
Equity securities:
  Marketable equity securities	                         8,398	        5      	 (1,980)	      6,423
  Restricted equity securities	                        12,225	      -	            -	        12,225
                                                     --------      ----      ---------    --------
  		Total equity securities	                           20,623	        5	       (1,980)	     18,648
                                                     --------      ----      ---------    --------
    		Total  	                                       $298,777	     $131	     $(16,292)	   $282,616
		                                                   ========      ====      =========    ========

                                                             							December 31, 1998
                                                    -----------------------------------------------
                                                                  Gross        Gross
                                                    Amortized  	Unrealized	  Unrealized	    Fair
                                                       Cost      	Gains   	    Losses	     Value
                                                    ---------   ----------   ----------   --------
Debt securities:
  Obligations of U.S. government agencies 	          $188,948   	$  740     	$(485)       $189,203
  Obligations of states and political subdivisions	    44,343	    1,901       	(22)   	     46,222
  Other corporate	                                        500	      -	         -	              500
                                                     --------    ------      ------       --------
  		Total debt securities	                            233,791	    2,641	      (507)	       235,925
                                                     --------    ------      ------       --------
Equity securities:
  Marketable equity securities	                         8,871	    1,078      	(156)	         9,793
  Restricted equity securities	                         9,062	      -	         -  	          9,062
                                                     --------    ------      ------       --------
  		Total equity securities	                           17,933	    1,078	      (156)  	      18,855
                                                     --------    ------      ------       --------
    		Total  	                                       $251,724	  $ 3,719     	$(663)	      $254,780
                                                     ========   =======      ======       ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 	The amortized cost and estimated fair value of SUN's securities at December 31, 1999 and 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

(In Thousands)	                            December 31, 1999	      December 31, 1998
                                          --------------------    -------------------
                                         	Amortized	    Fair     	Amortized	    Fair
                                           	Cost      	Value	       Cost	       Value
                                          ---------   --------    ---------   --------
Debt securities:
 	Due in one year or less	                 $     15  	$     15     $    579   	$    597
 	Due after one year through five years	         60	        60	      14,749	     15,472
 	Due after five years through ten years	    40,008	    37,474	      23,532	     23,575
 	Due after ten years	                       21,459    	20,926	      29,983     	31,034
 	Mortgage-backed securities	               216,612   	205,493     	164,948    	165,247
                                           --------   --------     --------    --------
 	Total debt securities	                    278,154   	263,968      233,791	    235,925
 	Equity securities	                         20,623    	18,648      	17,933	     18,855
                                           --------   --------     --------    --------
  		Total	                                 $298,777  	$282,616    	$251,724	   $254,780
                                           ========   ========     ========    ========

 	Securities with a carrying value of $263,000,000 at December 31, 1999 and
$171,000,000 at December 31, 1998 were pledged to secure public deposits, trust deposits, securities sold under agreements to repurchase, FHLB borrowings, and other items required by law.  There is no concentration of investments exceeding
10% of shareholders' equity for any individual issuer, excluding those guaranteed by the U.S. government or its agencies.
 	In 1999, gross realized gains from the sale of available for sale securities were $1,967,000, while gross realized losses were $5,000.  In 1998, gross realized gains were $1,550,000, while gross realized losses were $147,000.  In
1997, gross realized gains were $1,942,000, while gross realized losses were
$163,000.

7.		Loans
 	The composition of the loan portfolio at December 31, 1999 and 1998 was as follows:

(In Thousands)	                                          December 31
                                                    ---------------------
                                                     	1999	       1998
                                                    ---------   ---------
Real estate - Mortgages	                            $178,876   	$192,592
Real estate - Construction	                            3,318      	3,353
Agricultural                                          	1,059       	 971
Commercial and industrial 	                          114,193     	52,823
Individual	                                           85,255     	83,343
Other 	                                                  104	        383
                                                    ---------   ---------
        	Total                                      	382,805    	333,465
Less:	Unearned income on loans	                         (740)	    (1,666)
     	Unamortized net discount on
		      purchased loans	                                (508)    	(1,270)
     	Deferred loan fees	                               (215)	      (274)
	     Allowance for possible loan losses             	(3,857)    	(3,327)
                                                    ---------   ---------
       		Net                                       	$377,485   	$326,928
	                                                   =========   =========

 	Transactions in the allowance for possible loan losses were as follows:

                                                         	Years Ended December 31
                                                      -------------------------------
(In Thousands)	                                        1999       	1998	       1997
                                                      -------     -------     -------
Balance, beginning of year	                           $3,327     	$3,130     	$2,490
Provision for possible loan losses  	                  1,925      	1,200	      1,175
Allowance for possible loan losses assumed upon
  acquisition of Bucktail 	                              -	          -	        1,292
Recoveries 	                                             211	        248	        175
Loans charged off 	                                   (1,606)    	(1,251)	    (2,002)
                                                      -------     -------     -------
Balance, end of year	                                 $3,857	     $3,327	     $3,130
                                                      =======     =======     =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 	Most of SUN's business activity is with customers located within its defined market area.  The loan portfolio is well diversified.  As of December 31, 1999 and 1998, SUN had loans to automobile dealers of $14,329,000 and $9,253,000, respectively.  These loans are generally secured by assets and are expected to be repaid from cash flow or proceeds from the sale of assets of the borrower.
SUN has not experienced any significant losses on loans to borrowers in this industry. Although SUN has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on the economic conditions in its market area.
 	Nonaccrual and restructured loans were $2,285,000 at December 31, 1999 and
$922,000 at December 31, 1998. Interest income which would have been recognized on all nonaccrual and restructured loans outstanding was approximately $200,000 in 1999, $82,000 in 1998 and $147,000 in 1997.
 	The following is a summary of the past due and nonaccrual loans as of
December 31, 1999 and 1998:

(In Thousands)	                             	Past Due
                                	Past Due	   90 Days
December 31, 1999              	30-89 Days  	or More   	Nonaccrual
-----------------               ----------   --------   ----------
Real estate                     	 $2,466	     $  501     	$1,506
Individual	                        2,128	        324         	94
Commercial and all other	            360 	       190	        365
                                  ------      ------      ------
   	Total	                        $4,954     	$1,015	     $1,965
                                  ======      ======      ======
December 31, 1998
-----------------
Real estate	                      $4,985     	$2,071     	$  486
Individual	                        3,165        	535	          7
Commercial and all other	            396	        261	        142
                                  ------      ------      ------
   	Total                        	$8,546     	$2,867     	$  635
                                  ======      ======      ======

 	SUN had loans amounting to $2,517,000 at December 31, 1999 and $2,523,000 at
December 31, 1998, specifically classified as impaired.  The average balance of impaired loans was $3,288,000 in 1999, $3,661,000 in 1998, and $4,277,000 in
1997.  The allowance for loan losses related to impaired loans was $459,000 at
December 31, 1999 and $277,000 at December 31, 1998.
 	The following is a summary of cash receipts on these loans during the period they were classified as impaired in 1999, 1998, and 1997:

(In Thousands)	                                     1999	    1998   	1997
                                                   ------   ------   ----
Cash receipts applied to reduce principal balance	 $1,374  	$1,959  	$212
Cash receipts recognized as interest income	          253 	    496   	267
                                                   ------   ------   ----
 	Total                                           	$1,627	  $2,455  	$479
                                                   ======   ======   ====

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.	Bank Premises and Equipment
 	Bank premises and equipment at December 31, 1999 and 1998 consisted of the following:

(In Thousands)	                              December 31
                                          ------------------
	                                           1999	     1998
                                          --------  --------
Land	                                     $ 1,542  	$ 1,542
Bank premises	                              9,281	    7,739
Furniture and equipment	                    4,967	    4,391
                                          --------  --------
   	Total cost 	                           15,790   	13,672

Less:  Accumulated depreciation	           (5,248)  	(4,533)
                                          --------  --------
  		Bank premises and equipment, net	     $10,542	  $ 9,139
                                          ========  ========

Depreciation expense was $715,000 in 1999, $683,000 in 1998, and $607,000 in
1997.

9.	Deposits
 	The following table reflects certificates of deposit and other time deposits and their remaining maturities as of December 31, 1999:

<CAPTION.
(In Thousands)
Year Ending December 31:
------------------------
2000                                     	$162,853
2001                                       	27,506
2002      	                                  5,836
2003     	                                   2,739
2004	                                        1,620
Thereafter  	                                   54
                                          --------
	    	Total	                              $200,608
                                          ========

	 Included in interest-bearing deposits are certificates of deposit and other time deposits issued in amounts of $100,000 or more.  These deposits and their remaining maturities, as of December 31, 1999, are as follows:

(In Thousands)

Three months or less	                      $15,322
Three through six months	                    6,649
Six through twelve months                   	8,867
Over twelve months	                          4,420
                                           -------
	    	Total     	                          $35,258
                                           =======

 	Interest on deposits of $100,000 or more amounted to approximately $2,001,000 in 1999, $1,842,000 in 1998, and $1,309,000 in 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.	Borrowed Funds
 	At December 31, 1999, SUN had a maximum borrowing capacity of $250,735,000 at
FHLB with $15,310,000 in unused funds.  At December 31, 1998, SUN's maximum borrowing capacity was $224,132,000 at FHLB with $38,401,000 in unused funds.
SUN also maintains a line of credit with Allfirst Bank of $5,000,000, which has never been used.
 	SUN's borrowed funds as of December 31, 1999 and 1998 included the following:

(In Thousands)	                                             December 31
                                                        -------------------
                                                         	1999	      1998
                                                        --------   --------
Short-term Borrowings:
   	Open Repo Plus (1)                                 	$ 21,425  	$ 11,599
   	Securities sold under agreements to repurchase (2)	   14,516    	13,628
	   Treasury Tax and Loan Note Option (3)	                    25       	523
                                                        --------   --------
      		Total Short-term Borrowings	                      35,966    	25,750

Other Borrowed Funds,
    Federal Home Loan
     Bank of Pittsburgh advances (4)                    	214,000   	161,500
                                                        --------   --------
        Total Borrowed Funds	                           $249,966  	$187,250
                                                        ========   ========

(1)	SUN utilizes an "Open Repo Plus" program through the FHLB as an overnight
    source of funds.  As of December 	31, 1999, the total commitment was
    $50,000,000.  The maximum month end amount of such borrowings was
    $22,161,000 in 1999, $11,605,000 in 1998, and $19,836,000 in 1997.  The
    daily average amount of such borrowings was $8,034,000 in 	1999, $1,365,000
    in 1998, and $6,017,000 in 1997, and the weighted average interest rate was
    5.30% in 1999, 5.37% in 1998, and 5.54% in 1997.
(2)	Securities sold under agreements to repurchase represent deposit customers'
    cash management accounts.  These repurchase 	agreements are collateralized
    by a blanket agreement with the Federal Reserve Bank of Philadelphia in which the actual ownership of the securities is not transferred.  The maximum month end amount of securities sold under agreements to repurchase was $15,332,000 in 1999, $20,190,000 in 1998, and $12,149,000 in 1997.  The
    average daily amount of such borrowings was 	$12,175,000 in 1999,
    $13,611,000 in 1998, and $9,737,000 in 1997 and the weighted average interest rates were 3.36% in 1999, 3.50% in 1998, and 3.89% in 1997.
(3)	Borrowings on the Treasury Tax and Loan Note Option (TT&L) represent tax
    funds deposited and held until the U.S. Treasury calls the 	balance.  At
    December 31, 1999, the maximum amount available to borrow through the Note
    Options is $25,000.  In February 1999, SUN reduced its TT&L Note Option borrowing capacity to allow SUN to obtain a more efficient use of its pledgeable assets.  The maximum month end amount of such borrowings was
    $3,663,000 in 1999 and $10,000,000 in 1998 and 1997.  The average daily amount of such borrowings was $199,000 in 1999, $3,030,000 in 1998, and
    $3,925,000 in 1997, and the weighted average interest rates were 4.52% in
    1999, 5.21% in 1998, and 4.96% in 1997.
(4) FHLB advances represent variable and fixed rate loans with stated maturities as follows:


(In Thousands)	                                                                    December 31
                                                                              --------------------
                                                                               	1999	       1998
                                                                              --------    --------
Variable rate of 6.07% at December 31, 1999, maturity 2000	                   $ 25,000   	$    -
Variable rates between 5.48% and 6.06%, at December 31, 1999, maturity 2001 	   10,000      20,000
Variable rates between 5.52% and 6.38%, at December 31, 1999, maturity 2002	    55,000	     55,000
Variable rates between 4.94% and 5.41%, at December 31, 1999, maturity 2008	    70,000	     80,000
Variable rates between 4.93% and 5.88%, at December 31, 1999, maturity 2009	    50,000	        -
Fixed rate of 6.40%, maturity  2000	                                             2,000	      2,000
Fixed rates between 7.80% and 7.88%, maturity 2002	                              2,000	      2,000
Fixed rate of 5.15%, maturity 1999	                                                -	        2,500
                                                                              --------    --------
  	Total	                                                               	     $214,000	   $161,500
                                                                              ========    ========

All FHLB advances are collateralized by SUN's investment in mortgage-backed securities and first mortgage loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11.	Estimated Fair Value of Financial Instruments
 	SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires that SUN disclose estimated fair values for its financial instruments.
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument.  These estimates do not reflect any premium or discount that could result from offering for sale at one time SUN's entire holdings of a particular financial instrument.
Because no market exists for a significant portion of SUN's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.  These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.  Changes in assumptions can significantly affect the estimates.
 	Estimated fair values have been determined by SUN using historical data and an estimation methodology suitable for each category of financial instruments.  The estimated fair value of SUN's securities available for sale is described in
Note 6. The fair value estimates, methods, and assumptions are set forth below for SUN's other financial instruments.

Cash and due from banks:
	The carrying amounts for cash and due from banks approximate fair value.

Loans:
 	Fair values are estimated for portfolios of loans with similar financial characteristics.  Loans are segregated by type such as real estate, agricultural, commercial and industrial, individual, and other
 	The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates reflecting the credit and interest rate risk inherent in the loan.  The estimate of maturity is based on SUN's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.
 	Fair value for significant nonperforming loans is based on recent external appraisals.  If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows.  Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information.  The following table presents information for loans:

(In Thousands)                	December 31, 1999	       December 31, 1998
                             --------------------     --------------------
                              	Book       	Fair	        Book	       Fair
                              	Value	      Value        Value       Value
                             --------    --------     --------    --------
Total loans                 	$377,485	   $374,772	    $326,928   	$330,992
                             ========    ========     ========    ========

Deposits:
 	The fair value of deposits with no stated maturity, such as noninterest-
bearing demand deposits, NOW accounts, savings deposits, and Insured Money
Market Accounts, is equal to the amount payable on demand as of December 31,
1999 and 1998.  The fair value of time deposits is based on the discounted value of contractual cash flows.  The discount rate is estimated using the rates currently being offered for deposits of similar remaining maturities.
 	The fair value estimates do not include the benefit resulting from the low-
cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market, commonly referred to as the core deposit intangible.  The following table presents information for deposits:

(In Thousands)                	December 31, 1999       	December 31, 1998
                             --------------------     --------------------
                              	Book       	Fair        	Book       	Fair
                              	Value      	Value       	Value	      Value
                             --------    --------     --------    --------
Total deposits              	$400,121   	$400,984    	$363,886   	$363,138
                             ========    ========     ========    ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Borrowed funds:
	Rates currently available to SUN for borrowed funds with similar terms and remaining maturities are used to estimate the fair value of existing borrowed funds.

(In Thousands)                 	December 31, 1999     	December 31, 1998
                              --------------------   --------------------
                               	Book       	Fair      	Book	       Fair
	                               Value	      Value     	Value      	Value
                              --------    --------   --------    --------
Total borrowed funds	         $249,966   	$244,986  	$187,250   	$185,210
                              ========    ========   ========    ========

Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees
Written:
 	There is no material difference between the notional amount and the estimated fair value of off-balance sheet items which total $74,627,000 at December 31,
1999 and $65,406,000 at December 31, 1998, and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

12.  Common Stock Plans
 	SUN has three common stock plans for employees and directors.  The 1998 Stock
Incentive Plan, which is administered by a disinterested committee of the Board of Directors, provides for 716,625 shares of common stock for key officers and other management employees in the form of qualified options, nonqualified options, stock appreciation rights or restrictive stock.  The 1998 Independent
Directors Stock Option Plan allows for 115,763 shares of common stock to be issued to non-employee directors.  Options under the 1998 Stock Incentive Plan and the 1998 Independent Directors Stock Option Plan expire ten years after the date of grant.  Also, 248,063 shares have been allocated for the 1998 Employee
Stock Purchase Plan, which permits all employees to purchase common stock at an option price per share that is not less than 85% of the market value per share on the date of exercise.  Each option under the 1998 Employee Stock Purchase
Plan will expire no later than 5 years from the date of grant, and this plan will terminate in 2008.
 	SUN applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its common stock plans.  Accordingly, no compensation expense has been recognized for the plans.  Had compensation cost for the plans been determined based on the fair values at the grant dates for awards, consistent with the method of SFAS No. 123, SUN's net income and earnings per share for
1999, 1998, and 1997 would have been adjusted to the pro forma amounts indicated
below:

                                                  	1999        	1998	         1997
                                               ----------    ----------    ----------
Net income	                 As reported       	$8,755,000	   $8,726,000	   $7,801,000
                            Pro forma	          8,188,000	   $8,313,000	   $7,441,000

Earnings per share - Basic 	As reported       	$     1.28   	$     1.27	   $     1.23
	                           Pro forma	               1.20	   $     1.21   	$     1.17

	For purposes of the pro forma calculations above, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants issued in 1999,
1998, and 1997:

                                                   	1999	        1998         1997
                                                  -------      -------      -------
Dividend yield	                                    	  3%	          3%	          3%
Volatility		                                         24%         	25%        	 24%
Risk-free interest rates:
     Stock Incentive Plan	                        	5.37%       	5.57%       	6.73%
     Independent Directors Plan                  		5.18%	       5.63%       	6.80%
Expected option lives		                           4 years     	4 years	     4 years


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


	A summary of the status of the common stock plans, adjusted retroactively for the effects of stock dividends and stock splits, is presented below:

                                            	1999	                    1998	                   1997
                                     ------------------------  ------------------------  ------------------------
                                           		Weighted-average	        	Weighted-average		        Weighted-average
                                     	Shares	 Exercise Price	   Shares	 Exercise Price	   Shares	 Exercise Price
                                     ------- ----------------  ------- ----------------  ------- ----------------
Outstanding, beginning of year	      361,122     	$23.82	      294,960	     $18.57   	   288,161     	$14.29
Granted	                             124,943	      23.82	      131,870     	 33.05	       96,352	      22.97
Exercised	                           (27,503)     	14.49      	(48,449)     	12.96   	   (54,284)	     12.82
Forfeited                           	(22,204)     	26.84      	(17,259)     	26.34	      (35,269)     	16.03
                                     --------     ------       --------     ------       --------     ------
Outstanding, end of year 	           436,358     	$23.25	      361,122     	$23.82 	     294,960	     $18.57
                                     ========     ======       ========     ======       ========     ======

Options exercisable at year end	     346,862                 		262,106	                  228,108
                                     ========                  ========                  ========

Fair value of options granted
     during the year	                  $4.19      		             $7.24	                   	$4.97
				                                   ======                    ======                    ======

 	The following table summarizes information about fixed stock options outstanding under the Stock Incentive Plan and the Independent Directors Plan at December 31, 1999:


	  Exercise       	Number Outstanding    	Remaining	Number       Exercisable
	   Prices 	      at December 31, 1999	   Contractual Life	 at December 31, 1999
   --------       --------------------    ----------------  --------------------
    	$9.57	                  298            	5  years                	298
  	 $10.76	               15,786             5  years             	15,786
	   $11.22	                2,469            	6  years              	2,469
    $13.71               	30,215            	6  years	             30,215
   	$16.24                	6,330            	7  years 	             6,330
   	$18.43	               46,152            	7  years             	46,152
   	$19.19	                9,053            	8  years              	9,053
   	$21.89	               60,765            	8  years	             60,765
   	$32.11               	11,522            	9  years       	      11,522
   	$34.29               	88,488	            9  years             	88,488
   	$22.28               	11,018            	10 years             	11,018
   	$25.71               	89,496            	10 years                 	-
                         -------            ---------             -------

                       		371,592           	8.4 years	            282,096
                         =======            =========             =======

13.  Employee Benefit Plans

 	SUN provides a defined contribution pension plan covering substantially all employees.  SUN's contributions to this plan are based on employee contributions and compensation.  In addition to the defined contribution plan, SUN provides supplemental payments to certain key employees upon retirement.
 	SUN's contributions to the defined contribution plan were $327,000 in 1999,
$328,000 in 1998, and $263,000 in 1997.  Additionally, the amount charged to expense under the supplemental payment agreement was $37,000 in 1999, $35,000 in
1998, and $34,000 in 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14.	Income Taxes
 	The following temporary differences gave rise to a deferred tax asset at December 31, 1999 and a deferred tax liability at December 31, 1998:

(In Thousands)                                               	December 31
                                                          --------------------
                                                          	1999        	1998
                                                          -------     --------
Deferred tax assets:
   Loan losses	                                           $1,242	      $  992
   Discount on loans acquired from Bucktail                 	254	         432
	  Loan fees and costs                                       	67          	84
   Premium on deposits assumed from Bucktail	                 26          	43
   Nonaccrual interest	                                       68         	 28
   Supplemental compensation plan 	                           91	          79
  	Unrealized losses on investment securities	             5,495          	-
   Other	                                                     55   	       55
                                                          ------       -------
         Total                                             7,298       	1,713
                                                          ------       -------

Deferred tax liabilities:
			Unrealized gains on investment securities                 	-        	1,039
  	Bank premises and equipment                              	855        	 749
   Other                                              	       23    	      37
                                                          ------       -------
	        Total                                             		878       	1,825
                                                          ------       -------

          	    	Deferred tax asset (liability), net	      $6,420      	$ (112)
                                                          ======       =======

SUN's income tax provision for 1999, 1998, and 1997 consists of the following:

(In Thousands)                                    	Years Ended December 31
                                               -------------------------------
	                                               1999        	1998	       1997
                                               ------       ------      ------
Current provision	                             $3,383      	$2,691     	$2,194
Deferred income tax provision                      	2	         254        	316
Tax expense from allocation of stock option
   tax benefits	directly to equity           	     40       	  134         	-
                                               ------       ------      ------
Income tax provision	                          $3,425	      $3,079     	$2,510
					                                          ======       ======      ======

 	The following is a reconciliation between the actual income tax expense and the amount of income taxes which would have been recognized at the federal statutory rate:

(In Thousands)                                	Years Ended December 31
		                                    -------------------------------------------
                                          1999          	1998	          1997
                                      -------------  -------------  -------------
	                                     Amount	 Rate	  Amount 	Rate	  Amount 	Rate
                                      ------- -----  ------- -----  ------- -----
Federal income tax at statutory rate 	$4,263 	35.0% 	$4,132 	35.0% 	$3,609 	35.0%
Tax exempt income                      	(838)	(6.9) 	(1,017)	(8.6)	 (1,016)	(9.9)
Amortization of goodwill               	 264  	2.2     	264  	2.2     	132	  1.3
Tax credits from limited partnerships  	(228)	(1.9)	   (225)	(1.9)	   (114)	(1.1)
Other items                             	(36) 	(.3)    	(75) 	(.6)   	(101)	(1.0)
                                      ------- -----  ------- -----  ------- -----
     	 Income tax provision          	$3,425 	28.1% 	$3,079 	26.1% 	$2,510 	24.3%
						                                ======= =====  ======= =====  ======= =====

15.	Related Party Transactions
		Certain executive officers, corporate directors, or companies in which they have 10 percent or more beneficial ownership were indebted to SUN.  A summary of loan activity with officers, directors, significant shareholders, and associates of such persons is listed below:

(In Thousands)                         	Beginning  	New		             Other  Ending
                                       	 Balance  	Loans	 Repayments	Changes	Balance
                                        --------- ------- ---------- ------- -------
	9 Directors, 6 Executive Officers 1999 	$ 7,167	 $   106 	$(1,600) 	$   - 	 $5,673
11 Directors, 6 Executive Officers 1998	   8,844	   1,708	  (3,385)     	-   	7,167
 9 Directors, 6 Executive Officers 1997  	10,323     	559	  (1,088)	   (950)	 8,844

 	The above transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risks of collectibility. Other changes are transfers in and out of the related party category.
 	Deposit accounts of related parties were $3,886,000 at December 31, 1999, $2,622,000 at December 31, 1998, and $2,666,000 at December 31, 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


16.	Off-Balance Sheet Risk
 	SUN is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit.  Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.
 	Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.  SUN uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
 	Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Evaluation of each customer's creditworthiness is done on a case-by-case basis.  The amount of collateral obtained if deemed necessary upon extension of credit is based on management's credit evaluation of the customer.  Collateral held varies but may include accounts receivable, inventory, property, equipment, and income-producing commercial properties.  Commitments to extend credit totaled $72,091,000 at
December 31, 1999 and $63,225,000 at December 31, 1998.
 	Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party.  Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions.  The terms of the letters of credit vary from one month to 24 months and may have renewal features.  The credit risk involved in issuing letters of credit is essentially the same as in extending loans to customers.  SUN holds collateral supporting those commitments for which collateral is deemed necessary.  Standby letters of credit totaled $2,536,000 at December 31, 1999 and $2,181,000 at
December 31, 1998.

17.  Regulatory Matters
 	SUN (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on SUN's financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, SUN and the Bank must meet specific capital guidelines involving quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
 	Quantitative measures established by regulation to ensure capital adequacy require SUN and the Bank to maintain minimum amounts and ratios (set forth in the table below for SUN) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined).  Management believes, as of
December 31, 1999 and 1998, that SUN and the Bank meet all capital adequacy requirements to which they are subject.
 	To be categorized as well capitalized, SUN must maintain minimum total risk-
based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.

(In Thousands)                                                         	To Be Well Capitalized
                                                       		For Capital    Under Prompt Corrective
                                       	Actual	       Adequacy Purposes    Action Provisions
                                  ----------------    ----------------- -----------------------
                                  	Amount	   Ratio	     Amount   Ratio     	Amount	   Ratio
                                  -------    -----     -------   -----     -------    -----
As of December 31, 1999:
------------------------
Total Capital
    (to Risk Weighted Assets)	    $59,792   	16.1%    	$29,790   	8.0%    	$37,238   	10.0%
Tier I Capital
    (to Risk Weighted Assets)	    $55,935	   15.0%    	$14,895   	4.0%    	$22,343	    6.0%
Tier I Capital
    (to Average Assets)	          $55,935    	8.5%    	$26,444   	4.0%    	$33,055	    5.0%

As of December 31, 1998:
------------------------
Total Capital
    (to Risk Weighted Assets)	    $59,336   	17.0%    	$27,920   	8.0%    	$34,900  	 10.0%
Tier I Capital
    (to Risk Weighted Assets)	    $55,594   	15.9%	    $13,960   	4.0%	    $20,940	    6.0%
Tier I Capital
    (to Average Assets)	          $55,594    	9.7%	    $23,032   	4.0%    	$28,790	    5.0%


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


18.	Condensed Financial Information - Parent Company Only

                        CONDENSED BALANCE SHEETS
                       DECEMBER 31, 1999 AND 1998
(In Thousands)                                   	1999	       1998
                                                --------     --------

Assets:
	Cash	                                          $    25	    $   124
	Securities available for sale                     	654      	1,513
	Subsidiary investments:
	    Sun Bank	                                   53,915	     63,644
	    Pennsylvania SUN Life Insurance Company        393	        308
	Investment in limited partnerships	                 -       	1,506
	Receivable from SUN Bank	                        1,019        	691
	Other assets                            	           12  	       22
                                                --------    --------
      Total assets                        		    $56,018   	 $67,808
                                                ========    ========

Liabilities,
	Accounts payable                          	    $     5    	$     7
                                                --------    --------

Shareholders' Equity:
	Common stock	                                   81,520	     72,913
	Retained earnings (deficit)	                   (10,498)    	(4,949)
	Accumulated other comprehensive income (loss) 	(10,667)     	2,016
	Treasury stock	                                 (4,342)    	(2,179)
                                               ---------    --------
		Total shareholders' equity	                    56,013     	67,801
                                               ---------    --------
		Total liabilities and shareholders' equity   	$56,018    	$67,808
			                                            =========    ========

                       CONDENSED STATEMENTS OF INCOME
              Years Ended December 31, 1999, 1998, and 1997

(In Thousands)	                                   1999       	1998	     1997
                                                 -------     -------   -------
Income:
	Dividends from Sun Bank                        	$5,714	     $5,545	   $4,772
	Net security gains                                	198        	226      	226
	Interest and other income                          	26	         49       	90
                                                 -------     -------   -------
          Total income                           	5,938      	5,820    	5,088
                                                 -------     -------   -------
Expenses:
	Stationery and printing                            	23	         20       	18
	Professial fees                                     87         	46	      101
	Other expenses                                    	143        	104      	104
	Loss from investment in limited partnerships	       29	        171	      134
                                                 -------     -------   -------
          Total expenses                           	282        	341	      357
                                                 -------     -------   -------
Income before income taxes and equity in
   undistributed earnings of subsidiaries        	5,656      	5,479    	4,731
Income tax benefit	                                (281)	      (294)	    (256)
                                                 -------     -------   -------
Income before equity in undistributed
	earnings of subsidiaries	                        5,937     	 5,773    	4,987

Equity in undistributed earnings of subsidiaries	 2,818	      2,953	    2,814
                                                 -------     -------   -------
        		Net income                            	$8,755     	$8,726  	 $7,801
                                                 =======     =======   =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                      CONDENSED STATEMENTS OF CASH FLOWS
                 Years Ended December 31, 1999, 1998, and 1997

(In Thousands)                                    	1999       1998 	    1997
                                                  -------    -------   -------
Cash flows from operating activities:
	Net income	                                      $8,755	    $8,726   	$7,801
			Adjustments to reconcile net income to net
		   cash provided by operating activities:
     		Equity in undistributed earnings of
         subsidiaries                             (2,818)   	(2,953)  	(2,814)
    			Loss from investment in limited
         partnerships	                                29       	171      	134
    			Realized net security gains	                 (198)	     (226)    	(226)
    			Increase in other assets	                    (176)      	(87)	    (370)
    			Decrease in liabilities	                       (2)	       (2)	      -
                                                  -------    -------   -------
	      			Net cash provided by operating
            activities                            	5,590      5,629    	4,525
                                                  -------    -------   -------
Cash flows from investing activities:
	Proceeds from transfer of investment in limited
		partnerships to SUN Bank	                        1,488        	-       	 -
	Proceeds from sales of securities                  	833	       804	      387
	Purchases of available for sale securities	        (110)	     (908)	    (340)
	Purchases of investment in limited partnerships	     -         	-	      (844)
                                                  -------    -------   -------
				       Net cash provided by (used in)
             investing activities                  2,211      	(104)    	(797)
                                                  -------    -------   -------
Cash flows from financing activities:
	Cash dividends                                  	(6,135)   	(5,369)  	(4,217)
	Purchase of treasury stock                      	(2,163)     	(770)      	-
 Proceeds from sale of stock for employee
  benefit program	                                   398       	627	      596
                                                  -------    -------   -------
         			Net cash used in financing activities	(7,900)	   (5,512)  	(3,621)
                                                  -------    -------   -------
Net increase (decrease) in cash and cash
 equivalents	                                        (99)       	13	      107

Cash and cash equivalents at beginning of year	      124       	111	        4
                                                  -------    -------   -------
Cash and cash equivalents at end of year         	$   25    	$  124   	$  111
	                                                 =======    =======   =======

No interest or income taxes were paid by the parent company during 1999, 1998, or 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


19.  Consolidated Quarterly Financial Data (Unaudited)

(Dollars in Thousands, Except Per Share Data)

1999		                                 1st Qtr. 	2nd Qtr. 	3rd Qtr. 	4th Qtr.	   Total
                                       --------  --------  --------  --------   --------

	Interest income	                      $11,218	  $11,474  	$11,991	  $12,771    $47,454
	Interest expense	                      (6,061)  	(6,265)  	(6,629)	  (7,275)   (26,230)
                                       --------  --------  --------  --------   --------
	Net interest income	                    5,157    	5,209    	5,362    	5,496  	  21,224
	Provision for possible loan losses	      (450)	    (450)    	(450)    	(575)   	(1,925)
	Net security gains	                       592	      427	      517	      426	     1,962
	Other operating income                   	704      	752	      758	      784	     2,998
	Other operating expenses	              (2,880)  	(2,903)  	(3,116)  	(3,180)   (12,079)
                                       --------  --------  --------  --------   --------

	Income before income taxes             	3,123    	3,035	    3,071    	2,951     12,180
	Income tax provision                    	(880)    	(814)	    (820)    	(911)	   (3,425)
                                       --------  --------  --------  --------   --------

	Net income	                           $ 2,243   $ 2,221	  $ 2,251	  $ 2,040    $ 8,755
                                       ========  ========  ========  ========   ========

	Net income per share - Basic         	$   .32  	$   .33  	$   .33  	$   .30	   $  1.28
                                       ========  ========  ========  ========   ========

	Net income per share - Diluted       	$   .32  	$   .33  	$   .33   $   .30    $  1.28
                                       ========  ========  ========  ========   ========

1998	                                		1st Qtr. 	2nd Qtr. 	3rd Qtr. 	4th Qtr.	   Total
                                       --------  --------  --------  --------   --------

	Interest income                      	$ 9,959	  $10,613	  $10,870	  $11,235    $42,677
	Interest expense	                      (4,961)  	(5,616)  	(5,833)  	(6,057)   (22,467)
                                       --------  --------  --------  --------   --------
	Net interest income                    	4,998    	4,997    	5,037    	5,178	    20,210
	Provision for possible loan losses	      (300)    	(300)    	(300)    	(300)   	(1,200)
	Net security gains                       	310	      419	      256	      418	     1,403
	Other operating income	                   569	      574	      675      	869     	2,687
	Other operating expenses	              (2,845)   (2,801)   (2,800)  	(2,849)  	(11,295)
                                       --------  --------  --------  --------   --------

	Income before income taxes	             2,732    	2,889    	2,868    	3,316    	11,805
	Income tax provision                    	(689)    	(750)    	(744)	    (896)   	(3,079)
                                       --------  --------  --------  --------   --------

	Net income                           	$ 2,043  	$ 2,139   $ 2,124  	$ 2,420  	 $ 8,726
                                       ========  ========  ========  ========   ========

	Net income per share - Basic         	$   .30  	$   .31  	$   .31  	$   .35	   $  1.27
                                       ========  ========  ========  ========   ========

	Net income per share - Diluted	       $   .30  	$   .30  	$   .31  	$   .35    $  1.26
                                       ========  ========  ========  ========   ========


20.	Subsequent Event
 	On January 27, 2000, the Board of Directors declared a cash dividend of $0.24 per common share payable on March 10, 2000 to shareholders of record on
February 25, 2000.

INDEPENDENT AUDITORS' REPORT



PARENTE RANDOLPH                                            The Power of Ideas







To the Shareholders and Board of Directors of SUN BANCORP, INC:

We have audited the accompanying consolidated balance sheets of SUN BANCORP, INC. and subsidiaries (SUN) as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of SUN's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SUN BANCORP, INC. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.




/s/ Parente Randolph, PC








Williamsport, Pennsylvania
February 11, 2000

FIVE YEAR FINANCIAL HIGHLIGHTS


                            Five Year Financial Highlights
                                Selected Financial Data

   	                           					   	1999     	1998	     1997	     1996	     1995
                                      --------- --------- --------- --------- ---------
Balance Sheet Data (In Thousands)
------------------
Assets   	                            $710,921 	$623,577 	$510,728 	$367,390 	$319,626
Deposits                              	400,121  	363,886  	327,018   205,619  	196,592
Loans                                 	377,485  	326,928  	310,300 	 213,225  	199,444
Securities available for sale         	282,616  	254,780	  165,284	  136,538  	107,125
Shareholders' equity                   	56,013   	67,801   	65,613   	38,866   	36,020
Average equity	                         63,537   	67,063   	51,470	   36,886   	32,025
Average assets                       	 661,099 	 575,797  	440,181  	344,473  	309,623

Earnings Data (In Thousands)
-------------
Interest income                      	$ 47,454 	$ 42,677 	$ 33,653 	$ 27,199 	$ 24,439
Interest expense                       	26,230	   22,467   	16,619   	13,689   	12,087
Net interest income                    	21,224   	20,210   	17,034	   13,510   	12,352
Provision for possible loan losses   	   1,925    	1,200    	1,175      	650     	 360
Net interest income after provision
  for	possible loan losses             	19,299	   19,010   	15,859	   12,860   	11,992
Net security gains                      	1,962    	1,403    	1,779	      358      	130
Other operating income                  	2,998    	2,687    	2,046    	1,606     1,666
Other operating expenses	               12,079   	11,295    	9,373    	6,228    	5,984
Income before income tax provision	     12,180    11,805   	10,311    	8,596     7,804
Income tax provision                    	3,425	    3,079    	2,510    	2,197    	2,154
Net income	                              8,755    	8,726    	7,801    	6,399	    5,650
Dividends paid	                          6,135   	 5,369    	4,217    	3,134    	2,317

Ratios
------
Return on average assets                 	1.32%	    1.51%    	1.77%    	1.86%    	1.83%
Return on average assets
  (excluding goodwill)                   	1.46%    	1.68%    	1.92%    	1.86%   	 1.83%
Return on average equity                	13.78%   	13.01%   	15.16%   	17.35%  	 17.64%
Return on average equity
  (excluding goodwill)      	            17.70%   	16.78%	   17.77%   	17.35%   	17.64%
Equity to assets (year end)              	7.88%	   10.87%	   12.85%   	10.58%   	11.27%
Loans to deposits (year end)   	         94.34%   	89.84%   	94.89%  	103.70% 	 101.45%
Loans to assets (year end)	              53.10%   	52.43%   	60.76%	   58.04%   	62.40%
Dividend payout (percentage of
  net income)                           	70.07%   	61.53%   	54.06%   	48.98%   	41.01%

Per Share Data
--------------
Net income per share - Basic         	 $  1.28   $  1.27  	$  1.23  	$  1.09   $   .97
Net income per share - Diluted        	$  1.28  	$  1.26  	$  1.22  	$  1.08  	$   .97
Net income per share - Basic
  (exclusive of goodwill amortization) $  1.40  	$  1.38  	$  1.29  	$  1.09  	$   .97
Cash dividends per share              	$   .90  	$   .78  	$   .65  	$   .53  	$   .42
Book value per share   	               $  8.25  	$  9.89  	$  9.60  	$  6.64  	$  6.17
Book value per share
  (excluding goodwill)               	 $  6.86  	$  8.40  	$  8.00  	$  6.64  	$  6.17
Average shares outstanding - Basic  	6,813,956	6,856,955	6,348,379	5,873,069	5,823,943
Average shares outstanding - Diluted	6,860,114	6,923,366	6,415,596	5,930,306	5,835,856
Approximate number of shareholders      	2,105    	1,977    	1,757   	 1,518	    1,337

MANAGEMENT'S DISCUSSION AND ANALYSIS


 	The following is management's discussion and analysis of the significant changes in the results of operations, capital resources, and liquidity presented in its accompanying consolidated financial statements for SUN Bancorp, Inc.
(SUN), a bank holding company, and its wholly-owned subsidiaries, Sun Bank and Pennsylvania SUN Life Insurance Company. SUN's consolidated financial condition and results of operations consist almost entirely of the bank's financial condition and results of operations. Current performance does not guarantee or assure similar performance in the future, and may not be indicative of future results.

BACKGROUND

		SUN is a bank holding company whose principal subsidiary is Sun Bank.
Sun Bank, trading as Snyder County Trust Company, Central Pennsylvania Bank,
Bucktail Bank and Trust Company, and Watsontown Bank, operates fifteen branch banking offices and one trust services office in its principal market of
Snyder, Union, Northumberland, Lycoming, Cameron, and Elk counties.  SUN also owns a captive insurance company, Pennsylvania SUN Life Insurance Company, which provides credit life and disability insurance to Sun Bank's credit customers.
SUN is a limited partner in two partnerships which were formed for the purpose of building, owning, and operating affordable elderly apartment complexes in
SUN's market area.  At December 31, 1999, SUN had 197 full time equivalent employees.

ANALYSIS OF RESULTS OF OPERATIONS

Summary
 	SUN achieved record earnings for the year ended December 31, 1999. Net income reached $8,755,000 in 1999, representing a $29,000 increase over the $8,726,000 recorded in 1998. Basic earnings per share also reached record levels at $1.28 compared to the $1.27 earned in 1998. This earnings performance is further reflected through a solid 1.32% return on average assets and a 13.78% return on average equity. In 1998, these ratios were 1.51% and 13.01%.

Net Interest Income
 	Profitability for banks is primarily determined by its net interest income, which is the difference between the income earned on earning assets and the interest paid on interest-bearing liabilities, such as deposits and borrowed funds.  Net interest income is also measured as a percentage of earning assets, known as net interest margin.
 	SUN's net interest income for 1999 increased $1,014,000 or 5.02% to
$21,224,000 from $20,210,000 in 1998.  On a tax equivalent basis, the net interest margin spread decreased from 4.01% in 1998 to 3.57% in 1999.  Interest income increased $4,777,000 or 11.19% to $47,454,000 in 1999 from $42,677,000 in
1998.  Interest expense increased $3,763,000 or 16.75% to $26,230,000 in 1999 from  $22,467,000 in 1998.  Interest on deposits and interest on borrowed funds represented an increase of $3,627,000, while interest on short-term borrowings increased $136,000.  In 1998, interest income rose $9,024,000 or 26.81% as interest expense increased $5,848,000 or 35.19%.  Increases in average balance of loans and investments in both taxable and tax exempt securities accounted for most of the increase in interest income.  Growth in average balance of time deposits and other borrowed funds accounted for most of the increase in interest expense in 1998.
 	Interest on deposits in 1999 rose $975,000 or 7.01% as the average rate on deposits decreased by 15 basis points while average deposits increased 10.82%.
This increase was mainly attributable to an increase in deposit levels throughout 1999.  The average rate on short-term borrowings increased as the rate on other borrowed funds decreased slightly from 1998 to 1999.  The overall rate on interest-bearing liabilities decreased seven basis points to 4.73% in
1999 from 4.80% in 1998.  Interest on deposits in 1998 rose $3,725,000 or 36.59%
as the average rate on deposits increased.  This increase in average rate was mainly attributable to the higher rates on time deposits.  The average rate on short-term borrowings fell in 1998 from 1997.  The overall rate on interest-
bearing liabilities increased ten basis points to 4.80% in 1998 from 4.70% in
1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS


Balance Sheet
 	Average assets grew $85,302,000 or 14.81% to $661,099,000 in 1999 from
$575,797,000 in 1998.  Average loans grew $33,896,000 or 10.68%, with the rate earned on loans decreasing 57 basis points from 9.14% in 1998 to 8.57% in 1999.
Average taxable investments increased $72,888,000 or 43.13% to $241,875,000 in
1999 from $168,987,000 in 1998 with the rate earned increasing 23 basis points to 6.47% in 1999.  Tax exempt securities decreased by $14,493,000 or 32.00%
while the tax equivalent yield remained relatively the same at 8.94%.  Total noninterest-earning assets increased $1,563,000 as cash levels were increased in anticipation of Y2K demands.
 	SUN's average assets grew $135,616,000 or 30.81% to $575,797,000 in 1998 from
$440,181,000 in 1997. Average loans grew $50,709,000 or 19.02%, with the rate on loans remaining constant from 9.17% in 1997 to 9.14% in 1998. Average taxable investments increased $70,192,000 or 71.05% to $168,987,000 in 1998 with the rate earned dropping 24 basis points to 6.24% in 1998. Tax exempt investments remained stable in 1998 with an average balance of $45,295,000 and rate of 8.98%.  The yield on total earning assets decreased 28 basis points to
8.14% in 1998 from 8.42% in 1997. Total noninterest-earning assets rose
$9,896,000 due primarily to a 55.40% increase in cash and due from banks and a
54.99% increase in accrued interest and other assets in 1998.
 	Average interest-bearing liabilities rose $86,975,000 or 18.56% from
$468,545,000 in 1998 to $555,520,000 in 1999.  Total average interest-bearing deposits grew $33,625,000 or 10.82%.  NOW's and Insured Money Market Accounts
grew $22,207,000 to $95,215,000 in 1999 from $73,008,000 in 1998.  The majority of the growth in NOW accounts was the result of attracting increased levels of government funds.  Average time deposits increased $9,489,000 to $203,356,000 in
1999. Short term borrowings increased $2,402,000 to $20,408,000 in 1999.
Average other borrowed funds increased $50,948,000 to $190,692,000 in 1999 from
$139,744,000 in 1998.  During 1999, additional term borrowings were made to take advantage of special rates offered by the Federal Home Loan Bank of Pittsburgh
(FHLB).  Average noninterest bearing demand deposits increased by $1,603,000 or 4.38%.
	 In 1998, SUN's average interest-bearing liabilities rose $114,869,000 or
32.48% from $353,676,000 in 1997 to $468,545,000 in 1998.  Total average interest-bearing deposits grew $72,870,000 or 30.63%.  NOW's and Insured Money
Market Accounts grew $22,822,000 to $73,008,000 in 1998 from $50,186,000 in
1997.  Savings deposits increased $6,944,000 to $43,920,000 in 1998 from
$36,976,000 in 1997.  Time deposits increased by $43,104,000 to $193,867,000 in
1998 from $150,763,000 in 1997.  Short-term borrowings decreased $1,673,000 to
$18,006,000 in 1998 from $19,679,000 in 1997.  Other borrowed funds increased
$43,672,000 in 1998 from $96,072,000 in 1997 to $139,744,000 due to the decrease in short-term borrowings and additional usage of wholesale funding through the
FHLB.  Average demand deposits rose $6,810,000 or 22.83%.

MANAGEMENT'S DISCUSSION AND ANALYSIS


AVERAGE BALANCE AND NET INTEREST INCOME ANALYSIS
 	The table below presents an analysis of the composition of average daily balances and net interest income on a fully taxable equivalent basis.

(In Thousands)	                                  1999	                            1998                             	1997
                                    ---------------------------     -----------------------------    -----------------------------
	                                    Average		                      	Average             			          Average
	                                    Balance 	 Interest  	Rate	      Balance	   Interest	   Rate      Balance     Interest	  Rate
                                    ---------  --------  ------     ---------   --------   ------    ---------    --------   -----
ASSETS
Interest-earning assets:
	Interest-bearing deposits        	 $  3,101  	$   156   	5.03%   	 $ 11,653   	$    617	   5.29%	   $  6,282 	   $    271   4.31%
	Loans (net of unearned
		income) (1) (2)	                   351,181   	30,097   	8.57	      317,285      28,953	   9.13      266,576      	24,439	  9.17
Investments:
		Taxable                           	241,875   	15,640   	6.47	      168,987  	   10,542   	6.24	      98,795	       6,402	  6.48
		Tax exempt (2)                     	30,802   	 2,755   	8.94	       45,295       4,068    8.98     	 45,847	       4,044	  8.82
                                    ---------  -------    -----     ---------   --------    -----    ---------    --------   -----

Total interest-earning assets       	626,959   	48,648   	7.76      	543,220    	 44,180    8.13 	    417,500       	35,156	 8.42
                                               -------    -----                 --------    -----                 ---------  -----

Noninterest-earning assets:
	Cash and due from banks             	11,291		                       	10,973                        			 7,061
	Bank premises
		& equipment	                         9,502		                        	8,939                      			   8,740
	Goodwill	                             9,795                       			10,554                         		 5,644
	Accrued interest and
		other assets	                        7,285                        			5,855			                         4,943
	Less: 	Allowance for
		 		     loan losses	                (3,592) 	                      	(3,388) 	                        (3,014)
				    Unamortized
					     loan fees                    	(141)	                        		(356)	         	                 (693)
                                    ---------                       ---------                        ---------

Total assets                       	$661,099	                     		$575,797			                      $440,181
                                    =========                       =========                        =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
	NOW Accounts	                      $ 73,240     2,118   	2.89%    	$ 51,628	    1,226	   2.37%   	  $ 35,162      	 708    2.01%
	Insured Money Market
		Accounts                           	21,975      	788	   3.58	       21,380    	   775    3.62     	  15,024	       593	   3.95
	Savings deposits                    	45,849      	915   	2.00       	43,920      	 986	   2.24     	  36,976 	      858	   2.32
	Time deposits	                      203,356   	11,059   	5.46	      193,867     10,918	   5.63   	   150,763 	    8,021    5.32
	Short-term borrowings	               20,408	      843	   4.13	       18,006     	  707	   3.93        19,679 	      907	   4.61
	Other borrowed funds	               190,692   	10,507   	5.51      	139,744    	 7,855	   5.62	       96,072 	    5,532    5.76
                                    ---------  -------    -----     ---------    -------   -----     --------     -------   -----

Total interest-bearing
	liabilities	                        555,520   	26,230   	4.73	      468,545     22,467	   4.80	      353,676     16,619    4.70
                                               -------    -----                 --------   -----                 --------   -----
Noninterest-bearing liabilities
	and shareholders' equity:
	Demand deposits	                     38,243                       			36,640                           29,830
	Accrued interest and
		other liabilities	                   3,799                        			3,549			                         5,205
	Shareholders' equity	                63,537                      			 67,063          		         	     51,470
	                                   ---------                       ---------                        ---------

Total liabilities and
	shareholders' equity	              $661,099		                     	$575,797	                        $440,181
                                    =========                       =========                        =========

Interest rate spread			                                   3.03%  	                         3.33%                            3.72%
                                                          =====                            =====                            =====

Net interest income/margin		                   $22,418   	3.57%		               $21,713   	4.00%                 $18,537	   4.44%
                                               =======    =====                 =======    =====                 =======    =====

(1)	Average loan balances include non-accrual loans and interest income includes fees on loans.
(2)	Yields on tax exempt loans and investments have been adjusted to a fully
    taxable equivalent basis using the federal income	tax rate of 35%.

MANAGEMENT'S DISCUSSION AND ANALYSIS


VOLUME AND RATE ANALYSIS

 	Changes in interest income and interest expense can result from variances in both volume and rates.  The following table shows an analysis of the effect of volume and rate variances on taxable equivalent interest income, interest expense, and net interest income.

(In Thousands)                     	1999 Compared to 1998	          1998 Compared to 1997
	                                    Increase (Decrease)	            Increase (Decrease)
                                 -----------------------------   --------------------------
                                	 Volume    	Rate      	Net      	Volume   	Rate	     Net
                                 -------   --------   --------   --------  ------   -------
Interest earned on:
	Interest-bearing deposits      	$ (453)  	$    (8)	  $  (461)	   $  231	  $ 115   	$  346
	Loans	                           3,092    	(2,001)    	1,091     	4,656	   (142)	   4,514
	Investments:
			Taxable	                       4,544	       547	     5,091     	4,548    (408)    4,140
			Tax exempt                   	(1,302)      	(11)   	(1,313)      	(49)     73    	   24
                                 -------   --------   --------    -------  ------   -------

		Total interest-earning assets	  5,881    	(1,473)    	4,408     	9,386   	(362)	   9,024
                                 -------   --------   --------    -------  ------   -------

Interest paid on:
	NOW Accounts	                      510       	382       	892       	330	    188	      518
	Insured Money Market Accounts      	20        	(7)	       13       	252     (70)    	 182
	Savings deposits                   	41	      (112)     	 (71)	      161     (33)   	  128
	Time deposits                     	531      	(390)      	141     	2,293     604     2,897
	Short-term borrowings	              95        	41	       136       	(77)   (123)    	(200)
	Other borrowed funds            	2,862      	(210)    	2,652     	2,517   	(194)	   2,323
                                 -------   --------   --------    -------  ------   -------

		Total interest-bearing
     liabilities                 	4,059     	 (296)    	3,763     	5,476   	 372	    5,848
                                 -------   --------   --------    -------  ------   -------

Net interest income             	$1,822	   $(1,177)  	$   645    	$3,910  	$(734)	  $3,176
                                 =======   ========   ========    =======  ======   =======

 	Income on tax exempt loans and investments have been adjusted to a fully taxable equivalent basis using the federal income tax rate of 35%.
	 The change in interest income and interest expense attributable to the combined impact of both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS


ANALYSIS OF CHANGES IN INCOME AND EXPENSE
 	The table below presents an analysis of the comparative changes in income and expense relating to the consolidated income statements for the periods indicated.  The table also reflects the changes in average volume of assets and liabilities as it relates to income and expense.  The tax exempt income is not shown on a tax equivalent basis.

(In Thousands)	                        1999 Compared to 1998              	1998 Compared to 1997
                                ------------------------------------  -------------------------------------
	                                Average	 Volumes  	 Income/Expense	   Average 	Volumes	    Income/Expense
	                               $ Change	% Change	 $ Change	% Change 	$ Change	% Change	  $ Change	% Change
                                -------- --------  -------- --------  -------- --------   -------- --------
Loans, net                     	$33,896	  10.68%  	$1,015    	3.52% 	 $ 50,709  	19.02% 	 $4,514 	  18.47%
Investment securities 	          58,395	  27.25	    4,223   	31.91     	69,640   48.15    	4,164	   39.86
Interest-bearing deposits	       (8,552)	(73.39)	    (461)  	74.72      	5,371   85.50    	  346   127.68
                                -------- -------   -------  -------   --------  -------   ------   -------
		Total interest-
		earning assets               	$83,739  	15.42%  	$4,777   	11.19% 	 $125,720  	30.11%  	$9,024	   25.67%
                                ======== =======   =======  =======   ========  =======   ======   =======

NOW Accounts                   	$21,612	  41.86%  	$  892  	72.76%   	$ 16,466   46.83%	  $  518  	 73.16%
Insured Money Market
	Accounts	                          595   	2.78       	13	   1.68       	6,356  	42.31	      182	   30.69
Savings deposits                 	1,929   	4.39      	(71)	  7.20       	6,944   18.78    	  128	   14.92
Time deposits	                    9,489	   4.89	      141	   1.29      	43,104   28.59    	2,897    36.12
Short-term borrowings	            2,402  	13.34      	136	  19.24      	(1,673)	 (8.50)	    (200)	 (22.05)
Other borrowed funds            	50,948  	36.46    	2,652  	33.76      	43,672  	45.46	    2,323	   41.99
                                -------- -------   ------- -------    --------- -------   -------  -------

		Total interest
				bearing liabilities        	$86,975  	18.56%  	$3,763  	16.75%   	$114,869  	32.48%	  $5,848	   35.19%
                                ======== =======   ======= =======    ========= =======   =======  =======

Net interest income                             			$1,014   	5.02%   			                  $3,176	   18.65%
Provision for possible loan
  losses	                                             725	  60.42                            	25	    2.12
                                                   -------  ------                        -------  -------
Net interest income after
  provision for	possible loan
  losses                                            	 289   	1.52	                         3,151	   19.87
                                                   -------  ------                        -------  -------
Service charges on deposit
  accounts	                                            62   	5.39                           	215    22.97
Trust income	                                         105  	17.02                            185	   42.82
Net securities gains	                                 559  	39.84                           (376)  (21.14)
Income from insurance subsidiary	                      53	  31.18                             19	   12.58
Other income	                                          91  	12.15                	           222	   42.13
                                                   ------- -------                        -------  -------

		Total other operating income                       	870  	21.27	                           265  	  6.93
                                                   ------- -------                        -------  -------

Salaries and employee benefits                       	518   	9.11                          	 903    18.88
Net occupancy and equipment expenses	                 110   	6.96                          	 363	   29.80
Pennsylvania shares tax                               	68  	14.02	                           105  	 27.63
Amortization of goodwill                              	-     	-                        	     377	   99.74
Expenses of insurance subsidiary	                     (57)	(30.65)                           	23 	  14.11
Other expenses	                                       145 	  5.57                    	       151	    6.16
                                                   ------- -------                        -------  -------

Total other operating expenses                       	784	   6.94	                         1,922  	 20.51
                                                   ------- -------                        -------  -------

Income before income tax provision                   	375    3.18                         	1,494	   14.49
Income tax provision                                 	346  	11.24                	           569	   22.67
                                                   ------- -------                        -------  -------

Net income	                                        $   29    	.33%                       	$  925    11.86%
                                                   ======= =======                        =======  =======


MANAGEMENT'S DISCUSSION AND ANALYSIS


OTHER OPERATING INCOME
	 SUN's total other operating income increased $870,000 or 21.27% in 1999. Service charges on deposit accounts increased to $1,213,000. The increase was due primarily to increased fee income from transaction accounts and increased
ATM usage. Trust income increased $105,000 to $722,000 as trust accounts and balances continue to show growth. Net security gains increased $559,000 to $1,962,000. Other income, mainly comprised of non-yield related loan fees and other miscellaneous income, increased $91,000 or 12.15%. The increase is mainly the result of a change in the method of recognizing amortization of SUN's investment in limited partnerships for two affordable elderly housing projects, resulting in an increase of $142,000 over 1998. This accounting change was not deemed to be significant as it relates to SUN's overall financial statements.
In addition, gains on sale of loans increased $74,000 while gains on sale of other real estate owned decreased $58,000 from 1998. The remaining change is the result of decreased miscellaneous income and a reduction in non-yield related loan fees.
	 In 1998, SUN's total other operating income increased $265,000 or 6.93%. Service charges on deposit accounts increased to $1,151,000. The increase was due primarily to transaction accounts acquired through the Bucktail acquisition and an increase in ATM usage. Trust income increased $185,000 to $617,000, due primarily to the addition of trust accounts from Bucktail along with an increase in trust accounts and balances. Net security gains decreased $376,000 to $1,403,000. Other income, mainly comprised of non-yield related loan fees and other miscellaneous income, increased $222,000 or 42.13% with $154,000 of the increase resulting from gains on sale of loans, while gains on sale of other real estate owned increased $93,000.
 	The table below illustrates the changes in other operating income for the years ended December 31, 1999, 1998, and 1997.

(In Thousands)	                         1999 	 % Change   	1998	  % Change    1997
                                       ------  --------   ------  --------   ------

Service charges on deposit accounts   	$1,213   	5.39%   	$1,151  	22.97%   	$  936
Trust income	                             722   17.02       	617  	42.82	       432
Net securities gains	                   1,962	  39.84     	1,403 	(21.14)    	1,779
Income from insurance subsidiary         	223  	31.18       	170	  12.58       	151
Other income	                             840  	12.15	       749	  42.13	       527
                                       ------   ------    ------  -------    ------

	 Total other operating income        	$4,960  	21.27%	   $4,090   	6.93%	   $3,825
                                       ======   ======    ======  =======    ======

OTHER OPERATING EXPENSES
 	SUN's total other operating expenses increased $784,000 or 6.94% to
$12,079,000 in 1999.  Increases in salaries and employee benefits, and furniture and equipment expenses were reflective of SUN's opening of two branch locations and SUN's continued emphasis on expanding SUN's market area.  At
December 31, 1999, SUN had 197 full-time equivalent employees, representing an increase of nine employees from 1998.  Also, the increase in salaries and employee benefits was the direct result of SUN's decreased indirect consumer lending which caused the amount of wages capitalized to comply with Statement of
Financial Accounting Standards No. 91 to decrease $181,000 from 1998.
Pennsylvania shares tax increased $68,000 as a continued result of the Bucktail acquisition.  Amortization of goodwill remained constant at $755,000 for 1999.
The amortization is the result of goodwill related to the acquisition of
Bucktail.  Expenses of the insurance subsidiary decreased $57,000 to $129,000 for 1999.  This reduction of expense was due to a decrease in the required claim reserves, which offset claims incurred during the year.  Other expenses increased $145,000 in 1999 due to increases in general operating expenses such as marketing, insurance, supplies and postage.
  	SUN's total other operating expenses rose $1,922,000 or 20.51% to $11,295,000 in 1998.  Increases in salaries and employee benefits, net occupancy expense, and furniture and equipment expense were reflective of increased operating costs associated with the addition of seven former Bucktail locations.  At
December 31, 1998, SUN had 188 full-time equivalent employees, which represents an increase of three employees from 1997.  Pennsylvania shares tax increased by
$105,000 as a direct result of the Bucktail acquisition.  Amortization of goodwill increased $377,000 to $755,000 in 1998.  The amortization is the result of goodwill related to the acquisition of Bucktail.  Expenses of the insurance subsidiary remained relatively unchanged at $186,000.  Other expenses rose
$151,000 in 1998 due to increases in general operating expenses such as marketing, insurance, supplies, and postage due to the addition of seven branch offices and one administrative office of the former Bucktail.
		The table below illustrates the changes in other operating expenses for the years ended December 31, 1999, 1998, and 1997.


(In Thousands)	                          1999 	% Change	   1998	  % Change	   1997
                                       ------- --------  -------  --------   ------

Salaries and employee benefits	        $ 6,204  	9.11%  	$ 5,686  	18.88%   	$4,783
Net occupancy expenses	                    653 	(7.90)      	709  	24.39       	570
Furniture and equipment expenses	        1,038	 19.04       	872	  34.57       	648
Pennsylvania shares tax	                   553	 14.02	       485	  27.63       	380
Amortization of goodwill                  	755   	-         	755	  99.74      	 378
Expenses of insurance subsidiary	          129	(30.65)      	186	  14.11	       163
Other expenses	                          2,747  	5.57     	2,602   	6.16     	2,451
                                       ------- -------   -------   ------    ------

	 Total other operating expenses      	$12,079 	 6.94%  	$11,295  	20.51%   	$9,373
                                       ======= =======   =======   ======    ======

MANAGEMENT'S DISCUSSION AND ANALYSIS


INVESTMENT PORTFOLIO
 	SUN's total portfolio is classified as available for sale, which means it is reported at fair value with unrealized gains or losses, net of taxes, excluded from earnings and reported as accumulated other comprehensive income (loss)
within shareholders' equity.  SUN had net unrealized losses on investment securities of $16,161,000 at December 31, 1999, and net unrealized gains of
$3,056,000 at December 31, 1998.  The majority of SUN's portfolio is comprised of fixed-rate mortgage-backed securities that have monthly principal and interest paydowns.  There are no single-issuer concentrations in municipal securities.

 	The following table shows the actual maturity distribution of investment securities, including mortgage-backed securities at their contractual maturities, at December 31, 1999.

(In Thousands)                 	Within	     After One But   	After Five But   	    After
                              	One Year	  Within Five Years	Within Ten Years     Ten Years 	        Total
                            ------------- ----------------- ---------------- ---------------  ---------------
                           	Amort-       		Amort-	         	Amort-           Amort-            Amort-
                            	ized	         	ized	           	ized	           	ized		            ized
                            	Cost  	Yield  	Cost	   Yield	   Cost   	Yield  	 Cost	    Yield	   Cost 	  Yield
                            ------ ------  ------  ------  -------  ------  --------  ------  --------  -----
Obligations
	of U.S. government
	agencies                  	 $393  	6.45%	 $2,273	  7.29% 	$45,634  	6.68% 	$208,305  	6.84%	 $256,605	 6.81%
Obligations of
     states and political
     subdivisions (1)	         15	 13.85      	60	 13.85	       15 	13.85   	 20,959	  8.35	    21,049  8.37
Corporate	                     -	    -	        -    	-         	-	    -	         500  	9.00  	     500	 9.00
                             ----  ------  ------  ------  -------  ------  --------   -----  --------  -----

		Total                     	$408	  6.72%	 $2,333  	7.46% 	$45,649  	6.68%	 $229,764   6.96%  	278,154	 6.93
                             ====  ======  ======  ======  =======  ======  ========   =====            -----

Equity securities (2)                                									                                  20,623
                                                                                              --------

Total investment securities                            					                                  $298,777	 6.45%
                                                                                              ========  =====

(1) The federal income tax rate of 35% was used to adjust the income to a taxable equivalent basis.
(2) Equity securities have no stated maturity and the related dividend income has no stated rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS


LOAN PORTFOLIO
 	Total loans, gross, increased $49,340,000 or 14.71% from $333,465,000 in 1998 to $382,805,000 in 1999.  The real estate mortgage portfolio decreased
$13,716,000 or 7.12%, while commercial and industrial loans increased
$61,370,000 or 116.18%, and individual loans increased $1,912,000 or 2.29% from
1998 to 1999.  In 1999, SUN experienced a change in demand for real estate and consumer loans.  SUN shifted its efforts to offering fixed and variable commercial loan products to fulfill the needs of local businesses.  These efforts resulted from the hiring of several experienced commercial lenders and the development of improved underwriting standards for commercial loans.
In 1998, SUN's total loans increased $15,748,000 or 4.96% from $317,717,000 in
1997.
 	The loan portfolio is carefully analyzed on a routine basis to ensure the asset quality remains strong.  Real estate loans account for 47.59% of the portfolio and these loans are generally well-secured with minimal credit risk.
Lending activities are concentrated within SUN's market area; therefore, there are no foreign loans.  Also, SUN does not engage in lease financing.  Management believes the loan portfolio is adequately diversified and there are no concentrations exceeding 10% of total loans.
  	The following table identifies the composition of the loan portfolio, net of unearned income, unamortized discounts on purchased loans, deferred loan fees, and allowance for possible loan losses, for the five years ended
December 31, 1999.

(In Thousands)                       	1999	      1998	      1997	      1996	      1995
                                    ---------  ---------  ---------  ---------  ---------

Real estate - Mortgage	             $178,876  	$192,592  	$202,882  	$158,310   $144,746
Real estate - Construction	            3,318	     3,353	     3,632	     5,107	     4,729
Agricultural                          	1,059       	971	     1,157	       769        724
Commercial and industrial	           114,193    	52,823	    34,560    	24,554    	25,713
Individual	                           85,255    	83,343    	75,396  	  32,848   	 31,205
Other 	                                  104	       383	        90	       145        	60
Unearned income on loans               	(740)   	(1,666)	   (1,961)   	(5,357)   	(5,074)
Deferred loan fees	                     (215)     	(274)	     (533)     	(661)     	(468)
Unamortized net discount on
     purchased loans	                   (508)	   (1,270)   	(1,793)       	-	         -
Allowance for possible loan losses   	(3,857)   	(3,327)	   (3,130)	   (2,490)    (2,191)
                                    ---------  ---------  ---------  ---------  ---------

 	Total loans, net                 	$377,485   $326,928   $310,300  	$213,225   $199,444
                                    ========   =========  =========  =========  =========

  The following tables set forth the loan maturities and interest rate sensitivity of commercial and industrial, agricultural and other loans, and real estate - construction loans as of December 31, 1999. These tables represent gross loan balances.

(In Thousands)	                    Within    After One But    	After
                                 	One Year	Within Five Years	Five Years	   Total
                                  -------- ----------------- ----------  --------

Commercial and industrial,
	 agricultural, and other loans   	$59,134      	$21,624   	  $34,598   	$115,356
Real estate - Construction          	3,318           	-	           -       	3,318
                                   -------       -------      -------    --------

 	Total                           	$62,452	      $21,624     	$34,598   	$118,674
                                   =======       =======      =======    ========

	                                             Interest Rate Sensitivity
                                          -----------------------------------
                                          	Fixed     	Variable
                                           	Rate       	Rate 	         Total
                                          -------     --------       --------

Due within one year                     	 $13,257     	$49,195     	 $ 62,452
Due after one year                        	43,462      	12,760	        56,222
                                          -------      -------       --------

	 Total                                  	$56,719	     $61,955      	$118,674
                                          =======      =======       ========


MANAGEMENT'S DISCUSSION AND ANALYSIS


NONPERFORMING LOANS
 	Nonperforming loans include nonaccrual, past due, and restructured loans.
SUN's policy is to place a loan in nonaccrual status when management concludes the collection of interest income appears doubtful.  Interest on loans classified as nonaccrual is recognized as it is received.  Past due loans are loans which are contractually past due 90 days or more as to interest or principal payments and still accruing interest.  Restructured loans are those whose terms have been renegotiated to provide a reduction or deferral of interest and/or principal because of a deterioration in the financial position of the borrower.
 	At December 31, 1999, total nonperforming loans amounted to $3,300,000 or
 .86% of total gross loans.  Total loans, gross, grew $49,340,000 or 14.71% to
$382,805,000 in 1999.  Even though total loans have substantially increased, nonperforming loans have decreased $445,000 or 11.88% from $3,745,000 in 1998.
An integral part of our community bank philosophy is our ability to meet our customers' needs while maintaining prudent, yet flexible, lending practices.
 	The improved balance of nonperforming loans can be attributed to the work of the problem loan committee which meets monthly in order to monitor existing problem loans, attempt to identify other potential problem loans, design strategies for minimizing the amount of losses from the loan portfolio, and to ensure the allowance for possible loan losses is adequate.  The committee members include the Chief Executive Officer, Chief Operating Officer, Senior
Vice President in charge of lending, and other members of senior management.
Also in 1999, SUN engaged an independent consulting firm for a review of all loan relationships in excess of $250,000.  This review was performed to provide management with some degree of assurance its internal review process is complete and accurate.  A similar external loan review is planned for 2000.
 	The following table presents information on nonaccrual, past due, and restructured loans for the five years ended December 31, 1999.

(In Thousands)	                     1999    	1998    	1997     	1996	    1995
                                   ------   ------   ------    ------   ------

Nonaccrual loans	                 	$1,965  	$  635  	$1,110  	 $  236  	$   -
Loans past due 90 days or more	    	1,015    2,867   	2,988	    1,863   	1,989
Restructured loans                  		320     	243	     326	      153	     148
                                   ------   ------   ------    ------   ------

 	Total nonperforming loans	      	$3,300  	$3,745  	$4,424	   $2,252  	$2,137
                                   ======   ======   ======    ======   ======

	 The total nonperforming loans above included "impaired" loans of approximately
$2,517,000 at December 31, 1999 and $2,523,000 at December 31, 1998.  In
accordance with SFAS No. 114, a loan is considered impaired when, based on current information and events, it is probable all amounts due will not be collected according to the contractual terms of the loan agreement.  This category does not apply to large groups of smaller balance loans collectively evaluated for impairment, such as residential mortgage and consumer installment loans.

ALLOWANCE FOR POSSIBLE LOAN LOSSES
 	Losses on loans are charged against the allowance in the period in which they have been determined to be uncollectible.  Recoveries of loans previously charged off are credited to the allowance as they are received.
	 The allowance for possible loan losses is evaluated based on management's assessment of the losses inherent in the loan portfolio.  Factors used in this evaluation include historical data on losses by loan type, the composition of the loan portfolio, current economic conditions, and possible losses related to specific loans.  The monthly analysis of possible losses includes identifying loans where the internal credit rating is at or below a predetermined level and includes management's assumptions as to the ability of the borrowers to service the loans.  During this review,  it is decided when certain loans should be charged off and if additions to the allowance are necessary.
 	The allowance consists of two components, the specific allocation and the general allocation.  The specific allocation reflects expected losses resulting from the analysis of individual loans with internal credit ratings below a predetermined level.  The general allocation reflects management's evaluation of the other factors, such as historical losses and current economic conditions in the markets served by SUN.  The general allocation also includes management's determination of the amounts necessary for concentrations and changes in the mix and volume of the loan portfolio.  In addition to the management review, SUN engages a consulting firm to perform an annual independent credit review of loan relationships in excess of $250,000, and considers the results of this review in determining the allowance.
 	At December 31, 1999, management deems the allowance to be adequate;
however, future additions may be necessary based on economic, market, or other unforeseeable conditions, or if required by banking regulatory agencies.
Although management makes its best estimate as to the additions to the allowance, there can be no assurance future material additions may not be needed.

MANAGEMENT'S DISCUSSION AND ANALYSIS


 	The following tables present the allocation of the allowance for possible loan losses and the changes in the allowance for the five years ended
December 31, 1999.

(In Thousands)	           1999 	            1998	             1997              1996              1995
                    ---------------  ----------------  ----------------  ----------------  ----------------
                             		% of            		% of		            % of	            	% of		            % of
		                            Total		           Total		           Total          		 Total		           Total
                  	Allowance 	Loans 	Allowance 	Loans 	Allowance 	Loans 	Allowance 	Loans	 Allowance	 Loans
                   ---------  -----  ---------  -----  ---------  -----  ---------  -----  ---------  -----

Real estate        	 $  844  	47.59% 	 $1,408  	58.76%  	$1,651  	65.00%  	$1,009	  73.70%	  $  631   72.15%
Commercial
  and industrial       	908	  30.13      	479	  16.25      	335  	11.27    	1,013  	11.49     1,080	  12.79
Individual	           2,105  	22.28 	   1,440  	24.99	    1,144  	23.73	      468	  14.81	      480	  15.06
                     ------  -------   ------  -------   ------  -------   ------  -------   ------  -------

Total allowance
 	for possible
 	loan losses       	$3,857 	100.00%	  $3,327 	100.00%  	$3,130	 100.00%  	$2,490	 100.00%	  $2,191	 100.00%
                     ======  =======   ======  =======   ======  =======   ======  =======   ======  =======

(In Thousands)                  	1999	     1998	     1997	     1996	     1995
                                -------   -------   -------   -------   -------
Balance, beginning of year     	$3,327   	$3,130   	$2,490   	$2,191   	$1,999
                                -------   -------   -------   -------   -------

Loans charged off:
	 Real estate	                    (389) 	   (271)     (962)	     (18)     	(50)
	 Commercial and industrial       (169)    	(276)     (145)    	(113)     	(37)
	 Individual                   	(1,048)    	(704)	    (895)	    (236)	     (89)
                                -------   -------   -------   -------    ------

		Total loans charged off	      (1,606)  	(1,251)  	(2,002)    	(367)	    (176)
                                -------   -------   -------   -------    ------

Recoveries:
	Real estate	                       36	       95       	22	        1        	2
	Commercial and industrial	         26	       32       	48        	4        	5
	Individual	                       149     	 121      	105       	11     	   1
                                -------   -------   -------   -------    ------

		Total recoveries of loans
    charged off	                   211	      248	      175	       16	        8
                                -------   -------   -------   -------    ------

Net loans charged off         	 (1,395)	  (1,003)  	(1,827)    	(351)	    (168)
                                -------   -------   -------   -------    ------

Provision for possible
  loan losses                   	1,925    	1,200	    1,175	      650 	     360
                                -------   -------   -------   -------    ------

Allowance for possible loan
  losses	assumed upon
  acquisition of Bucktail 	         -        	-   	  1,292	       -        	-
                                -------   -------   -------   -------    ------

Balance, end of year           	$3,857	   $3,327   	$3,130   	$2,490   	$2,191
                                =======   =======   =======   =======   =======

Ratios:

 	Net charge-offs to average
    loans	                        .40%      .32%      .69% 	    .17% 	    .09%
                                =======   =======   =======   =======   =======

 	Allowance for possible loan
    losses to total	loans at
    December 31                	 1.01%    	1.00%      .99%    	1.12%    	1.06%
                                =======   =======   =======   =======   =======

 	Allowance for possible loan
    losses to total
    nonperforming loans      	 116.88%	   88.84%   	70.75%  	110.57%  	102.53%
                               ========   ======   =======   ========  =======

MANAGEMENT'S DISCUSSION AND ANALYSIS


DEPOSITS AND BORROWED FUNDS
 	SUN's total deposits were $400,121,000 at December 31, 1999 compared to
$363,886,000 at December 31, 1998, an increase of $36,235,000 or 9.96%.  SUN continues to obtain and maintain deposits by offering new and attractive deposit products, while remaining interest rate competitive.  In 1998, total deposits increased $36,868,000 or 11.27% from $327,018,000 at December 31, 1997.
 	SUN continued to actively utilize the credit products of the FHLB in 1999.  At year end, overnight borrowings through the FHLB amounted to $21,425,000.  The
$214,000,000 in term advances at year end included $210,000,000 in variable rate advances with maturities ranging from September 8, 2000 to November 19, 2009 and
$4,000,000 in fixed rate advances with maturities ranging from May 24, 2000 to
June 12, 2002.  All of these borrowings are collateralized by SUN's investment in mortgage-backed securities and first mortgage loans.  Other sources of funds include deposit customers' cash management accounts, classified as securities sold under agreements to repurchase, and the Treasury Tax and Loan Note Option.
The current market rates of both deposits and borrowings are continually monitored and analyzed to determine the best funding source.
 	The following tables summarize the changes in deposit balances and related information for the periods indicated.

(In Thousands)	                                     % of	    % Change from
                                         	1999 	    Total     	Prior Year
                                        --------   -------   -------------

Demand deposits                        	$ 37,783    	9.44% 	      3.72%
NOW accounts                             	98,051	   24.51       	54.74
Insured Money Market Accounts	            20,304    	5.07       	(6.03)
Savings deposits	                         43,375   	10.84         	.91
Time Certificates of Deposit of
  $100,000 or more	                       35,259    	8.81        	2.18
Other time deposits                     	165,349   	41.33         	.21
                                        --------   -------      -------

Total deposits                         	$400,121  	100.00%	       9.96%
                                        ========   =======      =======

             			                                    % of    	% Change from
                                        		1998	     Total     	Prior Year
                                        --------   -------   -------------

Demand deposits	                        $ 36,429   	10.01%       19.19%
NOW accounts	                             63,366   	17.41       	31.54
Insured Money Market Accounts	            21,606   	 5.94       	10.45
Savings deposits                         	42,982   	11.81       	(1.05)
Time Certificates of Deposit of
  $100,000 or more                       	34,506	    9.48      	 16.58
Other time deposits	                     164,997   	45.35        	5.98
                                        --------   -------      -------

Total deposits                         	$363,886  	100.00%	      11.27%
                                        ========   =======      =======


MANAGEMENT'S DISCUSSION AND ANALYSIS

LIQUIDITY

 	SUN's liquidity is dependent upon its ability to convert assets to cash or acquire alternative sources of funds to meet customers' cash withdrawal needs and borrowers' credit needs. SUN's primary sources of liquidity are cash and due from banks, monthly principal and interest payments on mortgage-backed securities, and other short-term investment securities. Additional sources of funds include the overnight "Open Repo Plus" borrowings through the FHLB as well as term advances through the FHLB and a line of credit at Allfirst Bank. At December 31, 1999, SUN had approximately $15,310,000 in unused funds available through the FHLB and $5,000,000 through Allfirst Bank. There are no known trends, demands, commitments, or uncertainties resulting in liquidity increasing or decreasing in any material way.

MARKET RISK - INTEREST RATE SENSITIVITY AND EQUITY SECURITIES RISK

Interest Rate Sensitivity
 	SUN's management closely monitors the interest rate sensitivity of assets and liabilities to achieve stability in the net interest margin.  Interest rate sensitivity analysis involves controlling the timing of interest changes in order to maximize earnings.  In an asset sensitive gap position, assets will reprice faster than liabilities, which is conducive to a rising interest rate environment.  Conversely, in a declining interest rate environment, it is more beneficial to be in a liability sensitive gap position.  SUN's objective in interest rate sensitivity analysis is to adjust its gap position when needed to increase earnings.
 	The following tables present estimated principal cash flows and the estimated fair values of SUN's interest-bearing assets and liabilities as of
December 31, 1999 and 1998.  The tables reflect estimates of loan charge-offs, principal prepayments on loans and mortgage-backed securities, and call activity on other debt securities.  Approximately 78% of the deposit liabilities which have no stated maturity date, such as Savings, NOW and Insured Money Market
Accounts, were assumed to be core deposits.  The remaining balances were assumed to "roll-off" within the first two years of expected cash flows.  Time deposits and borrowed funds are shown based on contractual maturity dates.  Current market interest rates as of December 31, 1999 and 1998 for each significant type of loan, available for sale security, and deposit, were utilized in determining these estimates.
	 In evaluating SUN's exposure to interest rate risk, certain limitations inherent in the method of analysis presented in the tables must be considered.
For example, the information is presented based on estimated maturity rather than showing SUN's interest rate sensitivity based on repricing of variable rate instruments.  Based on this method of presentation, SUN has a one year negative gap position of $167,531,000 in 1999 and $96,726,000 in 1998, meaning it has more liabilities maturing than assets in the period.  However, SUN has
$109,569,000 in 1999 and $76,127,000 in 1998, in its variable rate loan portfolio with the majority of the loans having the ability to reprice within one year.  Furthermore, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates.  Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.  All deposits are presented as fixed rate in this table; however,
Savings, NOW, and Insured Money Market Accounts typically reprice with changes in the market.  Additionally, certain assets, such as adjustable rate mortgages, have features which restrict changes in interest rates in the short-term and over the life of the asset.  Further, in the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the table.  Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.
Management considers all of these factors in monitoring the Bank's exposure to interest rate risk.

MANAGEMENT'S DISCUSSION AND ANALYSIS


(In Thousands)	                              December 31, 1999
                                            --------------------
                                           	Expected Cash Flows:

                                       	2000 	    2001     	 2002      	2003	      2004	    Thereafter	    Total	      Fair Value
                                     ---------  --------  ---------   --------   --------   -----------  ----------    ----------
Assets:
-------
	Interest-bearing deposits
 	Fixed rate	     	                  $    980  	$    -    $     -     $    -     $    -   	   $     -    $     980   	 $    980
		Average interest rate                 	5.03%	      -          - 	        -          -             - 	       5.03%

 Debt securities available for sale
		Fixed rate		                         40,067    	47,616     23,323   	 24,440    	28,712	      112,334   	276,492      262,337
		Average interest rate	                	6.58%	     6.72%     	6.70%     	6.28%     	6.87% 	       6.84%    	 6.72%

		Variable rate	                         	171	       154       	138        124      	 222        	  853	     1,662      	 1,631
		Average interest rate		                6.45%     	6.45% 	    6.45%     	6.45%	     6.45%	        6.45%	     6.45%

 Loans
		Fixed rate	                         	18,703    	10,895    	23,971    	28,578     31,902       153,867    267,916 	    265,203
		Average interest rate		                8.34%    	10.09%     	9.72%      9.34%      8.56%         8.02%	     8.48%

	 Variable rate		                       3,328     	3,035      7,240     	1,724 	    1,113       	93,129	   109,569      109,569
 	Average interest                     		8.45%     	8.13%	     7.96%	     8.64%    	 7.85% 	       7.49%	     7.59%   ---------
                                    ---------- ---------- ----------   ---------  ---------    --------- ----------

 Total interest-bearing assets
		Fixed rate		                      $  59,750	 $  58,511 	$  47,294   	$ 53,018  	$ 60,614   	 $266,201  $ 545,388 	  $ 528,520
		Average interest rate	                	7.11%     	7.35%     	8.23%      	7.93%	     7.76%       	7.52%      7.59%   ==========
                                    ========== ========== ==========   =========  =========    ========= ==========

 	Variable rate		                   $   3,499 	$   3,189 	$   7,378	   $  1,848  	$  1,335   	 $ 93,982  $ 111,231  	 $ 111,200
		Average interest rate	                	8.35%     	8.05%     	7.93%      	8.49%	     7.62%        7.48%      7.57%   ==========
                                    ========== ========== ==========   =========  =========    ========= ==========

Liabilities:
------------
	Interest-bearing deposits
		Fixed rate		                      $ 182,355  $  45,085 	$   5,836   	$  2,739   $  1,620 	   $124,703	 $ 362,338   	$ 363,201
		Average interest rate	                	5.29%     	3.41%     	5.29%      	5.26%	     4.75%       	2.71%	     4.16%

	Borrowed funds
		Fixed rate		                          2,000	       - 	      2,000       	 - 	        - 	        - 	        4,000 	      3,975
		Average interest rate	                	6.40%      	-        	7.84%       	-	         -     	    -           7.12%

		Variable rate		                      46,425	    10,000    	55,000        	-      	   -        134,541   	245,966      241,011
		Average interest rate	                	5.71%	     5.77%	     5.80%        -       	  - 	         5.11%      5.40%    ---------
                                    ---------- ----------  ---------   ---------  ---------   ---------   ---------

Total interest-bearing liabilities
		Fixed rate		                      $ 184,355	 $  45,085  $   7,836  	 $  2,739	  $  1,620    $124,703 	  $ 366,338    $367,176
		Average interest rate                 	5.30%     	3.41%	     5.94%      	4.78%    	 4.90%	      2.71%        4.19%   =========
                                    ========== ========== ==========   =========  =========   =========   ==========

		Variable rate		                   $  46,425  $  10,000 	$  55,000   	$    - 	   $    - 	    $134,541 	  $ 245,966    $241,011
		Average interest rate	                	5.71%      5.77%     	5.80%       	- 	        -     	    5.11%     	  5.40%   =========
                                    ========== ========== ==========   =========  =========   =========   ==========

Interest rate sensitivity gap
	By period
		Fixed rate                      	 $(124,605) $  13,426 	$  39,458   	$ 50,279  	$ 58,994	   $141,498    $ 179,050    $ 161,344
		Variable rate                   	 $ (42,926) $  (6,811)	$ (47,622)  	$  1,848   $  1,335  	 $(40,559)   $(134,735)	  $(129,811)
                                    ========== ========== ==========   =========  =========   =========   ==========   ==========

 Cumulative
		Total	                            $(167,531) $(160,916) $(169,080) 	 $(116,953)	$(56,624) 	 $ 44,315
                                    ========== ========== ==========   ========== =========   =========
	Cumulative interest-bearing
		assets as a percentage of
		cumulative deposits and
		borrowings	                         		27.41%    	43.71%    	51.51%       66.72%	   83.96%     107.24%
                                    ========== ========== ==========   ========== =========   =========

MANAGEMENT'S DISCUSSION AND ANALYSIS

(In Thousands)                                   December 31, 1998
                                              -----------------------
                                               Expected Cash Flows:

                                       1999          2000       2001     2002          2003    Thereafter     Total     Fair Value
                                     ---------    ---------  --------- --------      --------- ----------   ----------- ----------

Assets:
-------
 Interest-bearing deposits
  Fixed rate                         $    880     $     -    $    -    $    -        $     -     $    -     $      880   $    880
  Average interest rate                  5.29%          -         -         -              -          -           5.29%

 Debt securities available for sale
  Fixed rate                           42,924        28,504     37,522   26,332        21,740      72,841      229,863    231,989
  Average interest rate                  6.65%         6.74%      6.28%    6.38%         6.19%       6.87%        6.60%

  Variable rate                           943           716        545      414           315         995        3,928      3,936
  Average interest rate                  7.07%         7.07%      7.07%    7.07%         7.07%       7.07%        7.07%

 Loans
  Fixed rate                           13,628        10,751     21,276   31,324        40,015     133,807      250,801    254,865
  Average interest rate                  7.91%        10.17%     10.14%   10.01%         9.16%       8.37%        8.90%

  Variable rate                         2,312         2,109      5,030    1,198           773      64,705       76,127     76,127
  Average interest rate                  8.62%         8.17%      8.20%    8.54%         8.84%       8.69%        8.64%  ---------
                                     ---------    ----------   --------  --------   ----------   ---------   ----------

 Total interest-bearing assets
  Fixed rate                          $ 57,432    $  39,255    $ 58,798  $57,656    $  61,755    $206,648    $ 481,544   $487,734
  Average interest rate                   6.88%        7.68%       7.68%    8.35%        8.11%       7.84%        7.80%  =========
                                      =========   ==========   ========= ========   ==========   =========   =========

  Variable rate                       $  3,255    $   2,825    $  5,575  $ 1,612    $   1,088    $ 65,700    $  80,055   $ 80,063
  Average interest rate                   8.17%        7.89%       8.09%    8.16%        8.33%       8.67%        8.56%  =========
                                      =========   ==========   ========= ========   ==========   =========   ==========

Liabilities:
------------

 Interest-bearing deposits
  Fixed rate                          $142,816    $  70,652    $  8,374  $ 2,866    $   1,477    $101,272    $ 327,457   $326,709
  Average interest rate                   5.13%        4.70%       5.66%    5.26%        4.75%       2.57%        4.26%

 Borrowed funds
  Fixed rate                             2,500        2,000         -      2,000          -          -           6,500      6,372
  Average interest rate                   5.15%        6.40%        -       7.84%         -          -            6.36%

  Variable rate                         12,097          -        20,000   55,000          -       93,653       180,750    178,838
  Average interest rate                   5.36%         -          5.74%    5.80%         -         4.98%         5.34%
                                      ---------   ----------   --------- --------   ----------   --------    ----------  --------
 Total interest-bearing liabilities
  Fixed rate                          $145,316     $  76,652   $  8,374  $ 4,866    $   1,477    $101,272    $ 333,957   $333,081
  Average interest rate                   5.13%         4.75%      5.66%    6.32%        4.75%       2.57%        4.30%
                                      =========    ==========  =========  =======   ==========   =========   ==========  ========
  Variable rate                       $ 12,097     $     -     $ 20,000  $55,000    $    -      $ 93,653     $ 180,750   $178,838
  Average interest rate                   5.36%          -         5.74%    5.80%        -          4.98%         5.34%  ========
                                      =========    ==========  =========  =======   ==========   =========   ==========
 Interest rate sensitivity gap
  By period
   Fixed rate                         $(87,884)    $ (33,397)  $ 50,424  $ 52,790   $ 60,278    $105,376     $ 147,587   $154,653
   Variable rate                      $ (8,842)    $   2,825   $(14,425) $(53,288)  $  1,088    $(27,953)    $(100,695)  $(98,775)
                                      =========    =========   ======== =========   ========    ========     =========   ========
 Cummulative
  Total                               $(96,726)    $(127,298)  $(91,299) $(91,897)  $(30,531)   $ 46,892
                                      =========    ==========  =========  ========  ========    ========
 Cumulative interest-bearing
  assets as a percentage of
  cumulative deposits and
  borrowings                             38.55%        44.67%     64.67%    71.13%     90.45%     109.11%
                                        =======       =======    =======   =======    =======     =======

MANAGEMENT'S DISCUSSION AND ANALYSIS


 	In addition to internally generated gap reports, SUN also utilizes an externally generated shock analysis to monitor SUN's interest rate sensitivity. The third party, using information supplied by SUN, generates this model on a quarterly basis. The model calculates the income effect and present value of SUN's balance sheet, if rates were to decrease or increase 200 basis points during the next year. The model uses estimated cash flows based on prepayment and contractual terms to arrive at the income effect caused by the projected interest rate change. The following table illustrates the income effect, if rates were to decrease or increase 200 basis points over the next year based on SUN's current balance sheet structure.

(In Thousands)                             		At December 31, 1999
                             ------------------------------------------------------
		                                                   	Base
                             	-200       	-100	   Present Value   	100         200
                             -------     -------  -------------  -------     -------

Interest income:
	Loans                      	$30,398    	$31,845    	$33,045    	$34,173    	$35,294
	Investments                 	18,510     	19,492     	19,851     	20,073     	20,177
                             -------     -------     -------     -------     -------
		Total interest income      	48,908     	51,337	     52,896     	54,246     	55,471
                             -------     -------     -------     -------     -------

Interest expense:
	Deposits                    	12,735     	14,039     	15,344     	16,648     	17,952
	Borrowings                  	11,200	     12,369    	 13,538	     14,708     	15,877
                             -------     -------     -------     -------     -------
		Total interest expense	     23,935     	26,408	     28,882	     31,356     	33,829
                             -------     -------     -------     -------     -------

Net interest income         	$24,973    	$24,929    	$24,014	    $22,890	    $21,642
                             =======     =======     =======     =======     =======


Equity Securities Risk
 	SUN's equity securities portfolio consists of restricted stock, primarily of the FHLB, and investments in stocks of other banks and bank holding companies, mainly based in Pennsylvania.
	 FHLB stock can only be sold back to the FHLB.  Accordingly, SUN's investment in FHLB stock is carried at cost, which equals par value, and is evaluated for impairment.  Factors possibly causing FHLB stock to become impaired (decline in value on an other than temporary basis) are primarily regulatory in nature and are related to potential problems in the residential lending market; for example, the FHLB may be required to make dividend or other payments to the
Financing Corporation, the Resolution Funding Corporation, or other entities, in amounts possibly exceeding the FHLB's total equity.
  Investments in bank stocks are subject to the risk that factors affecting the banking industry generally, including competition from non-bank entities, credit risk, interest rate risk, and other factors, could result in a decline in market prices.  Also, losses could occur in individual stocks held by SUN because of specific circumstances related to each bank.  Further, because of the concentration of its holdings in Pennsylvania banks, these investments could decline in value if there were a downturn in the state's economy.  SUN's management continually monitors its risk associated with its equity securities.
 	Equity securities held are scheduled as follows:

(In Thousands)	                          December 31, 1999  	December 31, 1998
                                         -----------------   -----------------
                                                 			Fair              		Fair
                                         		Cost    	Value     	Cost	    Value
                                         -------   -------   -------   -------
Banks and Bank Holding Companies        	$ 8,398  	$ 6,423	  $ 8,871  	$ 9,793
FHLB and Other Restricted Stock	          12,225   	12,225     9,062     9,062
                                         -------   -------   -------   -------

	 Total	                                 $20,623   $18,648  	$17,933	  $18,855
                                         =======   =======   =======   =======


MANAGEMENT'S DISCUSSION AND ANALYSIS

CAPITAL ADEQUACY
 	SUN's management understands the importance of adequate capitalization as it relates to shareholder confidence and regulatory compliance.  Currently, as well as in the past, SUN is a well-capitalized organization.  Shareholders' equity decreased $11,788,000 in 1999.  As previously discussed, unrealized gains or losses, net of taxes, on available for sale securities are reported as accumulated other comprehensive income (loss) within shareholders' equity.  SUN had unrealized losses, net of tax,of $10,667,000 at December 31, 1999, as compared to unrealized gains, net of tax, of $2,016,000 at December 31, 1998.
During 1999, SUN paid $6,135,000 in cash dividends as well as a 5% stock dividend.  SUN is committed to providing its shareholders with the highest return on their investment while remaining a safe and sound organization.
Management is not aware of any events or regulatory restrictions in the foreseeable future, that if implemented, would have a material effect on the capital position or earnings.

YEAR 2000 READINESS
 	SUN did not experience any problems related to the Year 2000 and does not expect to experience any, due to the extensive planning, evaluation, and testing completed by the Year 2000 project team.  The project team includes senior management and members from all departments of the bank and is responsible for addressing all Year 2000 issues.  The Year 2000 team will continue to monitor mission critical systems and all related issues throughout 2000 and beyond to ensure SUN's systems remain date compliant.
 	The banking industry's regulatory agencies implemented a rigorous evaluation program to monitor all banks to assure they met the guidelines for Year 2000 readiness.  SUN's Year 2000 project was completed ahead of the dates in the
Federal Financial Institutions Examination Council (FFIEC) guidelines.
 	Throughout 1999, awareness programs for customers, employees, and directors were held.  This included an in-house training program for all employees, quarterly reports to the Board of Directors by senior management, articles in
SUN's quarterly newsletter mailed to customers and shareholders, and letters to customers.  Awareness programs will continue in 2000.
 	To date, the Year 2000 project has not had a material financial effect on the bank.  The total external cost is under $25,000.  Additional costs will be minimal.

Recent updates
 	In anticipation of possible customer withdrawals at the end of 1999, SUN increased the cash available to meet withdrawal demands. However, no large or voluminous withdrawals occurred, and the excess cash was reduced in January 2000.
 	SUN evaluated the vendors from which forms and other office supplies are purchased. As a precautionary measure, we identified forms and supplies that are either critical to the operation of our technology systems or are required for legal disclosures. Additional quantities of these items were purchased during the fourth quarter of 1999 to ensure our ability to continue operations if an unforeseen problem prevented a vendor from supplying these items. No such vendor problem has occurred, and the additional quantities purchased will be used during the normal course of business in the first quarter of 2000.
	 SUN has a disaster recovery plan, which is tested at least annually at a hotsite. The hotsite provides a redundant computer system at a remote location to process our work, if SUN cannot use its own computer system for any reason.

MANAGEMENT'S DISCUSSSION AND ANALYSIS

REGULATORY ACTIVITY
	From time to time, various types of federal and state legislation have been proposed possibly resulting in additional regulation of, and restrictions on, the business of SUN and Sun Bank.  It cannot be predicted whether such legislation will be adopted or, if adopted, how such legislation would affect the business of SUN and Sun Bank.  As a consequence of the extensive regulation of commercial banking activities in the United States, SUN's and Sun Bank's business is particularly susceptible to being affected by federal legislation and regulations possibly increasing the costs of doing business.  Except as specifically described above, Management believes the effect of the provisions of legislation on the liquidity, capital resources, and results of operations of
SUN will be immaterial.  Management is not aware of any other current specific recommendations by regulatory authorities or proposed legislation, which implemented, would have a material adverse effect upon the liquidity, capital resources, or results of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on SUN's results of operations.
	Further, the business of SUN is also affected by the state of the financial services industry in general.  As a result of legal and industry changes,
Management predicts the industry will continue to experience an increase in consolidations and mergers as the financial services industry strives for greater cost efficiencies and market share.  Management also expects increased diversification of financial products and services offered by Sun Bank and its competitors.  Management believes such consolidations and mergers, and diversification of products and services may enhance its competitive position as a community bank.

FORWARD OUTLOOK
	The performance of a bank is affected more by changes in interest rates than by inflation; therefore, the effect of inflation is normally not as significant as it is on other businesses and industries.  During periods of high inflation, the money supply usually increases and banks normally experience above average growth in assets, loans, and deposits.  A bank's operating expenses will usually increase during inflationary times as the prices of goods and services increase.
	A bank's performance is also affected during recessionary periods.  In times of recession, a bank usually experiences a tightening on its earning assets and on its profits.  A recession is usually an indicator of higher unemployment rates, which could mean an increase in the number of nonperforming loans because of continued layoffs and other deteriorations of consumers' financial conditions.
	This report contains certain "forward-looking statements" including statements concerning plans, objectives, future events or performance, assumptions, and other statements which are other than statements of historical fact.  SUN and its subsidiaries wish to caution readers the following important factors among others, may have affected and could in the future affect SUN's actual results and could cause SUN's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of
SUN herein:  (i) the effect of changes in laws and regulations, including federal and state banking laws and regulations, with which SUN must comply, and the associated costs of compliance with such laws and regulations either currently or in the future as applicable; (ii) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as by the Financial Accounting Standards Board, (iii) changes in SUN's organization, compensation and benefit plans; (iv) the effect on SUN's competitive position within its market area of the increasing consolidation within the banking and financial services industries, including the increased competition from larger regional and out-of-state banking organizations, as well as nonbank providers of various financial services; (v) the effect of changes in interest rates; and (vi) the effect of changes in the business cycle and downturns in the local, regional, or national economies.
	SUN's management and the Board of Directors are looking forward to taking advantage of the many opportunities 2000 is expected to present.  SUN's acquisition of Bucktail in 1997 has allowed us to serve a new and broader customer base with a varied selection of financial products and services.  In
2000, SUN anticipates offering an array of diversified financial services to include annuities and casualty insurance products.  SUN is committed to remaining a community-based organization and intends to recognize continued
growth in its consumer, mortgage, and commercial loan portfolios while obtaining and maintaining a strong core deposit base.  The management of SUN feels SUN is positioned to offer the products and services demanded in today's rapidly changing technology-based marketplace.

SHAREHOLDER INFORMATION

                Common Stock Market Prices and Dividends Per Share

 	The common stock of SUN BANCORP, INC. is traded publicly on the NASDAQ national market system under the symbol SUBI. The high and low bid information does not include retail mark-ups or mark-downs or any commission to the broker-dealer.

	                                1999	                            1998
                    -------------------------------   -------------------------------
	                   Bid Information	                	 Bid Information
                    ---------------  Cash Dividends   ---------------  Cash Dividends
Quarter Ended       	High     	Low    	Declared (1)   	High	     Low   	Declared (1)
                    ------   ------  --------------   ------   ------  --------------

March 31	           $26.67  	$23.57     	$.210       	$34.47  	$31.74    	$.180
June 30	             25.88   	20.48      	.225        	31.74   	27.86     	.195
September 30	        24.50   	22.25      	.230        	29.76   	26.67     	.200
December 31	         23.25	   19.25      	.235        	29.52	   25.71     	.205


(1) Cash dividends declared are adjusted for the 5% stock dividends occurring in June of 1999.