Form 10-K, Exhibit 13
period 2000-12-31
SUN BANCORP INC
filed 2001-03-23
CIK 713975

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

DECEMBER 31,                                                 2000            1999
------------                                                 ----            ----
ASSETS
Cash and due from banks                                   $  13,138       $  15,079
Interest-bearing deposits in banks                            2,139             980
                                                          ---------       ---------
TOTAL CASH AND CASH EQUIVALENTS                              15,277          16,059

Investment securities                                       290,513         282,616
Loans, net                                                  406,775         377,485
Bank premises and equipment, net                             10,895          10,542
Intangible asset, goodwill-- net                              8,682           9,436
Accrued interest and other assets                            11,446          14,783
                                                          ---------       ---------
TOTAL ASSETS                                              $ 743,588       $ 710,921
                                                          =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS:
Noninterest-bearing                                       $  39,164       $  37,783
Interest-bearing                                            405,402         362,338
                                                          ---------       ---------
TOTAL DEPOSITS                                              444,566         400,121
Short-term borrowings                                         9,582          35,966
Other borrowed funds                                        222,000         214,000
Accrued interest and other liabilities                        4,913           4,821
                                                          ---------       ---------
TOTAL LIABILITIES                                           681,061         654,908
                                                          ---------       ---------
SHAREHOLDERS' EQUITY:
Common stock, no par value per share;
  20,000,000 authorized shares; issued
  7,227,093 in 2000 and 6,985,680 in 1999                    81,632          81,520
Retained earnings (deficit)                                 (11,177)        (10,498)
Accumulated other comprehensive income (loss)                (1,591)        (10,667)
Less: Treasury stock at cost, 566,440 shares in 2000
  and 426,049 shares in 1999                                 (6,337)         (4,342)
                                                          ---------       ---------
TOTAL SHAREHOLDERS' EQUITY                                   62,527          56,013
                                                          ---------       ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                $ 743,588       $ 710,921
                                                          =========       =========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT FOR NET INCOME PER SHARE)

YEARS ENDED DECEMBER 31,                                2000           1999          1998
------------------------                                ----           ----          ----
INTEREST AND DIVIDEND INCOME:
Interest and fees on loans                            $ 33,964       $ 29,841      $ 28,826
Income from available for sale securities:
   Taxable                                              16,805         14,642         9,870
   Tax exempt                                              967          1,818         2,685
   Dividends                                             1,396            997           679
Interest on deposits in banks and other
  financial institutions                                   428            156           617
                                                      --------       --------      --------
TOTAL INTEREST AND DIVIDEND INCOME                      53,560         47,454        42,677
                                                      --------       --------      --------
INTEREST EXPENSE:
Interest on deposits                                    18,075         14,880        13,905
Interest on short-term borrowings                          853            843           707
Interest on other borrowed funds                        12,897         10,507         7,855
                                                      --------       --------      --------
TOTAL INTEREST EXPENSE                                  31,825         26,230        22,467
                                                      --------       --------      --------
Net interest income                                     21,735         21,224        20,210
Provision for loan and lease losses                      2,500          1,925         1,200

                                                      --------       --------      --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND
  LEASE LOSSES                                          19,235         19,299        19,010
                                                      --------       --------      --------
OTHER OPERATING INCOME:
Service charges on deposit accounts                      1,315          1,213         1,151
Trust income                                               897            722           617
Net securities (losses) gains                           (1,955)         1,962         1,403
Income from insurance subsidiary                           270            223           170
Other income                                               457            840           749
                                                      --------       --------      --------
TOTAL OTHER OPERATING INCOME                               984          4,960         4,090
                                                      --------       --------      --------
OTHER OPERATING EXPENSES:
Salaries and employee benefits                           7,319          6,204         5,686
Net occupancy expenses                                     660            653           709
Furniture and equipment expenses                         1,184          1,038           872
Pennsylvania shares tax                                    600            553           485
Amortization of goodwill                                   755            755           755
Expenses of insurance subsidiary                           190            129           186
Other expenses                                           3,387          2,747         2,602
                                                      --------       --------      --------
TOTAL OTHER OPERATING EXPENSES                          14,095         12,079        11,295
                                                      --------       --------      --------
Income before income tax provision                       6,124         12,180        11,805
Income tax provision                                     1,526          3,425         3,079
                                                      --------       --------      --------
NET INCOME                                            $  4,598       $  8,755      $  8,726
                                                      ========       ========      ========
NET INCOME PER SHARE--BASIC                           $   0.68       $   1.28      $   1.27
                                                      ========       ========      ========
NET INCOME PER SHARE--DILUTED                         $   0.68       $   1.28      $   1.26
                                                      ========       ========      ========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(IN THOUSANDS, EXCEPT FOR SHARE DATA)

YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                                                           Accumulated
                                              Common Stock        Additional   Retained       Other                     Total
                                           -------------------     Paid-in     Earnings   Comprehensive   Treasury   Shareholders'
                                           Shares       Amount     Capital     (Deficit)  Income (Loss)     Stock        Equity
                                           ------       ------     -------     ---------  -------------     -----        ------

BALANCE, DECEMBER 31, 1997                  6,491    $  5,206     $ 56,155     $  2,485    $  3,176      $ (1,409)    $ 65,613
COMPREHENSIVE INCOME:
Net Income                                   --          --           --          8,726        --            --          8,726
Unrealized losses on securities
   available for sale, net of
   reclassification adjustments
   and tax effects                           --          --           --           --        (1,160)         --         (1,160)
                                                                                                                      --------
TOTAL COMPREHENSIVE INCOME                                                                                               7,566
                                                                                                                      --------
Stock issued:
   Stock dividends                            325      10,791         --        (10,791)       --            --           --
   Employee benefit plans                      44         627         --           --          --            --            627
Reclassification of capital accounts
   to reflect no par value                   --        56,155      (56,155)        --          --            --           --
Purchase of treasury stock
   (26,000 shares)                           --          --           --           --          --            (770)        (770)
Cash dividends declared,
   $.78 per share                            --          --           --         (5,369)       --            --         (5,369)
Tax benefit of exercised stock options       --           134         --           --          --            --            134
                                            -----    --------     --------     --------    --------      --------     --------
BALANCE, DECEMBER 31, 1998                  6,860      72,913         --         (4,949)      2,016        (2,179)      67,801
                                            -----    --------     --------     --------    --------      --------     --------
COMPREHENSIVE INCOME:
Net income                                   --          --           --          8,755        --            --          8,755
Unrealized losses on securities
   available for sale, net of
   reclassification adjustments
   and tax effects                           --          --           --           --       (12,683)         --        (12,683)
                                                                                                                      --------
TOTAL COMPREHENSIVE INCOME                                                                                              (3,928)
                                                                                                                      --------
Stock issued:
   Stock dividends                            332       8,169         --         (8,169)       --            --           --
   Employee benefit plans                      27         398         --           --          --            --            398
Purchase of treasury stock
   (87,932 shares)                           --          --           --           --          --          (2,163)      (2,163)
Cash dividends declared,
   $.90 per share                            --          --           --         (6,135)       --            --         (6,135)
Tax benefit of exercised stock options       --            40         --           --          --            --             40
                                            -----    --------     --------     --------    --------      --------     --------
BALANCE, DECEMBER 31, 1999                  7,219      81,520         --        (10,498)    (10,667)       (4,342)      56,013
                                            -----    --------     --------     --------    --------      --------     --------
COMPREHENSIVE INCOME:
Net income                                   --          --           --          4,598        --            --          4,598
Unrealized gains on securities
   available for sale, net of
   reclassification adjustments
   and tax effects                           --          --           --           --         9,076          --          9,076
                                                                                                                      --------
TOTAL COMPREHENSIVE INCOME                                                                                              13,674
                                                                                                                      --------
Stock issued:
Employee benefit plans                          8         112         --           --          --            --            112
Purchase of treasury stock
   (140,391 shares)                          --          --           --           --          --          (1,995)      (1,995)
Cash dividends declared,
   $.78 per share                            --          --           --         (5,277)       --            --         (5,277)
                                            -----    --------     --------     --------    --------      --------     --------
BALANCE, DECEMBER 31, 2000                  7,227    $ 81,632     $   --       $(11,177)   $ (1,591)     $ (6,337)    $ 62,527
                                            =====    ========     ========     ========    ========      ========     ========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

Years Ended December 31,                                       2000        1999         1998
                                                            ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                  $   4,598    $   8,755    $   8,726
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Provision for loan and lease losses                         2,500        1,925        1,200
    Provision for depreciation                                    812          715          683
    Amortization of goodwill                                      755          755          755
    Amortization and accretion of securities, net                  90          253          356
    Deferred income tax                                          (349)           2          254
    Net securities losses (gains)                               1,955       (1,962)      (1,403)
    Net change in other assets and liabilities                 (2,217)       1,142          689
                                                            ---------    ---------    ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                       8,144       11,585       11,260
                                                            ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of investment securities                   71,024       37,104       48,194
Proceeds from maturities of investment securities              31,622       29,497       53,587
Purchases of investment securities                            (98,836)    (111,945)    (191,987)
Net increase in loans                                         (30,472)     (53,345)     (20,247)
Capital expenditures                                           (1,165)      (2,118)        (858)
                                                            ---------    ---------    ---------
NET CASH USED IN INVESTING ACTIVITIES                         (27,827)    (100,807)    (111,311)
                                                            ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits                                       44,445       36,235       36,868
Net (decrease) increase in short-term borrowings              (26,384)      10,216        5,491
Proceeds from other borrowed funds                            100,000       75,000       80,000
Repayments of other borrowed funds                            (92,000)     (22,500)     (11,525)
Cash dividends paid                                            (5,277)      (6,135)      (5,369)
Proceeds from sale of stock for employee benefits program         112          398          627
Purchase of treasury stock                                     (1,995)      (2,163)        (770)
                                                            ---------    ---------    ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES                      18,901       91,051      105,322
                                                            ---------    ---------    ---------
Net (decrease) increase in cash and cash equivalents             (782)       1,829        5,271
Cash and cash equivalents at beginning of year                 16,059       14,230        8,959
                                                            ---------    ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                    $  15,277    $  16,059    $  14,230
                                                            =========    =========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid                                               $  31,825    $  25,769    $  21,706
                                                            =========    =========    =========
Income taxes paid                                           $   2,239    $   3,550    $   2,360
                                                            =========    =========    =========



Supplemental schedule of noncash investing and financing activities:

o Loans with an estimated value of $494,000 in 2000 and $864,000 in 1999, were reclassified to foreclosed assets held for sale.

o The tax benefit of exercised stock options of $40,000 in 1999 was credited to common stock.

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Sun Bancorp, Inc. and subsidiaries ("Sun") accounting and financial reporting policies conform with accounting principles generally accepted in the United States of America and with general financial industry practices. Certain prior year amounts were reclassified to conform to current year classifications. The following summary addresses the most significant policies:

CONSOLIDATION BASIS

Consolidated financial statements include the accounts of Sun Bancorp, Inc. (parent company) and its wholly owned subsidiaries: SunBank (Bank) and Pennsylvania Sun Life Insurance Company (Sun Life). Sun also holds seventy-five percent ownership in Sun Abstract and Settlement Services (Sun Abstract). Sun Life's and Sun Abstract's transactions are not material to the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation.

OPERATIONS

Sun provides a full-range of community and commercial banking services through 17 SunBank offices in central Pennsylvania. The offices are located in diversified local economies with solid manufacturing and service bases. SunBank's primary deposit products include checking, savings, money market, and certificate of deposit accounts. SunBank's primary loan products include commercial loans, consumer loans, and single-family residential mortgages.

USE OF ESTIMATES

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets, the disclosed amounts of contingent assets and liabilities as of the date of the balance sheets, and the reported amounts of revenues and expenses for the periods presented. Actual results could differ significantly from those estimates. In particular, management relies on estimates and assumptions when determining an adequate allowance for loan and lease losses. Refer to the heading "Allowance for Loan and Lease Losses (ALLL)" in Note 1 for additional information.

INVESTMENT SECURITIES

Sun reports all securities, including debt instruments, restricted equities, and unrestricted equities as available for sale. Except for restricted equities, Sun reports all securities at fair value. Unrealized gains or losses, net of tax, are excluded from earnings and reported as a component of accumulated other comprehensive income (loss) within shareholders' equity. Restricted equities consist primarily of Federal Home Loan Bank of Pittsburgh (FHLB) stock, which is carried at cost and evaluated for impairment.

Management estimates fair values based on bid prices from securities dealers when available. When bid prices are not available, management relies on standard economic value models. For certain instruments neither bid prices or economic value models are available, so management estimates fair value based on observable market prices for instruments with similar cash flow and risk characteristics.

Premium amortization and discount accretion are recorded using the level yield method over each security's remaining contractual or expected life (whichever is shorter), adjusted for actual prepayment experience. Realized gains and losses from securities sales are computed based on each security's specific carrying value.

LOANS AND LEASES

Sun recognizes loan and lease interest income using the accrual method applied to outstanding principal. Sun does not recognize interest income when management believes collection is doubtful. When management designates a loan as nonaccrual, accrued interest receivable is generally charged against current earnings. Designation as nonaccrual does not necessarily imply a potential principal charge-off. Sun generally does not recognize interest income on specific loans designated as impaired, unless management has determined further loss potential to be remote. Generally, Sun applies interest payments received on impaired loans to reduce loan principal. Loan fees and origination costs are deferred and recognized over each loan's expected life. Management uses the interest method to report those amounts as interest and fees on loans.

LOAN SERVICING

Mortgage loans serviced for others are not included in Sun's consolidated balance sheets. Unpaid principal of mortgage loans serviced for others totaled $23,286,000 at December 31, 2000, and $30,654,000 at December 31, 1999.
Capitalized mortgage servicing rights (MSRs), included with accrued interest and other assets in the consolidated balance sheets, totaled approximately $44,000 at December 31, 2000 and $50,000 at December 31, 1999.

Sun records MSRs at fair value and amortizes the balance over the period of estimated net servicing income or loss. Sun relies on a valuation model to calculate the net present value of expected future cash flows that determines the MSRs fair value. Sun's valuation model incorporates assumptions market participants might use to estimate future net servicing income, including loan types, interest rates, servicing costs, prepayment speeds, and discount rates. Using this model, Sun periodically evaluates the MSR's value for impairment.

ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL)

Sun's ALLL is funded through periodic provisions for loan and lease losses, and that provision is reported as an expense in current income. Loan losses are charged against the ALLL in the period in which they have been determined to be uncollectible. Recoveries of previously charged off loans are credited to the allowance as they are received. Management funds the ALLL at a level it believes will be adequate to absorb potential losses in the existing loan portfolio. Management believes the ALLL is adequate at December 31, 2000.

Sun's loan portfolio consists primarily of residential mortgage loans and commercial loans concentrated in central Pennsylvania (Lycoming, Snyder, Union, and Northumberland counties). This region's economy depends on the manufacturing and service industries. Unemployment is currently low and real estate values are firm. Management believes the region's economy to be relatively stable.

Management's analysis incorporates many factors, including current economic conditions, loss experience, loan portfolio composition, and anticipated losses. For significant real estate properties, management obtains independent value appraisals. Management also retains consultants to periodically review loan quality, which augments ALLL analysis.

However, unforeseen developments may require management to increase the ALLL. Such developments could include changing economic conditions or negative developments with borrowers. In addition, bank regulators periodically assess Sun's ALLL and may, consistent with examination guidelines and current information, require an increased ALLL. As a result, any number of factors may materially change management's analysis in the future.

FORECLOSED ASSETS

Sun classifies all foreclosed assets as held for sale and reports foreclosed assets at the lower of cost or fair value (less estimated selling costs). Foreclosed assets, which are included with accrued interest and other assets in the consolidated balance sheets, totaled $216,000 at December 31, 2000 and $533,000 at December 31, 1999.

PREMISES AND EQUIPMENT

Sun reports premises and equipment at cost less accumulated depreciation. Depreciation expense is computed and recognized using the straight-line method. Sun generally expenses repair and maintenance expenditures as incurred, and capitalizes such expenditures only when they extend an asset's useful life. When Sun retires or sells premises or equipment, remaining cost and accumulated depreciation are removed from the account and any gain or loss is reported in current income.

GOODWILL

Sun's goodwill represents the excess cost of acquired assets relative to those assets' fair value. Sun amortizes goodwill using the straight-line method and a 15 year life. Sun periodically evaluates the goodwill carrying value for impairment based on fair value and non-discounted operating cash flows. Sun's goodwill results from the acquisition of Bucktail Bank and Trust Company (Bucktail) in 1997. Goodwill amortization totaled $755,000 annually in 2000, 1999, and 1998. Management believes no material impairment of goodwill exists at December 31, 2000.

INCOME TAXES

Sun provides for deferred income taxes as a result of temporary differences between the accrual (financial reporting) and income tax accounting methods. Theses differences primarily involve timing differences for recognition of loan and lease losses, depreciation, goodwill, and loan fee income.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

In the ordinary course of business, Sun enters into off-balance sheet financial instruments. Those instruments consist of commitments to extend credit and standby letters of credit. When those instruments are funded or become payable, Sun reports the amounts in its financial statements. Sun has not entered into any other off-balance sheet derivative instruments.

CASH FLOWS

Sun uses net reporting of cash receipts and payments for certain deposit and lending activities. Cash equivalents include cash and due from banks and interest-bearing deposits in banks. Federal funds and other overnight borrowings are purchased and sold within a one-day period.

TRUST ASSETS AND INCOME

Assets held in a fiduciary or agency capacity are not Sun's assets and are excluded from Sun's consolidated financial statements. Trust income is reported on the accrual basis for 2000 and was reported on the cash basis for 1999 and 1998. The difference between the accrual basis and cash basis for trust income recognition was not material in 1999 and 1998.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. NET INCOME PER SHARE

Net income per share is computed based on the weighted average number of shares of stock outstanding for each year presented. Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," requires presentation of two amounts; basic and diluted net income per share.

The number of shares used in calculating net income per share and dividends per share for 1999 and 1998 reflect the retroactive effect of 5% stock dividends in the second quarters of 1999 and 1998. The following data shows the amounts used in computing net income per share and the weighted average number of shares of dilutive stock options:

                                                                                             Common
                                                                            Income           Shares          Net Income
                                                                           Numerator       Denominator       Per Share
                                                                           ---------       -----------       ----------
2000
----

Net income per share -- Basic                                              $4,598,000       6,769,924         $0.68
Dilutive effect of potential common stock arising from stock options:
  Exercise of options outstanding                                                             112,952
  Hypothetical share repurchase at $15.13                                                     (98,614)
                                                                           ----------      ----------         -----
NET INCOME PER SHARE -- DILUTED                                            $4,598,000       6,784,262         $0.68
                                                                           ==========       =========         =====


1999
----

Net income per share -- Basic                                              $8,755,000       6,813,956         $1.28
Dilutive effect of potential common stock arising from stock options:
  Exercise of options outstanding                                                             238,137
  Hypothetical share repurchase at $23.41                                                    (191,979)
                                                                           ----------      ----------         -----
NET INCOME PER SHARE -- DILUTED                                            $8,755,000       6,860,114         $1.28
                                                                           ==========       =========         =====
1998
----

NET INCOME PER SHARE -- BASIC                                              $8,726,000       6,856,955         $1.27
Dilutive effect of potential common stock arising from stock options:
  Exercise of options outstanding                                                             246,817
  Hypothetical share repurchase at $26.43                                                    (180,406)
                                                                           ----------      ----------         -----
NET INCOME PER SHARE -- DILUTED                                            $8,726,000       6,923,366         $1.26
                                                                           ==========      ==========         =====


3. COMPREHENSIVE INCOME (LOSS)

Accounting principles generally require recognized revenues, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, including unrealized gains and losses on available for sale securities, are reported as a separate equity component and as components of comprehensive income (loss). Other comprehensive income (loss) components and related tax effects were:

(IN THOUSANDS)

YEARS ENDED DECEMBER 31,                                                       2000           1999           1998
------------------------                                                     --------       --------       --------
Unrealized holding gains (losses) on available for sale securities           $ 11,797       $(17,255)      $   (355)
Less: Reclassification adjustment for losses (gains) realized in income         1,955         (1,962)        (1,403)
                                                                             --------       --------       --------
Net unrealized gains (losses)                                                  13,752        (19,217)        (1,758)
Income tax (expense) benefit                                                   (4,676)         6,534            598
                                                                             --------       --------       --------
NET                                                                          $  9,076       $(12,683)      $ (1,160)
                                                                             ========       ========       ========

4. RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

Based on deposit levels, Sun must maintain cash and other reserves with the Federal Reserve Bank of Philadelphia (FRB). Those reserves averaged $800,000 in 2000, $619,000 in 1999, and $4,459,000 in 1998. In 1999, Sun implemented account analysis systems, which enable reclassification of transaction accounts to non-transaction accounts. This reclassification reduced the required reserve amount for 2000 and 1999. These reserves were $681,000 at December 31, 2000 and $594,000 at December 31, 1999.

Deposits maintained at each financial institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. Sun maintains cash and cash equivalents with financial institutions in excess of the insured amount.

5. INVESTMENT SECURITIES

Sun's entire investment portfolio is classified as available for sale. The amortized cost and fair value of investment securities at December 31, 2000 and 1999 are shown below:

(IN THOUSANDS)

                                                                     Gross        Gross
                                                      Amortized    Unrealized    Unrealized        Fair
DECEMBER 31, 2000                                       Cost         Gains         Losses          Value
-----------------                                     --------      --------      --------       --------
DEBT SECURITIES:
Obligations of U.S. government agencies               $251,300      $  1,301      $ (2,353)      $250,248
Obligations of states and political subdivisions        18,341           445           (33)        18,753
Other corporate                                          5,277            87          (227)         5,137
                                                      --------      --------      --------       --------
TOTAL DEBT SECURITIES                                  274,918         1,833        (2,613)       274,138
                                                      --------      --------      --------       --------
EQUITY SECURITIES:
Marketable equity securities                             5,376             9        (1,640)         3,745
Restricted equity securities                            12,630          --            --           12,630
                                                      --------      --------      --------       --------
Total equity securities                                 18,006             9        (1,640)        16,375
                                                      --------      --------      --------       --------
Total                                                 $292,924      $  1,842      $ (4,253)      $290,513
                                                      ========      ========      ========       ========
DECEMBER 31, 1999
-----------------
DEBT SECURITIES:
Obligations of U.S. government agencies               $256,605      $      9      $(13,662)      $242,952
Obligations of states and political subdivisions        21,049           117          (650)        20,516
Other corporate                                            500          --            --              500
                                                      --------      --------      --------       --------
TOTAL DEBT SECURITIES                                  278,154           126       (14,312)       263,968
                                                      --------      --------      --------       --------
EQUITY SECURITIES:
Marketable equity securities                             8,398             5        (1,980)         6,423
Restricted equity securities                            12,225          --            --           12,225
                                                      --------      --------      --------       --------
Total equity securities                                 20,623             5        (1,980)        18,648
                                                      --------      --------      --------       --------
TOTAL                                                 $298,777      $    131      $(16,292)      $282,616
                                                      ========      ========      ========       ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and estimated fair value of Sun's securities at December 31, 2000 and 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

SECURITIES BY CONTRACTUAL MATURITY*:

(IN THOUSANDS)

DECEMBER 31,                                           2000                              1999
------------                             -----------------------------      ---------------------------
                                         AMORTIZED COST     FAIR VALUE      Amortized Cost   Fair Value
                                         --------------    ------------     --------------   ----------
DEBT SECURITIES:
Due in one year or less                    $     15         $     15          $     15        $     15
Due after one year through five years        12,054           12,026                60              60
Due after five years through ten years       57,102           56,709            40,008          37,474
Due after ten years                          22,831           23,291            21,459          20,926
Mortgage-backed securities                  182,916          182,097           216,612         205,493
                                           --------         --------          --------        --------
Total debt securities                       274,918          274,138           278,154         263,968
Equity securities                            18,006           16,375            20,623          18,648
                                           --------         --------          --------        --------
TOTAL                                      $292,924         $290,513          $298,777        $282,616
                                           ========         ========          ========        ========

*Actual principal cash flows may differ due to individual securities' call, prepayment, and other options.

Securities with a carrying value of $275,996,000 at December 31, 2000 and $263,000,000 at December 31, 1999 were pledged to secure public deposits, trust deposits, securities sold under agreements to repurchase, FHLB borrowings, and other balances required by law.

Sun's securities do not include any concentrations exceeding 10% of shareholders' equity from any individual issuer (excluding those guaranteed by the U.S. government or its agencies).

SALES OF SECURITIES:

FOR THE YEARS ENDED DECEMBER 31,          2000              1999              1998
--------------------------------       -----------       -----------       -----------
Gross Realized Gains                   $   964,000       $ 1,967,000       $ 1,550,000
Gross Realized Losses                   (2,919,000)           (5,000)         (147,000)
                                       -----------       -----------       -----------
Net Realized Gains (Losses)            $(1,955,000)      $ 1,962,000       $ 1,403,000
                                       ===========       ===========       ===========

6. LOANS

Loan activity is well diversified and focused within Sun's defined market area. However, borrowers' ability to repay loans depends in part on economic conditions in Sun's market area. Sun had "floor plan" loans to automobile dealers of $17,002,000 at December 31, 2000, and $14,329,000 at December 31,
1999. These loans are generally secured by vehicles and are typically repaid from cash flow or proceeds from vehicle sales.

LOAN PORTFOLIO COMPOSITION:

(IN THOUSANDS)

DECEMBER 31,                                                                  2000              1999
------------                                                               -----------       -----------
Real estate -- Mortgages                                                    $ 203,371         $ 178,876
Real estate -- Construction                                                     5,340             3,318
Agricultural                                                                      617             1,059
Commercial and industrial                                                     117,096           114,193
Individual                                                                     86,123            85,255
Other                                                                              54               104
                                                                            ---------         ---------
TOTAL                                                                         412,601           382,805
Less: Unearned income on loans                                                   (391)             (740)
Unamortized net discount on purchased loans                                      (214)             (508)
Deferred loan fees                                                               (147)             (215)
ALLL                                                                           (5,074)           (3,857)
                                                                            ---------         ---------
NET                                                                         $ 406,775         $ 377,485
                                                                            =========         =========
Transactions in the ALLL were as follows:

ALLL:

(IN THOUSANDS)

YEARS ENDED DECEMBER 31,                                                      2000             1999              1998
------------------------                                                  -----------       -----------       -----------
Balance, beginning of year                                                $     3,857       $     3,327       $     3,130
Provision for loan and lease losses                                             2,500             1,925             1,200
Recoveries                                                                        270               211               248
Loans charged off                                                              (1,553)           (1,606)           (1,251)
                                                                          -----------       -----------       -----------
BALANCE, END OF YEAR                                                      $     5,074       $     3,857       $     3,327
                                                                          ===========       ===========       ===========
IMPAIRED LOANS AND PAST DUE LOANS:

AT DECEMBER 31,                                                               2000             1999              1998
---------------                                                           -----------       -----------       -----------
Impaired loans                                                            $ 3,482,000       $ 2,517,000       $ 2,523,000
Accruing loans past due 90 days or more as to principal and interest      $ 1,429,000       $ 1,015,000       $ 2,867,000
Amount of impaired loans with a related allowance for possible loss       $ 3,482,000       $ 2,517,000       $ 2,523,000
Amount of impaired loans with no related allowance                               --                --                --
Total allowance for impaired loans                                        $   410,000       $   459,000       $   277,000

FOR YEARS ENDED DECEMBER 31,                                                  2000              1999              1998
----------------------------                                              -----------       -----------       -----------
Average investment in impaired loans                                      $ 3,518,000       $ 3,288,000       $ 3,661,000
Interest income recognized on impaired loans (all cash basis)             $   271,000       $   253,000       $   496,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31:

(IN THOUSANDS)

DECEMBER 31,                                          2000               1999
------------                                        --------           --------
Land                                                $  1,542           $  1,542
Bank premises                                          9,529              9,281
Furniture and equipment                                5,884              4,967
                                                    --------           --------
TOTAL COST                                            16,955             15,790
                                                    ========           ========
Less: Accumulated depreciation                        (6,060)            (5,248)
                                                    --------           --------
BANK PREMISES AND EQUIPMENT, NET                    $ 10,895           $ 10,542
                                                    ========           ========

Depreciation expense was $812,000 in 2000, $715,000 in 1999, and $683,000 in
1998.

8. DEPOSITS

The following table reflects certificates of deposit and other time deposits and their remaining maturities as of December 31, 2000:

(IN THOUSANDS)

YEARS ENDING DECEMBER 31:
-------------------------
2001                                                $175,517
2002                                                  43,877
2003                                                  10,437
2004                                                   3,178
2005                                                   5,289
Thereafter                                                38
                                                    --------
TOTAL                                               $238,336
                                                    ========

ACCOUNTS OF $100,000 OR MORE:

The totals above include certificates of deposit and other time deposits issued in amounts of $100,000 or more. These deposits and their remaining maturities, at December 31, 2000 were:

(IN THOUSANDS)

DECEMBER 31, 2000
-----------------
Three months or less                                 $10,306
Three through six months                               7,485
Six through twelve months                             19,479
Over twelve months                                     7,215
                                                     -------
TOTAL                                                $44,485
                                                     =======


Interest on deposits of $100,000 or more amounted to approximately $2,608,000 in 2000, $2,001,000 in 1999, and $1,842,000 in 1998.

9. BORROWED FUNDS

At December 31, 2000, Sun's maximum borrowing capacity at the FHLB was $253,067,000, with $30,786,000 in unused capacity. At December 31, 1999, Sun's maximum borrowing capacity at the FHLB was $250,735,000, with $15,310,000 in unused capacity. Sun also maintains a line of credit with Allfirst Bank of $5,000,000 which has never been used.

Borrowed funds as of December 31, 2000 and 1999 included:

(IN THOUSANDS)

DECEMBER 31,                                                                          2000          1999
------------                                                                        --------      --------
SHORT-TERM BORROWINGS:
Securities sold under agreements to repurchase (1)                                  $  9,557      $ 14,516
Treasury Tax and Loan Note Option (2)                                                     25            25
FHLB repurchase agreements (3)                                                          --          21,425
                                                                                    --------      --------
TOTAL SHORT-TERM BORROWINGS                                                            9,582        35,966
                                                                                    ========      ========
Other Borrowed Funds:
FHLB advances (4)                                                                    222,000       214,000
                                                                                    --------      --------
TOTAL BORROWED FUNDS                                                                $231,582      $249,966
                                                                                    ========      ========

(1) Securities sold under agreements to repurchase represent deposit customers' cash management accounts. These repurchase agreements are collateralized by a blanket agreement with the FRB in which the actual ownership of the securities is not transferred. The maximum month end amount of securities sold under agreements to repurchase was $17,563,000 in 2000, $15,332,000 in 1999, and $20,190,000 in 1998. The average daily amount of such borrowings was $11,438,000 in 2000, $12,175,000 in 1999, and $13,611,000 in 1998, and
     the weighted average interest rates were 4.66% in 2000, 3.36% in 1999, and 3.50% in 1998.

(2) Borrowings on the Treasury Tax and Loan Note Option (TT&L) represent tax funds deposited and held until the U.S. Treasury calls the balance. At December 31, 2000, the maximum amount available to borrow through the Note Options was $25,000. The maximum month end amount of such borrowings was $25,000 in 2000, $3,663,000 in 1999 and $10,000,000 in 1998. The average daily amount of such borrowings was $25,000 in 2000, $199,000 in 1999, and $3,030,000 in 1998, and the weighted average interest rates were 5.88% in 2000, 4.52% in 1999, and 5.21% in 1998.

(3) Sun utilizes an FHLB repurchase program as an overnight source of funds. As of December 31, 2000, the total commitment was $50,000,000. The maximum month end amount of such borrowings was $20,535,000 in 2000, $22,161,000 in 1999, and $11,605,000 in 1998. The daily average amount of such borrowings was $5,264,000 in 2000, $8,034,000 in 1999, and $1,365,000 in 1998, and the
     weighted average interest rates were 6.04% in 2000, 5.30% in 1999, and 5.37% in 1998.

(4) FHLB advances represent variable and fixed rate borrowings collateralized by first-lien residential mortgages and investment securities issued by U.S. government agencies. Stated maturities are shown below:

(IN THOUSANDS)

DECEMBER 31,                                                                          2000          1999
------------                                                                        --------      --------
Variable rates between 4.94% and 5.41%, at December 31, 2000, maturity 2008         $ 70,000      $ 70,000
Variable rates between 4.93% and 5.88%, at December 31, 2000, maturity 2009           50,000        50,000
Variable rates between 5.86% and 6.36%, at December 31, 2000, maturity 2010          100,000            --
Variable rate of 6.07%, maturity 2000                                                     --        25,000
Variable rates between 5.48% and 6.06%, at December 31, 2000, maturity 2001               --        10,000
Variable rates between 5.52% and 6.38%, at December 31, 2000, maturity 2002               --        55,000
Fixed rates between 7.80% and 7.88%, maturity 2002                                     2,000         2,000
Fixed rate of 6.40%, maturity 2000                                                        --         2,000
                                                                                    --------      --------
Total                                                                               $222,000      $214,000
                                                                                    ========      ========

All FHLB advances are collateralized by Sun's investment in obligations of U.S. government agencies and first mortgage loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires Sun to disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market and financial instrument information. These estimates do not reflect any premium or discount that could result from a sale of any particular financial instrument or group of instruments. Established markets do not exist for many of Sun's financial instruments, so fair value estimates are based on judgments regarding current economic conditions, return rates, and anticipated risk characteristics. These estimates are highly subjective, involve considerable uncertainty, and cannot be precisely determined. Changes to those assumptions can significantly affect the estimated fair values.

Sun determines estimated fair value using historical data and reasonable estimation methodology for each financial instrument category. Estimated fair value for Sun's investment securities is detailed in Note 5. All other fair value estimates, methods, and assumptions are set forth below:

CASH AND DUE FROM BANKS:

The carrying amounts for cash and due from banks represent approximate fair value.

LOANS:

Management segregates loans into categories with homogeneous types, financial structure, and risk characteristics. For performing loans, expected cash flows until full repayment are discounted at a rate which management believes fairly reflects credit, interest rate, and other risks. Cash flows and maturities are estimated based on Sun's historical experience with each loan category (modified as warranted for current economic conditions).

Management estimates fair value for significant nonperforming loans based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Credit risk, cash flows, and discount rate assumptions are determined using market information using methods management believes to be reasonable.

(IN THOUSANDS)

DECEMBER 31,                        2000                          1999
------------              --------------------------    --------------------------
                          BOOK VALUE    MARKET VALUE    Book Value    Market Value
                          ----------    ------------    ----------    ------------
Total loans                $406,775       $405,026       $377,485       $374,772
                           ========       ========       ========       ========

DEPOSITS:

Fair value of deposits with no stated maturity, such as demand deposits, NOW accounts, savings deposits, and Insured Money Market Accounts, are estimated at carrying value. Fair value of deposits with frequently reset adjustable rates or managed rates are estimated at carrying value (such deposits are generally priced at market). Fair value of time deposits is based on the discounted value of contractual cash flows discounted at observed market rates for time deposits with similar characteristics and remaining maturities. Fair value estimates for deposits are not based on market rates for borrowings or other higher cost alternatives.

(IN THOUSANDS)

DECEMBER 31,                        2000                          1999
------------              --------------------------    --------------------------
                          BOOK VALUE    MARKET VALUE    Book Value    Market Value
                          ----------    ------------    ----------    ------------
Total deposits             $444,566       $444,591       $400,121       $400,984
                           ========       ========       ========       ========

BORROWED FUNDS:

Current available borrowing rates from similar sources are used to value existing borrowings.

(IN THOUSANDS)

DECEMBER 31,                        2000                          1999
------------              --------------------------    --------------------------
                          BOOK VALUE    MARKET VALUE    Book Value    Market Value
                          ----------    ------------    ----------    ------------
Total borrowed funds       $231,582      $225,935        $249,966       $244,986
                           ========      ========        ========       ========

OFF-BALANCE SHEET ITEMS:

There is no material difference between the notional amount and the estimated fair value of off-balance sheet items. Those items totaled $66,541,000 at December 31, 2000, and $74,627,000 at December 31, 1999. Those items primarily consist of unfunded loan commitments, which are generally priced at market when funded.

11. COMMON STOCK PLANS

Sun has three common stock plans for employees and directors. The 1998 Stock Incentive Plan, administered by a disinterested Board of Directors committee, allows 716,625 shares of common stock for key officers and other management employees in the form of qualified options, nonqualified options, stock appreciation rights, or restrictive stock. The 1998 Independent Directors Stock Option Plan allows 115,763 shares of common stock to be issued to non-employee directors. Options under those plans expire ten years after the grant date. Also, 248,063 shares were allocated for the 1998 Employee Stock Purchase Plan, which permits all employees to purchase common stock at an option price per share not less than 85% of the market value on the exercise date. Each option under the 1998 Employee Stock Purchase Plan expires no later than 5 years from the grant date. This plan terminates in 2008.

Sun applies Accounting Principles Board Opinion 25 and related interpretations to account for its common stock plans. Accordingly, Sun has not recognized compensation expense for the plans. Had compensation costs been determined based on fair values at the grant dates (pursuant to SFAS #123), Sun's net income and earnings per share for 2000, 1999, and 1998 would have been adjusted to the pro forma amounts indicated below:

                                                       2000                      1999              1998
                                                       ----                      ----              ----
NET INCOME:
As reported                                         $4,598,000                $8,755,000        $8,726,000
Pro forma                                           $4,322,000                 8,188,000        $8,313,000
EARNINGS PER SHARE-- BASIC:
As reported                                               $.68                     $1.28             $1.27
Pro forma                                                 $.64                     $1.20             $1.21

For the pro forma calculations above, each option grant's fair value was estimated on the grant date using the Black-Scholes option-pricing model and the following weighted-average assumptions for grants issued in 2000, 1999, and 1998:

                                                       2000                      1999              1998
                                                       ----                      ----              ----
Dividend yield                                              5%                        3%                3%
Volatility                                                 24%                       24%               25%
RISK-FREE INTEREST RATES:
Stock Incentive Plan                                     6.13%                     5.37%             5.57%
Independent Directors Plan                               6.55%                     5.18%             5.63%
Expected option lives                                  4 YEARS                   4 years           4 years

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The common stock plans, adjusted retroactively for stock dividends in 1999 and 1998, are summarized below:

                                           2000                       1999                        1998
                                     --------------------------  -------------------------  -------------------------
                                               WEIGHTED-AVERAGE           Weighted-average           Weighted-average
                                     SHARES     EXERCISE PRICE   Shares    Exercise Price   Shares    Exercise Price
                                     ------     --------------   ------    --------------   ------    --------------
Outstanding, beginning of year       436,358       $23.25        361,122      $23.82        294,960       $18.57
Granted                              117,356        15.64        124,943       23.82        131,870        33.05
Exercised                             (7,504)       13.20        (27,503)      14.49        (48,449)       12.96
Forfeited                            (35,323)       13.17        (22,204)      26.84        (17,259)       26.34
                                     -------       ------        -------      ------        -------       ------
OUTSTANDING, END OF YEAR             510,887       $22.35        436,358      $23.25        361,122       $23.82
                                     =======       ======        =======      ======        =======       ======
OPTIONS EXERCISABLE AT YEAR END      428,387                     346,862                    262,106
                                     =======                     =======                    =======
FAIR VALUE OF OPTIONS GRANTED
  DURING THE YEAR                      $2.12                       $4.19                      $7.24
                                     =======                     =======                    =======

The following table summarizes the fixed stock options outstanding under the Stock Incentive Plan and the Independent Directors Plan at December 31, 2000:

Exercise          Number Outstanding            Remaining         Number Exercisable
 Prices          at December 31, 2000       Contractual Life    at December 31, 2000
 ------          --------------------       ----------------    --------------------
$10.76                  15,786                   4 years              15,786
$11.22                   1,646                   5 years                1,646
$13.71                  30,215                   5 years               30,215
$16.24                   6,330                  6 years                 6,330
$18.43                  46,152                   6 years               46,152
$19.19                   9,053                   7 years                9,053
$21.89                  60,765                   7 years               60,765
$33.70                  11,522                   8 years               11,522
$34.29                  79,528                   8 years               79,528
$22.28                  11,018                   9 years               11,018
$25.71                  80,836                   9 years               80,836
$16.56                  10,231                  10 years               10,231
$16.00                  82,500                  10 years                   --
                       -------                 ---------              -------
                       445,582                 7.9 years              363,082
                       =======                 =========              =======

12. EMPLOYEE BENEFIT PLANS

Sun provides a defined contribution pension plan that covers substantially all employees. Sun's contributions are based on employee contributions and compensation. In addition to the defined contribution plan, Sun provides supplemental payments to certain key employees upon retirement. Expenses related to to these plans were:

                                     2000          1999          1998
                                     ----          ----          ----
Defined pension contributions      $350,000      $327,000      $328,000
Supplemental payment expense       $ 40,000      $ 37,000      $ 35,000

13. INCOME TAXES

Temporary differences produced a deferred tax asset at December 31, 2000 and 1999, which is summarized below:

(IN THOUSANDS)

DECEMBER 31,                                     2000        1999
------------                                    ------      ------
DEFERRED TAX ASSETS:
Loan losses                                     $1,679      $1,242
Discount on loans acquired from Bucktail           149         254
Loan fees and costs                                 47          67
Premium on deposits assumed from Bucktail            9          26
Nonaccrual interest                                 28          68
Supplemental compensation plan                     104          91
Unrealized losses on investment securities         820       5,495
Other                                              178          55
                                                ------      ------
Total                                           $3,014      $7,298
                                                ------      ------
DEFERRED TAX LIABILITIES:
Bank premises and equipment                        868         855
Other                                               52          23
                                                ------      ------
Total                                              920         878
                                                ------      ------
DEFERRED TAX ASSET, NET                         $2,094      $6,420
                                                ======      ======

Sun's income tax provision for 2000, 1999, and 1998 consists of the following:

(IN THOUSANDS)

DECEMBER 31,                                        2000          1999        1998
------------                                        ----          ----        ----
Current provision                                 $ 1,875       $ 3,383      $ 2,691
Deferred income tax (benefit) provision              (349)            2          254
Tax expense from allocation of
  stock option tax benefits directly to equity       --              40          134
                                                  -------       -------      -------
INCOME TAX PROVISION                              $ 1,526       $ 3,425      $ 3,079
                                                  =======       =======      =======

Actual income tax expense reconciles to the tax amount, which would have been recognized at the federal statutory rate as follows:

(IN THOUSANDS)

YEARS ENDED DECEMBER 31,                           2000                       1999                      1998
                                           ----------------------     ---------------------     ---------------------
                                            AMOUNT          RATE       Amount         Rate       Amount         Rate
                                            ------          ----       ------         ----       ------         ----
Federal income tax at statutory rate       $ 2,143         35.0%     $ 4,263         35.0%     $ 4,132         35.0%
Tax exempt income                             (668)       (10.9)        (838)        (6.9)      (1,017)        (8.6)
Amortization of goodwill                       264          4.3          264          2.2          264          2.2
Tax credits from limited partnerships         (225)        (3.7)        (228)        (1.9)        (225)        (1.9)
Other items                                     12           .2          (36)         (.3)         (75)         (.6)
                                           -------       ------      -------       ------      -------       ------
INCOME TAX PROVISION                       $ 1,526         24.9%     $ 3,425         28.1%     $ 3,079         26.1%
                                           =======       ======      =======       ======      =======       ======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. RELATED PARTY TRANSACTIONS

Certain executive officers, corporate directors, or companies in which they have 10 percent or more beneficial ownership were indebted to Sun or held deposit accounts with the Bank during 2000. All transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal collection risk. Other changes are transfers in and out of the related party category.

RELATED PARTY INDEBTEDNESS:

(IN THOUSANDS)                              Beginning                    New          Other        Ending
                                             Balance        Loans    Repayments     Changes       Balance
                                             -------        -----    ----------     -------       -------
9 DIRECTORS, 3 EXECUTIVE OFFICERS 2000       $ 5,673      $ 9,729      $(8,887)      $ (47)        $ 6,468
9 Directors, 6 Executive Officers 1999         7,167          106       (1,600)         --           5,673
11 Directors, 6 Executive Officers 1998        8,844        1,708       (3,385)         --           7,167

The above transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risks of collectibility. Other changes are transfers in and out of the related party category.

RELATED PARTY DEPOSITS:

                        2000             1999            1998
                        ----             ----            ----
Deposit Balances      $2,803,000      $3,886,000      $2,622,000

15. OFF-BALANCE SHEET RISK

Sun is a party to financial instruments with off-balance sheet risk in the normal course of business to meet customers' financing needs. These financial instruments include commitments to extend credit and standby letters of credit containing, in varying degrees, credit and interest rate risk exceeding the amount recognized in the balance sheet.

Credit risk from nonperformance by counterparties to commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Sun uses the same credit policies to guide commitments and conditional obligations as it does for direct, funded loans.

Commitments to extend credit are agreements to lend to a customer as long as no contract conditions are violated. Commitments generally include fixed expiration dates or other termination clauses and certain fee payments. Since many commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The collateral amount obtained, if deemed necessary, is based on management's credit evaluation of the customer. Collateral types vary but may include accounts receivable, inventory, property, equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments that guarantee a customer's performance to a third party. Those guarantees are primarily issued to support borrowing arrangements and related transactions. Terms vary from one month to 24 months and may have renewal features. Credit risk differs little from direct loans to customers. When warranted, Sun holds collateral against those commitments.

                                                           2000             1999
                                                           ----             ----
Commitments to extend credit (binding)                  $62,591,000      $72,091,000
Standby letters of credit and financial guarantees      $ 3,950,000      $ 2,536,000

16. REGULATORY MATTERS

Sun and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements could prompt regulatory action that, if undertaken, might materially affect Sun's financial statements. Under regulatory capital adequacy guidelines, Sun and the Bank must meet specific capital requirements involving quantitative measures of assets, liabilities, and certain off-balance sheet items (calculated using regulatory accounting practices). All related factors are subject to qualitative judgments by the regulators.

Capital adequacy regulations require Sun and the Bank to maintain minimum total and Tier I capital amounts and ratios. To be considered "well capitalized", Sun must maintain higher capital amounts and ratios. Management believes Sun and the Bank meet all applicable capital adequacy requirements as of December 31, 2000 and 1999. The table below details Sun's capital amounts and ratios, and lists regulatory minimum and well capitalized requirements.

(IN THOUSANDS)

                                                                                           To Be Well Capitalized
                                                                         For Capital       Under Prompt Corrective
                                                     Actual           Adequacy Purposes       Action Provisions
                                              --------------------    -----------------       -----------------
                                              Amount         Ratio    Amount        Ratio    Amount         Ratio
                                              ------         -----    ------        -----    ------         -----
AS OF DECEMBER 31, 2000:

TOTAL CAPITAL (TO RISK WEIGHTED ASSETS)       $59,303        15.0%    $31,651        8.0%    $39,564        10.0%
TIER 1 CAPITAL (TO RISK WEIGHTED ASSETS)      $54,356        13.7%    $15,825        4.0%    $23,738         6.0%
TIER 1 CAPITAL (TO AVERAGE ASSETS)            $54,356         7.5%    $29,041        4.0%    $36,302         5.0%

AS OF DECEMBER 31, 1999:

Total Capital (to Risk Weighted Assets)       $59,792        16.1%    $29,790        8.0%    $37,238        10.0%
Tier 1 Capital (to Risk Weighted Assets)      $55,935        15.0%    $14,895        4.0%    $22,343         6.0%
Tier 1 Capital (to Average Assets)            $55,935         8.5%    $26,444        4.0%    $33,055         5.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY
CONDENSED BALANCE SHEETS

(IN THOUSANDS)

DECEMBER 31,                                         2000            1999
------------                                         ----            ----
ASSETS:
Cash                                               $     28       $     25
Securities available for sale                           740            654
Subsidiary investments:
  SunBank                                            61,307         53,915
  Pennsylvania Sun Life Insurance Company               465            393
  Sun Abstract & Settlement Services                     15           --
Receivable from SunBank                                --            1,019
Other assets                                             94             12
                                                   --------       --------
TOTAL ASSETS                                       $ 62,649       $ 56,018
                                                   ========       ========
LIABILITIES:
Accounts payable                                   $    122       $      5
                                                   --------       --------
SHAREHOLDERS' EQUITY:
Common stock                                         81,632         81,520
Retained earnings (deficit)                         (11,177)       (10,498)
Accumulated other comprehensive income (loss)        (1,591)       (10,667)
Treasury stock                                       (6,337)        (4,342)
                                                   --------       --------
TOTAL SHAREHOLDERS' EQUITY                           62,527         56,013
                                                   --------       --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY         $ 62,649       $ 56,018
                                                   ========       ========

CONDENSED STATEMENTS OF INCOME

(IN THOUSANDS)

YEARS ENDED DECEMBER 31,                                      2000          1999          1998
------------------------                                      ----          ----          ----
INCOME:
Dividends from SunBank                                      $ 6,506       $ 5,714       $ 5,545
Net security gains                                             --             198           226
Interest and other income                                        19            26            49
                                                            -------       -------       -------
TOTAL INCOME                                                  6,525         5,938         5,820
                                                            -------       -------       -------
EXPENSES:
Stationery and printing                                          17            23            20
Professional fees                                                82            87            46
Other expenses                                                  221           143           104
Loss from investment in limited partnerships                   --              29           171
                                                            -------       -------       -------
TOTAL EXPENSES                                                  320           282           341
                                                            -------       -------       -------
Income before income taxes and equity in undistributed
  earnings of subsidiaries                                    6,205         5,656         5,479
Income tax benefit                                             (107)         (281)         (294)
                                                            -------       -------       -------
Income before equity in undistributed
  earnings of subsidiaries                                    6,312         5,937         5,773
Equity in undistributed earnings of subsidiaries              1,714         2,818         2,953
                                                            -------       -------       -------
NET INCOME                                                  $ 4,598       $ 8,755       $ 8,726
                                                            =======       =======       =======

CONDENSED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

YEARS ENDED DECEMBER 31,                                        2000          1999          1998
------------------------                                        ----          ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                    $ 4,598       $ 8,755       $ 8,726
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Equity in undistributed earnings of subsidiaries            1,714        (2,818)       (2,953)
    Loss from investment in limited partnerships                 --              29           171
    Realized net security gains                                  --            (198)         (226)
    Decrease (increase) in other assets                           989          (176)          (87)
    Increase (decrease) in liabilities                            117            (2)           (2)
                                                              -------       -------       -------
NET CASH PROVIDED BY OPERATING ACTIVITIES                       7,418         5,590         5,629
                                                              -------       -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investment securities                               (240)         (110)         (908)
Purchase of investment in Sun Abstract                            (15)         --            --
Proceeds from transfer of investment in
    limited partnerships to SunBank                              --           1,488          --
Proceeds from sales of investment securities                     --             833           804
                                                              -------       -------       -------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES              (255)        2,211          (104)
                                                              -------       -------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends                                                 (5,277)       (6,135)       (5,369)
Purchase of treasury stock                                     (1,995)       (2,163)         (770)
Proceeds from sale of stock for employee benefit program          112           398           627
                                                              -------       -------       -------
Net cash used in financing activities                          (7,160)       (7,900)       (5,512)
                                                              -------       -------       -------
Net increase (decrease) in cash and cash equivalents                3           (99)           13
Cash and cash equivalents at beginning of year                     25           124           111
                                                              -------       -------       -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                      $    28       $    25       $   124
                                                              -------       -------       -------

No interest or income taxes were paid by the parent company during 2000, 1999, and 1998.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

2000                                     1st Qtr.       2nd Qtr.       3rd Qtr.       4th Qtr.        Total
----                                     --------       --------       --------       --------        -----
INTEREST INCOME                          $ 12,934       $ 13,255       $ 13,691       $ 13,680       $ 53,560
INTEREST EXPENSE                           (7,410)        (7,698)        (8,274)        (8,443)       (31,825)
                                         --------       --------       --------       --------       --------
NET INTEREST INCOME                         5,524          5,557          5,417          5,237         21,735
PROVISION FOR LOAN AND LEASE LOSSES          (600)          (700)          (600)          (600)        (2,500)
NET SECURITY (LOSSES) GAINS                    15         (2,265)           247             48         (1,955)
OTHER OPERATING INCOME                        706            769            710            754          2,939
OTHER OPERATING EXPENSES                   (3,121)        (3,430)        (3,364)        (4,180)       (14,095)
                                         --------       --------       --------       --------       --------
INCOME (LOSS) BEFORE INCOME TAXES           2,524            (69)         2,410          1,259          6,124
INCOME TAX (PROVISION) BENEFIT               (716)           155           (639)          (326)        (1,526)
                                         --------       --------       --------       --------       --------
NET INCOME                               $  1,808       $     86       $  1,771       $    933       $  4,598
                                         ========       ========       ========       ========       ========
NET INCOME PER SHARE - BASIC             $    .27       $    .01       $    .26       $    .14       $    .68
                                         ========       ========       ========       ========       ========
NET INCOME PER SHARE - DILUTED           $    .27       $    .01       $    .26       $    .14       $    .68
                                         ========       ========       ========       ========       ========


1999                                     1st Qtr.       2nd Qtr.       3rd Qtr.       4th Qtr.        Total
----                                     --------       --------       --------       --------        -----
Interest income                          $ 11,218       $ 11,474       $ 11,991       $ 12,771       $ 47,454
Interest expense                           (6,061)        (6,265)        (6,629)        (7,275)       (26,230)
                                         --------       --------       --------       --------       --------
Net interest income                         5,157          5,209          5,362          5,496         21,224
Provision for loan and lease losses          (450)          (450)          (450)          (575)        (1,925)
Net security gains                            592            427            517            426          1,962
Other operating income                        704            752            758            784          2,998
Other operating expenses                   (2,880)        (2,903)        (3,116)        (3,180)       (12,079)
                                         --------       --------       --------       --------       --------
Income before income taxes                  3,123          3,035          3,071          2,951         12,180
Income tax provision                         (880)          (814)          (820)          (911)        (3,425)
                                         --------       --------       --------       --------       --------
NET INCOME                               $  2,243       $  2,221       $  2,251       $  2,040       $  8,755
                                         ========       ========       ========       ========       ========
NET INCOME PER SHARE - BASIC             $    .32       $    .33       $    .33       $    .30       $   1.28
                                         ========       ========       ========       ========       ========
NET INCOME PER SHARE - DILUTED           $    .32       $    .33       $    .33       $    .30       $   1.28
                                         ========       ========       ========       ========       ========

19. RECENT ACCOUNTING PRONOUNCEMENTS

In June, 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement established accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as an asset or liability at its fair value. The statement requires changes in each derivative's fair value to be recognized in current earnings unless specific hedge accounting criteria are met. Sun is required to adopt SFAS No. 133 on January 1, 2001 and it cannot be retroactively applied to prior period financial statements. Management does not expect initial adoption of SFAS No. 133 to materially affect Sun's operations or financial position.

In September, 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement supercedes and replaces the guidance in SFAS No. 125. It revises the standards for accounting for securities and other transfers of financial assets and collateral and it requires certain disclosures, although it carries over most of SFAS No. 125's provisions without reconsideration. The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, and for recognition and reclassification of collateral for fiscal years ending after December 15, 2000. This statement is to be applied prospectively within certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions is not permitted. Sun has not yet determined the impact, if any, from this statement on Sun's financial condition, equity, results of operations, or disclosures.

20. SUBSEQUENT EVENTS

On January 8, 2001, Sun reached agreement to purchase a Mellon Bank branch located in Lewisburg, Pennsylvania. The branch purchase will consist of fixed assets, approximately $34,000,000 in deposits, and goodwill of approximately $4,898,000.

On January 16, 2001, management announced a definitive agreement for Sun to acquire Guaranty Bank, N.A. (Guaranty) through a merger of Guaranty with, into and under the charter of SunBank. Guaranty, based in Wilkes-Barre, Pennsylvania, consists of six offices with approximately $120,000,000 in assets. The merger will be accounted for as a purchase, including goodwill of approximately $7,038,000. Management expects this merger to be completed during the second quarter of 2001.

On January 18, 2001, the Board of Directors declared a quarterly cash dividend of $0.15 per common share. The dividend will be payable March 9, 2001 to shareholders of record on February 23, 2001.

On January 29, 2001, Sun announced it has partnered with Bank Capital Services Corporation to offer indirect automobile leasing, which will be available beginning in March 2001.

On February 2, 2001, Sun reached an agreement to purchase two Mellon Bank branches, located in Mill Hall and Lock Haven, Pennsylvania. This acquisition consists of fixed assets, approximately $51,000,000 in deposits, and goodwill of approximately $5,750,000.

On February 9, Sun established Sun Trust Preferred I. The entity is a Delaware business trust and Sun owns all of its common equity. The Trust issued $16,500,000 in 10.20% trust preferred securities to investors through a pooled conduit structure. The preferred securities were issued on February 22, 2001, and mature on February 22, 2031. In conjunction with that offering, Sun issued $17,011,000 of junior subordinated interest debentures to the Trust. Those debentures represent the Trust's only asset, and have terms identical to the preferred securities. Sun may redeem the preferred securities on or after February 22, 2011, or earlier if certain federal income tax provisions, regulatory capital guidelines, or other factors change. The trust preferred securities are considered capital under accounting and regulatory guidelines, and the proceeds will be used for strategic business needs.

INDEPENDENT AUDITORS' REPORT

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF SUN BANCORP, INC:

We have audited the accompanying consolidated balance sheets of Sun Bancorp, Inc. and subsidiaries (Sun) as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of Sun's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sun Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


/s/ Parente Randolph, PC

Williamsport, Pennsylvania
February 16, 2001

SELECTED FINANCIAL DATA


BALANCE SHEET DATA (IN THOUSANDS)             2000               1999              1998              1997               1996
---------------------------------             ----               ----              ----              ----               ----
Assets                                    $   743,588        $   710,921       $   623,577       $   510,728       $   367,390
Deposits                                      444,566            400,121           363,886           327,018           205,619
Loans                                         406,775            377,485           326,928           310,300           213,225
Securities available for sale                 290,513            282,616           254,780           165,284           136,538
Shareholders' equity                           62,527             56,013            67,801            65,613            38,866
Average equity                                 57,768             63,537            67,063            51,470            36,886
Average assets                                724,435            661,099           575,797           440,181           344,473


EARNINGS DATA (IN THOUSANDS)
----------------------------
Interest income                           $    53,360        $    47,454       $    42,677       $    33,653       $    27,199
Interest expense                               31,825             26,230            22,467            16,619            13,689
Net interest income                            21,735             21,224            20,210            17,034            13,510
Provision for loan and lease losses             2,500              1,925             1,200             1,175               650
Net interest income after provision
  for loan and lease losses                    19,235             19,299            19,010            15,859            12,860
Net security (losses) gains                    (1,955)             1,962             1,403             1,779               358
Other operating income                          2,939              2,998             2,687             2,046             1,606
Other operating expenses                       14,095             12,079            11,295             9,373             6,228
Income before income tax provision              6,124             12,180            11,805            10,311             8,596
Income tax provision                            1,526              3,425             3,079             2,510             2,197
Net income                                      4,598              8,755             8,726             7,801             6,399
Dividends paid                                  5,277              6,135             5,369             4,217             3,134

RATIOS
------
Return on average assets                          .63%              1.32%             1.51%             1.77%             1.86%
Return on average assets
  (excluding goodwill)                            .75%              1.46%             1.68%             1.92%             1.86%
Return on average equity                         7.96%             13.78%            13.01%            15.16%            17.35%
Return on average equity
  (excluding goodwill)                          10.99%             17.70%            16.78%            17.77%            17.35%
Equity to assets (year end)                      8.41%              7.88%            10.87%            12.85%            10.58%
Loans to deposits (year end)                    91.50%             94.34%            89.84%            94.89%           103.70%
Loans to assets (year end)                      54.70%             53.10%            52.43%            60.76%            58.04%
Dividend payout
  (percentage of net income)                   114.77%             70.07%            61.53%            54.06%            48.98%

PER SHARE DATA
--------------
Net income per share--Basic               $       .68        $      1.28       $      1.27       $      1.23       $      1.09
Net income per share--Diluted             $       .68        $      1.28       $      1.26       $      1.22       $      1.08
Net income per share--Basic
  (exclusive of goodwill amortization)    $       .79        $      1.40       $      1.38       $      1.29       $      1.09
Cash dividends per share                  $       .78        $       .90       $       .78       $       .65       $       .53
Book value per share                      $      9.39        $      8.25       $      9.89       $      9.60       $      6.64
Book value per share
  (excluding goodwill)                    $      8.08        $      6.86       $      8.40       $      8.00       $      6.64
Average shares outstanding--Basic           6,769,924          6,813,956         6,856,955         6,348,379         5,873,069
Average shares outstanding--Diluted         6,784,262          6,860,114         6,923,366         6,415,596         5,930,306
Approximate number of shareholders              2,159              2,105             1,977             1,757             1,518

MANAGEMENT'S DISCUSSION AND ANALYSIS

FORWARD LOOKING STATEMENTS (FLSS)

This report contains FLSs that reflect Sun's current views regarding future events and financial performance for Sun and its subsidiaries. FLSs may generally, but not always, be identified by words such as "estimate," "believe," "forecast" and other indications of future events and trends. FLSs are subject to considerable uncertainties and risks, including factors beyond Sun's control that could cause actual results to differ materially from historical or anticipated results. Such factors include, but are not limited to (1) customer and deposit attrition or revenue loss following announced mergers may be greater than expected; (2) financial industry competition may increase significantly;
(3) changing economic, interest rate, and regulatory environments; (4) announced mergers do not consummate as anticipated; (5) other factors that may not be identifiable at this time. Further, Sun's historical performance does not guarantee and may not indicate future results.

The list of important factors is not complete or exclusive. Additional information regarding factors that may cause actual results to differ materially from those considered by FLSs is included in Sun's current and subsequent filings with the Securities and Exchange Commission (SEC). Sun does not update any FLS that may be made from time to time by or on behalf of Sun.

OPERATIONS

Sun provides community-based commercial banking and asset management services through 17 SunBank offices in Lycoming, Snyder, Union, Northumberland, Cameron, and Elk counties in central Pennsylvania. The offices are located in diversified local economies with solid manufacturing and service bases. In addition, Sun has subsidiaries and ownership interests in partnerships that engage in various business activities, including credit life and disability insurance, title insurance and settlement services, equipment leasing, consumer auto leasing, and affordable housing for senior citizens.

Sun's business is focused in community banking, commercial banking, asset management, and treasury. Through community banking, Sun delivers financial products and services to retail customers via its branch network, telephone systems, and internet systems. Community banking products and services include a wide range of deposit products, residential mortgage loans, vehicle and personal loans, and other services. Sun's commercial banking business line provides credit, deposit, cash management, and other services to businesses, municipalities, and nonprofit organizations. The asset management group provides asset management and trust services to retail and corporate customers. The treasury area manages Sun's investment securities portfolio and overall asset/liability strategy.

OPERATING PERFORMANCE

SUMMARY

Sun reported net income of $4,598,000 for the year ended December 31, 2000, or $0.68 per share. Net income was $8,755,000 for the year ended December 31, 1999, or $1.28 per share. The 47% decrease was directly attributable to four factors: a $2,265,000 loss from an investment securities restructuring, increased operating expenses related to Sun's new strategic plan, decreased net interest margin, and increased provisions for loan and lease losses.

During 2000, Sun restructured its senior management team and embarked on a new strategic path. The new management team aggressively improved credit quality by enhancing Sun's credit culture and strengthening the allowance for loan and lease losses (ALLL). Sun refocused on community banking, introduced a new corporate identity, and developed significantly enhanced marketing and risk management capabilities. Sun also improved important systems and added needed talent to prepare for planned expansion. In addition, management restructured the investment securities portfolio to reduce market risk and improve risk-adjusted performance.

Sun's 2000 financial results were disappointing, but those results reflect management's actions to surmount challenging obstacles to Sun's future success. Management believes the actions taken during 2000 addressed important challenges and prepared Sun to achieve aggressive long-term strategic goals. In fact, Sun recently announced its planned acquisition of three Mellon Bank branches (approximately $85,000,000 in deposits) and Guaranty Bank, N.A. (approximately $120,000,000 in assets). These acquisitions, which are scheduled to close in 2001, enable Sun to compete in attractive new markets. In addition, the acquisitions provide Sun with valuable core deposits that management believes may reduce aggregate funding cost. This expansion illustrates Sun's commitment to its long-term strategic plan to achieve superior performance.

INTEREST EARNING ASSETS

LOANS

Loans represent Sun's largest interest earning asset component. Net total loans increased $29,290,000 to $406,775,000 at December 31, 2000, from $377,485,000 at
December 31, 1999, which represents 7.76% growth. The largest increases occurred in commercial loans and in residential mortgages, which reflected Sun's strategic plan to grow those portfolios. Management believes the loan portfolio is adequately diversified and no credit concentration exceeds 10% of total loans.

Sun extends credit principally to customers in its core market areas, including Lycoming, Snyder, Union, Northumberland, Elk, and Cameron counties in Pennsylvania. Sun's lending activity focuses on three segments: commercial, residential mortgage, and consumer loans. Commercial credit products include demand notes, variable rate notes, credit lines, equipment leasing, and real estate financing. Residential mortgage lending includes a variety of programs and terms consistent with the national and local markets. Consumer loans are primarily direct and indirect vehicle financing. By preference, Sun lends predominately on a secured basis.

The following table identifies loan portfolio composition, net of unearned income, unamortized discounts on purchased loans, deferred loan fees, and ALLL, for the five years ended December 31:

(IN THOUSANDS)


                                 2000            1999            1998            1997            1996
                                 ----            ----            ----            ----            ----
Real estate--Mortgage          $ 203,371       $ 178,876       $ 192,592       $ 202,882       $ 158,310
Real estate--Construction          5,340           3,318           3,353           3,632           5,107
Agricultural                         617           1,059             971           1,157             769
Commercial and industrial        117,096         114,193          52,823          34,560          24,554
Individual                        86,123          85,255          83,343          75,396          32,848
Other                                 54             104             383              90             145
Unearned income on loans            (391)           (740)         (1,666)         (1,961)         (5,357)
Deferred loan fees                  (147)           (215)           (274)           (533)           (661)
Unamortized net discount
  on purchased loans                (214)           (508)         (1,270)         (1,793)           --
ALLL                              (5,074)         (3,857)         (3,327)         (3,130)         (2,490)
                               ---------       ---------       ---------       ---------       ---------
TOTAL LOANS, NET               $ 406,775       $ 377,485       $ 326,928       $ 310,300       $ 213,225
                               =========       =========       =========       =========       =========


The following tables report gross loan balances by maturities and interest rate repricing for commercial and industrial, agricultural and other loans, and real estate - construction loans at December 31, 2000.

(IN THOUSANDS)

                                          Within       After One But         After
                                         One Year     Within Five Years   Five Years         Total
                                         --------     -----------------   ----------         -----
Commercial and industrial,
   agricultural, and other loans         $ 55,537         $ 13,683         $ 48,547         $117,767
Real estate--Construction                   5,340             --               --              5,340
                                         --------         --------         --------         --------
TOTAL                                    $ 60,877         $ 13,683         $ 48,547         $123,107
                                         ========         ========         ========         ========

                              Interest Rate Sensitivity
                           --------------------------------
                           Fixed       Variable
                           Rate          Rate         Total
                           -----        -------       -----
Due within one year      $ 13,569      $ 47,308      $ 60,877
Due after one year         49,931        12,299        62,230
                         --------      --------      --------
TOTAL                    $ 63,500      $ 59,607      $123,107
                         ========      ========      ========

MANAGEMENT'S DISCUSSION AND ANALYSIS

CREDIT QUALITY

Sun's credit quality improved considerably during 2000. While banks benefited from a generally strong economy during 1999, economic factors became less favorable during 2000. As 2000 progressed, some banks began reporting credit difficulties and bank regulatory agencies cautioned that overall bank credit quality might be pressured. Despite those trends, Sun improved credit quality while increasing loans.

At December 31, 2000, total past due and nonperforming loans were $5,819,000 (1.41% of total gross loans) while total gross loans grew $29,796,000, or 7.78%, to $412,601,000 from $382,805,000 at December 31, 1999. While total loans increased substantially, past due and nonperforming loans decreased $2,608,000, or 31.60%, to $5,819,000 at December 31, 2000, from $8,254,000 at December 31,
1999.

Since 1999, management instituted a new, strengthened credit culture and control environment. Sun extends primarily secured credit, and management closely evaluates collateral both prior to extending credit and periodically thereafter. A consistent credit-scoring system, tailored for each loan segment, enables management to carefully evaluate each borrower's credit risk. Risk-based pricing enables management to price loans based on each credit's unique risk characteristics.

Sun relies on a matrix approval system to evaluate and approve new credits. In addition, Sun's credit quality committee meets regularly to focus exclusively on potential credit issues. This senior management committee also includes representatives from the Board of Directors. Larger loans are presented directly to the Board of Directors for consideration. Management provides the credit quality committee and the Board of Directors with regular reports illustrating the bank's current and anticipated credit quality.

Sun's formal loan review process provides management with independent credit assessments. In addition, Sun periodically retains an independent consultant to review all credits $250,000 and greater. The most recent review occurred during 2000 and its results were incorporated into management's credit quality analysis. Equally important, management uses those reviews to evaluate internal loan review effectiveness. Sun believes its loan review program provides adequate coverage and independent analysis for management's credit quality assessments.

Past due and nonperforming loans include past due, nonaccrual, and restructured loans. Sun places loans on nonaccrual status when management concludes collection of interest income appears doubtful. Interest on loans classified nonaccrual is recognized as it is received. Restructured loans have terms renegotiated to reduce or defer interest or principal.

NONACCRUAL, PAST DUE, AND RESTRUCTURED LOANS FOR THE FIVE YEARS ENDED DECEMBER 31, 2000:

(IN THOUSANDS)

                                              2000         1999        1998         1997         1996
                                              ----         ----        ----         ----         ----
Loans past due 30 to 89 days                $ 3,185      $ 4,954      $ 8,545      $ 8,213      $ 4,713
Loans past due 90 days or more                1,429        1,015        2,867        2,988        1,863
Nonaccrual loans                                837        1,965          635        1,110          236
Restructured loans                              368          320          243          326          153
                                            -------      -------      -------      -------      -------
Total past due and nonperforming loans      $ 5,819      $ 8,254      $12,290      $12,637      $ 6,965
                                            =======      =======      =======      =======      =======

Total past due and nonperforming loans above include "impaired" loans of approximately $3,482,000 at December 31, 2000, and $2,517,000 at December 31, 1999. In accordance with SFAS No. 114, a loan is considered impaired when, based on current information and events, it appears probable all amounts due will not be collected according to the loan's contractual terms. This category does not apply to large groups of smaller balance loans collectively evaluated for impairment, such as residential mortgage and consumer loans.

ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL)

Sun's ALLL is funded through periodic provisions for loan and lease losses, and that provision is reported as an expense in current income. Loan losses are charged against the ALLL in the period in which they have been determined to be uncollectible. Recoveries of previously charged off loans are credited to the allowance as they are received. Management funds the ALLL at a level it believes will be adequate to absorb potential credit losses in the existing loan portfolio. Management believes the ALLL is adequate at December 31, 2000.

Management's analysis incorporates many factors, including current and anticipated economic conditions, loss experience, loan portfolio composition, anticipated losses, and unfunded commitments. For significant real estate properties, management obtains independent value appraisals. Sun also retains consultants to conduct independent, periodic loan quality reviews, which management incorporates into its ALLL analysis.

Sun segregates the ALLL into specific and general allocations. Management determines specific allocations based on criteria and analysis developed to evaluate credit risk within each loan category. Each loan category's unique risk characteristics guides management's analysis and determination of an adequate specific reserve for that category. For real estate loans, management considers factors that include historical and projected loss rates, past due levels, collateral values, and anticipated economic conditions. For commercial and industrial loans, management evaluates several factors including historical loss experience, current loan grades, expected future cash flows, individual loan reviews, internal and external analysis, and anticipated economic conditions. For individual (consumer) loans, management evaluates factors such as historical and projected loss rates, past due levels, collateral values, and anticipated economic conditions.

Sun's general allocation is based on loss rates by loan grade, economic trends, and other risk factors. Management determines estimated loss rates by loan grade based on current loan grade, remaining term, loan type, periodic quantification of actual losses over a period of time, and other factors. Management believes its general allocation methodology reasonably measures the credit risk not captured in specific allocations and provides for an adequate aggregate ALLL.

Management took several actions regarding the ALLL during 2000 concurrently with other efforts that produced improved credit quality (refer to prior Credit Quality subsection). Sun increased the provision for loan and lease losses from $1,925,000 during 1999 to $2,500,000 during 2000. That 30% increase, coupled with reduced charge-offs and increased recoveries, resulted in the ALLL growing from 1.01% of total loans at December 31, 1999, to 1.23% of total loans at December 31, 2000. That growth not only complimented Sun's improving credit quality, it provided additional protection against potential credit risk. Management believes increasing the ALLL was prudent for three reasons: to capture potential additional credit risk from loan growth during 2000, to protect against negative economic conditions that began to develop during 2000, and to reflect enhanced credit risk management and measurement systems developed during 2000.

During 2000, management enhanced its methodology for analyzing the ALLL and for allocating specific and general reserves. Following a comprehensive review, management reallocated a portion of the ALLL during 2000 to better reflect the loan portfolio's risk profile. Sun increased the real estate loans allocation $1,026,000, which management believes was prudent given the 15% increase in real estate loans during 2000. Sun increased the commercial and industrial loans allocation $1,082,000, which management believes reasonably reflects that portfolio's credit risk. However, Sun reduced the individual loans allocation by $891,000. Management's analysis showed the reduction was warranted based on its enhanced credit risk analysis and stable portfolio performance.

However, the ALLL still only represents management's estimate of an amount adequate to absorb probable loan losses due to credit quality. Management cannot precisely quantify that amount due to many uncertainties, including future economic conditions and other factors. As a result, unforeseen developments may require management to increase the ALLL. Such developments could include changing economic conditions or negative developments with borrowers. In addition, bank regulators periodically assess Sun's ALLL and may, consistent with examination guidelines and current information, require an increased ALLL. As a result, any number of factors may materially change management's analysis in the future.

MANAGEMENT'S DISCUSSION AND ANALYSIS

(CONTINUED)

ALLL ALLOCATION AND ALLL CHANGES FOR THE FIVE YEARS ENDED DECEMBER 31, 2000:
(IN THOUSANDS)

                             2000                   1999                   1998                  1997                  1996
                    ------------------     ------------------     ------------------     ----------------     -----------------
                                  % OF                   % of                  % of                  % of                 % of
                                 TOTAL                  Total                  Total                 Total                Total
                    ALLOWANCE    LOANS     Allowance    Loans     Allowance    Loans     Allowance   Loans    Allowance   Loans
                    ---------    -----     ---------    -----     ---------    -----     ---------   -----    ---------   -----
Real estate          $1,870      36.85%     $  844      47.59%     $1,408      58.76%     $1,651     65.00%    $1,009     73.70%
Commercial
  and industrial      1,990      39.22         908      30.13         479      16.25         335     11.27      1,013     11.49
Individual            1,214      23.93       2,105      22.28       1,440      24.99       1,144     23.73        468     14.81
                     ------     ------      ------     ------      ------     ------      ------    ------     ------    ------
TOTAL ALLL           $5,074     100.00%     $3,857     100.00%     $3,327     100.00%     $3,130    100.00%    $2,490    100.00%
                     ======     ======      ======     ======      ======     ======      ======    ======     ======    ======


(IN THOUSANDS)
                                           2000           1999          1998           1997            1996
                                           ----           ----          ----           ----            ----
Balance, beginning of year               $ 3,857        $ 3,327        $ 3,130        $ 2,490        $ 2,191
                                         -------        -------        -------        -------        -------
LOANS AND LEASES CHARGED OFF:
Real estate                                 (223)          (389)          (271)          (962)           (18)
Commercial and industrial                   (618)          (169)          (276)          (145)          (113)
Individual                                  (712)        (1,048)          (704)          (895)          (236)
                                         -------        -------        -------        -------        -------
TOTAL LOANS AND LEASES CHARGED OFF        (1,553)        (1,606)        (1,251)        (2,002)          (367)
                                         =======        =======        =======        =======        =======
RECOVERIES:
Real estate                                   40             36             95             22              1
Commercial and industrial                     37             26             32             48              4
Individual                                   193            149            121            105             11
                                         -------        -------        -------        -------        -------
TOTAL RECOVERIES OF LOANS
  AND LEASES CHARGED OFF                     270            211            248            175             16
                                         =======        =======        =======        =======        =======
Net loans charged off                     (1,283)        (1,395)        (1,003)        (1,827)          (351)
Provision for loan and lease losses        2,500          1,925          1,200          1,175            650
                                         -------        -------        -------        -------        -------
ALLL assumed upon
  acquisition of Bucktail                   --             --             --            1,292           --
                                         -------        -------        -------        -------        -------
BALANCE, END OF YEAR                     $ 5,074        $ 3,857        $ 3,327        $ 3,130        $ 2,490
                                         =======        =======        =======        =======        =======
RATIOS:
NET CHARGE-OFFS TO AVERAGE LOANS             .32%           .40%           .32%           .69%           .17%
                                         =======        =======        =======        =======        =======
ALLL TO TOTAL LOANS AT DECEMBER 31          1.23%          1.01%          1.00%            99%          1.12%
                                         =======        =======        =======        =======        =======
ALLL TO TOTAL NONPERFORMING LOANS         192.63%        116.88%         88.84%         70.75%        110.57%
                                         =======        =======        =======        =======        =======

INVESTMENT SECURITIES

Sun classifies all investment securities as available for sale and reports all securities at fair value. Sun excludes unrealized gains or losses, net of taxes, from earnings and reports the net amount as accumulated other comprehensive income (loss) within shareholders' equity. Net unrealized loss was $2,426,000 at December 31, 2000, and $16,161,000 at December 31, 1999. The significant reduction in net unrealized loss resulted principally from favorable market interest rate changes and from management's portfolio restructuring efforts.

Sun's securities portfolio has traditionally contained primarily long-term mortgage pass-through securities. However, those instruments carry significant market risk and extension risk due to prepayment volatility. As interest rates rose during 1999 and the first half of 2000, Sun's securities portfolio suffered considerable extension and depreciation. Sun's portfolio was earning a below market yield and was negatively affecting liquidity by reducing collateral value for borrowings. During the second quarter of 2000, management restructured the securities portfolio to reduce market risk by selling lower coupon mortgage-backed securities. The restructuring produced a $2,265,000 loss, recognized in 2000.

Sun's new senior management team determined that the investment portfolio should serve as a stable source of supplemental liquidity and earnings. Sun's portfolio strategy now focuses on maximizing risk-adjusted return through effective market risk management. Generally, Sun does not take material credit risk in its securities portfolio. Sun began redirecting the securities portfolio into instruments with competitive returns and moderate market risk. Through careful monitoring and transaction timing, management has reduced the securities portfolio's embedded market risk without creating additional losses. Management intends to pursue further risk reduction strategies during 2001.

Securities contractual maturity distribution at December 31, 2000:

(IN THOUSANDS)

                                Within            After One But          After Five But         After
                               One Year         Within Five Years       Within Ten Years       Ten Years              Total
                         ------------------     ------------------     -----------------   -----------------   -----------------
                         Amortized              Amortized              Amortized           Amortized           Amortized
                           Cost       Yield        Cost      Yield       Cost      Yield     Cost      Yield     Cost      Yield
                         ---------    -----     ---------    -----     ---------   -----   ---------   -----   ---------   -----
Obligations of
  U.S. government
  agencies               $  3,586      7.26%     $ 99,172      6.67%    $140,295    6.84%   $  8,247    7.94%   $251,300    6.81%
Obligations of states
  and political
  subdivisions(1)              15     13.64            60     13.64          437    8.60      17,829    8.17      18,341    8.20
Corporate                    --        --           2,181     10.84        2,096    8.95       1,000    9.13       5,277    9.83
                         --------     -----      --------     -----     --------    ----    --------    ----    --------    ----
TOTAL                    $  3,601      7.29%     $101,413      6.76%    $142,828    6.88%   $ 27,076    8.14%    274,918    6.96
                         ========     =====      ========     =====     ========    ====    ========    ====                ====

Equity securities(2)                                                                                             18,006
                                                                                                                --------
TOTAL INVESTMENT
  SECURITIES                                                                                                    $292,924    6.54%
                                                                                                                ========    ====

-----------------
(1)  Tax-equivalent income calculated using a 34% federal income tax rate.
(2)  Equity securities have no stated maturity or dividend rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS

FUNDING

DEPOSITS

Sun's total deposits increased $44,445,000, or 11.11%, to $444,566,000 at December 31, 2000, compared to $400,121,000 at December 31, 1999. In 1999, total deposits increased $36,235,000, or 9.96%, from $363,886,000 at December 31, 1998. During 2000, Sun recognized that low core deposit levels created reliance on higher cost certificates of deposit and borrowed funds. This reliance increased interest expense, decreased net interest income, and compressed the net interest margin. Notably, Sun considers core funding to be only deposit accounts without stated maturities. Such transaction and savings products generally represent more lasting, lower cost relationships. In the fourth quarter of 2000, Sun began a program to aggressively pursue increased core deposits. This program will continue indefinitely. In addition, Sun's announced acquisitions, scheduled to close in 2001, should improve core funding levels.

(IN THOUSANDS)

                                                                            % OF        % CHANGE
DECEMBER 31,                                              2000              TOTAL     FROM PRIOR YEAR
------------                                              ----              -----     ---------------
Demand deposits                                         $ 39,764             8.94%         5.24%
NOW accounts                                             110,309            24.81         12.50
Insured Money Market Accounts                             15,810             3.56        (22.13)
Savings deposits                                          40,347             9.08         (6.98)
Time Certificates of Deposit of $100,000 or more          44,485            10.01         26.17
Other time deposits                                      193,851            43.60         17.24
                                                        --------           ------         -----
TOTAL DEPOSITS                                          $444,566           100.00%        11.11%
                                                        ========           ======         =====


                                                                           % of          % Change
DECEMBER 31,                                              1999             Total      from Prior Year
------------                                              ----             -----      ---------------
Demand deposits                                         $ 37,783             9.44%         3.72%
NOW accounts                                              98,051            24.51         54.74
Insured Money Market Accounts                             20,304             5.07         (6.03)
Savings deposits                                          43,375            10.84           .91
Time Certificates of Deposit of $100,000 or more          35,259             8.81          2.18
Other time deposits                                      165,349            41.33           .21
                                                        --------           ------         -----
TOTAL DEPOSITS                                          $400,121           100.00%         9.96%
                                                        ========           ======         =====

OTHER FUNDING

Sun continued using borrowed funds to supplement deposits during 2000. At December 31, 2000, the $222,000,000 in FHLB term advances included $220,000,000 in variable rate advances. The variable rate advances balance includes individual advances that mature between 2008 and 2010. The remaining borrowed funds were $2,000,000 in fixed rate advances maturing in 2002. FHLB advances are collateralized by pledged investment securities (U.S. government agency debt) and first lien residential mortgage loans. Other funding sources include deposit customers' cash management accounts (classified as securities sold under agreements to repurchase) and the Treasury Tax and Loan Note Option. Sun continually monitors its borrowed funds positions and market conditions in order to maintain an effective funding structure. When appropriate, Sun may take future action to modify its borrowed funds structure.

NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income, the difference between interest income and interest expense, is the largest component of Sun's earnings. Net interest margin (NIM) measures the difference between the interest earning assets yield and the aggregate funding cost. The NIM is calculated as taxable equivalent net interest income divided by average interest earning assets.

NIM narrowed by 11 basis points to 3.46% for 2000 compared to 3.57% for 1999. That compression resulted principally from increased funding costs during 2000, primarily higher cost certificates of deposit opened in the first half of 2000. Management discontinued that funding approach in 2000 and refocused on increasing lower cost core deposit balances. During 2001, a substantial portion of those accounts will mature and may renew at different interest rates.

Net interest income was $21,735,000 for 2000, compared with $21,224,000 for the prior year. On a taxable equivalent basis, net interest income increased $1,250,000 to $23,668,000 for 2000 versus $22,418,000 for the prior year. The following table provides additional information related to net interest income.

AVERAGE BALANCES AND NET INTEREST INCOME

This table presents average daily balance composition and net interest income on a fully taxable equivalent basis:

(IN THOUSANDS)

                                                2000                           1999                              1998
                                   --------------------------      ---------------------------     ------------------------------
                                   AVERAGE                         Average                         Average
                                   BALANCE   INTEREST    RATE      Balance   Interest     Rate     Balance    Interest     Rate
                                   -------   --------    ----      -------   --------     ----     -------    --------     ----
ASSETS
INTEREST-EARNING ASSETS:
Interest-bearing deposits          $  7,092  $   428     6.03%     $  3,101   $    156     5.03%  $ 11,653     $   617       5.29%
Loans (net of unearned
  income)(1)(2)                     399,517   35,399     8.86       351,181     30,097     8.57    317,285      28,953       9.13
  Investments:
  Taxable                           260,337   18,201     6.99       241,875     15,640     6.47    168,987      10,542       6.24
  Tax exempt(2)                      17,823    1,465     8.22        30,802      2,755     8.94     45,295       4,068       8.98
                                   --------  -------     ----      --------   --------     ----   --------     -------       ----
TOTAL INTEREST-EARNING ASSETS       684,769   55,493     8.10       626,959     48,648     7.76    543,220      44,180       8.13
                                             -------     ----                 --------     ----                -------       ----
NONINTEREST-EARNING ASSETS:
Cash and due from banks              12,267                          11,291                         10,973
Bank premises & equipment            10,659                           9,502                          8,939
Goodwill                              9,041                           9,795                         10,554
Accrued interest and
  other assets                       12,059                           7,285                          5,855
LESS:
ALLL                                 (4,410)                         (3,592)                        (3,388)
Unamortized loan fees                    50                            (141)                          (356)
                                   --------                        --------                       --------
TOTAL ASSETS                       $724,435                        $661,099                       $575,797
                                   ========                        ========                       ========
LIABILITIES AND
SHAREHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES:
NOW Accounts                       $ 94,374    3,601     3.82%     $ 73,240      2,118     2.89%  $ 51,628       1,226       2.37%
Insured Money Market Accounts        18,624      724     3.89        21,975        788     3.58     21,380         775       3.62
Savings deposits                     43,849      880     2.01        45,849        915     2.00     43,920         986       2.24
Time deposits                       224,690   12,870     5.73       203,356     11,059     5.46    193,867      10,918       5.63
Short-term borrowings                16,729      853     5.10        20,408        843     4.13     18,006         707       3.93
Other borrowed funds                223,785   12,897     5.76       190,692     10,507     5.51    139,744       7,855       5.62
                                  ---------  -------     ----      --------   --------     ----   --------     -------       ----
TOTAL INTEREST-BEARING
  LIABILITIES                       622,051   31,825     5.12       555,520     26,230     4.73    468,545      22,467       4.80
                                             -------     ----                 --------     ----                -------       ----
NONINTEREST-BEARING LIABILITIES
  AND SHAREHOLDERS' EQUITY:
Demand deposits                      40,840                          38,243                         36,640
Accrued interest and
other liabilities                     3,776                           3,799                          3,549
Shareholders' equity                 57,768                          63,537                         67,063
                                   --------                        --------                       --------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY             $724,435                        $661,099                       $575,797
                                   ========                        ========                       ========

INTEREST RATE SPREAD                                     2.98%                             3.03%                             3.33%
                                                         ====                              ====                              ====
NET INTEREST INCOME/MARGIN                   $23,668     3.46%                 $22,418     3.57%               $21,713       4.00%
                                             =======     ====                  =======     ====                =======       ====

-------------------
(1) Average loan balances include non-accrual loans and interest income includes fees on loans.
(2) Yields on tax exempt loans and investments have been adjusted to a fully taxable equivalent basis using a 34% federal income tax rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS

VOLUME AND RATES

Changes in interest income and interest expense can result from variances in both volume and rates The following table shows an analysis of the effect of volume and rate variances on taxable equivalent interest income, interest expense, and net interest income.


(IN THOUSANDS)                                 2000 COMPARED TO 1999                    1999 Compared to 1998
                                                INCREASE (DECREASE)                       Increase (Decrease)
                                        ---------------------------------         ---------------------------------
                                        VOLUME         RATE           NET         Volume         Rate           Net
                                        ------         ----           ---         ------         ----           ---
INTEREST EARNED ON:
Interest-bearing deposits               $   201       $    71       $   272       $  (453)      $    (8)      $  (461)
Loans                                     4,142         1,160         5,302         3,110        (1,966)        1,144
Investments:
Taxable                                   1,308         1,253         2,561         4,551           547         5,098
Tax exempt                               (1,161)         (129)       (1,290)       (1,302)          (11)       (1,313)
                                        -------       -------       -------       -------       -------       -------
TOTAL INTEREST-EARNING ASSETS             4,490         2,355         6,845         5,906        (1,438)        4,468
                                        =======       =======       =======       =======       =======       =======
INTEREST PAID ON:
NOW Accounts                                609           874         1,483           510           382           892
Insured Money Market Accounts              (121)           57           (64)           20            (7)           13
Savings deposits                            (38)            3           (35)           41          (112)          (71)
Time deposits                             1,209           602         1,811           531          (390)          141
Short-term borrowings                      (152)          162            10            95            41           136
Other borrowed funds                      1,824           566         2,390         2,862          (210)        2,652
                                        -------       -------       -------       -------       -------       -------
TOTAL INTEREST-BEARING LIABILITIES        3,331         2,264         5,595         4,059          (296)        3,763
                                        -------       -------       -------       -------       -------       -------
NET INTEREST INCOME                     $ 1,159       $    91       $ 1,250       $ 1,847       $(1,142)      $   705
                                        =======       =======       =======       =======       =======       =======

Income on tax exempt loans and investments have been adjusted to a fully taxable equivalent basis using a 34% federal income tax rate.

Changes in interest income and interest expense attributable to the combined impact of both volume and rate were allocated proportionately to the changes due to volume and the changes due to rate.

INCOME AND EXPENSE CHANGES

The table below presents the consolidated comparative changes in income and expense, and it reflects changes in average asset and liability volumes. Tax exempt income is not shown on a tax equivalent basis.

(IN THOUSANDS)                                  2000 COMPARED TO 1999                           1999 Compared to 1998
                                    -----------------------------------------------    --------------------------------------------
                                                                 INCOME/EXPENSE                                  Income/Expense
                                      AVERAGE     VOLUMES     ---------------------     Average     Volumes    -------------------
                                     $ CHANGE     % CHANGE    $ CHANGE     % CHANGE    $ Change    % Change    $ Change   % Change
                                     --------     --------    --------     --------    --------    --------    --------   --------
Loans, net                            $48,336      13.76%    $ 4,123        13.82%     $33,896       10.68%     $ 1,015      3.52%
Investment securities                   5,483       2.01       1,711         9.80       58,395       27.25        4,223     31.91
Interest-bearing deposits               3,991     128.70         272       174.36       (8,552)     (73.39)        (461)    74.72
                                      -------     ------     -------       ------      -------      ------      -------     -----
TOTAL INTEREST-EARNING ASSETS         $57,810       9.22%    $ 6,106        12.87%     $83,739       15.42%     $ 4,777     11.19%
                                      =======     ======     =======       ======      =======      ======      =======     =====

NOW Accounts                          $21,134      28.86%    $ 1,483        70.02%     $21,612       41.86%     $   892     72.76%
Insured Money Market
  Accounts                             (3,351)    (15.25)        (64)       (8.12)         595        2.78           13      1.68
Savings deposits                       (2,000)     (4.36)        (35)       (3.83)       1,929        4.39          (71)     7.20
Time deposits                          21,334      10.49       1,811        16.38        9,489        4.89          141      1.29
Short-term borrowings                  (3,679)     18.03          10         1.19        2,402       13.34          136     19.24
Other borrowed funds                   33,093      17.35       2,390        22.75       50,948       36.46        2,652     33.76
                                      -------      ----      -------       ------      -------      ------      -------     -----
TOTAL INTEREST BEARING LIABILITIES    $66,531      11.98%    $ 5,595        21.33%     $86,975       18.56%     $ 3,763     16.75%
                                      =======      =====     =======       ======      =======      ======      =======     =====

Net interest income                                          $   511         2.41%                              $ 1,014      5.02%
Provision for loan and lease losses                              575        29.87                                   725     60.42
                                                             -------        -----                               -------     -----
Net interest income after provision
  for loan and lease losses                                      (64)         .33                                   289      1.52
                                                             -------        -----                               -------     -----
Service charges on deposit accounts                              102         8.41                                    62      5.39
Trust income                                                     175        24.24                                   105     17.02
Net securities gains                                          (3,917)      199.64                                   559     39.84
Income from insurance subsidiary                                  47        21.08                                    53     31.18
Other income                                                    (383)      (45.60)                                   91     12.15
                                                             -------       ------                               -------    ------
TOTAL OTHER OPERATING INCOME                                  (3,976)      (80.16)                                  870     21.27
                                                             =======       ======                               =======    ======
Salaries and employee benefits                                 1,115        17.97                                   518      9.11
Net occupancy and equipment expenses                             153         9.05                                   110      6.96
Pennsylvania shares tax                                           47         8.50                                    68     14.02
Amortization of goodwill                                          --           --                                    --        --
Expenses of insurance subsidiary                                  61        47.29                                   (57)   (30.65)
Other expenses                                                   640        23.30                                   145      5.57
                                                             -------       ------                               -------    ------
TOTAL OTHER OPERATING EXPENSES                                 2,016       (16.69)                                  784      6.94
                                                             -------       ------                               -------    ------
Income before income tax provision                            (6,056)      (49.72)                                  375      3.18
Income tax provision                                          (1,899)      (55.45)                                  346     11.24
                                                             -------       ------                               -------    ------
NET INCOME                                                   $(4,157)      (47.48)%                             $    29       .33%
                                                             =======       ======                               =======    ======

MANAGEMENT'S DISCUSSION AND ANALYSIS

OTHER OPERATING INCOME

Other operating income decreased $3,976,000, or 80.16%, from 1999 to 2000. This decrease resulted largely from a $2,265,000 investment securities portfolio restructuring charge in the second quarter of 2000. Refer to the section titled "Investment Securities" for additional information. Excluding net securities losses, other operating income decreased $59,000, or 1.97%, from 1999 to 2000.

Service charges on deposit accounts demonstrated continued growth and increased 8.41% in 2000. This growth resulted from increased transaction account fee income along with increased ATM usage fees. Management will continue pursuing ATM expansion in high volume locations. Trust income increased 24.24% during 2000, and assets under management continued to show strong growth.

Other income decreased $383,000, or 45.60%, from 1999 to 2000. Gains on loan sales decreased $120,000 from 1999 to 2000, and gains on the sale of other real estate owned decreased $135,000 from 1999 to 2000. Those decreases resulted from reduced secondary market loan sales in 2000 and from improved credit quality. The remaining differences resulted from decreased miscellaneous income and reduced non-yield related loan fees.

Changes in other operating income for the years ended December 31:

(IN THOUSANDS)                            2000       % CHANGE        1999       % Change       1998
--------------                            ----       --------        ----       --------       -----
Service charges on deposit accounts      $ 1,315         8.41%      $ 1,213        5.39%     $ 1,151
Trust income                                 897        24.24           722       17.02          617
Net securities (losses) gains             (1,955)     (199.64)        1,962       39.84        1,403
Income from insurance subsidiary             270        21.08           223       31.18          170
Other income                                 457       (45.60)          840       12.15          749
                                         -------         ----       -------        ----      -------
TOTAL OTHER OPERATING INCOME             $   984       (80.16)%     $ 4,960       21.27%     $ 4,090
                                         =======       ======       =======       =====      =======

OTHER OPERATING EXPENSES

Other operating expenses increased $2,016,000, or 16.69%, from 1999 to 2000. That increase resulted from several factors: Sun opened two new branches during 1999; salaries and benefits increased significantly; needed infrastructure improvements were completed; and a major new marketing program was developed.

The two branches opened in 1999 did not incur a full year's expenses until 2000, which increased total operating expense. Salaries and employee benefits increased $1,115,000, or 17.97%, from 1999 to 2000. The sizable increase resulted from a $525,000 severance expense for a former executive and necessary staff expansion. The 19 employee staff expansion during 2000 was necessary to prepare for anticipated growth and expansion. In addition, furniture and equipment expenses increased 14.07%. Sun completed several systems and infrastructure improvements needed to enable future growth. Other expenses increased $640,000 from 1999 to 2000. The largest component was Sun's new marketing program, including enhanced customer analysis systems, the new corporate identity, consolidated bank names, and advertising.

Despite increased operating expenses, Sun remains a highly efficient financial services company. When compared to peer companies, management believes Sun's efficiency demonstrates a superior commitment to cost control.

Changes in other operating expenses for the years ended December 31:

(IN THOUSANDS)                          2000        % CHANGE     1999        % Change      1998
--------------                          ----        --------     ----        --------      ----
Salaries and employee benefits        $ 7,319         17.97%   $ 6,204          9.11%    $ 5,686
Net occupancy expenses                    660          1.07        653         (7.90)        709
Furniture and equipment expenses        1,184         14.07      1,038         19.04         872
Pennsylvania shares tax                   600          8.50        553         14.02         485
Amortization of goodwill                  755           --         755           --          755
Expenses of insurance subsidiary          190         47.29        129        (30.65)        186
Other expenses                          3,387         23.30      2,747          5.57       2,602
                                      -------         -----    -------        ------     -------
TOTAL OTHER OPERATING EXPENSES        $14,095         16.69%   $12,079          6.94%    $11,295
                                      =======         =====    =======        ======     =======

LIQUIDITY

Management must ensure sufficient liquidity to meet current and future business needs, including customer cash withdrawals and loan fundings. In addition, management must maintain additional contingency liquidity sources to meet unexpected needs. However, management must deploy Sun's liquidity in a prudently profitable manner.

Sun's liquidity depends on its ability to acquire funds or convert assets to cash without material loss. Sun's primary liquidity sources include regular principal and interest payments on loans and securities, short-term securities, and various borrowing sources. Supplemental liquidity sources include longer-term securities, lines of credit, and additional sources for new deposits. Notably, management does not consider cash and due from banks amounts to be liquidity sources. Those amounts are typically needed by banks for daily operations. Refer to Note 9, Borrowed Funds, for detail regarding Sun's borrowing capacity.

Management believes there are no identified trends, demands, commitments, or uncertainties that negatively impact liquidity. However, the acquisitions scheduled for consummation in 2001 should increase available liquidity. The Guaranty Bank, N.A. acquisition should increase Sun's aggregate borrowing capacity, while the three Mellon Bank branch purchases should provide approximately $85,000,000 in new deposit funds. Management intends to deploy this additional liquidity prudently and effectively.

MARKET RISK

For Sun, market risk results predominantly from interest rate risk and equity price risk. Although Sun's market risks may change in the future, management currently focuses its risk management efforts on those two components.

INTEREST RATE RISK (IRR):

IRR represents the potential current or future earnings and capital volatility due to interest rate changes. Interest rate fluctuations affect earnings by changing net interest income and other interest-sensitive income and expense levels. Interest rate changes affect capital by altering banks' economic value of equity (EVE). EVE represents the net present value of all asset, liability, and off-balance sheet cash flows. Interest rate fluctuations change the present values of those cash flows.

As financial intermediaries, banks can not completely avoid IRR. However, excessive IRR can threaten earnings, capital, liquidity, and solvency. IRR has many components, including repricing risk, basis risk, yield curve risk, option risk, and price risk. Sun's primary, but not sole, IRR source is balance sheet optionality from residential mortgages and mortgage-backed securities. Those assets may prepay principal at changing speeds depending on interest rate levels and other factors beyond Sun's control. When prepayments occur, management must reinvest those cash flows at current market rates (in loans or securities). Thus, future interest levels and paths may negatively (or positively) affect Sun's net interest income.

Sun seeks to minimize net interest income volatility by carefully measuring, monitoring, and controlling IRR. Sun is implementing a comprehensive market risk management program to dramatically enhance management's ability to measure, monitor, and control risk. Market risk can result in fluctuating net interest income due to interest rate and other economic changes. Using simulation models, Sun can measure market risk by forecasting net interest income volatility under various interest rate scenarios. However, these models depend on many significant assumptions that may not accurately reflect future conditions.

RATE SHOCK FORECAST AT DECEMBER 31, 2000:

(IN THOUSANDS)
                                                Rate shock in basis points (bp)
                                ------------------------------------------------------------
                                 -200bp       -100bp         0bp        +100bp       +200bp
                                -------      -------       -------      -------      -------
INTEREST INCOME:

Loans                           $34,243      $34,482       $34,720      $34,962      $35,205
Investments                      18,950       19,042        19,135       19,227       19,320
                                -------      -------       -------      -------      -------
TOTAL INTEREST INCOME            53,192       53,524        53,855       54,190       54,525
                                -------      -------       -------      -------      -------
INTEREST EXPENSE:
Deposits                         17,203       17,686        18,169       18,652       19,135
Borrowings                       13,257       13,439        13,622       13,805       13,987
                                -------      -------       -------      -------      -------
TOTAL INTEREST EXPENSE           30,460       31,125        31,791       32,457       33,123
                                -------      -------       -------      -------      -------
NET INTEREST INCOME             $22,733      $22,399       $22,064      $21,733      $21,402
                                =======      =======       =======      =======      =======

MANAGEMENT'S DISCUSSION AND ANALYSIS

(CONTINUED)

EQUITY PRICE RISK:

Sun's equity securities consist of restricted stock, (primarily FHLB stock), bank and bank holding company stock, and other marketable stocks. Since FHLB stock is redeemable at par, Sun carries it at cost and periodically evaluates the stock for impairment. Possible impairment factors include potential dramatic changes to the housing and residential mortgage industry or the related regulatory environment. Management currently does not believe any factors exist to suggest potential impairment.

Bank and bank holding company stocks are subject to general industry risks, including competition from non-bank entities, credit risk, interest rate risk, and other factors. Individual stocks could suffer price decreases due to circumstances at specific banks. In addition, Sun's bank stock investments are concentrated in Pennsylvania entities, so these investments could decline in value if there were a downturn in the state's economy. Other marketable stocks are comprised of non-bank, exchange-traded stocks that are subject to typical equity risks.

Sun continually monitors its risk associated with equity securities. Sun's other marketable equities and equities of banks outside Pennsylvania were acquired as part of a prior investment strategy that current management does not embrace. Therefore, Sun will seek to divest those investments prudently so that sales do not result in losses.


(IN THOUSANDS)

DECEMBER 31,                                       2000                         1999
                                            ----------------------       -----------------------
                                            COST        FAIR VALUE        Cost        Fair Value
                                            ----        ----------        ----        ----------
Bank and bank holding company stock        $ 5,289        $ 3,651        $ 8,398        $ 6,423
Other marketable stock                          87             94           --             --
FHLB and other restricted stock             12,630         12,630         12,225         12,225
                                           -------        -------        -------        -------
TOTAL                                      $18,006        $16,375        $30,623        $18,648
                                           =======        =======        =======        =======

CAPITAL ADEQUACY

Sun and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements could prompt regulatory action that, if undertaken, might materially affect Sun's financial statements. Under regulatory capital adequacy guidelines, Sun and the Bank must meet specific capital requirements involving quantitative measures of assets, liabilities, and certain off-balance sheet items (calculated using regulatory accounting practices). All related factors are subject to qualitative judgments by the regulators.

Sun is currently, and has been in the past, designated a well-capitalized institution. Shareholders' equity increased $6,514,000 to $62,527,000 at December 31, 2000, from $56,013,000 at December 31, 1999. Unrealized gains or losses, net of taxes, on securities available for sale are reported as accumulated other comprehensive income (loss) within shareholders' equity. Sun had unrealized losses, net of tax,of $1,591,000 at December 31, 2000, and $10,667,000 at December 31, 1999. During 2000, Sun paid $5,277,000 in cash dividends. Management is not aware of any events or regulatory restrictions that would have a material effect on Sun's capital adequacy.

REGULATION

Various federal and state laws and regulations apply to banks and govern business scope, lending, investments, reserves, capital, and other activities. Banking laws and regulations have been developed primarily to protect depositors rather than shareholders. The Bank's deposits are insured by the FDIC to the extent provided by law, for which the Bank must pay a quarterly assessment determined by the FDIC. The Bank is also subject to numerous state and federal statutes and regulations that affect its business and operations, and is supervised and examined by one or more state or federal bank regulatory agencies. The federal state bank regulatory agencies are empowered with considerable supervisory, examination, and enforcement discretion. Any change in banking law, regulation, policies, examination procedures, or corrective action remedies could have a material impact on Sun or the Bank.

The Gramm-Leach-Bliley Act (GLBA) was enacted in November 1999 and most provisions became effective in March 2000. The GLBA permits greater affiliation among banks, securities firms, insurance companies, and other companies under a new type of financial services company known as a "financial holding company." Financial holding companies may engage in a number of financial activities previously impermissible or subject to regulatory limitations for bank holding companies, including securities underwriting; dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; and merchant banking activities.

Sun has not elected to become a financial holding company. Sun believes the GLBA will not have a material adverse effect on near-term operations. However, the GLBA may foster increased consolidation and competition in various financial industry sectors. Although management has not identified any negative conditions, such developments might negatively impact Sun in the future.

OUTLOOK

Entering 2001, management recognized challenges associated with potentially deteriorating economic conditions, but also identified many opportunities for improved performance. Management intends to continue aggressively pursuing franchise expansion, new delivery channels, credit quality improvement, enhanced risk management capabilities, and more advanced strategic planning models.

Sun believes franchise expansion will enhance shareholder value, increase long-term earnings potential, and provide additional geographic diversification. For example, the recently announced Guaranty acquisition expands the Sun franchise into a financial services market that is considerably larger than any of Sun's current markets. Management believes the Guaranty's
Wilkes-Barre/Scranton market provides significant growth opportunities.

Sun has five primary goals:

     o    Pursue new markets and increased market share in its existing markets.
     o    Increase loans without compromising Sun's strong credit quality.
     o    Increase core deposits and customer relationships.
     o Grow noninterest income by adding new services and improving existing services.
     o Enhance risk management, profitability analysis, and strategic planning.

Sun will continually challenge its model for effective, community-based commercial banking to enhance quality, performance, and shareholder value.

SHAREHOLDER INFORMATION

COMMON STOCK MARKET PRICES AND DIVIDENDS PER SHARE

The common stock of Sun Bancorp, Inc. is traded publicly on the NASDAQ national market system under the symbol SUBI.

The high and low bid information does not include retail mark-ups or mark-downs or any commission to the broker-dealer.

                                         2000                                   1999
                       --------------------------------------      -------------------------------------
                         BID INFORMATION                            Bid Information
                       --------------------    CASH DIVIDENDS      ------------------     Cash Dividends
Quarter Ended           HIGH            LOW         PAID           High           Low         Paid (1)
-------------           ----            ---    ---------------     ----           ---      -------------
March 31             $   19.13      $   15.13      $   .24      $   26.67      $   23.57      $    .210
June 30                  16.81          14.19          .24          25.88          20.48           .225
September 30             14.69          12.63          .15          24.50          22.25           .230
December 31              14.38          13.38          .15          23.25          19.25           .235

----------------
(1) Cash dividends paid are adjusted for the 5% stock dividend occurring in June of 1999.

MARKET MAKERS INCLUDE:

JANNEY MONTGOMERY SCOTT, INC.
1801 Market Street
Philadelphia, PA 19103-1675
1-800-526-6397

JANNEY MONTGOMERY SCOTT, INC.
Wolfe Plaza
309 N. Fifth Street, Suite C
Sunbury, PA 17801
1-800-831-2741

F. J. MORRISSEY & Co., Inc.
1700 Market Street, Suite 1420
Philadelphia, PA 19103
1-215-563-8500

FERRIS, BAKER, WATTS
6 Bird Cage Walk
Hollidaysburg, PA 16648
1-800-343-5149

FIRST TENNESSEE SECURITIES CORP.
845 Crossover Lane
Memphis, TN 38117
1-800-456-5460

LEGG MASON
The Stadium Office Park, Suite 201
330 Montage Mountain Road
Scranton, PA 18507
1-800-346-4346

SANDLER O'NEILL & Partners, LP
Two World Trade Center
104th Floor
New York, NY 10048
1-800-635-6860

TUCKER ANTHONY
MID ATLANTIC DIVISION
(FORMERLY HOPPER SOLIDAY & Co. Inc.)
2101 Oregon Pike
Lancaster, PA 17601
1-800-456-9234

FIRST UNION SECURITIES
P.O. Box 1357
Richmond, VA 23218
1-800-627-8625

RYAN, BECK & Co.
80 Main Street
West Orange, NJ 07052
1-800-342-2325

MERRILL LYNCH
One West Third Street
Williamsport, PA 17701
1-800-937-0769

HERZOG, HEINE & Geduld, Inc.
2 Penn Center, Suite 1708
Philadelphia, PA 19102
1-215-972-0813

AVAILABILITY OF FORM 10-K
Upon written request of any shareholder, a copy of the Corporation's Annual Report on Form 10-K for its fiscal year ended December 31, 2000, including the financial statements, and schedules thereto required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-l under the Securities Exchange Act of 1934, as amended, may be obtained, without charge, from Shareholder Services, 2 South Market Street, P.O. Box 57, Selinsgrove, PA 17870.

INFORMATION ON DIVIDEND REINVESTMENT PLAN
A voluntary Dividend Reinvestment Plan is available to Sun shareholders. Participants may elect full dividend reinvestment and/or optional cash payments to purchase additional shares. Information about the plan may be obtained by contacting SUN BANCORP, INC., Shareholder Services, 2 South Market Street, P.O. Box 57, Selinsgrove, PA 17870.

The Annual Report and other Company reports are also filed electronically through the Electronic Data Gathering Analysis and Retrieval System (EDGAR) which performs automated collection, validation, indexing, acceptance, and forwarding of submissions to the Securities and Exchange Commission (SEC) and is accessible by the public using the Internet at HTTP://WWW.SEC.GOV/EDGARHP

The Annual Report, other Company reports, and news releases are available on Sun's website at HTTP://WWW.SUNBANKPA.COM