Form 10-K, Exhibit 13
period 2003-12-31
SUN BANCORP INC
filed 2004-03-15
CIK 713975

Exhibit 13.1

Financial Contents

Consolidated Balance Sheets

(In Thousands, Except for Share Data)

December 31,	2003	2002

Assets

Cash and due from other financial institutions	$27,021	$21,399
Interest-bearing deposits in other financial institutions	1,400	20,170
Total cash and cash equivalents	28,421	41,569

Investment securities, available for sale, at fair value, amortized cost of $223,165 at December 31, 2003 and $214,017 at December 31,2002	223,209	219,438
Loans and leases, net of unearned income	679,977	608,601
Less:allowance for loan and lease losses	7,754	6,206
Loans and leases, net	672,223	602,395

Bank premises and equipment, net	27,256	15,809
Goodwill	29,431	22,924
Intangibles with finite lives	3,690	—
Accrued interest	3,378	3,501
Bank-owned life insurance	33,174	30,800
Other assets	7,054	14,738
Total assets	$1,027,836	$951,174

Liabilities and Shareholders’ Equity

Deposits:
Non-interest-bearing	$69,640	$59,181
Interest-bearing	544,910	528,299
Total deposits	614,550	587,480

Short-term borrowings	65,388	29,682
Long-term borrowings, Federal Home Loan Bank	225,595	220,000
Long-term borrowings, other	11,900	—
Subordinated debentures	18,866	19,655
Accrued interest and other liabilities	12,355	13,110
Total liabilities	948,654	869,927

Commitments and contingencies (see Note 20)

Shareholders’ equity:
Common stock, no par value; 50,000,000 authorized shares; issued 7,320,225 shares in 2003 and 7,299,446 in 2002	85,386	84,591
Retained earnings (deficit)	(3,728)	(5,159)
Accumulated other comprehensive income, net of taxes	29	3,578
Less:Treasury stock at cost,140,922 shares in 2003 and 126,717 shares in 2002	(2,505)	(1,763)
Total shareholders’ equity	79,182	81,247
Total liabilities and shareholders’ equity	$1,027,836	$951,174

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

(In Thousands, Except for Share Data)

Years Ended December 31,	2003	2002	2001
Interest and dividend income:
Loans and leases, including fees	$40,467	$40,310	$38,603
Investment securities
Taxable	7,600	12,380	17,089
Tax exempt	869	1,015	1,137
Dividends	358	475	1,520
Deposits in other financial institutions	125	363	1,345
Total interest and dividend income	49,419	54,543	59,694
Interest expense:
Deposits	11,366	14,733	21,164
Short-term borrowings	456	325	430
Long-term borrowings	12,478	12,698	12,787
Subordinated debentures	1,845	1,892	1,578
Total interest expense	26,145	29,648	35,959

Net interest income	23,274	24,895	23,735
Provision for loan and lease losses	1,620	1,460	1,500
Net interest income after provision for loan and lease losses	21,654	23,435	22,235

Non-interest income:
Service charges on deposit accounts	4,094	3,041	1,903
Trust income	726	759	745
Net securities gains	3,194	616	844
Investment product sales	377	406	309
Bank-owned life insurance	1,271	720	—
Insurance subsidiary	1,257	77	183
Net gain on sale of loans	397	255	130
Gain on sale of branches	—	—	4,892
Leasing fees	1,089	—	—
Other income	1,825	794	502
Total non-interest income	14,230	6,668	9,508

Non-interest expense:
Salaries and employee benefits	13,069	11,800	9,680
Net occupancy expenses	1,358	1,083	995
Furniture and equipment expenses	2,219	1,790	1,745
Pennsylvania shares tax	627	800	699
Amortization of intangibles with finite lives	531	—	1,567
Other expenses	10,689	7,149	5,363
Total non-interest expense	28,493	22,622	20,049
Income before income tax provision	7,391	7,481	11,694
Income tax provision	863	1,065	3,344
Net income	$6,528	$6,416	$8,350
Net income per share — Basic	$0.91	$0.90	$1.20

Net income per share — Diluted	$0.90	$0.89	$1.20

Cash dividends paid per share	$0.71	$0.65	$0.60

Average shares outstanding — Basic	7,190,140	7,154,107	6,942,122

Average shares outstanding — Diluted	7,215,066	7,196,534	6,945,504

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity

(In Thousands, Except for Share Data)

Years Ended December 31, 2003, 2002 and 2001

	Common Stock		Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2001	7,227	$81,632	$(11,177)	$(1,591)	$(6,337)	$62,527
Comprehensive income:
Net income	—	—	8,350	—	—	8,350
Unrealized gains on investment securities available for sale, net of reclassification adjustment of $(844) and tax effect of $(1,885)	—	—	—	3,660	—	3,660
Total comprehensive income						12,010

Stock issued:
Employee benefit plans	9	123	—	—	—	123
Purchase of Guaranty Bank, N.A. (553,558 treasury shares)	—	1,810	—	—	6,388	8,198
Purchase of treasury stock (80,535 shares)	—	—	—	—	(1,213)	(1,213)
Cash dividends declared, $0.60 per share	—	—	(4,134)	—	—	(4,134)
Balance, December 31, 2001	7,236	83,565	(6,961)	2,069	(1,162)	77,511
Comprehensive income:
Net income	—	—	6,416	—	—	6,416
Unrealized gains on investment securities available for sale, net of reclassification adjustment of $(616) and tax effect of $(777)	—	—	—	1,509	—	1,509
Total comprehensive income						7,925

Stock issued:
Employee benefit plans	63	1,007	—	—	—	1,007
Purchase of treasury stock (33,300 shares)	—	—	—	—	(601)	(601)
Cash dividends declared, $0.645 per share	—	—	(4,614)	—	—	(4,614)
Tax benefit of exercised stock options	—	19	—	—	—	19
Balance, December 31, 2002	7,299	84,591	(5,159)	3,578	(1,763)	81,247
Comprehensive income:
Net income	—	—	6,528	—	—	6,528
Unrealized losses on investment securities available for sale, net of reclassification adjustment of $(3,194) and tax benefit of $1,828	—	—	—	(3,549)	—	(3,549)
Total comprehensive income						2,979

Stock issued:
Employee benefit plans	21	278	—	—	—	278
Purchase of Bank Capital (25,109 treasury shares)	—	121	—	—	351	472
Purchase of Mid-Penn Insurance (85,936 treasury shares)	—	396	—	—	1,329	1,725
Purchase of treasury stock (125,250 shares)	—	—	—	—	(2,422)	(2,422)
Cash dividends declared, $0.7095 per share	—	—	(5,097)	—	—	(5,097)
Balance, December 31, 2003	7,320	$85,386	$(3,728)	$29	$(2,505)	$79,182

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

(In Thousands)

Years Ended December 31,	2001	2003	2002
Cash flows from operating activities:
Net income	$6,528	$6,416	$8,350
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan and lease losses	1,620	1,460	1,500
Depreciation	1,756	1,049	977
Amortization of intangibles	531	—	1,567
Amortization and accretion of premium and discounts on investment securities available for sale	1,961	1,081	418
Net gain on sale of investment securities available for sale	(3,194)	(616)	(844)
Gain on sale of branches	—	—	(4,892)
Proceeds from loan sales	20,267	30,363	—
Mortgage loans originated for resale	(19,394)	(31,236)	—
Net gain on sale of loans	(397)	(255)	—
Loss (gain) on sale of bank premises and equipment	18	(6)	(71)
Increase (decrease) in other assets and liabilities, net	2,295	(12,654)	(7,321)
Net cash provided by (used in) operating activities	11,991	4,398	(316)

Cash flows from investing activities:
Proceeds from sales of investment securities available for sale	83,751	26,417	43,252
Proceeds from maturities, calls, and prepayments of investment securities available for sale	114,348	156,665	109,051
Purchase of bank-owned life insurance	—	(30,000)	—
Cash provided by branch acquisitions	—	—	92,852
Cash used in sale of branches	—	—	(32,431)
Purchases of investment securities available for sale	(186,104)	(95,087)	(135,464)
Net cash used in acquisitions	(131)	—	—
Net increase in loans and leases	(50,571)	(68,790)	(59,981)
Proceeds from branch sales	—	—	4,892
Proceeds from sale of bank premises and equipment	18	6	222
Capital expenditures	(10,780)	(2,396)	(596)
Net cash (used in) provided by investing activities	(49,469)	(13,185)	21,797

Cash flows from financing activities:
Net (decrease) increase in deposits	(9,427)	13,603	(8,557)
Net increase in short-term borrowings	35,285	7,544	5,506
Proceeds from long-term borrowings, other	11,900	—	—
Repayments of long-term borrowings, FHLB	(5,398)	(2,000)	—
Proceeds from issuance of subordinated debentures	—	—	16,500
Repayments of subordinated debentures	(789)	(789)	—
Cash dividends paid	(5,097)	(4,614)	(4,134)
Proceeds from sale of stock for employee benefits program	278	1,026	123
Purchase of treasury stock	(2,422)	(601)	(1,213)
Net cash provided by financing activities	24,330	14,169	8,225
Net (decrease) increase in cash and cash equivalents	(13,148)	(3,414)	29,706
Cash and cash equivalents at beginning of year	41,569	44,983	15,277
Cash and cash equivalents at end of year	$28,421	$41,569	$44,983

Supplemental disclosure of cash flow information:
Interest paid	$27,363	$29,650	$34,598

Income taxes paid	$—	$1,950	$2,450

Supplemental schedule of noncash investing and financing activities:

Noncash investing activity consisted of transfers of loans in liquidation to foreclosed assets held for sale with an estimated value of $873 in 2003, $459 in 2002 and $837 in 2001.

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

(For the Years Ended December 31, 2003, 2002 and 2001, in thousands)

1. Basis of Presentation and Summary of Significant Accounting Policies

Sun Bancorp, Inc. and subsidiaries (“Sun”) accounting and financial reporting policies conform with accounting principles generally accepted in the United States of America and with general financial industry practices. Certain prior year amounts were reclassified to conform to current year classifications. The net effect of the reclassifications had no material impact on the overall financial position or statement of net income. The following summary addresses the most significant policies with amounts presented in thousands:

Consolidation Basis

Consolidated financial statements include the accounts of Sun Bancorp, Inc. (parent company) and its wholly owned subsidiaries: SunBank (Bank), SUBI Investment Company, Mid-Penn Insurance (Mid-Penn), Sun Trust I, and Beacon Life Insurance Company (Beacon). Sun also holds thirty percent ownership in Sun Abstract and Settlement Services (Sun Abstract), which is accounted for under the equity method. SunBank includes its wholly owned subsidiaries: SUBI Service LLC, Bank Capital Services (Bank Capital), and Sun Investment Services. Beacon’s and Sun Abstract’s transactions are not material to the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation.

Operations

Sun provides a full range of community and commercial banking services through 23 SunBank offices in northeast and central Pennsylvania. SunBank’s primary deposit products include checking, savings, money market, and certificate of deposit accounts. SunBank’s primary loan products include commercial loans and leases, consumer loans and leases, and single-family residential mortgages. In addition, Sun has subsidiaries and ownership interests in partnerships that engage in various business activities, including credit, life, and disability insurance (Beacon), title insurance and settlement services (Sun Abstract), equipment and consumer auto leasing (Bank Capital), investment product sales (Sun Investment), insurance product sales (Mid-Penn) and affordable housing for senior citizens.

Use of Estimates

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets, the disclosed amounts of contingent assets and liabilities as of the date of the balance sheets, and the reported amounts of revenues and expenses for the periods presented. Actual results could differ significantly from those estimates. In particular, management relies on estimates and assumptions when determining an adequate allowance for loan and lease losses. Refer to the heading “Allowance for Loan and Lease Losses (ALLL)” in this note for additional information. In addition, management relies on estimates and assumptions when determining the residual value for SunBank’s auto and equipment leasing business. Refer to the heading “Residual Value” in this note for additional information. Deferred tax assets and liabilities also represent significant estimates (see Note 18).

Investment Securities

Sun reports all investment securities, including debt instruments, restricted equities, and unrestricted equities as available for sale. Except for restricted equities, Sun reports all investment securities at fair value. Unrealized gains or losses, net of related taxes, are excluded from earnings and reported as a component of accumulated other comprehensive income within shareholders’ equity. Restricted equities consist solely of Federal Home Loan Bank of Pittsburgh (FHLB) stock.

Management estimates fair values based on observable market prices. When bid prices are not available, management estimates fair value based on observable market prices for instruments with similar cash flow and risk characteristics.

Premium amortization and discount accretion are recorded using the level yield method over each investment security’s remaining contractual or expected life (whichever is shorter), adjusted for actual prepayment experience. Realized gains and losses from investment securities sales are computed based on each security’s specific carrying value.

Interest Income on Loans and Leases

Interest income on loans and leases is recognized on an accrual basis. Loan fees and certain direct loan origination costs are deferred and amortized as an adjustment to the related loan yield using the effective interest method, generally over the contractual life of the related loans.

Nonaccrual loans are those on which the accrual of interest has ceased and where all previously accrued, but not collected, interest is reversed. Loans, other than consumer loans, are placed on nonaccrual status when principal or interest is past due 90 days or more and the loan is not well collateralized and in the process of collection or immediately, if in the opinion of management, full collection is doubtful. Interest accrued, but not collected, as of the date of placement on nonaccrual status, is reversed and charged against current income. Sun does not accrue interest on impaired loans. While a loan is considered impaired or on nonaccrual status, subsequent cash interest payments received are either applied to the outstanding principal balance or recorded as interest income, based on management’s assessment of the ultimate collectibility of principal and interest. In any case, the deferral or non-recognition of interest does not constitute forgiveness of the borrower’s obligation. Consumer loans are recorded in accordance with the Uniform Retail Classification regulation. Generally, the regulation requires that consumer loans be charged off to the allowance for loan and lease losses when they become 120 days or more past due.

Lease Fee/Expense Recognition

Sun recognizes fees and expenses on direct financing leases using the implied interest rate, which results in a level yield. Fees and expenses on operating leases are recognized using the straight-line method.

Loan Servicing

Mortgage loans serviced for third parties are not included in Sun’s consolidated balance sheets. Unpaid principal balances of mortgage loans serviced for third parties totaled $16,181 at December 31, 2003 and $18,132 at December 31, 2002. Capitalized mortgage servicing rights (MSRs), included within other assets in the consolidated balance sheets, totaled approximately $12 at December 31,2003 and $38 at December 31, 2002.

Sun records MSRs at fair value and amortizes the balance over the period of estimated net servicing income or loss. Sun relies on a valuation model to calculate the net present value of expected future cash flows that determines the MSRs fair value. Sun’s valuation model incorporates assumptions that market participants use to estimate future net servicing income, including loan types, interest rates, servicing costs, prepayment speeds, and discount rates. Sun evaluates the MSR’s value for impairment semi-annually.

Leases

In accordance with SFAS 13, Accounting for Leases, Sun reflects leases either as direct financing leases within loans or operating leases within fixed assets on the balance sheet. Sun determines the classification based on a calculation of the present value of contractual payments for leases plus the present value of the guaranteed residual and subtracting a 20% residual deductible. Sun divides the result by the capitalized cost. If the ratio is 90% or greater, Sun classifies the lease as a direct finance lease. If the ratio is less than 90%, Sun classifies the lease as an operating lease.

Residual Value – Auto

Sun’s residual value represents the estimated wholesale market value of each leased vehicle at the end of the lease term, which is established at the beginning of the lease term by the Automotive Lease Guide (ALG). Recorded residual values, which are above the wholesale market value at the end of the lease term, could lead to financial losses. To mitigate the possible loss, Sun has two different residual insurance policies. One policy covers leased vehicles booked prior to April 1, 2003, and has a $500 per vehicle deductible using Black Book Wholesale Average as the standard. The second policy, which went into effect on April 1, 2003, uses a 20% per vehicle deductible using Black Book Wholesale Clean as the standard. In both cases, the guarantee is based on each lease, not the value of the portfolio. The Black Book values are determined by the national wholesale value of each vehicle accumulated and published by Black Book.

Residual Value – Equipment

Sun’s residual value represents the estimated wholesale market value of the leased equipment at the end of the lease term, which is established at the beginning of the lease term. The majority of equipment leases carry no residual value. Those equipment leases that carry a residual amount are predominantly valued at 10% of fair market value at the beginning of the lease, which management feels limits the risk of loss to a minimal level. Any equipment lease written with a 20% or higher residual value, includes a provision that the lessee is responsible for the residual or will purchase the equipment at the end of the lease.

Residual Value Impairment

Sun tests residual values for impairment annually. Sun compares the portfolio against an equity table, which sets forth the insurance carrier’s projections of vehicle values based on a comparison of the Automotive Lease Guide residual values to Black Book values. The result of this comparison will be used by Sun in determining residual impairment so that any necessary write-downs may be taken in the period of impairment.

Residual Value Insurance Receivables

Sun has not filed any claims with the residual value guarantor. When a claim arises, Sun will record the receivable within other assets at the time a claim is filed with the guarantor.

Loans and Leases Available for Sale

Sun has contracted with a third party to purchase certain new residential mortgages originated by Sun within seven days of closing. Mortgages are selected based on predefined terms and conditions agreed upon by Sun and the third party. Due to the origination of these mortgage loans at market rates and the relatively short holding period, the market value and book value are not deemed to be materially different.

It is the intent of Sun to hold to maturity all other loans and leases, except the mortgages noted above. However, from time to time management may elect to sell certain loans or leases out of the portfolio in order to redeploy capital or to maintain internal or external risk guidelines.

Gains and Losses on Loans and Leases Sold

Sun recognizes gains or losses on the sale of loans or leases at the time of sale. The proceeds of the sale are first applied to accrued interest and fees receivable with the remaining proceeds applied to principal. Any remaining proceeds or deficit is recognized as a gain or loss. Loans or leases are sold without recourse; however, Sun does retain servicing rights, which are recorded as an asset at fair value and amortized over the weighted average life of the servicing asset. These amounts are deemed insignificant.

Allowance for Loan and Lease Losses (ALLL)

Sun’s ALLL reflects periodic provisions for loan and lease losses, and that provision is reported as an expense. Loan and lease losses are charged against the ALLL in the period in which they have been determined to be uncollectible. Recoveries of previously charged off loans and leases are credited to the allowance as they are received. Management maintains the ALLL at a level it believes will be adequate to absorb probable losses in the existing loan and lease portfolio.

Sun’s loan portfolio consists primarily of residential mortgage loans, consumer loans and commercial loans concentrated in northeast and central Pennsylvania (Lycoming, Snyder, Union, Northumberland, Clinton, Dauphin and Luzerne counties). These regions’ economies depend on the manufacturing and service industries. Management’s analysis incorporates many factors, including current economic conditions, loss experience, loan portfolio composition, and anticipated losses. For significant real estate properties, management obtains independent value appraisals. However, unforeseen developments may require management to increase the ALLL. Such developments could include changing economic conditions or negative developments with borrowers. In addition, bank regulators periodically assess Sun’s ALLL and may, consistent with examination guidelines and current information, require an increased provision to the ALLL. As a result, several factors may materially change management’s analysis and estimates in the future.

Foreclosed Assets

Sun classifies all foreclosed assets as held for sale and reports foreclosed assets at the lower of cost or fair value (less estimated selling costs). Foreclosed assets, which are included within other assets in the consolidated balance sheets, totaled $1,331 at December 31, 2003 and $912 at December 31, 2002.

Premises and Equipment

Sun reports premises and equipment at cost less accumulated depreciation. Depreciation expense is computed and recognized using the straight-line method and recognized over the estimated useful life of the asset. Sun generally expenses repair and maintenance expenditures as incurred, and capitalizes such expenditures only when they extend an asset’s useful life. When Sun retires or sells premises or equipment, the remaining cost and accumulated depreciation are removed from the account and any gain or loss is reported in current income.

Intangible Asset – Goodwill

Sun’s goodwill resulted from the acquisition of Bucktail Bank and Trust Company (Bucktail) in 1997, Guaranty Bank N.A. in 2001, three Mellon branches during 2001, Bank Capital in 2003, Mid-Penn Insurance in 2003, and Steelton Bancorp in 2003. Goodwill represents the excess cost of acquired assets relative to those assets’ fair value at the time of purchase. Sun adopted SFAS 147, Acquisition of Certain Financial Institutions in 2002 as described in Note 8. Prior to 2002, Sun amortized goodwill and unidentifiable intangible assets using the straight-line method based on 15-20 year lives. Under the provisions of SFAS 142, goodwill arising from acquisitions may no longer be amortized for the 2002 fiscal year and forward. Amortization of goodwill totaled $1,567 in 2001. Annually, Sun contracts an independent third party to evaluate the carrying value of goodwill for impairment based on the fair value of Sun. Based on impairment evaluations, management believes no material impairment of intangibles existed at December 31, 2003 and December 31, 2002.

Intangible Asset – Core Deposit Intangible

Sun’s core deposit intangible (CDI) resulted from the acquisition of three Mellon branches during 2001 and Steelton Bancorp in 2003. The CDI for each transaction is being amortized over the average life of the deposits acquired as determined by an independent third party. The carrying value of CDI was $1,912 at December 31, 2003 with $445 in amortization expense recognized during 2003. There was no carrying value and corresponding amortization prior to 2003, as the CDI resulting from the branch purchases was reclassified from goodwill to CDI during 2003 due to a retrospective analysis of the transaction.

Intangible Asset – Customer List Intangible

Sun’s customer list intangible (CLI) resulted from the acquisition of Mid-Penn Insurance in 2003. The CLI represents the implied value of the customer list acquired and is being amortized over a 15-year period as determined by an independent third party. The carrying value of CLI was $1,778 at December 31, 2003 with $86 in amortization expense recognized during 2003.

Investments in Limited Partnerships

Sun is a limited partner in six partnerships at December 31, 2003 that provide low income elderly housing in Sun’s geographic market area . The carrying value of Sun’s investments in limited partnerships was $3,852 at December 31, 2003 and $3,922 at December 31,2002. Sun is amortizing the investment in each partnership to 50% of the initial investment over the life of the ten-year tax credits generated by the investment. This write-down approximates the change in equity and allows for the decreased value of the property at the end of the tax credit period. Amortization of limited partnership investments totaled $239 in 2003, $236 in 2002 and $177 in 2001.

Sun is also a partner in two partnerships at December 31, 2003 that provide office space in areas designated as empowerment zones by the Commonwealth of Pennsylvania. These partnerships provide Sun with Pennsylvania Shares Tax credits and had a book value of $2,927 at December 31, 2003 and $2,901 at December 31, 2002. Amortization of these limited partnership investments totaled $45 in 2003 and $0 in 2002.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between financial reporting and income tax accounting methods, using enacted tax rates in effect for the year in which the difference is expected to reverse. These differences primarily involve timing differences for recognition of loan and lease losses, depreciation, and lease operations.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, Sun enters into off-balance sheet financial instruments. Those instruments consist of commitments to extend credit, and standby letters of credit. When those instruments are funded or become payable, Sun reports the amounts in its financial statements

Standby Letters of Credit and Financial Guarantees

Sun enters into standby letters of credit and financial guarantees with its customers to guarantee a customer’s performance to a third party. These guarantees are primarily issued to support borrowing arrangements and related transactions. Terms vary from one to 24 months and may have renewal features. Fees associated with standby letters of credit and financial guarantees are deferred and amortized over the life of the guarantee. At December 31,2003 and 2002, the amount of deferred fees were $20 and $0, respectively.

Defined Benefit Plan

Sun maintains a defined benefit plan for certain key employees. The expense recognized includes interest earned based on the average Fed Funds rate for the year and annual funding requirements as set forth by the plan.

Cash and Cash Equivalents

Cash equivalents include cash and due from banks and interest-bearing deposits in banks. Deposits maintained at each financial institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. Sun maintains cash and cash equivalents with financial institutions in excess of the insured amount.

Restrictions on Cash and Cash Equivalents

Based on deposit levels, Sun must maintain cash and other reserves with the Federal Reserve Bank of Philadelphia (FRB). Those reserves averaged $2,025 in 2003, $1,284 in 2002 and $1,186 in 2001. These reserves were $2,468 at December 31, 2003 and $1,356 at December 31, 2002.

Trust Assets and Income

Assets held in a fiduciary or agency capacity are not Sun’s assets and are excluded from Sun’s consolidated financial statements. Trust income is reported on the accrual basis based on those accounts on a monthly billing cycle. Accounts not on a monthly billing cycle are excluded from the accrual as the fees are based on the market value of the trust assets and fluctuations in the market would not allow for a reasonable estimate. The amount eliminated from the accrual is not deemed to be material.

Insurance Revenue Recognition

Sun recognizes revenue from the insurance subsidiaries, Mid-Penn and Beacon, as commissions become receivable.

Segment Reporting

Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information,” requires that pubic business enterprises report financial and descriptive information about their reportable operating segments. Based  on the guidance provided by the Statement, Sun has determined that its only reportable segment is Community Banking.

Common Stock Plans

Sun has three common stock plans for employees and directors. The 1998 Stock Incentive Plan, administered by an independent committee of the Board of Directors, allows 716,625 shares of common stock for key officers and other management employees in the form of qualified options, nonqualified options, stock appreciation rights, or restrictive stock. The 1998 Independent Directors Stock Option Plan allows 115,763 shares of common stock to be issued to non-employee directors. Options, under those plans, expire ten years after the grant date. Both of these plans terminate in 2008.

The 1998 Employee Stock Purchase Plan, which permits all employees to purchase common stock at an option price per share not less than 85% of the market value on the exercise date, was allocated 248,063 shares. Options granted to date have been awarded at 90% of the market value on the exercise date. Each option under the 1998 Employee Stock Purchase Plan expires no later than 5 years from the grant date. This plan terminates in 2008.

Sun applies Accounting Principles Board Opinion 25 and related interpretations to account for its common stock plans. Accordingly, Sun has not recognized compensation expense for the plans.

Other Comprehensive Income

Generally accepted accounting principles require recognized revenues, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, including unrealized gains and losses on available for sale securities, are reported as a separate equity component and as components of comprehensive income.

Notes to Consolidated Financial Statements

2. Net Income Per Share

Net income per share is computed based on the weighted average number of shares of stock outstanding for each year presented. Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings Per Share,” requires presentation of two amounts; basic and diluted net income per share.

The following data shows the amounts used in computing net income per share and the weighted average number of shares of dilutive stock options:

(In Thousands, Except for Share Data)	Net Income	Weighted Average Common Shares	Net Income Per Share

2003
Net income per share — Basic	$6,528	7,190,140	$0.91
Dilutive effect of potential common stock arising from stock options:
Exercise of options outstanding		231,598
Hypothetical share repurchase at $19.59		(206,672)
Net income per share — Diluted	$6,528	7,215,066	$0.90

2002
Net income per share — Basic	$6,416	7,154,107	$0.90
Dilutive effect of potential common stock arising from stock options:
Exercise of options outstanding		250,207
Hypothetical share repurchase at $19.63		(207,780)
Net income per share — Diluted	$6,416	7,196,534	$0.89

2001
Net income per share — Basic	$8,350	6,942,122	$1.20
Dilutive effect of potential common stock arising from stock options:
Exercise of options outstanding		236,334
Hypothetical share repurchase at $15.63		(232,952)
Net income per share — Diluted	$8,350	6,945,504	$1.20

Not included within this analysis were 219,609 shares in 2003, 229,138 shares in 2002 and 214,128 shares in 2001 due to the fact that the exercise of these shares would be anti-dilutive.

3. Other Comprehensive Income

Other comprehensive income components and related tax effects were:

(In Thousands)

Years Ended December 31,	2003	2002	2001
Unrealized holding (losses) gains on available for sale securities	$(2,184)	$2,902	$6,389
Less: Reclassification adjustment for gains realized in income	(3,194)	(616)	(844)
Net unrealized (losses) gains	(5,378)	2,286	5,545
Income tax benefit (expense)	1,829	(777)	(1,885)
Net other comprehensive (loss) income	$(3,549)	$1,509	$3,660

4. Investment Securities

SunBank holds one bond within other corporate obligations that has experienced a 12% unrealized loss at December 31, 2003 and a 9% unrealized loss at December 31, 2002. The amortized cost of the bond was $236 and $320 at December 31, 2003 and 2002, respectively. Management believes this loss is temporary, due the continued AAA rating of the bond and the continued receipt of principal and interest payments. There are no other investments with an unrealized loss greater than one year as of December 31, 2003.

A summary of investment securities available for sale is as follows:

(In Thousands)

	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
December 31, 2003
Debt securities:
Mortgage backed — pass through	$84,935	$407	$(559)	$84,783
Mortgage backed — other	101,393	263	(992)	100,664
Obligations of U.S. government agencies	3,190	11	(73)	3,128
Obligations of state and political subdivisions	17,654	1,030	(62)	18,622
Other corporate obligations	1,206	19	—	1,225
Total debt securities	208,378	1,730	(1,686)	208,422

Equity securities:
Marketable equity securities	330	—	—	330
Restricted equity securities	14,457	—	—	14,457
Total equity securities	14,787	—	—	14,787
Total investment securities available for sale	$223,165	$1,730	$(1,686)	$223,209

December 31, 2002

Debt securities:
Mortgage backed — pass through	$98,705	$1,446	$(133)	$100,018
Mortgage backed — other	24,559	767	—	25,326
Obligations of U.S. government agencies	50,288	2,371	—	52,659
Obligations of state and political subdivisions	19,767	836	—	20,603
Other corporate obligations	5,575	388	(75)	5,888
Total debt securities	198,894	5,808	(208)	204,494

Equity securities:
Marketable equity securities	3,111	136	(315)	2,932
Restricted equity securities	12,012	—	—	12,012
Total equity securities	15,123	136	(315)	14,944
Total investment securities available for sale	$214,017	$5,944	$(523)	$219,438

December 31, 2001

Debt securities:
Mortgage backed — pass through	$112,804	$1,138	$(191)	$113,751
Mortgage backed — other	97,694	1,137	(366)	98,465
Agency obligations	46,734	1,705	—	48,439
U.S. Treasury obligations	1,002	2	—	1,004
Obligations of state and political subdivisions	22,054	312	(161)	22,205
Other corporate obligations	7,239	253	(40)	7,452
Total debt securities	287,527	4,547	(758)	291,316

Equity securities:
Marketable equity securities	3,836	13	(667)	3,182
Restricted equity securities	11,114	—	—	11,114
Total equity securities	14,950	13	(667)	14,296
Total investment securities available for sale	$302,477	$4,560	$(1,425)	$305,612

The amortized cost and estimated fair value of Sun’s securities at December 31, 2003 and 2002, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because some borrowers have the right to call or prepay obligations with or without prepayment penalties.

Securities by Contractual Maturity:

(In Thousands)

	2003		2002
December 31,	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Debt securities:
Due in one year or less	$1,214	$1,234	$2,148	$2,177
Due after one year through five years	14,097	14,348	14,683	14,909
Due after five years through ten years	11,479	11,458	18,107	19,240
Due after ten years	96,653	96,599	15,555	16,110
Mortgage-backed securities	84,935	84,783	148,401	152,058
Total debt securities	208,378	208,422	198,894	204,494
Equity securities	14,787	14,787	15,123	14,944
Total	$223,165	$223,209	$214,017	$219,438

Securities with a carrying value of $163,422 at December 31, 2003 and $174,991 at December 31, 2002 were pledged to secure public deposits, trust deposits, securities sold under agreements to repurchase, FHLB borrowings and other balances required by law.

Sun’s securities do not include any concentrations exceeding 10% of shareholders’ equity from any individual issuer (excluding those guaranteed by the U.S. government or its agencies).

Sales of Securities:

(In Thousands)

For the Years Ended December 31,	2003	2002	2001
Realized Gains	$3,251	$1,286	$1,044
Realized Losses	(57)	(670)	(200)
Net Realized Gains	$3,194	$616	$844

5. Loans and Leases

Loan activity is well diversified and focused within Sun’s defined market area. However, borrowers’ ability to repay loans depends in part on economic conditions in Sun’s market area.

Loan and leases are summarized as follows:

(In Thousands)

December 31,	2003	2002
Real estate:
Residential mortgages	$178,831	$205,885
Commercial	194,237	198,465
Construction	32,157	17,721
Agricultural	268	138
Commercial and industrial	96,028	54,624
Lease — Auto	80,582	48,574
Lease — Equipment	9,404	4,955
Individual	98,193	85,920
Other	321	328
Total	690,021	616,610

Less: Deferred fees and unearned income on loans and leases	(10,541)	(7,945)
Allowance for loan and lease losses	(7,754)	(6,206)
Add: Unamortized net premium (discount) on purchased loans	497	(64)
Net loans and leases	$672,223	$602,395

Loans held for sale at December 31, 2003 were $0 and at December 31, 2002 were $1,309.

The following is a summary of past due and impaired loans and the corresponding allowance for impaired loans:

(In Thousands)

At December 31,	2003	2002	2001
Impaired loans	$2,746	$4,775	$5,592
Accruing loans past due 90 days or more as to principal and interest	776	315	560
Amount of impaired loans with a related allowance for possible loss	2,746	4,775	5,592
Amount of impaired loans with no related allowance	—	—	—
Total allowance for impaired loans	1,322	2,831	2,339

Years Ended December 31,	2003	2002	2001
Average investment in impaired loans	$8,423	$5,161	$4,977
Interest income recognized on impaired loans (all cash basis)	$629	$387	$437

Net Investment in Direct Financing Leases:

(In Thousands)

Years Ended December 31,	2003	2002
Minimum lease payments receivable	$55,684	$34,653
Unearned income under lease contracts	(10,488)	(7,874)
Residual	34,301	18,876
Net investment	$79,497	$45,655

The net investment in direct financing leases is reported as loans in the consolidated balance sheet.

The following table shows the expected lease payments over the next five years.

Lease Payment Receivable:

(In Thousands)

Years Ending December 31:
2004	$17,020
2005	16,088
2006	13,331
2007	7,476
2008	1,681
Thereafter	88
Total	$55,684

6. Allowance for Loan and Lease Losses

The following is a summary of activity in the allowance for loan and lease losses (ALLL) encompassing both reserves attributable to loans and leases held for investment and also loans for sale:

(In Thousands)

Years Ended December 31,	2003	2002	2001
Balance, beginning of year	$6,206	$6,204	$5,074
Provision for loan and lease losses	1,620	1,460	1,500
ALLL assumed upon acquisition of Steelton	693	—	—
ALLL assumed upon acquisition of Guaranty	—	—	572
Recoveries	680	455	341
Loans and leases charged off	(1,445)	(1,913)	(1,283)
Balance, end of year	$7,754	$6,206	$6,204

7. Bank Premises and Equipment

(In Thousands)

December 31,	2003	2002
Land	$3,631	$2,046
Buildings	15,033	13,175
Furniture and equipment	9,455	6,954
Autos under operating lease	7,195	—
Total cost	35,314	22,175

Less: Accumulated depreciation	(8,058)	(6,366)
Bank premises and equipment, net	$27,256	$15,809

During 2003 a loss of $18 was recognized on the disposal of premises and equipment as compared to gains of $6 and $71 during 2002 and 2001, respectively. Depreciation expense was $1,756, $1,049 and $977 in 2003, 2002 and 2001, respectively.

8. Goodwill

Upon the adoption of SFAS 142, on January 1, 2002, Sun ceased amortizing its goodwill. This result was a decrease in non-interest expense and increase in net income for 2002 as compared to 2001. Sun also adopted SFAS 147 in October 2002, resulting in a reclassification of previously recorded unidentifiable intangible assets to goodwill and the ceasing of amortization corresponding to this intangible asset effective January 1, 2002. The following table shows the pro forma effects of applying SFAS 142 and SFAS 147.

(In Thousands, Except for Net Income Per Share)

Years Ending December 31,	2003	2002	2001
Goodwill amortization:
Pre-tax	$—	$—	$1,567
After-tax	—	—	1,034
Net income:
Reported net income	6,528	6,416	8,350
Add: after-tax goodwill amortization	—	—	1,034
Adjusted net income	$6,528	$6,416	$9,384
Basic net income per share
Reported net income per share	$0.91	$0.90	$1.20
Add: goodwill amortization per share	—	—	0.15
Adjusted net income per share	$0.91	$0.90	$1.35
Diluted net income per share
Reported net income per share	$0.90	$0.89	$1.20
Add: goodwill amortization per share	—	—	0.15
Adjusted net income per share	$0.90	$0.89	$1.35

As of December 31, 2003, Sun had goodwill assets of $29,431 and $22,924 at December 31, 2002.

9. Intangibles

In April 2003, the Company acquired Mid-Penn Insurance. The net assets of Mid-Penn Insurance included an identifiable intangible asset, a customer list, that was valued by a third party and will be tested annually by the third party for impairment using the same methodology as used at the time of valuation. The third party used an income approach to value the customer list. Assumptions used in this approach include, but are not limited to (1) an attrition rate of 8.65%, (2) an inflation rate of 5.4%, (3) a discount rate of 12%, and (4) after tax cash flow. The customer list was classified as an identifiable intangible of $1,864. The annual amortization amounts to $124 using a 15-year estimated life, in accordance with the determination by the third party.

In April 2003, the Company acquired Steelton Bancorp. The net assets of Steelton Bancorp included a core deposit intangible that was valued by a third party to be $792 with a ten-year estimated life resulting in amortization of $79 for each of the next five years. The valuation involved the use of several assumptions including, but not limited to (1) run off data based on national core deposit behavior, (2) national norms for non-interest expense, and (3) discount rates equivalent to obtaining Federal Home Loan Bank financing.

In January 2003, the Company acquired Bank Capital. The acquisition of Bank Capital did not result in an identifiable intangible asset, as Bank Capital is a lease originator and servicer and had no customer list or other identifiable intangible assets. The purchase price was solely allocated to goodwill based on the fair value of liabilities assumed over the fair value of assets purchased.

The weighted average life of the aggregate core deposit intangible is 9.3 years.

The following is a schedule of intangibles acquired and associated amortization. There were no additions or corresponding amortization of intangibles recognized in 2002. During 2003, management conducted a review of the 2001 branch purchases and determined that a core deposit intangible in the amount of $1,566 existed and was reclassified from goodwill to core deposit intangible. The amount of core deposit intangible at inception was $1,700.

(In Thousands)

	December 31, 2001	Acquired	Amortization	December 31, 2002
Goodwill	$22,924	—	—	$22,924

(In Thousands)

		Acquired
	December 31, 2002	Bank Capital	MPI	Steelton	CDI Reclass	Amortization	December 31, 2003
Goodwill	$22,924	$421	$1,453	$6,199	$(1,566)	$0	$29,431
Core Deposit Intangible	—	—	—	791	1,566	(445)	1,912
Customer List Intangible	—	—	1,864	—		(86)	1,778
Total	$22,924	$421	$3,317	$6,990	$0	$(531)	$33,121

10. Hedging Activities

Sun maintains an overall interest rate risk-management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. Sun’s goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet liabilities so that movements in interest rates do not, on a material basis, adversely affect the fair values of these liabilities. As a result of interest rate fluctuations, hedged fixed-rate liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by Sun’s gains or losses on the derivative instruments that are linked to these hedged liabilities. Another result of interest rate fluctuations is that the interest expense of hedged variable-rate liabilities will increase or decrease. The effect of this variability in earnings is expected to be substantially offset by Sun’s derivative instruments that are linked to these hedged liabilities. Sun considers its strategic use of derivatives to be a prudent method of managing interest-rate sensitivity, as it reduces the exposure to earnings from undue risk posed by changes in interest rates.

Sun uses interest rate swaps as part of the interest rate risk-management strategy. These interest rate swaps have indices related to the pricing of specific balance sheet liabilities. As a matter of policy, Sun does not use highly leveraged derivative instruments for interest rate risk management. Interest rate swaps generally involve the exchange of fixed and variable-rate interest payments between two parties, based on a common notional principal amount and maturity date. The derivative instruments entered into by Sun gives Sun the right to enter into additional interest rate swaps with the writer of the option in the event that the liabilities are repriced by the issuer.

By using derivative instruments, Sun exposes itself to credit and market risk. If a counterparty fails to fulfill its performance obligations under a derivative contract, Sun’s credit risk will equal the fair value gain in a derivative. Generally, when the fair value of a derivative contract is positive, this indicates that the counterparty owes Sun, thus creating a credit risk for Sun. When the fair value of a derivative contract is negative, Sun owes the counterparty and, therefore, assumes no credit risk. Sun minimizes the credit (or repayment) risk in derivative instruments by entering into transactions with high quality counterparties that are reviewed periodically by Sun’s Asset/Liability Committee.

Market risk is the adverse effect that a change in interest rates, currency, or implied volatility might have on the value of a financial instrument. Sun manages the market risk associated with interest rate contracts by establishing and monitoring limits for the types and degree of risk that may be undertaken. Sun’s derivative activities are monitored by its Asset/Liability Committee as part of that committee’s oversight of Sun’s asset/liability position. The Asset/Liability Committee is responsible for approving hedging strategies that are developed through its analysis of data derived from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into Sun’s overall interest rate risk-management strategy.

Sun, as of December 31, 2003, had entered into four pay-variable, receive-fixed interest rate swaps with a $100,000 total notional amount to hedge changes in the fair value of certain Federal Home Loan Bank long-term borrowings. The swaps also contain an embedded option to enter into an interest rate swap with opposite terms in the event the FHLB long-term borrowings convert to a variable rate. This occurrence would effectively fix the rate being paid on the borrowings at approximately the original coupon and would reduce the net interest volatility caused in a rising interest rate environment. Sun includes all components of each derivative gain or loss in the assessment of hedge effectiveness. Sun recognizes the change in fair value of the hedge and associated borrowings through the income statement within other income. The cost of the swaption is embedded within the rate of its host, the fixed to variable swap. The cost of the swaption will increase interest expense. Premiums/discounts are reflected in the rates received/paid and thus reflected in interest expense. Because this swaption is a fair value hedge, Sun reports changes in the fair value of the swaption in other income/other expense during the applicable period. For the year ended December 31, 2003, there was a change in value recognized in the hedge and associated long-term FHLB borrowings of $5,156 due to the mark to market adjustment. Sun also recognized a reduction of $774 in interest on long-term FHLB borrowings as a result of the hedge transaction. A summary of Sun’s fair value hedges at December 31, 2003 follows:

(In Thousands)

				Weighted Average
December 31, 2003	Notional Amount	Asset	Liability	Receive Rate	Pay Rate	Life (Years)
Fair Value Hedges:
Receive fixed — pay variable interest rate swaps	$100,000	—	$5,156	2.65%	1.13%	6.3

11. Deposits

Deposits as of December 31, 2003 and 2002 included:

(In Thousands)

December 31,	2003	2002
Non-interest-bearing deposits	$69,640	$59,181
NOW accounts	164,803	155,144
Insured Money Market Accounts	22,461	29,827
Savings deposits	82,416	76,712
Time deposits	217,593	220,016
Time certificates of deposit of $100,000 or more	57,637	46,630
Total deposits	$614,550	$587,480

The following table reflects certificates of deposit and other time deposits and their remaining maturities as of December 31,2003:

(In Thousands)

Years Ending December 31:
2004	$160,187
2005	49,445
2006	30,579
2007	26,657
2008	8,362
Thereafter	—
Total	$275,230

The totals above include certificates of deposit and other time deposits issued in amounts of $100,000 or more. These deposits and their remaining maturities, at December 31, 2003 were:

(In Thousands)

December 31,	2003
Three months or less	$20,487
Three through six months	12,818
Six through twelve months	8,515
Over twelve months	15,817
Total	$57,637

Interest on deposits of $100,000 or more amounted to approximately $2,063 in 2003, $2,087 in 2002 and $3,179 in 2001.

12. Borrowed Funds

At December 31, 2003, Sun’s maximum borrowing capacity at the FHLB was $265,600 and $315,206 at December 31, 2002. Sun also maintains lines of credit with other financial institutions of $23,000, which were not in use at December 31, 2003 or 2002.

(In Thousands)

December 31,	2003	2002

Short-term borrowings:
FHLB repurchase agreements (1)	$17,570	$—
FHLB advances (2)	20,000	—
Securities sold under agreements to repurchase (3)	27,693	29,557
Treasury tax and loan note option (4)	125	125
Total short-term borrowings	65,388	29,682

Long-term borrowings:
FHLB advances (2)	225,595	220,000
Subordinated debentures (5)	18,866	19,655
Other borrowings (6)	11,900	—
Total long-term borrowings	256,361	239,655
Total borrowed funds	$321,749	$269,337

(1) Sun utilizes an FHLB repurchase program as an overnight source of funds. As of December 31, 2003, the total commitment was $50,000. The maximum month end amount of such borrowings was $24,877 in 2003, $9,870 in 2002 and $0 in 2001. The daily average amount of such borrowings was $7,014 in 2003, $625 in 2002 and $0 in 2001, and the weighted average interest rates were 1.31% in 2003 and 1.99% in 2002.

(2) FHLB advances represent variable and fixed rate borrowings collateralized by first-lien mortgages and investment securities issued by U.S. government agencies. These borrowings carry substantial prepayment penalties of $29,418 at December 31, 2003 and $32,613 at December 31, 2002. Sun does have the right to prepay, without penalty, the variable rate advances at any point that the FHLB increases the interest rate which would require the base rate,90 day LIBOR, to first increase by approximately 450 basis points. The maximum month end amount of long-term FHLB advances was $238,707 in 2003 and $221,000 in 2002. The average daily amount of the long-term advances was $235,148 in 2003 and $220,849 in 2002, and the weighted average interest rates were 5.23% in 2003 and 5.75% in 2002. The maximum month end amount of short-term advances was $20,000 in 2003, with no advances in 2002 and 2001. The average daily amount of the short-term advances was $4,963 with a weighted average interest rate of 1.34% in 2003.

(3) Securities sold under agreements to repurchase represent deposit customers’ cash management accounts. These repurchase agreements are collateralized by a blanket agreement with the FHLB in which the actual ownership of the securities is not transferred. The maximum month end amount of securities sold under agreements to repurchase was $35,516 in 2003, $29,557 in 2002 and $22,673 in 2001. The average daily amount of such borrowings was $28,853 in 2003, $22,107 in 2002 and $17,101 in 2001, and the weighted average interest rates were 1.02% in 2003, 1.91% in 2002 and 2.47% in 2001.

(4) Borrowings on the Treasury Tax and Loan Note Option (TT&L) represent tax funds deposited and held until the U.S. Treasury calls the balance. At December 31, 2003, the maximum amount available to borrow through the Note Options was $125. The maximum month end amount of such borrowings was $125 in 2003, 2002 and 2001. The average daily amount of such borrowings was $125 in 2003, 2002 and 2001, and  the weighted average interest rates were 0.88% in 2003, 1.41% in 2002 and 3.46% in 2001.

(5) Subordinated debentures include $16,500 due to Sun Trust 1 (the Trust) related to trust preferral securitites issued by the Trust and $2,366 in debt related to the purchase of Guaranty in 2001. The trust preferred securities have a rate of 10.2% with a maturity of 2031 and an early redemption option of 2011. The issuer of these securities, Sun Trust I, is a wholly owned subsidiary of the parent company and as such, Sun Bancorp fully and unconditionally guarantees these securities. The debt related to Guaranty carries a rate of 6% and has a maturity of 2006. The maximum month end amount of subordinated debentures was $19,655 for 2003 and $20,444 for 2002. The average daily amount of such borrowings was $19,255 in 2003 and $20,083 in 2002, and the weighted average interest rates were 9.58% in 2003 and 9.42% in 2002.

(6) Other borrowings represent borrowings with other institutions with which Sun has pledged securities as collateral. The maximum month end amount of other borrowings was $11,900 in 2003 and $0 in 2002. The average daily amount of such borrowings was $10,796 in 2003 and $0 in 2002, and the weighted average interest rate was 2.92% in 2003.

The following represents outstanding long-term borrowings by contractual maturities at December 31, 2003 and 2002:

(In Thousands)

December 31,	2003	2002
Variable rate of 1.99%, maturing in 2005	$2,000	$—
Variable rates between 4.63% and 5.04%, maturing in 2008	26,000	70,000
Variable rates between 4.93% and 5.88%, maturing in 2009	49,360	50,000
Variable rates between 5.86% and 6.36%, maturing in 2010	98,985	100,000
Variable rate of 5.24%, maturing in 2011	3,000	—
Variable rates between 5.08% and 5.15%, maturing in 2013	46,250	—
Fixed rate of 6.00%, maturing in 2003	—	789
Fixed rate of 6.00%, maturing in 2004	789	789
Fixed rates between 1.90% and 6.00%, maturing in 2005	5,489	789
Fixed rates between 2.42% and 6.00%, maturing in 2006	4,388	788
Fixed rate of 2.84%, maturing in 2007	3,600	—
Fixed rate of 10.20%, maturing in 2031	16,500	16,500
Total	$256,361	$239,655

13. Acquisitions

During 2003 Sun completed three acquisitions: Bank Capital Services Corporation in January, Mid-Penn Insurance Associates in April and Steelton Bancorp in April. Bank Capital, an auto and equipment lease broker and servicer, services Sun’s leases and provides fee income due to their partnership with other financial institutions. Mid-Penn Insurance, an insurance agency located in central Pennsylvania, provides Sun with a respected agency that shares Sun’s focus on customer service. Steelton, representing two branches in the Harrisburg market, provides Sun an entry into the capital region. The following is a summary of the purchases.

(In Thousands)

	Bank Capital	Mid-Penn Insurance	Steelton Bancorp	Total
Assets	$223	$875	$63,903	$65,001
Identifiable intangible assets	—	1,864	791	2,655
Less: liabilities assumed	54	1,184	61,013	62,251
Net assets acquired	169	1,555	3,681	5,405
Purchase price	590	2,374	9,180	12,144
Unidentifiable assets	$421	$819	$5,499	$6,739

Consideration paid:
Cash	$118	$649	$9,180	$9,947
Stock	$472	$1,725	—	$2,197

14. Estimated Fair Value of Financial Instruments

SFAS 107, “Disclosures about Fair Value of Financial Instruments,” requires Sun to disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market and financial instrument information. These estimates do not reflect any premium or discount that could result from a sale of any particular financial instrument or group of instruments. Fair value estimates are based on judgments regarding current economic conditions, return rates, and anticipated risk characteristics. These estimates are highly subjective, involve considerable uncertainty, and cannot be precisely determined. Changes to those assumptions can significantly affect the estimated fair values.

Sun determines estimated fair value using historical data and reasonable estimation methodology for each financial instrument category. Estimated fair value for Sun’s investment securities is detailed in Note 4. All other fair value estimates, methods, and assumptions are set forth below:

Sun’s investment policy specifically prohibits the existence of a trading account portfolio.

On a periodic basis, management evaluates each security where amortized cost exceeds net realizable value. If the decline is judged to be other than temporary, the cost of the security is written down to estimated net realizable value with the write-down included in net securities gains (losses). Realized gains and losses are computed principally under the specific identification method.

Cash and Due From Banks:

For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Assets:

Management segregates loans into categories with homogeneous types, financial structure, and risk characteristics. For performing loans, expected cash flows until full repayment are discounted at a rate which management believes fairly reflects credit, interest rate, and other risks. Cash flows and maturities are estimated based on Sun’s historical experience with each loan category.

Assumptions regarding credit risk, cash flows and discount rates were judgmentally determined using available market and internal information which management believes to be reasonable. However, because there are no active markets for many loan types, Sun has no basis to determine whether the estimated fair value presented would be indicative of the value negotiated in an actual sale. Loans held for sale are carried at the lower of cost or market value obtained through secondary market bid quotations, net of any reserve for loan losses. Therefore, the carrying amount is a reasonable estimate of fair value.

Management estimates fair value for significant nonperforming loans based on current external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Credit risk, cash flows, and discount rate assumptions are determined using market information using methods management believes to be reasonable.

Investment securities are all classified as available for sale and therefore the market value approximates carrying value.

Other earning assets are comprised entirely of Bank-Owned Life Insurance. The fair value of Bank-Owned Life Insurance is based on the cash surrender value of premiums.

Deposit Liabilities:

The fair value of deposit liabilities, with no stated maturity, such as demand deposits, NOW accounts, savings accounts and certain money market deposits is the amount payable on demand as of December 31, 2003. The fair value of deposits with frequent reset, adjustable rates or managed rates are estimated at carrying value. The fair value of fixed-maturity certificates of deposit is estimated using the discounted cash flows at observable market rates for time deposits with similar characteristics and remaining maturities. Fair value estimates do not include the value of depositor relationships or the value of the low-cost funding provided by deposits.

Federal Home Loan Bank and Other Borrowings:

The fair value is estimated using rates currently offered for borrowings with similar terms and remaining maturities.

Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees:

The fair value of commitments is estimated using fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The fair value estimate also considers the allowance for unfunded commitments and letters of credit. The fair value of commitments, guarantees and letters of credit is insignificant after considering the aforementioned factors.

The carrying amount represents accruals or deferred fees arising from the unrecognized financial instrument. The carrying amount to determine the creditworthiness of the counter parties includes the established allowance for unfunded commitments and letters of credit.

Off-balance Sheet Items:

There is no material difference between the carrying value and the estimated fair value of off-balance sheet items. Those items primarily consist of unfunded loan commitments, which are generally priced at market when funded.

The estimated fair values of Sun’s financial instruments are as follows:

(In Thousands)

	2003		2002
December 31,	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Cash and due from banks	$27,021	$27,021	$21,399	$21,399
Investment securities	223,209	223,209	219,438	219,438
Loans	672,223	676,150	602,395	600,238
Less: reserve for loan losses	(7,754)	—	(6,206)	—
Other earning assets	33,174	33,174	30,800	30,800
	$947,873	$959,554	$867,826	$871,875

Financial Liabilities:
Deposits	$614,550	$617,027	$587,480	$570,149
Federal Home Loan Bank and other borrowings	321,749	358,933	269,337	282,294
	$936,299	$975,960	$856,817	$852,443

Off-balance sheet financial instruments:
Commitments to extend credit	—	$169,647	—	$139,373

15. Common Stock Plans

Sun follows applicable accounting principles in accounting for its common stock plans. Had compensation costs been determined on fair values at the grant dates (pursuant to SFAS 123), Sun’s net income and earnings per share for 2003,2002, and 2001 would have been adjusted to the pro forma amounts indicated below:

	2003	2002	2001
Net income:
As reported	$6,528	$6,416	$8,350
Pro forma	$6,624	$6,316	$8,158
Earnings per share — Basic:
As reported	$0.91	$0.90	$1.20
Pro forma	$0.92	$0.88	$1.18

For the pro forma calculations above, the fair value of each option was estimated on the grant date using the Black-Scholes option-pricing model and the following weighted average assumptions for grants issued in 2003, 2002 and 2001:

	2003	2002	2001
Dividend yield	4%	4%	4%
Volatility	24%	24%	24%
Risk-free interest rates:
Stock Incentive Plan	2.96%	3.77%	4.50%
Independent Directors Plan	2.64%	4.19%	4.88%
Employee Stock Purchase Plan	2.45%	4.59%	4.51%

Expected option lives	4 years	4 years	4 years

	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, at beginning of year	486,733	$24.32	503,846	$22.79	510,887	$22.35
Granted	112,482	21.89	110,409	23.38	117,105	16.53
Exercised	(15,307)	16.21	(65,879)	14.99	(9,085)	14.53
Forfeited	(80,524)	24.26	(61,643)	20.09	(115,061)	15.11
Outstanding, at end of year	503,384	$24.03	486,733	$24.32	503,846	$22.79
Options exercisable at year end	426,934		420,633		417,264
Fair value of options granted during the year	$2.26		$3.24		$2.48

The following table summarizes the fixed stock options outstanding under the Stock Incentive Plan, Independent Directors Plan, and the Employee Stock Purchase Plan at December 31, 2003:

Exercise Prices	Number Outstanding at December 31, 2003	Remaining Contractual Life	Number Exercisable at December 31, 2003
$10.76	5,470	1 years	5,470
$17.06	8,759	1 years	8,759
$11.22	823	2 years	823
$13.71	6,314	2 years	6,314
$17.06	9,699	2 years	9,699
$16.24	3,861	3 years	3,861
$ 7.06	12,102	3 years	12,102
$18.43	24,688	3 years	24,688
$19.19	5,761	4 years	5,761
$17.06	15,077	4 years	15,077
$21.89	31,250	4 years	31,250
$33.70	8,230	5 years	8,230
$17.06	19,475	5 years	19,475
$34.29	35,434	5 years	35,434
$22.28	7,870	6 years	7,870
$25.71	40,419	6 years	40,419
$16.56	7,083	7 years	7,083
$16.00	39,000	7 years	39,000
$16.00	8,657	8 years	8,657
$16.83	59,400	8 years	59,400
$18.00	10,231	9 years	10,231
$26.38	57,100	9 years	57,100
$20.20	10,231	10 years	10,231
$23.35	76,450	10 years	—
	503,384	6.6 years	426,934

16. Employee Benefit Plans

Sun provides a defined contribution pension plan that covers substantially all employees. Sun’s contributions are based on employee contributions and compensation. The contributions are accrued and funded to the employee’s account once a year with the employee maintaining control over the allocation of the funds between stocks and bonds.

In addition to the defined contribution plan, Sun also has a defined benefit plan which provides supplemental payments to certain key employees upon retirement. The supplemental payment expense included interest of $4 in 2003, $5 in 2002 and $11 in 2001. During 2003, there was $61 in benefits paid from the plan. With the Guaranty acquisition in 2001 and the Steelton acquisition in 2003, Sun will also provide supplemental payments to certain former directors. Life insurance contracts are being used to fund this supplemental payment to the former directors. Expenses related to these plans and the carrying value of the defined benefit plan for the years ended December 31 were:

(In Thousands)

December 31,	2003	2002	2001
Defined pension contributions	$578	$653	$482
Supplemental payment expense for defined benefit plan	$32	$33	$36
Defined benefit plan, carrying value	$323	$352	$319

The estimated payments under the defined contribution pension plan and defined benefit plan for each of the next five years ended December 31 are as follows:

December 31,	2004	2005	2006	2007	2008
Defined pension	$595	$613	$632	$651	$670
Defined benefit	$12	$12	$12	$12	$12

17. Gain on Branch Sales

During 2001, Sun sold its Emporium and Johnsonburg branches recognizing a pre-tax gain of $4,892. The gain was determined by adjusting the premium paid of $5,707 for a loss on the sale of certain fixed assets, which was based on the straight-line depreciation of the purchase price, and other differences between the carrying values and negotiated price of other balance sheet items allocated to the branches.

18. Income Taxes

Temporary differences produced a deferred tax liability at December 31,2003 and 2002, which is summarized below:

(In Thousands)	2003	2002

Deferred tax assets:
Loan losses	$2,401	$2,110
Discount on loans acquired from Bucktail	50	83
Loan fees and costs	149	135
Nonaccrual interest	69	81
Supplemental compensation plan	110	120
NOL carryover	153	—
AMT credit carryover	469	—
Tax credit carryover	1,205	602
Other	236	112
Total	$4,842	$3,243

Deferred tax liabilities:
Bank premises and equipment	$816	$723
Unrealized gains on investment securities	14	1,843
Auto leases	9,696	4,923
Intangibles	354	142
Other	89	202
Total	10,969	7,833

Deferred tax liability, net	$(6,127)	$(4,590)

Sun’s income tax provision for 2003, 2002, and 20001 consists of the following:

(In Thousands)

Years Ended December 31,	2003	2002	2001
Current provision	$(2,503)	$(3,261)	$3,649
Deferred income tax provision (benefit)	3,366	4,326	(305)
Income tax provision	$863	$1,065	$3,344

Actual income tax expense reconciles to the tax amount, which would have been recognized at the federal statutory rate as follows:

(In Thousands)

Years Ended December 31,	2003	2002	2001
Federal income tax at statutory rate	$2,513	$2,546	$4,093
Tax exempt income	(574)	(595)	(834)
Amortization of goodwill	—	—	328
Tax credits from limited partnerships	(602)	(602)	(443)
CSV officers’ life insurance	(432)	(245)	—
Other items	(42)	(39)	200
Income tax provision	$863	$1,065	$3,344

19. Related Party Transactions

Certain executive officers, corporate directors, or companies in which the individuals have a 10 percent or more beneficial ownership were indebted to Sun or held deposit accounts with Sun during 2003. All transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal credit risk. Other changes represent transfers in and out of the related party category.

A summary of activity for directors, executive officers and their associates is as follows:

Related Party Indebtedness:

(In Thousands)

Year Ended December 31,	Beginning Balance	Loans	Repayments	Other Changes	Ending Balance
17 Directors, 4 Executive Officers 2003	$10,480	$23,310	$(21,779)	$(3,111)	$8,900
15 Directors, 4 Executive Officers 2002	10,846	27,085	(25,069)	(2,382)	10,480

Related Party Deposits:

(In Thousands)

December 31,	2003	2002
Deposit Balances	$3,061	$6,119

20. Commitments and Contingencies

Sun is a party to financial instruments with off-balance sheet risk in the normal course of business to meet customers’ financing needs. These financial instruments include commitments to extend credit and standby letters of credit containing, in varying degrees, credit and interest rate risk exceeding the amount recognized in the balance sheet .

At December 31, 2003, there are various commitments to extend credit of approximately $158,291 and standby letters of credit and financial guarantees of approximately $11,356 as compared to $128,796 and $10,577, respectively at December 31, 2002.

Credit risk from nonperformance by counterparties to commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Sun uses the same credit policies to guide commitments and conditional obligations as it does for direct, funded loans.

Commitments to extend credit are agreements to lend to a customer as long as no contract conditions are violated. Commitments generally include fixed expiration dates or other termination clauses and certain fee payments. Since many commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The collateral amount obtained, if deemed necessary, is based on management’s credit evaluation of the customer. Collateral types vary but may include accounts receivable, inventory, property, equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments that guarantee a customer’s performance to a third party. Those guarantees are primarily issued to support borrowing arrangements and related transactions. Terms vary from one month to 24 months and may have renewal features. Credit risk differs little from direct loans to customers. When warranted, Sun holds collateral against those commitments. Sun recognizes a liability for financial guarantees at the inception of the contract. This liability is equivalent to the premium received and is amortized over the life of the guarantee.

21. Regulatory Matters

Sun and SunBank are subject to various regulatory capital requirements administered by certain federal and state banking agencies. SunBank is also subject to the regulatory framework for prompt corrective action (“PCA”). Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on SunBank’s financial statements. Capital adequacy guidelines and the regulatory framework for prompt corrective action define specific capital requirements that involve quantitative measures of Sun and SunBank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Sun and SunBank’s capital amounts and SunBank’s PCA classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures, established by regulation to ensure capital adequacy require SunBank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that Sun and SunBank meet all capital adequacy requirements to which they are subject.

As of December 31, 2003, and December 31, 2002, the most recent notification from SunBank’s primary federal regulator, the Federal Deposit Insurance Corporation (FDIC), categorized SunBank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, SunBank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed SunBank’s category.

(In Thousands)

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2003:
Tier 1 capital:
Sun	$63,864	8.5%	$30,021	4.0%	N/A	N/A
SunBank	$69,126	9.2%	$29,971	4.0%	$44,956	6.0%

Total risk based capital:
Sun	$73,984	9.9%	$60,041	8.0%	N/A	N/A
SunBank	$76,880	10.3%	$59,941	8.0%	$74,926	10.0%

Leverage ratio:
Sun	$63,864	6.4%	$39,744	4.0%	N/A	N/A
SunBank	$69,126	6.9%	$39,876	4.0%	$49,845	5.0%

As of December 31, 2002:

Tier 1 capital:
Sun	$71,123	11.1%	$25,661	4.0%	N/A	N/A
SunBank	$70,969	11.1%	$25,558	4.0%	$38,337	6.0%

Total risk based capital:
Sun	$80,484	12.6%	$51,322	8.0%	N/A	N/A
SunBank	$77,175	12.1%	$51,116	8.0%	$63,895	10.0%

Leverage ratio:
Sun	$71,123	7.8%	$37,598	4.0%	N/A	N/A
SunBank	$70,969	7.9%	$36,168	4.0%	$45,210	5.0%

Payment of Dividends

Sun Bancorp, Inc. is a legal entity separate and distinct from its subsidiaries. The majority of Sun’s revenue is from dividends paid to Sun Bancorp, Inc. by its banking subsidiary, SunBank. SunBank is subject to laws and regulations that limit the amount of dividends it can pay. In addition, both Sun and SunBank are subject to various regulatory restrictions relating to the payment of dividends, including requirements to maintain capital at or above regulatory minimums. Banking regulators have indicated that banking organizations should generally pay dividends only if (1) the organization’s net income available to common shareholders over the past year has been sufficient to fully fund the dividends and (2) the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition. Sun does not expect that any of these laws, regulations or policies will materially affect the ability of SunBank to pay dividends. During the year ended December 31, 2003, Sun’s subsidiaries declared $18,529 in dividends payable to Sun Bancorp, Inc..

22. Condensed Financial Information – Parent Company Only

CONDENSED BALANCE SHEETS

(In Thousands)

December 31,	2003	2002
Assets:
Cash	$917	$105
Investment securities available for sale	500	500
Subsidiary investments:
SunBank	98,345	97,636
SUBI Investment Company	11	2,064
Beacon Life Insurance Company	562	528
Sun Trust I	511	511
Sun Abstract & Settlement Services	9	15
Mid-Penn Insurance	2,233	—
Receivable from Sun Trust I	18	19
Subordinated debenture issuance costs	347	397
Other assets	615	593
Total assets	$104,068	$102,368

Liabilities:
Subordinated debentures	$19,377	$20,166
Subordinated debenture interest payable	629	633
Accounts payable	4,880	322
Total liabilities	24,886	21,121

Shareholders’ Equity:
Common stock	85,386	84,591
Retained earnings (deficit)	(3,728)	(5,159)
Accumulated other comprehensive income	29	3,578
Treasury stock	(2,505)	(1,763)
Total shareholders’ equity	79,182	81,247
Total liabilities and shareholders’ equity	$104,068	$102,368

CONDENSED STATEMENTS OF INCOME

(In Thousands)

December 31,	2003	2002	2001
Income:
Dividends from Subsidiaries	$18,529	$7,331	$1,059
Net security gains	25	—	—
Interest and other income	104	69	75
Total income	18,658	7,400	1,134
Expenses:
Subordinated debenture interest	1,899	1,944	1,623
Stationery and printing	106	51	61
Professional fees	230	288	197
Other expenses	490	243	260
Total expenses	2,725	2,526	2,141
Income (loss) before income taxes and equity in undistributed earnings of subsidiaries	15,933	4,874	(1,007)
Income tax benefit	(824)	(855)	(698)
Income (loss) before equity in undistributed earnings of subsidiaries	16,757	5,729	(309)
Equity in undistributed earnings (losses) of subsidiaries	(10,229)	687	8,659
Net income	$6,528	$6,416	$8,350

CONDENSED STATEMENTS OF CASH FLOWS

(In Thousands)

Years Ended December 31,	2003	2002	2001
Cash flows from operating activities:
Net income	$6,528	$6,416	$8,350
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed losses (earnings) of subsidiaries	10,229	(687)	(8,659)
Realized net investment securities gains	(25)	—	—
Decrease (increase) in other assets	765	(487)	(487)
Increase in other liabilities	3,577	191	642
Net cash provided by (used in) operating activities	21,074	5,433	(154)

Cash flows from investing activities:
Purchase of investment in SunBank	(3,070)	—	—
Purchase of investment in Mid-Penn Insurance	(856)	—	—
Purchases of investment securities available for sale	—	(500)	(7)
Purchase of investment in SUBI Investment Company	—	—	(8,460)
Purchase of investment in Sun Trust I	—	—	(511)
Cash provided by acquisitions	617	—	—
Proceeds from sales of investment securities	375	—	—
Proceeds from return of capital of investment in Sun Abstract	—	—	7
Net cash (used in) provided by investing activities	(2,934)	(500)	(8,971)

Cash flows from financing activities:
Proceeds from issuance of subordinated debentures	—	—	17,011
Cash dividends	(5,097)	(4,614)	(4,134)
Repayment of subordinated debentures	(789)	(789)
Return of capital, Sun Abstract	—	—	4
Purchase of Steelton	(9,180)	—	—
Purchase of Bank Capital	(118)	—	—
Purchase of Guaranty Bank	—	—	(2,544)
Purchase of treasury stock	(2,422)	(601)	(1,213)
Proceeds from sale of common stock for employee benefit program	278	1,026	123
Net cash (used in) provided by financing activities	(17,328)	(4,978)	9,247
Net increase (decrease) in cash and cash equivalents	812	(45)	122
Cash and cash equivalents at beginning of year	105	150	28
Cash and cash equivalents at end of year	$917	$105	$150

23. Consolidated Quarterly Financial Data (Unaudited)

(Dollars in Thousands, Except for Per Share Data)

2003	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Total
Interest income	$12,388	$12,946	$12,262	$11,823	$49,419
Interest expense	(6,840)	(7,022)	(6,289)	(5,994)	(26,145)

Net interest income	5,548	5,924	5,973	5,829	23,274
Provision for loan and lease losses	(405)	(405)	(405)	(405)	(1,620)
Net security gains	1,496	1,001	697	—	3,194
Non-interest income	2,133	2,503	2,971	3,032	10,639
Gain on sale of loans	261	43	60	33	397
Non-interest expense	(6,563)	(7,141)	(7,155)	(7,634)	(28,493)
Income before income tax provision	2,470	1,925	2,141	855	7,391
Income tax provision	(436)	(235)	(320)	128	(863)
Net income	$2,034	$1,690	$1,821	$983	$6,528
Net income per share – Basic	$0.28	$0.23	$0.25	$0.14	$0.91
Net income per share – Diluted	$0.28	$0.23	$0.25	$0.14	$0.90

Quarterly information has been restated to reflect the adoption of SFAS 142 and SFAS 147 as described in Note 8.

2002	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Total
Interest income	$13,741	$14,144	$13,727	$12,931	$54,543
Interest expense	(7,705)	(7,411)	(7,351)	(7,181)	(29,648)

Net interest income	6,036	6,733	6,376	5,750	24,895
Provision for loan and lease losses	(405)	(405)	(450)	(200)	(1,460)
Net security gains	95	45	3	473	616
Non-interest income	997	1,486	1,564	1,750	5,797
Gain on sale of loans	28	45	63	119	255
Non-interest expenses	(4,900)	(5,428)	(5,651)	(6,643)	(22,622)
Income before income tax provision	1,851	2,476	1,905	1,249	7,481
Income tax provision	(299)	(535)	(210)	(21)	(1,065)
Net income	$1,552	$1,941	$1,695	$1,228	$6,416
Net income per share – Basic	$0.22	$0.27	$0.24	$0.17	$0.90
Net income per share – Diluted	$0.22	$0.27	$0.24	$0.16	$0.89

24. Recent Accounting Pronouncements

Employers’ Disclosures About Pensions and Other Postretirement Benefits:

In December 2003, the FASB revised SFAS 132 Employers’ Disclosures about Pensions and Other Postretirement Benefits. This Statement retains the disclosures required by the original SFAS 132 and requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension and postretirement plans. In addition, this Statement requires interim period disclosure of the components of net period benefit cost and contributions if significantly different from previously reported amounts.

Amendment of Statement 133 on Derivative Instruments and Hedging Activities

In April 2003, the FASB issued SFAS 149, Amendment  of Statement 133 on Derivative Instruments and Hedging Activities, which amends and clarifies financial accounting and reporting for derivative instruments and hedging activities under SFAS 133, as well as amends certain other existing FASB pronouncements. In general, SFAS 149 is effective for derivative transactions entered into or modified and for hedging relationships designated after June 30, 2003. The adoption of this standard did not have a material impact on financial condition, the results of operations, or liquidity.

Consolidation of Variable Interest Entities:

In January 2003, the FASB issued FIN 46, which provides guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling  interests, and results of operations of a VIE are to be included in an entity’s consolidated financial statements. A VIE exists when either the total equity investment at risk is not sufficient to permit the entity to finance its activities by itself, or the equity investors lack one of three characteristics associated with owning a controlling financial interest. Those characteristics include the direct or indirect ability to make decisions about an entity’s activities through voting rights or similar rights, the obligation to absorb the expected losses of an entity if they occur, or the right to receive the expected residual returns of the entity if they occur.

In December 2003, the FASB reissued FIN 46 with certain modifications and clarifications. Application of this guidance was effective for interests in certain VIEs commonly referred to as special-purpose entities (SPEs) as of December 31, 2003. Application for all other types of entities is required for periods ending after March 15, 2004, unless previously applied.

Management continues to evaluate the applicability of FIN 46 on low-income housing partnership interests. Sun does not believe that the application of FIN 46 will have a material impact on financial condition, results of operations, or liquidity.

25. Subsequent Events

The company anticipates that on January 29, 2004, the Board of Directors will declare a quarterly cash dividend of $0.1815 per common share. The dividend will be payable March 12, 2004 to shareholders of record on February 27, 2004.

The company anticipates the closing of Sentry Trust Company to occur on or about February 27, 2004.

Report of Independent Auditors

To the Shareholders and Board of Directors of SUN BANCORP, INC:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholders’ equity and cash flows present fairly, in  all material respects, the financial position of Sun Bancorp, Inc. and its subsidiaries (Company) at December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Company for the year ended December 31, 2001 were audited by other independent accountants whose report dated February 19, 2002 expressed an unqualified opinion on those statements.

As discussed in notes 1 and 8 to the consolidated financial statements, on January 1, 2002, the Company adopted Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, and No. 147, Acquisition of Certain Financial Institutions.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Harrisburg, Pennsylvania

February 22, 2004

Five-Year Financial Highlights

Selected Financial Data

Balance Sheet Data (In Thousands)	2003	2002	2001	2000	1999
Assets	$1,027,836	$951,174	$922,050	$743,588	$710,921
Deposits	614,550	587,480	573,877	444,566	400,121
Loans	672,223	602,395	515,520	406,775	377,485
Securities available for sale	223,209	219,438	305,612	290,513	282,616
Shareholders’ equity	79,182	81,247	77,511	62,527	56,013
Average equity	81,117	79,966	68,207	57,768	63,537
Average assets	1,012,618	931,320	866,053	724,435	661,099

Earnings Data (In Thousands)
Interest income	$49,419	$54,543	$59,694	$53,360	$47,454
Interest expense	26,145	29,648	35,959	31,825	26,230
Net interest income	23,274	24,895	23,735	21,735	21,224
Provision for loan and lease losses	1,620	1,460	1,500	2,500	1,925
Net interest income after provision for loan and lease losses	21,654	23,435	22,235	19,235	19,299
Net security gains (losses)	3,194	616	844	(1,955)	1,962
Non-interest income	11,036	6,052	3,772	2,939	2,998
Gain on sale of branches	—	—	4,892	—	—
Non-interest expenses	28,493	22,622	20,049	14,095	12,079
Income before income tax provision	7,391	7,481	11,694	6,124	12,180
Income tax provision	863	1,065	3,344	1,526	3,425
Net income	6,528	6,416	8,350	4,598	8,755
Dividends paid	5,097	4,613	4,134	5,277	6,135

Ratios
Return on average assets	0.64%	0.69%	0.93%	0.63%	1.32%
Return on average equity	8.05%	8.02%	12.24%	7.96%	13.78%
Efficiency ratio	81.50%	71.82%	57.04%	54.07%	46.75%
Expense ratio	2.81%	2.43%	2.31%	1.95%	1.83%
Net interest margin	2.70%	3.09%	3.12%	3.46%	3.57%
Equity to assets (year end)	7.70%	8.54%	8.42%	8.41%	7.88%
Loans to deposits (year end)	109.38%	102.53%	89.83%	91.50%	94.34%
Loans to assets (year end)	65.40%	63.33%	55.98%	54.70%	53.10%
Average equity to average assets	8.01%	8.59%	7.88%	7.97%	9.61%
Dividend payout (percentage of net income)	78.08%	71.91%	49.51%	114.77%	70.07%

Per Share Data
Net income per share — Basic	$0.91	$0.90	$1.20	$0.68	$1.28
Net income per share — Diluted	$0.90	$0.89	$1.20	$0.68	$1.28
Cash dividends per share	$0.7095	$0.645	$0.60	$0.78	$0.90
Book value per share	$11.03	$11.33	$10.85	$9.39	$8.25
Average shares outstanding — Basic	7,190,140	7,154,107	6,942,122	6,769,924	6,813,956
Average shares outstanding — Diluted	7,215,066	7,196,534	6,945,504	6,784,262	6,860,114
Approximate number of shareholders	2,238	2,236	2,207	2,159	2,105

Management’s Discussion and Analysis

Forward Looking Statements (FLSs)

In addition to historical information, this report contains statements relating to future events and Sun’s future results. These statements are “forward-looking”within the meaning of the Private Securities Litigation Reform Act of 1995 and include, but are not limited to, statements that relate to projections of future results of operations, liquidity, capital expenditures or other financial items, discussions of estimated future revenue enhancements and cost savings, and potential exposure to various types of market risk, including interest rate risk and credit risk. These statements may also relate to Sun’s business strategy, goals and expectations concerning its market position, future operations, margins, profitability, liquidity and capital resources. Generally, words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “should”, “will”and similar terms and phrases are used to identify forward-looking statements in this report. These forward-looking statements are made as of the date of this report.

Readers should note that many factors, some of which are discussed elsewhere in this report, could affect the future financial results of Sun, and could cause those results to differ materially from those expressed in the forward-looking statements contained or incorporated by reference in this report. These factors include:

• operating, legal and regulatory risks;

• economic, political and competitive forces affecting banking, securities, asset management and credit services businesses;

• interest rate fluctuations, which could further increase Sun’s cost of funds or decrease Sun’s yield on earning assets and therefore reduce net interest income;

• adverse changes in Sun’s loan and lease portfolios and the resulting credit risk and related losses and expenses;

• the levels of Sun’s loan quality and origination volume;

• the adequacy of loss reserves;

• the loss of certain key officers which could adversely impact Sun’s business;

• Sun’s ability to maintain customer relationships;

• an inability to continue to grow the business internally and through acquisition and successful integration of bank and non-bank entities while controlling costs;

• competition from other financial institutions in originating loans, attracting deposits, and providing various financial services that may affect Sun’s profitability;

• the inability to hedge certain risks economically;

• Sun’s ability to effectively implement technology-driven products and services;

• changes in consumer confidence, spending, and savings habits relative to the bank and non-bank financial services that Sun provides; and

• the risk that management’s analysis of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

Sun undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report. Readers should carefully review the risk factors described in other documents that Sun files periodically with the Securities and Exchange Commission.

The following is management’s discussion and analysis of the significant changes in the results of operations, capital resources, and liquidity presented in its accompanying consolidated financial statements for Sun Bancorp, Inc., a financial holding company, and its wholly-owned subsidiaries, SunBank, Mid-Penn Insurance Associates, Inc., Beacon Life Insurance Company, and Sun Bancorp Statutory Trust I. Sun Bancorp, Inc. also holds thirty percent ownership in Sun Abstract and Settlement Services. Sun Bancorp, Inc.’s consolidated financial condition and results of operations consist almost entirely of SunBank’s financial condition and results of operations. Performance does not guarantee or assure similar performance in the future, and may not be indicative of future results.

Executive Summary

With over $1 billion in total assets, Sun is the leading community financial services provider in central Pennsylvania. Headquartered in Lewisburg, Pennsylvania, Sun operates 26 offices in Dauphin, Luzerne, Lycoming, Snyder, Union, Clinton, and Northumberland counties. Sun serves the personal and commercial financial service needs for residents and businesses throughout central and northeastern Pennsylvania by focusing on a relationship-based approach which is built around identifying and anticipating customer needs, and providing the financial expertise, advice, products, and services to help clients reach their dreams and manage life’s challenges. Sun also operates Mid-Penn Insurance Associates, SunBank Wealth Management and Private Banking, Sun Investment Services, SunBank Dealer Center, Bank Capital Services, and is 30% owner of Sun Abstract & Settlement Services, LLC.

In general, the buying (deposits, borrowings) and selling (loans, investments) of funds is the single largest component of revenue and net income for many community financial services providers. A community financial services provider’s ability to generate earnings depends heavily on interest rates. The rates at which an institution can obtain funds has a direct impact on its net interest income, i.e, the difference between the cost of funds and the revenue earned by those funds. More recently however, many financial institutions, including those with a community banking focus, have embarked on revenue diversification programs by offering insurance, mortgage servicing, leasing, and investment products and services.

Sun is a community financial services provider that fits this profile. In 2003, interest income represented approximately 80% of Sun’s total revenue. However, non-interest income generated by insurance services, investment products, and equipment and leasing services is rapidly becoming a strong component of Sun’s revenue. In 2003, non-interest income represents approximately 20% of total revenue, excluding gains from the sale of securities, compared to 10% and 13% of total revenue in 2002 and 2001. Management is continually exploring opportunities to expand sources of the non-interest income component.

Management addresses a multiplicity of important matters in operating Sun. The net interest margin has declined over the last eight quarters in a declining interest rate environment. This decline is principally caused by the high cost of $220 million of Federal Home Loan Bank debt generated by prior management’s leverage program. The cost of these funds is relatively high in the current interest rate environment. A very high prepayment penalty is associated with these borrowings, and accordingly retiring this debt on terms favorable to Sun presents a challenge. Management is evaluating various strategies to reduce the amount of these borrowings.

Managing Sun’s growth and the execution of management’s strategy requires continuous awareness of the volatility of the financial markets. The timeliness of response to changes in the financial markets is the focus of Sun’s risk management. Management is focused on all areas of risks inherent in Sun’s business — including, among the most critical, credit, interest rate, operational, legal, and reputational risks. With interest revenue providing such a large component of Sun’s total revenue, interest rate risk management remains the most important focus of the management team. In recent years, Sun has placed more emphasis on strengthening credit quality. Maintaining strong credit quality in Sun’s loan portfolio ranks among the highest priorities for Sun’s lenders and credit officers.

Sun attempts to capitalize on opportunities through a relationship-based methodology of identifying and fulfilling customers’ needs. Sun attempts to identify customer segments within its geographic market area and provide tailored services specific to the needs of these groups. Continuing to implement this approach will enable Sun to more efficiently deliver its products and services in an effort to attract additional customers and enhance revenue. Management also believes that there are opportunities to expand its geographic market area into Luzerne and contiguous counties, as well as Dauphin and Cumberland counties. Sun expects to open a branch in each of Luzerne and Cumberland counties in 2004.

Management’s Discussion and Analysis

Application of Critical Accounting Policies

Sun’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the industry in which it operates. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset, not carried on the financial statements at fair value, warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available. When third-party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal cash flow modeling techniques.

The most significant accounting policies followed by Sun are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses, and the valuation of leased asset residuals to be the accounting areas that require the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

The allowance for loan and lease losses represents management’s estimate of probable credit losses inherent in the loan and lease portfolio. Determining the amount of the allowance for loan and lease losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans and leases based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan and lease portfolio also represents the largest asset type on the consolidated balance sheet. Refer to Note 1 to the consolidated financial statements and to the Allowance for Loan and Lease Losses section of Management’s Discussion and Analysis for additional information on the methodology used to determine the allowance for loan and lease losses and a discussion of the factors driving changes in the amount of the allowance for loan and lease losses is included in the Allowance for Loan and Lease Losses section of this financial review.

Lease financing receivables include a residual value component, which represents the estimated wholesale market value of the leased asset upon the expiration of the lease. Sun leases various types of equipment under commercial lease financing arrangements and also has a portfolio of automobile financing leases. The valuation of residual assets is considered critical due to the sensitivity in forecasting the impact of product and technology changes, consumer behavior, competitor initiatives, shifts in supply and demand, and economic conditions, among other factors, on the fair value of residual assets.

Operations

Sun provides community-based commercial banking, insurance, leasing and wealth management services through 26 offices in Lycoming, Snyder, Union, Northumberland, Clinton, Luzerne, and Dauphin counties in northeast and central Pennsylvania. The offices are located in diversified local economies with solid manufacturing and service bases. Those local economies have not been subjected to observable significant adverse economic effects during 2003. During the fourth quarter of 2003, Sun closed its branches in Squire Hayes and Glen Lyon, in part, due to their proximity to other Sun branches.

Sun’s business is focused in community banking, commercial banking, insurance services, wealth management, leasing and treasury. Through community banking, Sun delivers financial products and services to retail customers via its office network, telephone systems, and internet systems. Community banking products and services include a wide range of deposit products, residential mortgage loans, vehicle and personal loans, insurance services, auto leasing and other services. Sun’s commercial banking business line provides credit, deposit, cash management, and other services to businesses, municipalities, and nonprofit organizations. The insurance services provide personal and commercial products and services to all customers. The wealth management group provides asset management and trust services to retail and corporate customers. The treasury area manages Sun’s investment securities portfolio and overall asset/liability strategy. In addition, Sun has subsidiaries and ownership interests in partnerships that engage in various business activities, including credit life and disability insurance, title insurance and settlement services, equipment leasing, consumer auto leasing and affordable housing for senior citizens.

Operating Performance

Summary:

During 2003, management implemented several new initiatives and programs and enhanced other strategies undertaken in prior years, which management expects to improve Sun’s performance. Management’s 2003 efforts were concentrated on strengthening credit quality, establishing Sun’s brand of community-focused commercial banking, expanding core markets, building an effective sales culture, and introducing and strengthening products and services to increase fee income, such as that attributable to the 2003 acquisitions of a leasing broker (Bank Capital) and an insurance agency (Mid-Penn Insurance). Management expects to continue building upon these successes throughout 2004.

Management believes that Sun’s 2003 financial results illustrate both the potential for growth and improved performance, but also show the lingering effects of past leverage strategies. Management believes Sun’s strategies, culture, and services are aligned to enable continued improvement and that Sun’s 2003 completed acquisitions of Bank Capital Services Corp., Mid-Penn Insurance, and Steelton Bancorp and the announced agreement to aquire Sentry Trust Company have provided attractive new markets in which Sun had no previous meaningful presence. Management expects these new markets to provide an opportunity for growth. Management intends to vigorously pursue improved performance in 2004 and beyond through its focus on credit quality, core deposit growth, effective risk management, fee income growth, and market expansion.

Sun reported net income of $6,528 for the year ended December 31, 2003, or $0.91 per share (basic) as compared to $6,416 or $0.90 per share (basic) for the year ended December 31, 2002, and $8,350 or $1.20 per share (basic) for the year ended December 31, 2001. The results for the year ended December 31, 2003 represent a 1.75% increase in net income from the year ended 2002, and a decline of 21.82% from the year ended 2001. The year ended December 31, 2001 was impacted positively by a pre-tax gain of $4,892 related to the sale of two branches. Excluding the sale of branches in 2001, net income for the year ended 2003 would have increased 27.45% from the year ended 2001.

In 2001, Sun purchased three bank branches. In connection with these transactions, Sun acquired an intangible asset valued at approximately $9.3 million. Sun inadvertently described the entire amount of the intangible asset associated with these branch acquisitions as a “core deposit intangible” in the balance sheet for December 31, 2001 that appears as part of Sun’s Form 10-K for the year ended December 31, 2001. In its 2002 financial statements, Sun treated the entire intangible asset as goodwill as a result of the adoption of Statement of Financial Accounting Standard No. 147. During 2003, Sun recognized the inconsistency between the 2001 and 2002 financial statements and undertook a review of the intangibles associated with the 2001 branch acquisitions. As part of this review, Sun engaged a financial consultant to conduct an independent, objective study of the identifiable intangibles associated with the transactions as of the date of the acquisitions. The identifiable intangibles include a core deposit, a one-year non-compete agreement and an agreement that restricted the seller from establishing new branches within the market areas of the acquired branches for a period of two years.

The evaluation resulted in the identification of a core deposit intangible valued at $1,700 with a weighted average life of nine years. The financial consultant determined that it would not be appropriate to separately value the non-compete and location restriction agreements from the core deposit intangible. Accordingly, the value associated with these agreements is included in the core deposit intangible. The excess of the fair value of the liabilities over the fair value of the tangible and identified core deposit intangible asset acquired in the branch purchases constitutes an unidentifiable intangible asset in 2001. In adopting Statement of Financial Accounting Standard No. 147, effective January 1, 2002, the Company determined that the branch acquisitions met the definition of a business combination. Accordingly, the remaining carrying amount of the unidentifiable intangible asset has been reclassified to goodwill.

The amortization associated with the core deposit intangible results in a reduction of $127 in net income, or approximately $0.02 per share, in 2002 and $95, or approximately $0.01 per share, in the nine-months ended September 30, 2003. Because Sun had amortized the entire intangible asset in 2001, the impact of the amortization of the core deposit intangible in accordance with the results of the evaluation was insignificant with respect to the 2001 financial statements. The reduction in net income associated with the amortization of the core deposit intangible is a non-cash expense. The aggregate amount of the amortization expense associated with the core deposit intangible in 2002 and 2003 is $254. Based on the immateriality of the amounts involved to the 2002 financial statements and each of the first three quarters of 2003, Sun recognized the entire amount during the fourth quarter of 2003.

Interest Earning Assets

Loans and Leases

Loans and leases represent Sun’s largest interest earning asset component and largest area of risk. Sun extends credit principally to customers in its core market areas of central and northeastern Pennsylvania. Sun’s lending activity focuses on three segments: commercial and industrial, residential mortgage, and consumer loans. Commercial credit products include demand notes, term notes, credit lines, equipment leasing, and real estate financing. Residential mortgage lending includes a variety of programs and terms consistent with the national and local markets, which are predominately set by the secondary market. Consumer loans consist of primarily home equity lines, term loans and direct and indirect vehicle financing. Sun prefers to lend predominately on a secured basis and loan officers are discouraged by senior management from processing unsecured loans . Because commercial and industrial loans are typically underwritten for higher dollar amounts, one or a series of poor loan or lease decisions could negatively impact the earnings and capital of SunBank. The increased credit risk is also the result of several other factors, including the mobility of collateral, the effects of general economic conditions and the increased difficulty of evaluating and monitoring these types of loans. In addition, unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income and which are secured by real property, the value of which tends to be more easily ascertainable, commercial and industrial loans typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on  the success of the business itself and the general economic environment. While management believes that SunBank has established adequate reserves for loan losses, a significant loss would necessitate a replenishment of the reserve, which would have a negative effect on earnings. To reduce the risk associated with any one loan, management has set the internal lending limit at $8,000, which is below the legal lending limit of $11,595. Management’s emphasis on credit quality and prudent underwriting standards have aided in reducing the risk in commercial and industrial loans. The result of this process is evidenced by the current commercial loan delinquency percentages which are below the overall SunBank’s percentage. Consumer loans, despite lower loan balances, present similar risks. Approval of these loans is subject to centralized underwriting policies in an effort to reduce the associated risks. The risks associated with long-term fixed rate residential mortgages have been greatly reduced as Sun sells most new residential mortgages within seven days of the loan closing. This allows Sun to reduce the credit and interest rate risks associated with residential mortgages, but allows Sun to provide a needed product and service to its customers. To reduce the level of risk associated with all loans, Sun’s loan officers are held to strict underwriting standards.

All categories of loans also carry interest rate risk. In a declining rate environment, for example, higher rate fixed rate loans will prepay causing a decline in the aggregate yield on loans. The potential exists for the decline in aggregate yield to outpace the decline in Sun’s cost of funds. Sun has entered into $100,000 notional amount in interest rate swaps involving the cost of funds in an attempt to stabilize the volatility in interest income caused by rate changes.

Net total loans and leases increased $69,828 to $672,223 at December 31, 2003, from $602,395 at December 31, 2002 and $515,520 at December 31, 2001, which represents 11.6% growth from 2002 and 30.40% from 2001. The largest increases occurred in the commercial and industrial loans and in auto leasing portfolios, which reflected execution of Sun’s strategic plan to grow those portfolios. Real estate — mortgage loans have decreased as Sun sells most new residential mortgages within seven days of the loan closing while the existing residential mortgage portfolio is naturally reduced due to principal payments. Management believes the loan portfolio is adequately diversified. No commercial credit concentration exceeds 50% of SunBank’s Tier 1 capital.

The following table identifies the loan and lease portfolio composition, net of unearned income, unamortized premiums and discounts on purchased loans, deferred loan and lease fees, and the ALLL, for the five years ended December 31:

(In Thousands)	2003	2002	2001	2000	1999
Real estate — Mortgage (1)	$373,068	$404,350	$377,045	$203,371	$178,876
Real estate — Construction	32,157	17,721	6,893	5,340	3,318
Agricultural	268	138	503	617	1,059
Commercial and industrial	96,028	54,624	34,914	117,096	114,193
Consumer	98,193	85,920	93,200	86,123	85,255
Lease — Auto	80,582	48,574	8,489	—	—
Lease — Equipment	9,404	4,955	2,287	—	—
Other	321	328	1,619	54	104
Deferred fees and unearned income on loans	(10,541)	(7,945)	(3,089)	(538)	(955)
Unamortized net premium (discount) on purchased loans	497	(64)	(137)	(214)	(508)
ALLL	(7,754)	(6,206)	(6,204)	(5,074)	(3,857)
Total loans and leases, net	$672,223	$602,395	$515,520	$406,775	$377,485

(1) The real estate – mortgage category includes all residential and commercial and industrial real estate collateralized loans.

The following tables report gross loan balances by contractual maturities for agricultural, commercial and industrial and real estate — construction loans, and interest rate repricing for agricultural, commercial and industrial, and real estate — construction loans at December 31, 2003.

(In Thousands)	Within One Year	After One But Within Five Years	After Five Years	Total
Agricultural, commercial and industrial	$64,570	$22,248	$9,210	$96,028
Real estate — Construction	15,855	16,131	171	32,157
Total	$80,425	$38,379	$9,381	$128,185

	Interest Rate Sensitivity
(In Thousands)	Fixed Rate	Variable Rate	Total
Due within one year	$3,678	$76,949	$80,627
Due after one year	40,636	6,922	47,558
Total	$44,314	$83,871	$128,185

Credit Quality

Despite a continuance in adverse national economic developments, Sun’s credit quality remained healthy during 2003. During 2002 and into 2003, some banks began reporting credit difficulties and bank regulatory agencies cautioned that overall bank credit quality might be pressured. In contrast to industry trends, Sun’s credit quality remained solid and loan and lease demand continued to be strong during this period of economic downturn. Net loans and leases grew $69,828, or 11.6%, to $672,223 from $602,395 at December 31, 2002 and $515,520 at December 31, 2001. While net loans and leases increased substantially, past due and nonperforming loans and leases remained stable as a percentage of total loans. At December 31,2003, past due and nonperforming loans and leases totaled $8,435, or 1.25% of net loans and leases compared to $7,695, or 1.28% of net loans and leases as of December 31, 2002. The increase in past due and nonperforming loans and leases is primarily due to the growth in the leasing portfolio as leases past due 30 to 89 days totaled $1,101 or 87.31% of the growth in past due and nonperforming loans and leases.

Sun primarily extends credit on a secured basis, and management closely evaluates collateral both prior to extending credit and periodically thereafter. Sun’s credit evaluation process includes the use of a matrix approval system. The matrix approval system is designed to produce a consistent credit-scoring process tailored for each loan segment, to enable loan officers to carefully evaluate each borrower’s credit risk. Risk-based pricing enables management to price loans according to each borrower’s unique risk characteristics. While efforts in this area have been successful, management continues to seek improvement.

In addition to the focused review of each credit application, Sun’s loan quality committee meets regularly to concentrate exclusively on potential credit issues. This senior level management committee also includes representatives from the Board of Directors. Larger loans are presented directly to the Board of Directors for consideration.

Sun’s formal loan review process provides management with independent credit assessment. Equally important, however, is management’s use of these reviews to evaluate internal loan review effectiveness. Sun believes its loan review program provides adequate coverage and independent analysis for management’s credit quality assessments.

Past due and nonperforming loans and leases include past due, nonaccrual, and restructured loans and leases. Sun places loans and leases on nonaccrual status when management concludes that collection of interest income appears doubtful, or when the loan or lease reaches 90 days past due (unless well-secured and in the process of collection). Interest on loans classified as nonaccrual is recognized as it is received. Restructured loans have terms renegotiated to reduce or defer interest or principal.

Nonaccrual, past due, and restructured loans and leases for the five years ended December 31, 2003:

(In Thousands)	2003	2002	2001	2000	1999
Loans past due 30 to 89 days
Real estate — mortgage (1)	$1,455	$1,764	$1,539	$1,440	$2,208
Real estate — commercial (1)	202	480	244	570	394
Commercial and industrial	341	384	880	200	349
Consumer	789	1,034	857	975	2,003
Lease (2)	1,101	521	—	—	—
Total loans past due 30 to 89 days	3,888	4,183	3,520	3,185	4,954

Loans past due 90 days or more
Real estate — mortgage (1)	532	150	402	994	378
Real estate — commercial (1)	86	73	49	69	122
Commercial and industrial	9	50	47	171	191
Consumer	149	42	62	195	324
Lease (2)	—	—	—	—	—
Total loans past due 90 days	776	315	560	1,429	1,015

Nonaccrual loans
Real estate — mortgage (1)	1,296	988	1,249	570	693
Real estate — commercial (1)	2,176	1,675	734	—	813
Commercial and industrial	—	18	659	244	365
Consumer	144	253	209	23	94
Lease (2)	—	—	—	—	—
Total nonaccrual loans	3,616	2,934	2,851	837	1,965

Restructured loans	155	263	358	368	320
Total past due and nonperforming loans	$8,435	$7,695	$7,289	$5,819	$8,254

(1) Real estate – mortgage and real estate – commercial include real estate construction loans, depending on the collateral classification.

(2) The lease category includes auto and equipment leases.

Total past due and nonperforming loans and leases above include “impaired” loans of approximately $2,746 at December 31, 2003, and $4,775 at December 31, 2002. In accordance with SFAS 114, a loan is considered impaired when, based on current information and events, it appears probable that all amounts due will not be collected according to the loan’s contractual terms. This category does not apply to large groups of smaller balance loans collectively evaluated for impairment, such as residential mortgage and consumer loans. Refer to the following for information on interest reported on the cash basis.

For Years Ended December 31,	2003	2002	2001
Lost interest income on nonaccrual loans	$376	$237	$322
Average investment in impaired loans	$8,423	$5,161	$4,977
Interest income recognized on impaired loans	$629	$387	$437

Allowance for Loan and Lease Losses

Sun maintains an Allowance for Loan and Lease Losses (ALLL) in an effort to provide a reserve for losses inherent in its loan and lease portfolio. Loan and lease losses are charged against the ALLL in the period in which they have been determined uncollectible. Recoveries of previously charged-off loans and leases are credited to the ALLL when received. Management believes the ALLL is adequate as of December 31,2003.

Sun’s methodology for calculating its ALLL consists of three components:

• specific allocations for loans deemed to have higher inherent risks;

• a general allocation, which varies for each type of loan within the portfolio; and

• qualitative factors as discussed below.

Specific reserves are established for loans of all types that management deems to be risk-rated as Other Assets Especially Mentioned (OAEM) or worse. The allocation based on specific risk-rated credits is calculated by applying a risk factor (from 3% to 100%) against the loan based on the severity of risk-rating. All loans are risk-rated; however, consumer loans and residential mortgages generally receive a favorable rating unless and until a history of delinquency becomes evident. Commercial loans are continuously reviewed and a specific reserve is allocated once a loan has fallen to OAEM status or worse.

Loans of all types for which there are no specific reserves are evaluated as a group. Management determines the general allocation by applying Sun’s charge-off rate for each type of loan based on the experience of the previous five complete years and the current partial year.

Management made further refinements to the methodology for calculating its ALLL in the first quarter of 2003 to expand the qualitative factors that allow for a more sophisticated assessment. As a result of these refinements, Sun enhanced its estimates to include consideration of additional qualitative factors reflective of economic conditions, management’s lending policies, the nature and volume of the loan portfolio changes, credit management, credit review, risk profile, classified assets, historic collection and charge-off practices, portfolio concentrations, and external factors such as competition, legal and regulatory requirements. These modifications provide a more comprehensive basis for quantifying risk as opposed to the factor utilized previously which was based primarily on management’s assessment of economic conditions and the impact on the various loan types.

Management’s decision to refine its methodology was driven largely by the results of improved credit underwriting processes and policies. Beginning in 1998, new senior loan management significantly revised loan policies and underwriting guidelines with the goal of reducing loan delinquencies and loss experience. As part of this effort, senior management attracted more expertise and loan officers with stronger lending qualifications. Management limited unsecured lending and introduced an enhanced loan review process and quality procedure, which included the implementation of risk-based pricing in the loan review process, all of which contributed to an improvement of quality in the loan portfolio. Sun also established a loan quality committee, comprised of members of senior management and representatives of the Board of Directors, who meet monthly, to be responsible for overseeing overall credit quality. Furthermore, management implemented a more efficient collection process with respect to delinquent loans. The benefits of a more prudent approach toward credit quality became evident during the third quarter of 2002.

Net losses were less than anticipated during 2002, despite the loss associated with a previously-reported fraud. In 2002, Sun began a process of refining its estimates that management utilized to assess economic conditions. Sun adjusted projected loss rates on certain loan categories within the portfolio during the fourth quarter of 2002, most notably the provision for indirect automobile loans. In the fourth quarter of 2002, Sun uncovered a fraud associated with its loan portfolio. The loss associated with the fraud was offset by the effects of improved credit experience. Accordingly, the combination of these events resulted in little change to the provision for 2002 as a result of the fraud. At the end of 2002, net charge-offs for the year (excluding the $1,046 charge-off associated with the fraud) were approximately $412, which represented a significant decrease from $942 in 2001 and $1,283 in 2000.

Management continued to closely monitor credit quality during 2003 in an effort to establish the reasonableness of the ALLL. The ALLL, as a percentage of total loans and leases, increased to 1.14% at December 31,2003 from 1.02% of total loans at December 31,2002. The increase was primarily due to a significant improvement in net charge-offs compared to 2002, an increase in the provision for loan and lease losses, and by adding to the ALLL the $693 reserve balance Sun obtained in connection with the acquisition of Steelton Bancorp during 2003. Changes in the composition of the loan and lease portfolio affected the allocation within ALLL. Most notably, commercial and industrial loans and real estate collateralized commercial loans, included within the real estate category, have become an increasing percentage of the overall loan portfolio as Sun has been selling new residential mortgages on the secondary market within seven days of closing. Accordingly, because commercial and industrial loans and real estate collateralized commercial loans are generally associated with a higher element of risk compared to residential mortgages, a higher percentage of the ALLL is directed toward commercial and industrial loans. Moreover, increases in auto leases have required a higher general allocation in the ALLL because of the associated anticipated higher loss rate. A continuation of this trend would serve to increase the ALLL at a faster rate than if all types of loans were increasing proportionately.

Sun’s ALLL reflects periodic provisions for loan and lease losses determined through the application of Sun’s ALLL methodology discussed above. The provision for loan and lease losses is the expense necessary to maintain the ALLL at a level necessary to encompass management’s best estimate of possible losses in the loan and lease portfolio. Management increased the provision for the loan and lease losses to $1,620 during 2003 compared to $1,460 in 2002, down slightly from $1,500 in 2001. The provision was increased in 2003 based on a larger loan portfolio, in part due to a merger with Steelton Bancorp, and due to the changing mix of loans within the portfolio as discussed above. The provision decreased slightly in 2002 despite Sun incurring a loss of approximately $1,046 net of recovery, due to the previously reported fraud that evidenced itself in the fourth quarter of 2002.

Determining the level of the allowance for possible loan and lease losses at any given period is difficult, particularly during deteriorating or uncertain economic periods. Management must make estimates using information and assumptions that are often subjective and changing rapidly. Management continues to review the loan and lease portfolios in light of a changing economy and the dynamics of the banking and regulatory environment.

Management cannot precisely quantify that amount due to many uncertainties, including future global, national, and local economic conditions and other factors. As a result, unforeseen developments may require management to increase the ALLL. Such developments could include changing economic conditions or negative developments with borrowers. In addition, bank regulators periodically assess Sun’s ALLL and may, consistent with examination guidelines and current information, require  an increased ALLL. As a result, any number of factors may materially change management’s analysis in the future.

The table bellows illustrates the allocation of the allowance for loan and lease losses and the activity within the reserve.

ALLL Allocation and ALLL Changes for the five years ended December 31:

	2003		2002		2001		2000		1999
(In Thousands)	Allowance	% of Total Loans	Allowance	% of Total Loans	Allowance	% of Total Loans	Allowance	% of Total Loans	Allowance	% of Total Loans
Real estate (1)	$3,049	39.32%	$1,107	17.84%	$2,357	37.99%	$1,870	36.85%	$844	47.59%
Commercial and industrial (2)	2,197	28.33%	2,849	45.91%	1,922	30.98%	1,990	39.22%	908	30.13%
Consumer (3)	2,508	32.35%	2,250	36.25%	1,925	31.03%	1,214	23.93%	2,105	22.28%
Total ALLL	$7,754	100.00%	$6,206	100.00%	$6,204	100.00%	$5,074	100.00%	$3,857	100.00%

(In Thousands)	2003	2002	2001	2000	1999
Balance, beginning of year	$6,206	$6,204	$5,074	$3,857	$3,327
Loans and leases charged off:
Real estate (1)	(617)	(231)	(303)	(223)	(389)
Commercial and industrial (2)	(99)	(1,140)	(321)	(618)	(169)
Consumer (3)	(729)	(542)	(659)	(712)	(1,048)
Total loans and leases charged off	(1,445)	(1,913)	(1,283)	(1,553)	(1,606)

Recoveries:
Real estate (1)	511	230	63	40	36
Commercial and industrial (2)	28	41	139	37	26
Consumer (3)	141	184	139	193	149
Total recoveries of loans and leases charged off	680	455	341	270	211
Net loans charged off	(765)	(1,458)	(942)	(1,283)	(1,395)
Provision for loan and lease losses	1,620	1,460	1,500	2,500	1,925
ALLL assumed upon acquisition of Steelton	693	—	—	—	—
ALLL assumed upon acquisition of Guaranty	—	—	572	—	—
Balance, end of year	$7,754	$6,206	$6,204	$5,074	$3,857

Ratios:
Net charge-offs to average loans	0.12%	0.25%	0.19%	0.32%	0.40%

ALLL to total loans at December 31	1.14%	1.02%	1.20%	1.23%	1.01%

ALLL to total nonperforming loans	170.53%	176.71%	164.61%	192.63%	116.88%

(1) The real estate category includes all real estate collateralized loans.

(2) Commercial and industrial includes equipment leases.

(3) Consumer loans include auto leases.

Investment Securities Available for Sale

Management’s investment portfolio strategy focuses on maximizing risk-adjusted returns through effective analysis of cash flows and embedded options related to prepayments of mortgage-backed securities. Generally, Sun does not take material credit risk in its investment securities portfolio as investments are concentrated in obligations of U.S. government agencies. Sun’s investment activities emphasize instruments with well structured cash flows, competitive returns, and moderate market risk. Through careful monitoring and transaction timing, management has successfully reduced the investment securities portfolio’s embedded market risk. Management intends to pursue further risk reduction strategies during 2004 whenever warranted. Included within Obligations of U.S. Government Agencies are $84,935 in amortized cost of mortgage pass-through securities with a fair value of $84,783. See Note 4 for additional information regarding the investment portfolio.

The following table reflects the contract maturities of investment securities available for sale as of December 31,2003:

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
(In Thousands)	Amortized Cost	Amortized Yield	Amortized Cost	Yield	Amortized Cost	Yield	Amortized Cost	Yield	Amortized Cost	Yield
Obligations of U.S. government agencies	$5	6.22%	$10,672	4.13%	$26,399	3.78%	$152,442	3.78%	$189,518	3.80%
Obligations of states and political subdivisions (1)	1,214	3.96%	2,917	4.26%	944	4.07%	12,579	4.86%	17,654	4.66%
Corporate	—	—	706	5.61%	—	—	500	9.25%	1,206	7.12%
Total	$1,219	3.97%	$14,295	4.23%	$27,343	3.79%	$165,521	3.88%	208,378	3.89%

Equity securities (2)									14,787
Total investment securities									$223,165	3.63%

(1) Tax – equivalent income is calculated using a 34% federal income tax rate.

(2) Equity securities have no stated maturity or dividend rate.

Funding

Deposits:

Sun’s total deposits increased $27,070, or 4.61%, to $614,550 at December 31, 2003, compared to $587,480 at December 31, 2002. Sun concentrates its deposit gathering efforts on core deposits to reduce the reliance on higher cost certificates of deposit and borrowed funds. Higher cost certificates of deposit and borrowed funds result in increased interest expense, decreased net interest income, and consequently a compression of the net interest margin. Sun considers only deposit accounts without stated maturities as core deposits. These transaction and savings products generally represent longer term, lower cost relationships. At December 31,2003, Sun had $339,320 in core deposits, an increase of $18,353, or 5.72%, from $320,967 at December 31,2002. This increase is largely the result of SunBank’s efforts in attracting non-interest-bearing demand deposits by focusing on its customer relationship programs, and deposits acquired in connection with the Steelton Bancorp acquisition.

The composition of total deposits for the years ended December 31,2003 and 2002 are as follows:

(In Thousands)

December 31,	2003	% of Total	% Change from Prior Year
Demand deposits	$69,640	11.33%	17.67%
NOW accounts	164,803	26.82	6.25
Insured Money Market Accounts	22,461	3.65	(24.70)
Savings deposits	82,416	13.41	7.25
Time Certificates of Deposit of $100,000 or more	57,637	9.38	23.60
Time deposits	217,593	35.41	(1.04)
Total deposits	$614,550	100.00%	4.61%

December 31,	2002	% of Total	% Change from Prior Year
Demand deposits	$59,181	10.07%	1.93%
NOW accounts	155,114	26.40	6.00
Insured Money Market Accounts	29,827	5.08	65.17
Savings deposits	76,845	13.08	9.12
Time Certificates of Deposit of $100,000 or more	46,630	7.94	(5.77)
Time deposits	219,883	37.43	(5.02)
Total deposits	$587,480	100.00%	2.37%

The following table reflects certificates of deposit and other time deposits and their remaining maturities as of December 31, 2003:

(In Thousands)

Years Ending December 31:
2004	$160,187
2005	49,445
2006	30,579
2007	26,657
2008	8,362
Thereafter	—
Total	$275,230

The totals above include certificates of deposit and other time deposits issued in amounts of $100,000 or more. These deposits and their remaining maturities, at December 31,2003 were:

(In Thousands)

December 31,	2003
Three months or less	$20,487
Three through six months	12,818
Six through twelve months	8,515
Over twelve months	15,817
Total	$57,637

Interest on deposits of $100,000 or more amounted to approximately $2,063 in 2003, $2,087 in 2002 and $3,179 in 2001.

Other Funding:

Sun continued using borrowed funds to supplement deposits during 2003. At December 31, 2003, the  $225,595 in FHLB term advances were fixed, convertible to variable, rate advances that mature between 2008 and 2013.  In addition to the term borrowings, Sun also had short-term borrowings of $37,570 with the FHLB at December 31, 2003, which were used to fund normal operations. Refer to Note 12, Borrowed Funds, for additional information on Sun’s borrowings.

FHLB advances are collateralized by pledged investment securities (U.S. government agency debt) and residential and commercial real estate loans. Other funding sources include deposit customers’ cash management accounts (classified as securities sold under agreements to repurchase), the Treasury Tax and Loan Note Option, repurchase agreements and lines of credit with correspondent banks. Sun continually monitors its borrowed funds positions and market conditions in order to maintain an effective funding structure. When appropriate, Sun may take future action to modify its borrowed funds structure.

Net Interest Income and Net Interest Margin

Net interest income, the difference between interest income and interest expense, is the largest component of Sun’s earnings. The net interest margin (NIM) measures the difference between the interest earning assets yield and the aggregate funding cost. The NIM is calculated as taxable equivalent net interest income divided by average interest earning assets.

NIM narrowed by 34 basis points to 2.70% or 2003 compared to 3.04% for 2002 and 3.12% for 2001. The compression resulted principally from the prepayment of loans and investments, caused by the rate reductions by the Federal Reserve, and their reinvestment rates decreasing faster than the decline in deposit rates over the past two years.

Net interest income was $23,274 for 2003, compared with $24,895 for 2002 and $23,735 for 2001. On a taxable equivalent basis, net interest income decreased $1,717 to $24,196 for 2003 versus $25,913 for 2002, which had declined $360 from $26,273 for 2001. The decline in net interest income from 2002 to 2003 and also, from 2001 to 2002 was primarily the result of the volume of prepayments from the loan and investment portfolio and these funds being reinvested in lower coupon instruments. While the higher coupon assets have been prepaying, Sun has been lowering its deposit rates significantly to keep pace with the rate reductions by the Federal Reserve. However, Sun has been unable to significantly lower the cost of its borrowing over the same time frame as the long-term FHLB advances carry significant prepayment penalties.

To alleviate the compression in the NIM and constrain the volatility in net interest income in an up or down interest rate environment, Sun has entered into $100 million in derivative contracts effective June 30, 2003. The contracts, which involve the Federal Home Loan Bank (FHLB) advances (other borrowings), increased net interest income by $774 (NIM by 9 basis points) for the year ended December 31, 2003. Embedded in the swap is an option to reverse the original swap (receive fixed-pay variable), at any time, to pay fixed-receive variable if the FHLB notifies SunBank that it is going to exercise the option to increase SunBank’s interest rate on the debt. Thus, in a rising rate environment, SunBank has locked in a fixed rate. Despite being able to lock in a fixed rate, an upward movement in the 90-day LIBOR rate will reduce the positive NIM impact of the swap and will cause a negative NIM impact during the period that 90-day LIBOR is above 2.65% and the point that the FHLB would reprice the debt. Readers are encouraged to refer to Note 10 for further information on hedging activities. Management continues to access strategic options to address the negative impact on the net interest margin presented by the FHLB advances.

Distribution of Assets, Liabilities, and Shareholders’ Equity

The following table provides additional information related to net interest income and presents the average daily balance composition and net interest income on a fully taxable equivalent basis:

	2003			2002			2001
(In Thousands)	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate

ASSETS
Interest-earning assets:
Interest-earning assets:
Interest-bearing deposits	$11,731	$125	1.07%	$17,195	$363	2.11%	$37,753	$1,345	3.56%
Loans (net of unearned income) (1) (2)	644,292	40,941	6.35	581,101	40,806	7.02	483,817	40,555	8.38
Investments:
Taxable (3)	221,083	7,958	3.60	232,911	12,855	5.52	298,346	18,609	6.24
Tax exempt (3)	19,267	1,317	6.83	21,009	1,537	7.32	21,950	1,723	7.85
Total interest-earning assets	896,373	50,341	5.62%	852,216	55,561	6.52%	841,866	62,232	7.39%

Non-interest-earning assets:
Cash and due from banks	24,302			19,444			15,082
Bank premises and equipment	20,581			14,783			13,604
Intangible assets	29,564			22,924			18,000
Accrued interest and other assets	48,504			28,671			13,298

Less:
ALLL	(7,023)			(6,840)			(5,807)
Unamortized loan fees	317			122			10
Total assets	$1,012,618			$931,320			$896,053

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
NOW Accounts	$164,418	$1,166	0.71%	$151,004	$1,974	1.31%	$136,075	$3,285	2.41%
Insured Money Market Accounts	26,698	299	1.12	22,329	412	1.85	20,945	568	2.71
Savings deposits	84,717	596	0.70	76,656	1,200	1.57	63,090	1,241	1.97
Time deposits	288,822	9,305	3.22	275,373	11,147	4.05	291,327	16,070	5.52
Short-term borrowings	40,962	456	1.11	22,897	325	1.42	17,270	430	2.49
Subordinated debentures	19,255	1,845	9.58	20,083	1,892	9.42	16,051	1,578	9.83
Other borrowed funds	238,707	12,478	5.23	220,849	12,698	5.75	222,000	12,787	5.76
Total interest-bearing liabilities	863,579	26,145	3.03%	789,191	29,648	3.76%	766,758	35,959	4.69%

Non-interest-bearing liabilities and shareholders’ equity:
Demand deposits	62,717			57,310			57,478
Accrued interest and other liabilities	5,205			4,853			3,610
Shareholders’ equity	81,117			79,966			68,207
Total liabilities and shareholders’ equity	$1,012,618			$931,320			$896,053

Interest rate spread			2.59%			2.76%			2.70%

Net interest income/margin		$24,196	2.70%		$25,913	3.04%		$26,273	3.12%

(1)   Average loan balances include non-accrual loans and interest income includes fees on loans.

(2)   Yields on tax exempt loans and investments have been adjusted to a fully taxable equivalent basis using a 34% federal income tax rate.

(3)   Investment yields are calculated based on the amortized cost.

Volume and Rates

Changes in interest income and interest expense can result from variances in both volume and rates. The following table shows an analysis of the effect of volume and rate variances on taxable equivalent interest income, interest expense, and net interest income:

	2003 Compared to 2002 Increase (Decrease)			2002 Compared to 2001 Increase (Decrease)
(In Thousands)	Volume	Rate	Net	Volume	Rate	Net

Interest earned on:
Interest-bearing deposits	$(115)	$(123)	$(238)	$(733)	$(249)	$(982)
Loans	4,430	(4,295)	135	7,061	(6,810)	251
Investments:
Taxable	(652)	(4,245)	(4,897)	(4,077)	(1,677)	(5,754)
Tax exempt	(127)	(93)	(220)	(74)	(112)	(186)
Total interest-earning assets	3,536	(8,756)	(5,220)	2,177	(8,848)	(6,671)

Interest paid on:
NOW Accounts	176	(984)	(808)	359	(1,670)	(1,311)
Insured Money Market Accounts	81	(194)	(113)	38	(194)	(156)
Savings deposits	127	(731)	(604)	268	(309)	(41)
Time deposits	545	(2,387)	(1,842)	(879)	(4,044)	(4,923)
Short-term borrowings	257	(126)	131	140	(245)	(105)
Subordinated debentures	(78)	31	(47)	396	(82)	314
Other borrowed funds	1,027	(1,247)	(220)	(66)	(23)	(89)
Total interest-bearing liabilities	2,135	(5,638)	(3,503)	256	(6,567)	(6,311)
Net interest income	$1,401	$(3,118)	$(1,717)	$1,921	$(2,281)	$(360)

(1)   Income on tax exempt loans and investments have been adjusted to a fully taxable equivalent basis using a 34% federal income tax rate.

(2)   Loan fees are included within interest earned on loans.

(3)   Changes in interest income and interest expense attributable to the combined impact of both volume and rate were allocated in proportion to the absolute amount of change in each.

Income and Expense Changes

The table below presents the consolidated comparative changes in income and expense, and  it reflects changes in average asset and liability volumes. Tax exempt income is not shown on a tax equivalent basis.

	2003 Compared to 2002				2002 Compared to 2001
	Average $ Change	Volume % Change	Income/Expense		Average $Change	Volume % Change	Income/Expense
(In Thousands)			$ Change	% Change			$ Change	% Change
Loans, net	$63,191	10.87%	$157	0.39%	$84,337	17.43%	$1,707	4.42%
Investment securities	(13,570)	(5.34)	(5,043)	(36.36)	(66,376)	(20.72)	(5,876)	(29.76)
Interest-bearing deposits	(5,464)	(31.78)	(238)	(65.56)	(20,558)	(54.45)	(982)	(73.01)
Total interest-earning assets	$44,157	5.18%	$(5,124)	(9.39)%	$(2,597)	(0.31)%	$(5,151)	(8.63)%

NOW Accounts	$13,414	8.88%	$(808)	(40.93)%	$14,929	10.97%	$(1,311)	(39.91)%
Insured Money Market Accounts	4,369	19.57	(113)	(27.43)	1,384	6.61	(156)	(27.46)
Savings deposits	8,061	10.52	(604)	(50.33)	13,566	21.50	(41)	(3.30)
Time deposits	13,449	4.88	(1,842)	(16.52)	(15,954)	(5.48)	(4,923)	(30.63)
Short-term borrowings	18,065	78.90	131	40.31	5,627	32.58	(105)	(24.42)
Subordinated debentures	(828)	(4.12)	(47)	(2.48)	4,032	25.12	314	19.90
Other borrowed funds	17,858	8.09	(220)	(1.73)	(1,151)	(0.52)	(89)	(0.70)
Total interest-bearing liabilities	$74,388	9.43%	$(3,503)	(11.82)%	$22,433	2.93%	$(6,311)	(17.55)%

Net interest income			$(1,621)	(6.51)%			$1,160	4.89%
Provision for loan and lease losses			160	10.96			(40)	(2.67)
Net interest income after provision for loan and lease losses			(1,781)	(7.60)			1,200	5.40
Service charges on deposit accounts			1,053	34.63			1,138	59.80
Trust income			(33)	(4.35)			14	1.88
Net securities gains			2,578	418.51			(228)	(27.01)
Income from Investment sales			(29)	(7.14)			97	31.39
Bank-owned life insurance			551	76.53			720	100.00
Insurance subsidiary			1,180	1,532.47			(106)	(57.92)
Net gain on sale of loans			142	55.69			125	96.15
Leasing fees			1,089	—			—	—
Other income			1,031	129.85			292	58.17
Gain on sale of branches			—	—			(4,892)	(100.00)
Total other operating income			7,562	113.41			(2,840)	(29.87)

Salaries and employee benefits			1,269	10.75			2,120	21.90
Net occupancy expenses			275	25.39			88	8.84
Furniture and equipment expenses			429	23.97			45	2.58
Pennsylvania shares tax			(173)	(21.63)			101	14.45
Amortization of intangibles			531	—			(1,567)	(100.00)
Other expenses			3,540	49.52			1,786	33.30
Total other operating expense			5,871	25.95			2,573	12.83

Income before income tax provision			(90)	(1.20)			(4,213)	(36.03)
Income tax provision			(202)	(18.97)			(2,279)	(68.15)
Net income			$112	1.75%			$(1,934)	(23.16)%

Non-Interest Income

Non-interest income, excluding net securities gains, increased $4,984 or 82.35%, from 2002 to 2003, as compared to an increase of 60.45%, from 2001 to 2002, when excluding net securities gains and gain on the sale of branches in 2001. The increase from 2002 to 2003 is the result of several items, including the acquisitions of Mid-Penn Insurance and Bank Capital, which accounted for the increases in income from the insurance subsidiary and leasing fees, respectively. In addition, the full year impact of a $15,000 BOLI policy purchased in October 2002 increased non-interest income by $551. An increase of $1,053 in service charges on deposits accounted for the majority of the remaining increase.

Service charges on deposit accounts demonstrated continued growth to $4,094 or 34.63% from 2002 to 2003 as compared to an increase of 59.80% from 2001 to 2002. This growth resulted from the continued expansion of an overdraft honor program, increased transaction account fee income, and increased ATM usage fees. Trust income decreased 4.35% during 2003 from 2002 due to fluctuations in the investment market which caused the fair market value of the accounts to remain stable coupled with the movement of certain trust customers to non-trust products within the organization that would better serve the customers’ objectives. The fair market value of trust assets has a direct impact on fees generated. Gains on loan sales increased $142 from 2002 to 2003 as Sun sold a pool of SBA guaranteed loans during 2003. Other income increased $1,031 or 129.85%, from  2002 to 2003 as a result of increased miscellaneous income, debit  card transaction fees, non-yield related loan fees and rental income from operating leases.

The following is a summary of changes in non-interest income for the years ended December 31:

(In Thousands)	2003	% Change	2002	% Change	2001

Service charges on deposit accounts	$4,094	34.63%	$3,041	59.80%	$1,903
Trust income	726	(4.35)	759	1.88	745
Net securities gains	3,194	418.51	616	(27.01)	844
Income from investment sales	377	(7.14)	406	31.39	309
Bank-owned life insurance	1,271	76.53	720	100.00	—
Insurance subsidiary	1,257	1,532.47	77	(57.92)	183
Net gain on sale of loans	397	55.69	255	96.15	130
Leasing fees	1,089	N/A	—	0.00	—
Other income	1,825	129.85	794	58.17	502
Gain on sale of branches	—	N/A	—	(100.00)	4,892
Total non-interest income	$14,230	113.41%	$6,668	(29.87)%	$9,508

Non-Interest Expenses

Non-interest expenses increased $5,871 or 25.95%, from 2002 to 2003 compared to an increase of 12.83% from 2001 to 2002. Costs associated with outsourcing operational processing of daily transactions and reports, certain support functions and the acquisitions of Bank Capital, Mid-Penn Insurance and Steelton Bancorp are the principal components of this increase from 2002 to 2003. Salaries and employee benefits increased $1,269 or 10.75%, from 2002 to 2003, primarily attributable to an increase in the number of employees resulting from the acquisitions completed during 2003. Occupancy and furniture and equipment expenses increased due to the acquisitions in addition to infrastructure improvements. Other expenses increased $3,540 from 2002 to 2003 due to costs associated with acquisitions in 2003, outsourcing operational processing of daily transactions and reports, certain support functions, increases in consulting fees and general business expenses. Amortization of intangibles increased $531 due to amortization of the intangibles acquired in 2003, as well as the effect of the amortization associated with a core deposit intangible in 2002 and 2003, which Sun recognized during the fourth quarter of 2003. The amortization associated with this intangible is $193 per year with the amortization for prior years and 2003 being expensed during 2003.

Changes in non-interest expense for the years ended December 31 are presented below:

(In Thousands)	2003	% Change	2002	% Change	2001

Salaries and employee benefits	$13,069	10.75%	$11,800	21.90%	$9,680
Net occupancy expenses	1,358	25.39	1,083	8.84	995
Furniture and equipment expenses	2,219	23.97	1,790	2.58	1,745
Pennsylvania shares tax	627	(21.63)	800	14.45	699
Amortization of intangibles	531	N/A	—	(100.00)	1,567
Other expenses	10,689	49.52	7,149	33.30	5,363
Total non-interest expenses	$28,493	25.95%	$22,622	12.83%	$20,049

Contractual Obligations

The following table presents certain contractual obligations regarding lease payments on branches and debt maturities.

(In Thousands)

December 31,2003	Less Than 1 Year	1-3 Years	4-5 Years	Over 5 Years	Total

Long-term debt	$—	$10,299	$29,600	$200,188	$240,087
Subordinated debt	789	1,578	—	16,500	18,867
Operating leases	167	158	—	—	325
Outsourcing of daily processing and certain support services	1,501	2,802	569	—	4,872
Total	$2,457	$14,837	$30,169	$216,688	$264,151

Liquidity

Management must ensure sufficient liquidity to meet current and future business needs, including customer cash withdrawals and loan fundings. In addition, management must maintain additional contingency liquidity sources to meet unexpected needs.

Sun’s liquidity depends on its ability to acquire funds or convert assets to cash without material loss. Sun’s primary liquidity sources include regular principal and interest payments on loans and securities, short-term securities, and normal deposit funding. Supplemental liquidity sources include longer-term securities, lines of credit, other borrowing sources, and additional sources for new deposits. Notably, management does not consider cash and due from banks amounts to be liquidity sources. Those amounts are typically needed by banks for daily operations.

At December 31, 2003, Sun’s maximum borrowing capacity at the FHLB was $265,600 and $315,206 at December 31, 2002 with $263,165 and $220,000 outstanding, respectively. Sun also maintains lines of credit with other financial institutions of $23,000, which were not in use at December 31, 2003.

Market Risk

For Sun, market risk results predominantly from interest rate risk and equity price risk. Although Sun’s market risks may change in the future, management currently focuses its risk management efforts on those two components.

Interest Rate Risk (IRR)

IRR represents potential current or future earnings and capital volatility due to interest rate changes. Interest rate fluctuations affect earnings by changing net interest income and other interest-sensitive income, as well as certain expense levels. Interest rate changes affect capital by altering the banks’ economic value of equity (EVE). EVE represents the net present value of all asset, liability, and off-balance sheet cash flows. Interest rate fluctuations change the present values of those cash flows.

As financial intermediaries, banks cannot completely avoid IRR. However, excessive IRR can threaten earnings, capital, liquidity, and solvency. IRR has many components, including repricing risk, basis risk, yield curve risk, option risk, and price risk. Sun’s primary, but not sole, IRR source is balance sheet optionality from residential mortgages and mortgage-backed securities. Those assets may prepay principal at changing speeds depending on interest rate levels and other factors beyond management’s control. When prepayments occur, management must reinvest those cash flows at current market rates in loans or securities. Thus, future interest levels and paths may negatively or positively affect Sun’s net interest income.

Management seeks to minimize net interest income volatility by carefully measuring, monitoring, and controlling IRR. Management has implemented a comprehensive market risk management program to measure, monitor, and control risk. Market risk can result in fluctuating net interest income due to interest rate and other economic changes. Using simulation models, management can measure market risk by forecasting net interest income volatility under various interest rate scenarios. However, these models depend on many significant assumptions that may not accurately reflect future conditions.

Rate Shock Forecast for next fiscal year at December 31, 2003 and 2002:

The following is a summary of the impact in Sun’s net interest income, based on simulation model results:

	Parallel rate shock in basis points (bp)
(In Thousands)	-200bp	-100bp	0bp	+100bp	+200bp
December 2003

Net Interest income:	$15,099	$19,695	$21,947	$22,520	$22,561
Change from flat:	(31.21)%	(10.26)%	0.00%	2.61%	2.80%

December 2002

Net Interest income:	$21,632	$22,837	$25,738	$27,118	$28,588
Change from flat:	(15.95)%	(7.39)%	0.00%	5.36%	11.07%

Major rate shock forecast assumptions:

• Floors were set at 0% to eliminate potential negative interest rates.

• Investment analytics from a third party.

• Loan maturities/repricing are derived from the individual loan characteristics and industry standard prepayment tables are applied.

• To determine a discount rate for loans, investments and CDs, a spread was applied to the Treasury Curve or key rate to reflect current market yields.

• Demand Deposits, Savings, NOW, and Money Market Accounts are presented at carrying value less a core deposit premium. The premium for each interest rate scenario is calculated using asset/liability pricing tables provided by the Office of Thrift Supervision (OTS) from the U.S. Treasury. The OTS provides separate tables for each type of interest-bearing deposit account with non-contractual maturities as well as demand deposits.

• Repricing rates for Savings, Clubs, and NOW Accounts are adjusted to reflect a 25 basis point shift for every 100 basis point market shock. In addition, Money Market Account repricing rates shift 40 basis points for every 100 basis point shock.

• Time deposits modeled from characteristics of each time deposit.

• Debt modeling is derived from the contractual obligations.

To minimize interest income volatility, on June 30, 2003, management entered into four pay-variable receive-fixed interest rate swaps of $100,000 in total notional amount to hedge changes in the fair value of certain FHLB long-term borrowings (other borrowed funds). The swaps also contain an embedded option to reverse the swap to pay-fixed receive-variable in the event that the FHLB long-term borrowings reprice and become variable rate. The exercise of the option would effectively fix the rate Sun pays on the borrowings at approximately the original coupon and would reduce the net interest income volatility caused in an increasing interest rate environment. Management includes all components of each derivatives, gain or loss in the assessment of hedge effectiveness. Management recognizes the change in fair value of the hedge and associated borrowings through the income statement. For the year ended December 31,2003, there was a change of $5,156in value recognized in the hedge or associated borrowing. The following is a summary of Sun’s fair values hedges:

December 31, 2003	Notional Amount	Asset	Liability	Weighted Average
				Receive Rate	Pay Rate	Life (Years)

Fair Value Hedges:
Receive fixed — pay variable interest rate swaps	$100,000	—	$5,156	2.65%	1.13%	6.3

Equity Securities Risk

Sun’s equity securities consist of marketable equities and restricted stock. Marketable equities consist entirely of common stock of bank and financial holding companies. Because Federal Home Loan Bank stock is redeemable at par, management carries it at cost and periodically evaluates the stock for impairment. Possible impairment factors include potential dramatic changes to the housing and residential mortgage industry or the related regulatory environment. Management currently does not believe any factors exist to suggest potential impairment.

Bank and financial holding company stocks are subject to general industry risks, including competition from non-bank entities, credit risk, interest rate risk, and other factors. Individual stocks could suffer price decreases due to circumstances at specific banks. In addition, Sun’s bank stock investments are concentrated in Pennsylvania entities, so these investments could decline in value if there were a downturn in the state’s economy.

(In Thousands)

December 31, 2003	Book Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Banks and bank and financial holding companies	$330	$—	$—	$330
FHLB stock	14,457	—	—	14,457
Non-bank companies	—	—	—	—
Total	$14,787	$—	$—	$14,787

December 31, 2002	Book Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Banks and bank and financial holding companies	$3,024	$136	$(293)	$2,867
FHLB stock	12,012	—	—	12,012
Non-bank companies	87	—	(22)	65
Total	$15,123	$136	$(315)	$14,944

Capital Adequacy

Sun and SunBank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements could prompt regulatory action that, if undertaken, might materially affect Sun’s financial statements. Under regulatory capital adequacy guidelines, Sun and SunBank must meet specific capital requirements involving quantitative measures of assets, liabilities, and certain off-balance sheet items (calculated using regulatory accounting practices). All related factors are subject to qualitative judgments by the regulators.

Sun is currently, and has been in the past, designated as a well-capitalized institution. Shareholders’ equity increased $2,065 to $79,182, at December 31, 2003, from $81,247 at December 31,2002. Changes in unrealized gains or losses, net of taxes, on securities available for sale are reported as accumulated other comprehensive income within shareholders’ equity. Sun had unrealized gains, net of tax, of $29 at December 31,2003, and unrealized gains, net of tax, of $3,578 at December 31, 2002, which provided for the decline in shareholder equity. Sun paid cash dividends of $5,097 and $4,614 during 2003 and 2002, respectively. Management is not aware of any events or regulatory restrictions that would have a material effect on Sun’s capital adequacy.

Outlook

During 2003, Sun continued to execute on its strategy of building full customer relationships by providing trusted advice and solutions that include comprehensive financial services such as insurance, real estate settlement services, automobile and equipment leasing, retirement planning, wealth management, investment management, as well as traditional banking products such as loans and deposits.

Through its execution of this strategy, Sun increased loans by 12%, total deposits increased by 5% with core deposits increasing by 6%, and fee income increased by 76%. Our new partners in Mid-Penn Insurance Associates and Bank Capital Services (our leasing affiliate) are contributing to the increased fee income. In addition, our courtesy overdraft honor program, enhanced cash management programs and retail investment sales are contributing to our continued non-interest income growth. As we complete the acquisition of Sentry Trust Company, we expect that our fee income growth will be sustained in 2004.

The composition of the loan portfolio continues to evolve as Sun now sells virtually all residential mortgages in the secondary market and is focused on commercial loan growth. As expected, the percentage of residential mortgages in the loan portfolio continues to decline while the percentage of commercial loans is increasing. This trend will continue in 2004.

In addition, Sun remains focused on growing low-cost, stable core deposits, i.e., non-maturing deposits.

In 2003, we completed our acquisition of Steelton Bancorp, Inc., which marked our entry into the Capital Region (Harrisburg area). This acquisition has been a positive for Sun and has presented significant commercial opportunities relative to loans, leasing, insurance, etc. This geographic diversification has been positive as we entered a market that has proven to be more recession-proof, is experiencing population growth and has strong demographics. The region has also been disrupted by large bank mergers. In 2004, we will add a branch in this region as we look to capitalize on the opportunities that exist in the market.

We also plan to add a branch in the Wilkes-Barre market, which represents a tremendous opportunity. Luzerne County is a $4 billion deposit market, and Sun currently has less than 2% market share. The additional branch will increase our exposure in the market and provide an additional outlet for gathering deposits.

We remain confident that our relationship-focused approach to the market will differentiate us from our competitors, create high levels of customer satisfaction and loyalty, and lead to sustained success for the Sun organization.

Shareholder Information

Common Stock Market Prices and Dividends Per Share

The common stock of Sun Bancorp, Inc. is traded publicly on the NASDAQ national market system under the symbol SUBI. The high and low bid information does not include retail mark-ups or mark-downs or any commission to the broker-dealer.

	2003			2002
	Bid Information		Cash Dividends	Bid Information		Cash Dividends
Quarter Ended	High	Low	Paid	High	Low	Paid

March 31	$20.50	$18.02	$.1650	$18.05	$16.28	$.150

June 30	22.50	19.46	.1815	24.49	17.65	.165

September 30	22.30	17.75	.1815	23.98	21.85	.165

December 31	21.29	18.36	.1815	22.44	17.84	.165

Market Makers Include:

Janney Montgomery Scott, Inc.

Wolfe Plaza

309 N. Fifth Street, Suite C

Sunbury, PA 17801

1-800-831-2741

F.J. Morrissey & Co., Inc.

1700 Market Street, Suite 1420

Philadelphia, PA 19103

1-215-563-8500

Ferris, Baker, Watts

3100 Market Street

Camp Hill, PA 17011

1-717-737-5800

First Tennessee Securities Corp.

845 Crossover Lane

Memphis, TN 38117

1-800-456-5460

Legg Mason

The Stadium Office Park, Suite 201

330 Montage Mountain Road

Scranton, PA 18507

1-800-346-4346

Sandler O’Neill & Partners, LP

919 Third Avenue

Sixth Floor

New York, NY 10022

1-800-635-6860

Wachovia Securities

P.O. Box 1357

Richmond, VA 23218

1-800-627-8625

Keefe, Bruyette & Woods

787 7th Avenue, 8th Floor

New York, NY 10019

1-212-887-8950

Ryan, Beck & Co.

Millennium 1

20 Ash Street

Conshohocken, PA 19428

1-800-342-2325

Ferris, Baker, Watts

100 Light Street

Baltimore, MD 21202

1-410-659-4616

Herzog, Heine & Geduld, Inc.

2 Penn Center, Suite 1708

Philadelphia, PA 19102

1-215-972-0813

Boenning & Scattergood, Inc.

Four Tower Bridge

200 Barr Harbor Drive, Suite 300

West Conshohocken, PA 19428

1-800-883-8383

Spear, Leads & Kellog

1900 Market Street

Philadelphia, PA 19103

1-212-422-2405

Knight Securities

525 Washington Boulevard

Newport Tower

Jersey City, NJ 07310

1-800-544-7508

Goldman, Sachs & Company

10 Exchange Place

11th Floor

Jersey City, NJ 07302

1-212-902-1000

Availability of Form 10-K

Upon written request of any shareholder, a copy of the Corporation’s Annual Report on Form 10-K for its fiscal year ended December 31, 2003, including the financial statements, and schedules thereto required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-l under the Securities Exchange Act of 1934, as amended, may be obtained, without charge, from Shareholder Services, 155 North 15th Street, Lewisburg, PA 17837.

Information on Dividend Reinvestment Plan

A voluntary Dividend Reinvestment Plan is available to Sun shareholders. Participants may elect full dividend reinvestment and/or optional cash payments to purchase additional shares. Information about the plan may be obtained by contacting Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016-3572, Attn: Dividend Reinvestment Department,1-800-368-5948.

The Annual Report and other Company reports are also filed electronically through the Electronic Data Gathering Analysis and Retrieval System (EDGAR) which performs automated collection, validation, indexing, acceptance, and forwarding of submissions to the Securities and Exchange Commission (SEC) and is accessible by the public, using the Internet address http://www.sec.gov/edgarhp

The Annual Report, other Company reports, and news releases are available on Sun’s website at http://www.sunbankpa.com